Filed Pursuant to Rule 424(b)(5)
Registration No. 333-164035

Prospectus Supplement

(To Prospectus dated January 13, 2010)

6,700,000 Shares

Orbotech Ltd.

Ordinary Shares

We are offering 6,700,000 of our ordinary shares, NIS 0.14 Nominal (par) value each (our “ordinary shares”), in this public offering.

Our ordinary shares are listed on the NASDAQ Global Select Market (“Nasdaq”) under the symbol “ORBK”. The last reported sale price of our ordinary shares on May 24, 2011 was $12.89 per share.

Investing in our ordinary shares involves risk. Before buying any shares you should carefully read the section entitled “Risk Factors” beginning on page S-12 of this prospectus supplement and on page 9 of our Annual Report on Form 20-F filed with the Securities and Exchange Commission (the “SEC”) on February 24, 2011.

	Per Share	Total
Public offering price	$12.50	$83,750,000
Underwriting discount	$0.5625	$3,768,750
Proceeds, before expenses, to Orbotech Ltd.	$11.9375	$79,981,250

The underwriters may also purchase up to an additional 1,005,000 ordinary shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments, if any.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The ordinary shares will be ready for delivery on or about May 31, 2011.

Joint Book-Running Managers

JPMorgan	Barclays Capital

Senior Co-Manager

RBC Capital Markets

Co-Managers

Needham & Company, LLC	Oppenheimer & Co.

May 24, 2011

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About this prospectus supplement

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters. The second part, the prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to this offering. Generally, when we refer to the “prospectus”, we are referring to both parts of this document combined. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where You Can Find Additional Information” and “Incorporation by Reference”. To the extent the description of our securities in this prospectus supplement differs from the description of our securities in the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. The distribution of this prospectus and sale of these securities in certain jurisdictions may be restricted by law. Persons in possession of this prospectus supplement or the accompanying prospectus are required to inform themselves about and observe any such restrictions. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

Forward-looking statements

This prospectus supplement and the accompanying prospectus (and in the documents and statements incorporated by referenced herein) contain certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The disclosure and analysis set forth in this prospectus includes assumptions, expectations, projections, intentions and beliefs about future events in a number of places, particularly in relation to our operations, cash flows, financial position, plans, strategies, business prospects and strategies, changes and trends in our business and the markets in which we operate. These statements are intended as forward-looking statements. In some cases, predictive, future-tense or forward-looking words such as “believe”, “intend”, “anticipate”, “estimate”, “project”, “forecast”, “plan”, “potential”, “may”, “should” and “expect” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.

Forward-looking statements are made based on management’s expectations and beliefs concerning future events affecting Orbotech and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Many factors could cause the actual results to differ materially from those projected, including:

•	cyclicality in the industries in which the Company operates;

•	the Company’s production capacity;

•	timing and occurrence of product acceptance;

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•	worldwide economic conditions generally, especially in the industries in which the Company operates;

•	the timing and strength of product and service offerings by the Company and its competitors;

•	changes in business or pricing strategies;

•

changes in the prevailing political and regulatory framework in which the relevant parties operate or in economic or technological trends or conditions, including currency fluctuations, inflation and consumer confidence, on a global, regional or national basis;

•	the level of consumer demand for sophisticated devices such as smartphones, tablets and other electronic devices; and

•	other factors discussed in “Risk factors” in this prospectus (and in the “Risk Factors” described in our Annual Report on Form 20-F).

To date, there has not been any impact on the Company’s business as a result of the recent events in Japan, although there may be in the future, and the Company will continue to monitor this closely. As a result of all of the foregoing, the forward-looking events discussed in this prospectus supplement and the accompanying prospectus might not occur and our actual results may differ materially from those anticipated in the forward-looking statements. Accordingly, you should not unduly rely on any forward-looking statements. We undertake no obligation to update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events, a change in our views or expectations or otherwise. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

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Prospectus summary

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus and should be read together with the information contained in other parts of this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference, including the risk factors beginning on page S-12 of this prospectus supplement and on page 9 of our Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 24, 2011 (the “Annual Report on Form 20-F”). Unless otherwise indicated, references in this prospectus to “Orbotech”, the “Company”, “we”, “our”, “us”, or similar terms refer to Orbotech Ltd., its subsidiaries and consolidated entities. Before making your investment decision, you should carefully read the prospectus and the documents referred to in “Where You Can Find Additional Information” and “Incorporation by Reference” for information about us. Unless otherwise indicated, all references to currency amounts in this prospectus supplement and the accompanying prospectus are in U.S. dollars.

Our company

We are a leading global provider of yield-enhancing and production solutions for printed circuit boards (“PCBs”), which are used in virtually all electronic equipment, including smartphones, tablets and other mobile electronic devices, and for liquid crystal displays (“LCDs”) and touch screens. We design, develop, manufacture and market inspection, test, repair and production solutions, with PCB and flat panel display (“FPD”) manufacturers as our main customers. For over 30 years, we have built our global installed base of systems at customers which include leading PCB, as well as virtually all FPD, manufacturers, for whom our solutions are designed to optimize production yields, improve throughput and increase production process cost effectiveness.

We offer a technologically advanced end-to-end solutions portfolio to address yield management at various manufacturing stages for both PCBs and FPDs. Our products include automated optical inspection (“AOI”), automated optical repair (“AOR”), computer-aided manufacturing (“CAM”) and engineering solutions, imaging and production products for PCB manufacturing, as well as AOI, test, repair and process monitoring systems for FPD manufacturing. We also develop and market character recognition solutions, primarily to banks and other financial institutions, for use in check and forms processing. Additionally, we are engaged in the research and development of products for the deposition of anti-reflective coating on crystalline silicon photovoltaic wafers for solar energy panels. Approximately 47%, 50% and 3%, respectively, of our 2010 revenues and approximately 59%, 39% and 2%, respectively, of our revenues for the three months ended March 31, 2011 were derived from the sale of products and services in our PCB, FPD and character recognition businesses.

Recently, consumer end markets have been experiencing a fundamental shift in technology complexity, driven primarily by the proliferation of high-end mobile devices such as smartphones and tablets, as well as by the growing demand for large-size, internet enabled, three-dimensional LCD televisions. This shift has emphasized the importance of production quality because production is more challenging and there are increased costs of lower yields compared to less technologically advanced devices. We believe that approximately 23%, 42%, 18% and 17%, respectively, of our 2010 revenues were derived from sales of our products that were used by our customers in the manufacture of mobile phones and tablets; LCD televisions; automotive, communication, medical and other electronic devices; and personal computers.

We sell our solutions to PCB manufacturers globally, including first-tier electronics companies and, as of December 31, 2010, we had an installed base of over 9,000 PCB systems. Our FPD manufacturing customers include the major LCD manufacturers and, as of December 31, 2010, we had an installed base of over 1,400 FPD systems. Most of our PCB customers enter into service and maintenance agreements with us after the expiration of the warranty period with respect to our installed base of PCB products. In addition, we provide utilization-based service arrangements for our FPD customers. We believe our proximity to our customers, together with our large installed base of products and ongoing service arrangements, enable us to understand and address our customers’ rapidly changing technological and capacity needs. Approximately 23% of our 2010 revenues were derived from the service and support of our installed base of products.

We have long maintained our leadership position, with a specific focus on the high-end industry segments. For the past 30 years, we believe we have consistently been the first to market in most key technological cycles in the industries served by our products by continually investing in research and development and by working with our customers to understand their current and anticipated technological requirements. As of December 31, 2010, our intellectual property portfolio consisted of approximately 520 patents and patent applications worldwide. Our yield-enhancing and production solutions are designed to increase our customers’ production yields and significantly reduce their costs. We have also established a strong global footprint, which enables us to be close to our key customers to provide them with real-time support.

Industry background

We believe that the current trends in mobile devices and LCD television consumer products will drive the need for production, inspection, test and repair solutions that are able to address the cutting edge technology embedded in these types of electronic products. We believe that strong growth in key consumer end markets will drive the need for more advanced manufacturing combined with yield management capabilities to contain costs. We believe that this need will lead manufacturers to make significant capital investments in the near future. We believe the key growth elements are:

•	the increase in demand for smartphones, tablets, e-readers and other mobile connected devices that require high performance, high density PCBs; and

•

the increasing demand for high definition, larger-sized, more power efficient, low cost FPDs across a number of sectors, such as consumer electronics, communications, healthcare, government and industrial applications.

While PCB and FPD manufacturers create different products for diverse end-markets, they share similar production challenges in an increasingly competitive environment. Both continuously seek to increase yields and enhance the efficiency of their manufacturing processes, including by improving their manufacturing, inspection, testing and repair capabilities.

Printed circuit boards

Due to the recent proliferation of smartphones, tablets and other mobile devices, our customers have faced increased demand for more complex, multilayer and high density PCBs. For such complex boards, production yield drops dramatically as the number of likely defects increases, due ultimately to the increased sophistication, miniaturization and quality of these consumer end products. In 2010, due to the higher technological requirements, we believe the yield-rate for any-layer high density interconnect (“HDI”) was only 50-70% compared to yield rates of 80% or greater for non-any-layer HDI. These lower yields translate into increased time spent and materials consumed in production, leading to higher costs.

The success of smaller and more sophisticated electronic devices, such as smartphones and tablet PCs has been a key driver of this growth for the past years, and is projected to drive growth in the future as well. In September 2010, IDC projected that consumer and commercial global media tablet shipments will grow by a compound annual growth rate (“CAGR”) of 45% between 2010 and 2014 and, in December 2010, IDC projected that global smartphone shipments will grow by a CAGR of 24% and portable computer shipments will grow by a CAGR of 18% during the same period.

Flat panel displays

The growing demand for high definition and zero defect televisions requires FPD manufacturers to develop more complex panel designs and to implement tighter production process controls. The inspection of LCDs poses distinct technological challenges due to the transparent materials used for some conductors and insulators, their multilayered structure and high-density features and the fine nature of potential defects. LCD inspection, test and repair processes must also match the high production speeds of LCD facilities, a task made more challenging by the fact that LCD manufacturers have been utilizing larger substrate glasses for new generations of complex larger-sized displays.

Over recent years there has been a significant shift from cathode ray tube (“CRT”) screens to LCDs for use in computer monitors and other display devices. There has also been steady growth in sales of LCD television sets for home use as a percentage of the total number of televisions sold. We believe that the production of LCD televisions at electronics manufacturing services and original design manufacturers is projected to grow by a CAGR of 14% from 2010 to 2014. In addition, according to Frost & Sullivan, global three-dimensional television shipments are projected to grow from approximately three million units in 2010 to over 40 million units in 2014, reflecting a CAGR of 88%, as projected in its October 2010 issue of The Connected Home: Evolution of the Consumer Space.

FPD manufacturing is currently migrating to China, a move undertaken by PCB manufacturers over ten years ago, and both industries are at present substantially increasing production capacity in that country. We have an established commitment to the region with more than 15 years of operating history in China, strong relationships with local manufacturers in the region and approximately 300 employees in 16 offices in the region. According to the February 2011 issue of “The Printed Circuit Report”, published by Prismark, China’s global share in PCB manufacturing is expected to grow from approximately 34.6% in 2009 to more than 44% in 2015, with the total value of PCB production in China expected to grow at a 10.8% CAGR from 2010-2015.

Business opportunity

The significant growth in both the PCB and FPD industries, coupled with the increasing complexities faced by manufacturers in these industries, drives a fundamental demand for solutions that improve yields and reduce costs while maintaining the highest production quality. The growing complexity of PCBs has created a distinct need for effective capacity to produce high quality, multilayered HDI PCBs in large volumes and at the same time preserve high yield rates to ensure lower costs. The increasing size and sophistication of FPDs has also elevated production complexity and created a growing need for manufacturers to implement tighter production process controls and better panel designs. We believe manufacturers are looking for a comprehensive solution portfolio that addresses the critical elements of their production processes, from engineering to inspection, testing and repair. We believe that providers with a global presence will be the most effectively positioned to take advantage of these trends as emerging markets, such as China, experience significant growth in PCB and FPD production and demand.

The Orbotech solution

Our broad range of advanced and integrated inspection, test and repair technologies, applications insights and manufacturing capabilities provides our customers with differentiated, and in some cases, what we believe are ‘must have’ solutions that serve their critical requirements. For example, our FPD customers use our systems in the manufacturing ramp-up phase of new plants in order to identify production deficiencies in initial production runs to shorten lead times to capacity production and reduce costs. A new FPD fabrication plant typically takes about a year to construct, at a cost of between $2 and $4 billion, which we believe increases the importance of our systems to our customers in the ramp-up phase. We estimate that in a typical FPD fabrication plant, approximately 2.5% of such construction costs are allocated to yield-enhancement products of the type we sell. Our global presence ensures that we are in relatively close proximity to our customers, which allows us to provide them with ongoing services and support on a real time basis. Through these services and our in-person contacts with our customers, we believe we are able to hone our understanding of our customers’ current and future production requirements. We are then able to design solutions optimized to their needs and that are becoming an increasingly important part of their product design and manufacturing processes.

Our competitive strengths

We believe our key competitive strengths include:

Leadership position.    We have the largest installed base in our key PCB and FPB products and our installed base continues to grow. Our industry-leading position is further driven by rapid growth in the high end elements of the electronics industry, where we continue to focus our efforts. Given the embedded nature of our solutions in the manufacturing of our customers’ products, we believe that our advanced technology, high performance, broad solutions portfolio and global footprint, as well as the lack of other available end-to-end solutions, provides us with a strong competitive advantage. Our large installed base of products provides us with a stable source of revenue from services we provide to our customers. These services also allow us to enhance our customer relationships and provide us with an opportunity to understand our customers’ existing and anticipated technological and capacity needs on a real-time basis.

Technological innovation.    For over 30 years, we believe we have consistently been first to market in most key technological cycles by continually investing in research and development. The majority of our 2010 annual revenues from product sales was derived from products introduced since the beginning of 2009, which we believe reflects the success of our ongoing efforts to innovate. Our technological creativity enables us to sustain our strong competitive position and remain at the forefront of each industry we serve.

Industry-leading solution portfolio.    We believe that our broad solution portfolio is unmatched in terms of performance, technical capability, defect detection, accuracy, speed and quality assurance, allowing for increased production yields and significant cost-savings. We are the only provider of certain of the solutions that we offer and we believe that we have the broadest end-to-end yield management solutions portfolio for both PCB and FPD manufacturing.

Global presence with strong foothold in growing markets.    We have established a strong global footprint with a solid and growing customer base, which includes most PCB and virtually all FPD manufacturers in the world. Our global organizational infrastructure includes local management, customer service support, sales, operations and engineering, enabling us to maintain ongoing contact with our key customers. In 2010, 92% of our total annual revenues came from outside North America, including 31% from Korea, 25% from China, 20% from Taiwan and 11% from Japan. For the three months ended March 31, 2011, 92% of our total revenues also came from outside North America, including 17% from Korea, 44% from China, 15% from Taiwan and 9% from Japan.

Our strategy

The key elements of our growth strategy are to:

Maintain our technological leadership.    We will continue to invest to preserve our technological leadership, anticipate technological trends and provide innovative solutions through continued research and development through economic cycles. We believe our geographic proximity and our ongoing contact with our customers through our service organization enhances our ability to maintain our technological leadership because of our ability to understand customers’ technological needs on a real-time basis.

Enhance and extend our existing product offering.    We will enhance our current product offerings and develop new generations of cutting-edge solutions in order to meet the existing and anticipated needs of our customers as their products and manufacturing processes become increasingly complex. A recent example is our ultraviolet laser drilling system, a new production tool used to generate the interconnection between different layers in HDI PCBs.

Expand use of our core technologies.    We plan to utilize our core competencies in machine vision, electro-optics, precision mechanics, artificial intelligence and imaging technologies, to reach additional customers in existing and new industries and expand into new applications.

Leverage our global footprint.    We believe our extensive worldwide marketing and distribution organization and customer support network will allow us to capture an increasing share of growing geographic regional markets. As of December 31, 2010, we had approximately 150 employees dedicated to our global sales and marketing efforts and 557 employees in over 35 locations providing customer support and services.

Grow through complementary acquisitions.    We intend to continue to pursue acquisitions to expand our product offerings to our existing PCB and FPD customers, enter new industries and broaden and develop our character recognition, artificial intelligence and related forms processing software platform. For example, in 2008, we completed our acquisition of Photon Dynamics, Inc. (“PDI”), through which we expanded our product offering to FPD manufacturers and gained an interest in technologies applicable in the solar industry.

Corporate information

We were incorporated in Israel, as a company limited by shares, on February 8, 1981 under the name “Optrotech Ltd.” pursuant to the provisions of the then current Israeli Companies Ordinance. On August 9, 1984, we made an initial public offering of our ordinary shares in the United States.

Effective as of October 27, 1992, we acquired all the ordinary shares of Orbot Systems Ltd. (“Orbot”), a private Israeli company which was engaged primarily in the design, development, manufacture and marketing of AOI systems for use in the manufacture of PCBs, and subsequently merged with Orbot, with Orbotech Ltd. as the surviving entity (the “Merger”). In connection with the Merger, we changed our name to Orbotech Ltd. on October 27, 1992. The Merger was approved by the Tel Aviv-Jaffa District Court effective as of January 1, 1993.

Our corporate headquarters, executive and registered offices and principal research and development, engineering and manufacturing facilities are located at Sanhedrin Boulevard, North Industrial Zone, Yavne, Israel. Our postal address and our telephone and facsimile numbers at that facility are P. O. Box 215, Yavne 81101, Israel, +972-8-9423533 and +972-8-9438769, respectively. Our internet address is: www.orbotech.com, where our annual reports on Form 20-F, current reports on Form 6-K and certain other SEC filings made by, or which are relevant to, us may be accessed through the “SEC Filings” hyperlink contained in the “Investors” section. This website is not incorporated by reference in this prospectus and is included as an inactive textual reference only.

Recent developments

Appointment of New Chief Financial Officer

We have appointed Doron Abramovitch as our new Corporate Vice President and Chief Financial Officer. Mr. Abramovitch commenced work at the Company on May 1, 2011. Mr. Abramovitch is a certified public accountant and holds a bachelor’s degree in accounting and a master’s degree in business administration, both from Tel Aviv University. For more information about Mr. Abramovitch, see “Management”.

Generation 8 EVision Sales

On April 7, 2011, we announced that we received initial customer acceptances for our new Generation 8 EVision FPD-AOI system. Revenues from sales of these systems that were delivered by March 31, 2011, which were approximately $20 million in value, were recognized during the first quarter of 2011.

Best Vendor for 2010 Award

On March 10, 2011, we announced that we received the “Best Vendor for 2010” award from AU Optronics Corporation, a world-leading Taiwanese manufacturer of thin film transistor LCD panels. This award is based on internal scoring by AU Optronics Corporation’s manufacturing fabs and recognizes our commitment to superior support and technology leadership.

Solar Photovoltaic Manufacturing

On March 8, 2011, we announced receipt by our subsidiary, Orbotech LT Solar, LLC (“OLTS”) of the first order for its newly-developed product for the deposition of anti-reflective coating on crystalline silicon photovoltaic wafers for solar energy panels. Product acceptance by the customer is subject to the achievement of certain technical and performance-to-specification approvals by the customer. Because this is a beta site order, we will not recognize any revenue from this sale until broader commercialization. We plan to ship this beta site system in May 2011 and expect to recognize revenues in the first half of 2012.

The offering

Issuer	Orbotech Ltd., an Israeli company.

Ordinary shares offered to the public	6,700,000 ordinary shares, or 7,705,000 ordinary shares, if the underwriters exercise their over-allotment option in full.

Use of proceeds	The net proceeds from the public offering, after deducting the underwriting discount and estimated expenses relating to the public offering payable by us, will total approximately $79 million, assuming no exercise of the underwriters’ over-allotment option.

We plan to use the net proceeds of the public offering for general corporate purposes.

Dividends	We do not have any current plans to pay dividends. See “Dividend policy”.

Nasdaq symbol	“ORBK”.

Risk factors	See “Risk factors” beginning on page S-12 of this prospectus supplement and beginning on page 9 of our Annual Report on Form 20-F for a discussion of factors you should carefully consider before deciding to invest in our ordinary shares.

Summary combined and consolidated financial and other data

The following table sets forth a summary of our historical financial data. The summary historical statement of operations data for the years ended December 31, 2010, 2009 and 2008, and the summary historical balance sheet data as of December 31, 2010 and 2009, have been derived from our audited consolidated financial statements (including the notes thereto, the “audited financial statements”) included in this prospectus. The audited financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) in the United States, except as otherwise described therein. The summary historical balance sheet data as of December 31, 2008, has been derived from other consolidated financial statements not included in this prospectus, is adjusted to reflect discontinued operations and has been prepared in accordance with GAAP. The summary historical statement of operations data for the three months ended March 31, 2011 and 2010 and the summary historical balance sheet data as of March 31, 2011 and 2010 have been derived from our unaudited financial statements included in this prospectus (including the notes thereto, the “unaudited interim financial statements”). The unaudited interim financial statements have been prepared on a basis consistent with our audited financial statements and, in the opinion of management, include all adjustments that management considers necessary for the fair presentation of the information for the unaudited periods. Interim results are not necessarily indicative of results that may be expected for any future period or the entire year.

	Three months ended March 31,		Year ended December 31,
(in thousands of U.S. dollars except per share data and footnotes)	2011	2010	2010	2009	2008

Statement of operations data

Revenues	134,211	99,987	529,355	359,330	407,950
Cost of revenues:
Cost of products sold and services rendered	78,516	57,901	312,901	220,202	241,946
Write-down of inventories(1)	—	—	—	—	3,348

Total cost of revenues	78,516	57,901	312,901	220,202	245,294

Gross profit	55,695	42,086	216,454	139,128	162,656
Research and development costs:
Expenses incurred	20,876	17,944	81,191	66,318	75,353
Less—government participations(2)	647	834	2,864	2,212	3,281

Net research and development costs	20,229	17,110	78,327	64,106	72,072
Selling, general and administrative expenses	17,354	14,509	66,264	63,598	71,723
Amortization of intangible assets(3)	3,071	3,544	14,176	19,848	5,743
In-process research and development charges(4)	—	—	—	—	6,537
Restructuring costs(5)	—	—	—	—	8,621
Impairment (adjustment of impairment) of goodwill(6)	—	—	—	(3,300)	93,368

Operating income (loss)	15,041	6,923	57,687	(5,124)	(95,408)
Financial expenses—net(7)	2,123	2,391	7,284	11,090	1,474

Income (loss) from continuing operations before taxes on income	12,918	4,532	50,403	(16,214)	(96,882)
Income tax expense (benefit)	1,830	998	7,397	(372)	800

Income (loss) from continuing operations of the Company	11,088	3,534	43,006	(15,842)	(97,682)

	Three months ended March 31,		Year ended December 31,
(in thousands of U.S. dollars except per share data and footnotes)	2011	2010	2010	2009	2008

Income (loss) from continuing operations	11,088	3,534	43,006	(15,842)	(97,682)
Income (loss) from discontinued operations, net of tax(8)	108	(1,940)	(8,717)	(3,914)	(37,391)

Net income (loss)	11,196	1,594	34,289	(19,756)	(135,073)

Net income (loss) attributable to the non-controlling interest	—	(17)	144	168	232
Net income (loss) attributable to Orbotech Ltd.	11,196	1,611	34,145	(19,924)	(135,305)

Amounts attributable to Orbotech Ltd.:
Income (loss) from continuing operation	11,088	3,551	42,862	(16,010)	(97,914)
Income (loss) from discontinued operations, net of tax	108	(1,940)	(8,717)	(3,914)	(37,391)
Net Income (loss) attributable to Orbotech Ltd.	11,196	1,611	34,145	(19,924)	(135,305)

Earnings (loss) per share

Income (loss) from continuing operations
basic	$0.31	0.10	1.23	(0.46)	(2.92)
diluted(9)	$0.30	0.10	1.20	(0.46)	(2.92)

Net income (loss) attributable to Orbotech Ltd.:
basic	$0.32	0.05	0.98	(0.58)	(4.04)
diluted(9)	$0.31	0.05	0.95	(0.58)	(4.04)

Weighted average number of shares used in computation of earnings (loss) per share:
basic	35,229	34,819	34,911	34,501	33,512

diluted	36,458	35,641	35,778	34,501	33,512

Balance sheet data
Cash and cash equivalents	191,232	158,703	179,503	164,019	101,801
Working capital(10)	368,274	326,096	356,378	324,188	165,285
Long-term bank loan(11)	88,000	120,000	96,000	128,000	—
Total assets	638,023	602,898	628,341	605,762	634,861
Capital stock	178,822	172,870	176,698	171,494	163,641
Equity(12)	362,897	314,207	349,555	312,513	313,030

(1)	The write-downs of inventories of $3,348,000 in 2008 primarily relate to excess inventories of components for certain of the Company’s PCB products. See Note 3 to the audited financial statements.

(2)	The Company receives funding, principally from the Israeli Government, for the development of approved projects and is not required to pay royalties on sales of products developed on the basis of such funding. See Note 1n to the audited financial statements.

(3)	The amortization of intangible assets is primarily attributable to the acquisition of PDI. See Note 5b to the audited financial statements.

(4)	In-process research and development charges in 2008 were associated with the acquisition of PDI. See Note 2c to the audited financial statements.

(5)	The restructuring charges of $8,621,000 in 2008 relate to reductions in the Company’s workforce and rationalizations of certain of its research and development, manufacturing and operating activities, in order to realign the Company’s infrastructure. See Note 14e to the audited financial statements.

(6)	The adjustment of impairment of goodwill in 2009 represents $3,300,000 of additional consideration from the sale of Salvador Imaging, Inc. (“Salvador”) which was owned by PDI at the time of the acquisition of PDI. The impairment of goodwill of $93,368,000 in 2008 is comprised of: a write-off of $87,977,000 of goodwill associated with the Company’s FPD business; and a write-off of $5,391,000 of goodwill associated with the Company’s assembled PCB business. See Notes 1j and 2c to the audited financial statements.

(7)

Includes interest income from cash which was subsequently used in connection with the completion of the acquisition of PDI and interest expense associated with $160,000,000 borrowed under the Financing Agreement (the “Financing Agreement”) entered into and signed on July 22, 2008, between Orbotech Ltd. and Israel Discount Bank Ltd. (“IDB”), as amended by the Financing

Agreement—First Amendment, entered into and signed on February 22, 2009, between Orbotech Ltd. and IDB (the “Financing Agreement First Amendment”), both of which were subsequently replaced and superseded by the Amended Financing Agreement, entered into and signed on December 21, 2009, between Orbotech Ltd. and IDB, as amended on May 27, 2010 and February 15, 2011 (as so amended, the “Amended Financing Agreement” and, together with the Financing Agreement and the Financing Agreement First Amendment, the “Loan Agreements”) to complete the acquisition of PDI, $128,000,000 of which remained outstanding at December 31, 2010. See Notes 2c, 6 and 14f to the audited financial statements.

(8)	The loss from discontinued operations, net of tax of $8,717,000 in 2010, $3,914,000 in 2009 and $37,391,000 in 2008 is attributable to the re-classification during 2010 of Orbotech Medical Solutions Ltd. (“OMS”) and Orbotech Medical Denmark A/S (“OMD”) as discontinued operations.

(9)	Excludes equity awards outstanding at December 31, 2009 and 2008, as their inclusion would be anti-dilutive.

(10)	Working capital is defined as current assets less current liabilities. The decrease in working capital in 2008 is attributable to the $160.0 million borrowed from IDB under the Loan Agreements in connection with the acquisition of PDI, initially as a short-term loan but which, on December 21, 2009, was converted into long-term borrowings.

(11)	Net of current maturities.

(12)	Comprising shareholders’ equity and non-controlling interest.

Risk factors

Any investment in our ordinary shares involves a high degree of risk. You should carefully consider the important factors set forth below and under the heading “Risk Factors” starting on page 9 of our Annual Report on Form 20-F and incorporated herein by reference before investing in the ordinary shares offered hereby. For further details, see the sections entitled “Where you can find additional information” and “Incorporation by reference”.

Risks relating to our ordinary shares and this offering

Future sales of our ordinary shares could cause the market price of our ordinary shares to decline and our existing shareholders may experience significant dilution.

We may issue additional ordinary shares in the future. We filed a shelf registration statement on Form F-3 with the SEC on December 28, 2009, which became effective on January 13, 2010. We may use this registration statement to issue additional ordinary shares, warrants, subscription rights or debt securities with an aggregate public offering price of up to approximately $60 million. Our existing stockholders may experience significant dilution in the future as a result of any future offering.

Our shareholders may elect to sell large numbers of shares held by them from time to time. Sales of a substantial number of our ordinary shares in the public market, or the perception that these sales could occur, may depress the market price for our ordinary shares. These sales could also impair our ability to raise additional capital through the sale of our equity securities in the future.

In connection with this offering, we have agreed to lock-up restrictions, meaning that we, our directors and certain of our executive officers will not be permitted to sell any of our ordinary shares for 90 days after the date of this prospectus supplement, subject to the exceptions discussed in “Underwriting”, without the prior consent of J.P. Morgan Securities LLC and Barclays Capital Inc. Although we have been advised that there is no present intention to do so, J.P. Morgan Securities LLC and Barclays Capital Inc. may, in their sole discretion and without notice, release all or any portion of our ordinary shares from the restrictions in any of the lock-up agreements described above. See “Underwriting”.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our ordinary shares or if our operating results do not meet their expectations, the market price of our ordinary shares could decline.

The trading market for our ordinary shares will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause the price of our ordinary shares or trading volume in our ordinary shares to decline. Moreover, if one or more of the analysts who cover our company downgrades our ordinary shares or if our operating results do not meet their expectations, the market price of our ordinary shares could decline.

Provisions of the Israel Companies Law and anti-takeover provisions in our Articles of Association and our Memorandum of Association could make it difficult for our shareholders to replace or remove our current board of directors and could have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our ordinary shares.

Under the Israeli Companies Law, as amended (the “Companies Law”), a merger is generally required to be approved by the shareholders and board of directors of each of the merging companies. Unless an Israeli court determines differently, a merger will not be approved if it is objected to by shareholders holding a majority of the voting rights participating and voting at the meeting, after excluding the shares held by the other party to the merger, by any person who holds 25% or more of the other party to the merger or by anyone on their behalf, including by the relatives of or corporations controlled by these persons. In addition, upon the request of a creditor of either party to the proposed merger, an Israeli court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger. Further, a merger generally may not be completed until the passage of certain time periods. In addition, subject to certain exceptions, an acquisition of shares in a public company must be made by means of a tender offer to the extent that as a result of such acquisition the acquirer will hold 25% or more of the voting rights in the company if there is no other holder of 25% or more of the company’s voting rights, or hold 45% or more of the voting rights in the company if there is no other holder of 45% or more of the company’s voting rights. In addition, Israeli tax law treats some acquisitions, including stock-for-stock swaps between an Israeli company and a foreign company, less favorably than U.S. tax law. Israeli tax law may, for instance, subject a shareholder who exchanges ordinary shares for shares in a non-Israeli corporation to immediate taxation.

Certain provisions of our Articles of Association (the “Articles”) and our Memorandum of Association (the “Memorandum”) may have the effect of rendering more difficult or discouraging an acquisition of the Company deemed undesirable by the Board of Directors. Those provisions include:

•	limiting the ability of our shareholders to convene general meetings of the Company;

•	controlling procedures for the conduct of shareholder and our Board of Directors meetings, including quorum and voting requirements; and

•	the election and removal of directors.

Moreover, the classification of our Board of Directors into three classes with terms of approximately three years each, which was approved by shareholders of the Company in 2001, and the requirement under Israeli company law to have at least two external directors, who cannot readily be removed from office, together with the other provisions of the Memorandum, Articles and Israeli law, could deter or delay potential future merger, acquisition, tender or takeover offers, proxy contests or changes in control or management of the Company, some of which could be deemed by certain shareholders to be in their best interests and which could affect the price some investors are willing to pay for our ordinary shares.

Our management will have broad discretion over the use of proceeds from this offering and we may not obtain a favorable return on the use of these proceeds.

Our management will have broad discretion in determining how to spend the net proceeds from this offering and may spend the proceeds in a manner that our shareholders may not deem desirable. We currently intend to use the net proceeds from this offering for general corporate purposes. We may also invest in or acquire new businesses through mergers, stock or asset purchases, joint ventures and/or other strategic relationships. We cannot assure you that these uses or any other use of the net proceeds of this offering will yield favorable returns or results.

We do not anticipate paying dividends on our ordinary shares, which could reduce the return on your investment.

We have not paid cash dividends on our ordinary shares for the past five years and do not expect to do so in the foreseeable future. We currently intend to retain our future earnings, if any, to fund the development and growth of our business. In addition, terms of any existing or future debt agreements may preclude us from paying dividends. Accordingly, any return on your investment must come from an increase in the trading price of our ordinary shares.

Your rights and responsibilities as a shareholder will be governed by Israeli law and differ in some respects from those under Delaware law.

Because we are an Israeli company, the rights and responsibilities of our shareholders are governed by the Articles, Memorandum and Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in a Delaware corporation. In particular, a shareholder of an Israeli company has a duty to act in good faith towards the company and other shareholders and to refrain from abusing his, her or its power in the company, including, among other things, in voting at the general meeting of shareholders on certain matters. Israeli law provides that these duties are applicable to shareholder votes on, among other things, amendments to a company’s articles of association, increases in a company’s authorized share capital, mergers and interested party transactions requiring shareholder approval. In addition, a shareholder who knows that it possesses the power to determine the outcome of a shareholders’ vote or to appoint or prevent the appointment of a director or executive officer in the company has a duty of fairness towards the company. However, Israeli law does not define the substance of this duty of fairness. Because Israeli corporate law has undergone extensive revisions in recent years, there is little case law available to assist in understanding the implications of these provisions that govern shareholder behavior.

As a foreign private issuer whose shares are listed on Nasdaq, we may follow certain home country corporate governance practices instead of certain Nasdaq requirements, which may not afford shareholders with the same protections that shareholders of domestic companies have.

As a foreign private issuer whose shares are listed on Nasdaq, we are permitted to follow certain home country corporate governance practices instead of those followed by U.S. companies under the listing standards of Nasdaq. For example, pursuant to our Articles, if a quorum is not present within half an hour from the time stated for an adjourned general meeting of shareholders of the Company, any shareholders present in person or by proxy at such meeting shall constitute a quorum. This is consistent with Israeli law. As such, the quorum requirements for an adjourned meeting are different from the Nasdaq requirement that an issuer listed on Nasdaq have a quorum requirement that in no case be less than 33 1/3% of the outstanding shares of the company’s common voting stock. Furthermore, under the Israeli company law, we may not be required to obtain shareholder approval for certain issuances of shares in excess of 20% of the outstanding ordinary shares of the Company, as would be required in certain circumstances by the Nasdaq rules. Should we enter into any such transaction in the future, which could cause our existing shareholders to experience significant dilution (See “Risk factors—Risks relating to our ordinary shares and this offering—Future sales of our ordinary shares could cause the market price of our ordinary shares to decline and our existing stockholders may experience significant dilution”), we may opt to comply with the Companies Law. As a result, shareholders would not be able to prevent such a transaction.

Any of the risk factors referred to above could significantly and negatively affect our business, results of operations or financial condition, which may reduce our ability to pay dividends and lower the trading price of our ordinary shares. The risks referred to above are not the only ones that may exist. Additional risks not currently known by us or that we deem immaterial may also impair our business operations. You may lose all or a part of your investment.

Use of proceeds

The net proceeds from this offering, after deducting the underwriting discount and estimated expenses relating to this offering payable by us, will total approximately $79 million, assuming no exercise of the underwriters’ over-allotment option. We plan to use the net proceeds of this offering for general corporate purposes.

Capitalization

The following table sets forth, as of March 31, 2011, our capitalization on an actual and on an as adjusted basis. Our capitalization, as adjusted, gives effect to the issuance and sale of 6,700,000 ordinary shares pursuant to this public offering at an offering price of $12.50 per share, less the underwriting discount and estimated expenses related to the offering. Other than these adjustments, there has been no material change in our capitalization from debt or equity issuances, re-capitalizations or special dividends between March 31, 2011 and the date of this prospectus supplement.

This table should be read in conjunction with the financial statements included elsewhere in this prospectus supplement and the information included under the headings “Risk factors” in this prospectus and “Item 3 — Key Information — Risk Factors” in our Annual Report on Form 20F.

	As of March 31, 2011
(in thousands of U.S. dollars)	Actual	As adjusted(1)

Cash:
Cash and cash equivalents	$191,232	$270,263

Debt:
Current maturities	32,000	32,000
Long-term debt	88,000	88,000

Total current maturities and long-term debt	$120,000	$120,000

Stockholders’ equity:
Share capital	1,768	2,036
Additional paid-in capital	177,054	255,817
Retained earnings	238,005	238,005
Accumulated other comprehensive income	1,476	1,476
Less—treasury shares, at cost	(57,192)	(57,192)
Total Orbotech Ltd. shareholders’ equity	361,111	440,142
Non—controlling interest	1,786	1,786

Total equity	$362,897	$441,928

Total capitalization	$482,897	$561,928

As of May 17, 2011, we had 80,000,000 registered (authorized) ordinary shares and 35,386,081 outstanding ordinary shares. This amount of outstanding ordinary shares does not include a total, as at that date, 5,724,128 ordinary shares, 4,530,454 of which were subject to outstanding equity awards granted pursuant to equity remuneration plans adopted or assumed by the Company, 4,261,041 of which were subject to outstanding stock options (of which 1,889,629 had vested) and 269,413 of which were subject to outstanding and unvested RSUs and 1,193,674 of which remained available for future equity awards pursuant to such plans, comprised of:

•

4,308,475 ordinary shares issuable pursuant to equity awards under the Equity Remuneration Plan for Key Employees of Orbotech Ltd. and its Affiliates and Subsidiaries (as Amended and Restated, 2005) (the “2000 Plan”), of which:

•	4,001,401 ordinary shares were subject to options that had been granted (of which 1,659,336 had vested); and

•	307,074 ordinary shares remained available for future equity awards pursuant to the 2000 Plan;

•	1,000,000 ordinary shares issuable pursuant to equity awards under the 2010 Equity-Based Incentive Plan (the “2010 Plan”), of which:

•	113,400 ordinary shares were subject to outstanding and unvested RSUs; and

•	886,600 ordinary shares remained available for future equity awards pursuant to the 2010 Plan; and

•

415,653 ordinary shares collectively issuable pursuant to equity awards under the equity remuneration plans that had been adopted or assumed by PDI prior to its acquisition by the Company on October 2, 2008 and which were assumed by the Company on that date, of which:

•	259,640 ordinary shares were subject to options (of which 230,293 had vested); and

•	156,013 ordinary shares were subject to outstanding and unvested RSUs.

This amount also does not include 1,989,543 ordinary shares held at that date as treasury shares under Israeli law, virtually all of which were repurchased by the Company. For so long as such treasury shares are owned by the Company, they have no rights and, accordingly, are neither eligible to participate in or receive any future dividends which may be paid to shareholders of the Company nor are they entitled to participate in, be voted at or be counted as part of the quorum for, any meetings of shareholders of the Company.

Dividend policy

The Company does not have any current plans to pay dividends.

Price range of ordinary shares

Our ordinary shares are listed for trading on Nasdaq and are traded under the symbol “ORBK”. The following table sets forth, for the periods indicated, the high and low closing prices for our shares.

	Price range
	High	Low

2006 (Annual)	$26.91	$20.90
2007 (Annual)	25.39	15.37
2008 (Annual)	18.66	3.06
2009 (Annual)	11.43	3.79
2010 (Annual)	13.33	8.76

First Quarter 2009	4.24	3.79
Second Quarter 2009	8.65	3.85
Third Quarter 2009	11.43	8.53
Fourth Quarter 2009	10.28	8.97
First Quarter 2010	10.85	8.76
Second Quarter 2010	13.00	9.66
Third Quarter 2010	11.82	9.57
Fourth Quarter 2010	13.33	9.44

September 2010	10.53	9.57
October 2010	10.05	9.44
November 2010	11.35	9.97
December 2010	13.33	11.19
January 2011	15.29	13.42
February 2011	15.00	13.65
March 2011	13.98	12.76
April 2011	14.32	12.44
May 2011 (through May 24, 2011)	13.94	12.32

Selected historical financial and other data

The following tables set forth our selected historical financial and other data. The selected historical statement of operations data for the years ended December 31, 2010, 2009 and 2008, and the selected historical balance sheet data as of December 31, 2009 and 2010, have been derived from the audited financial statements included in this prospectus. The selected historical statement of operations data for the years ended December 31, 2007 and 2006, and the selected historical balance sheet data as of December 31, 2008, 2007 and 2006, have been derived from other consolidated financial statements not included herein, are adjusted to reflect discontinued operations and have been prepared in accordance with U.S. GAAP. The selected historical statement of operations data for the three months ended March 31, 2011 and 2010 and the selected historical balance sheet data as of March 31, 2011 and 2010 have been derived from our unaudited interim financial statements included in this prospectus. The unaudited interim financial statements have been prepared on a basis consistent with our audited financial statements and, in the opinion of management, include all adjustments that management considers necessary for the fair presentation of the information for the unaudited periods. Interim results are not necessarily indicative of results that may be expected for any future period or the entire year.

You should read the selected historical financial and other data in conjunction with the information included under the heading “Operating and financial review and prospects” included elsewhere in this prospectus, the financial statements and “Item 3—Key Information—Risk Factors, and Item 5—Operating and Financial Review and Prospects” in our Annual Report on Form 20-F. Our historical results set forth below are not necessarily indicative of results to be expected for any future period.

	Three months ended March 31,		Year ended December 31,
(in thousands of U.S. dollars except per share data and footnotes)	2011	2010	2010	2009	2008	2007	2006

Statement of operations data
Revenues	$134,211	$99,987	$529,355	$359,330	$407,950	$349,527	$415,834
Cost of revenues:
Cost of products sold and services rendered	78,516	57,901	312,901	220,202	241,946	199,649	224,632
Write-down of inventories(1)	—	—	—	—	3,348	4,821	—

Total cost of revenues	78,516	57,901	312,901	220,202	245,294	204,470	224,632

Gross profit	55,695	42,086	216,454	139,128	162,656	145,057	191,202

Research and development costs:
Expenses incurred	20,876	17,944	81,191	66,318	75,353	67,243	59,592
Less—government participations(2)	647	834	2,864	2,212	3,281	3,247	1,708

Net research and development costs	20,229	17,110	78,327	64,106	72,072	63,996	57,884
Selling, general and administrative expenses	17,354	14,509	66,264	63,598	71,723	65,962	68,370
Amortization of intangible assets(3)	3,071	3,544	14,176	19,848	5,743	1,120	—
In-process research and development charges(4)	—	—	—	—	6,537	—	—
Restructuring costs(5)	—	—	—	—	8,621	510	3,332
Impairment (adjustment of impairment) of goodwill(6)	—	—	—	(3,300)	93,368	—	—

Operating income (loss)	15,041	6,923	57,687	(5,124)	(95,408)	13,469	61,616
Financial income (expenses)—net(7)	(2,123)	(2,391)	(7,284)	(11,090)	(1,474)	9,502	7,531
Write-down of long-term investments(8)	—	—	—	—	—	(5,000)	(205)

Income (loss) from continuing operations before taxes on income	12,918	4,532	50,403	(16,214)	(96,882)	17,971	68,942
Income tax expense (benefit)	1,830	998	7,397	(372)	800	2,805	7,893

Income (loss) from continuing operations of the Company	11,088	3,534	43,006	(15,842)	(97,682)	15,166	61,049
Share in profits (losses) of an associated company	—	—	—	—	—	(266)	(315)

Net income (loss) from continuing operations	11,088	3,534	43,006	(15,842)	(97,682)	14,900	60,734

Income (loss) from discontinued operations, net of tax(9)	108	(1,940)	(8,717)	(3,914)	(37,391)	(13,000)	(5,509)

Net income (loss)	11,196	1,594	34,289	(19,756)	(135,073)	1,900	55,225

Net income (loss) attributable to the non-controlling interest	—	(17)	144	168	232	416	255
Net income (loss) attributable to Orbotech Ltd.	11,196	1,611	34,145	(19,924)	(135,305)	1,484	54,970

	Three months ended March 31,		Year ended December 31,
(in thousands of U.S. dollars except per share data and footnotes)	2011	2010	2010	2009	2008	2007	2006

Amounts attributable to Orbotech Ltd.:
Income (loss) from continuing operation	11,088	3,551	42,862	(16,010)	(97,914)	14,484	60,479
Income (loss) from discontinued operations, net of tax	108	(1,940)	(8,717)	(3,914)	(37,391)	(13,000)	(5,509)
Net Income (loss) attributable to Orbotech Ltd.	11,196	1,611	34,145	(19,924)	(135,305)	1,484	54,970

Earnings (loss) per share
Income (loss) from continuing operations
basic	$0.31	0.10	1.23	(0.46)	(2.92)	0.44	1.83
diluted(10)	$0.30	0.10	1.20	(0.46)	(2.92)	0.44	1.81

Net income (loss) attributable to Orbotech Ltd.:
basic	$0.32	0.05	0.98	(0.58)	(4.04)	0.04	1.66
diluted(10)	$0.31	0.05	0.95	(0.58)	(4.04)	0.04	1.65

Weighted average number of shares used in computation of earnings (loss) per share:
basic	35,229	34,819	34,819	34,501	33,512	33,091	33,105

diluted	36,458	35,641	35,641	34,501	33,512	33,190	33,399

Balance sheet data
Cash and cash equivalents	191,232	158,703	179,503	164,019	101,801	119,998	186,535
Working capital(11)	368,274	326,096	356,378	324,188	165,285	342,563	371,374
Long-term bank loan(12)	88,000	120,000	96,000	128,000	—	—	—
Total assets	638,023	602,898	628,341	605,762	634,861	573,171	575,013
Capital stock	178,822	172,870	176,698	171,494	163,641	146,690	134,258
Equity(13)	362,897	314,207	349,555	312,513	313,030	440,952	442,416

(1)	The write-downs of inventories of $3,348,000 in 2008 and $4,821,000 in 2007 primarily relate to excess inventories of components for certain of the Company’s PCB products. See Note 3 to the audited financial statements.

(2)	The Company receives funding, principally from the Israeli Government, for the development of approved projects and is not required to pay royalties on sales of products developed on the basis of such funding. See Note 1n to the audited financial statements.

(3)	The amortization of intangible assets in 2010, 2009 and 2008 is primarily attributable to the acquisition of PDI. Based on current factors, estimated amortization expense associated with intangible assets for 2011 is $12,287,000. See Note 5b to the audited financial statements.

(4)	In-process research and development charges in 2008 were associated with the acquisition of PDI. See Note 2c to the audited financial statements.

(5)	The restructuring charges of $8,621,000 in 2008, $510,000 in 2007 and $3,332,000 in 2006, relate to reductions in the Company’s workforce and rationalizations of certain of its research and development, manufacturing and operating activities, in order to realign the Company’s infrastructure. See Note 14e to the audited financial statements.

(6)	The adjustment of impairment of goodwill in 2009 represents $3,300,000 of additional consideration from the sale of Salvador which was owned by PDI at the time of the acquisition of PDI. The impairment of goodwill of $93,368,000 in 2008 is comprised of: a write-off of $87,977,000 of goodwill associated with the Company’s FPD business; and a write-off of $5,391,000 of goodwill associated with the Company’s assembled PCB business. See Notes 1j and 2c to the audited financial statements.

(7)	Includes interest income from cash which was subsequently used in connection with the completion of the acquisition of PDI and interest expense associated with $160,000,000 borrowed under the Loan Agreements to complete the acquisition of PDI, $128,000,000 of which remained outstanding at December 31, 2010. See Notes 2c, 6 and 14f to the audited financial statements.

(8)	The write-downs of long-term investments of $5,000,000 in 2007 and $205,000 in 2006 reflect the impairment of the Company’s interests in two private Israeli companies.

(9)	The (loss) from discontinued operations, net of tax for all periods presented is attributable to the re-classification during 2010 of OMS and OMD as discontinued operations.

(10)	Excludes equity awards outstanding at December 31, 2009 and 2008, as their inclusion would be anti-dilutive.

(11)	Working capital is defined as current assets less current liabilities. The decrease in working capital in 2008 is attributable to the $160.0 million borrowed from IDB under the Loan Agreements in connection with the acquisition of PDI, initially as a short-term loan but which, on December 21, 2009, was converted into long-term borrowings.

(12)	Net of current maturities.

(13)	Comprising shareholders’ equity and non-controlling interest.

Operating and financial review and prospects

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements. This discussion includes forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under “Risk factors” on page S-12 of this prospectus supplement and “Item 3. Key Information—D. Risk Factors” and elsewhere in our Annual Report on Form 20-F, our actual results may differ materially from those anticipated in these forward-looking statements. Please see also the section entitled “Forward-looking statements” on page S-ii of this prospectus supplement.

Operating results

General

Orbotech Ltd. is an Israeli corporation with two reportable segments:

(i) Production Solutions for the Electronics Industry, which consists of the design, development, manufacture, marketing and service of yield-enhancing and production solutions for the supply chain of the electronics industry, primarily AOI, imaging and production systems for PCBs, AOI, test and repair systems for FPDs; the CAM and engineering solutions for PCB production marketed by the Company; and

(ii) Recognition Software, which consists of the development and marketing of automatic check reading and check fraud detection products to banks and other financial institutions by Orbograph.

In addition to its two reportable segments, certain research and development initiatives concerning various products not related to the Company’s two reportable segments are included in the financial statements under “Other”.

The Company is principally engaged in the design, development, manufacture, marketing and service of yield-enhancing and production solutions for the supply chain of the electronics industry. The Company’s products for the electronics industry are primarily AOI, imaging and production systems for PCBs, and AOI, test and repair systems for FPDs. The Company also markets CAM and engineering solutions for PCB production. Through Orbograph, the Company develops and markets character recognition solutions to banks and other financial institutions and has developed a proprietary technology for web-based, location-independent data entry for use, among other things, in check and forms processing. Through OLTS, the Company is engaged in the research and development of products for the deposition of anti-reflective coating on crystalline silicon photovoltaic wafers for solar energy panels.

The Company derives revenues from two sources: (i) sales of the Company’s products; and (ii) services provided with respect to the Company’s products. In 2010, 2009 and 2008, revenues derived from sales of the Company’s products constituted approximately 77%, 70% and 74%, respectively, of the Company’s total revenues, with the remaining revenues being derived from service for product support. In the three-month periods ended March 31, 2011 and March 31, 2010, revenues derived from sales of products constituted approximately 76% and 74%, respectively, of the Company’s total revenues, with the remaining revenues being derived from service for product support. During 2010, 2009 and 2008, approximately 97%, 96% and 96%, respectively, of revenues from both product sales and service were derived from product lines related to the Company’s yield-enhancement and production solutions for the electronics industry and approximately 3%, 4% and 4%, respectively, were derived from product lines related to recognition software. During the three-month periods ended March 31, 2011 and March 31, 2010, approximately 98% and 97%, respectively, of revenues from both product sales and service were derived from product lines related to the Company’s yield-enhancement and product solutions for the electronics industry and approximately 2% and 3%, respectively, were derived from product lines related to recognition software. The Company expects that revenues from its Production Solutions for the Electronics Industry segment will continue to account for a predominant portion of product revenues and service revenues in the near future. Most of the Company’s revenues are derived from repeat product sales to existing customers, and the Company expects that repeat product sales will continue to account for a significant portion of such revenues in the future. As the Company’s installed base of products grows, service revenues, which typically have lower gross margins than product sales, are also expected to increase. See Note 14A to the audited financial statements and Note 8 to the unaudited interim financial statements for a description of each reportable segment and information as to segment revenues, operating income or loss, assets and related data.

The currency of the primary economic environment in which the operations of the Company are conducted is the U.S. Dollar. Virtually all of the Company’s sales are made outside Israel in non-Israeli currencies, mainly the U.S. Dollar, and most of its purchases of materials and components are made in non-Israeli currencies, primarily the U.S. Dollar. Thus, the functional currency of the Company is the U.S. Dollar.

Basis of presentation

The Company’s financial statements are prepared in accordance with U.S. GAAP. Nevertheless, having been advised by the SEC that its staff does not object to the Company’s so doing, the Company accounts for the joint venture, Frontline P.C.B. Solutions Limited Partnership (“Frontline”), using the proportionate method of consolidation, including summarized footnote disclosures of the amounts proportionately consolidated, rather than the equity method as is called for under U.S. GAAP.

The Company reviews its financial reporting, disclosure practices and accounting policies at least annually to ensure that the Company’s financial statements, which are developed on the basis of these accounting policies, provide, in all material respects, complete, accurate and transparent information concerning the financial condition of the Company. As part of this process, the Company has reviewed the selection and application of its critical accounting policies and financial disclosures as at March 31, 2011, and it believes that the unaudited interim financial statements present fairly, in all material respects, the consolidated financial position of the Company as at that date and the operating results for the period then ended. Results for the three months ended March 31, 2011 are not necessarily indicative of the results that may be expected for any future period or the entire year.

In October 2010, the Company entered into an asset purchase agreement (the “APA”), pursuant to which GE Medical Systems Israel (“GEMSI”) agreed to acquire the assets of OMS for approximately $9.0 million in cash at closing and up to an additional $5.0 million in cash, subject to the achievement of certain agreed performance-based milestones. The transaction closed on

February 10, 2011. Upon closing, the parties released each other from all claims, including with respect to the claims made in the litigation between them and, on February 14, 2011, the competent court in Israel approved the settlement agreement entered into by the parties and dismissed such litigation with prejudice. See “Item 8.A(c)—Legal Proceedings” in our Annual Report on Form 20-F. In addition, in April , 2011, the Company entered into an agreement for a management buyout of OMD following its earlier commitment to divest this entity by the end of 2011. This transaction is subject to OMD obtaining sufficient funding for continuation of its operations and development of certain products and is also subject to customary closing conditions and is expected to occur during the second quarter of 2011. As a result, OMS as well as OMD have been classified as discontinued operations and certain financial data for this and previous fiscal years provided in this prospectus supplement and the financial statements have been re-cast to give effect to this.

Certain comparative figures relating to earlier periods which are disclosed in this prospectus have been reclassified to conform to the current periods presentation.

Because Orbotech alone is obligated to provide funding to OLTS, and for as long as this remains the case, the Company accounts and will continue to account for 100% of the losses of OLTS. In addition, the results of OLTS are included in the Company’s financial statements since it is considered to be a variable interest entity for which the Company is the primary beneficiary.

Critical accounting policies and estimates

To improve understanding of the Company’s financial statements, it is important to obtain some degree of familiarity with the Company’s principal or significant accounting policies. These policies are described in note 1 to the audited financial statements. The Company reviews its financial reporting, disclosure practices and accounting policies at least annually to ensure that the financial statements, which are developed on the basis of these accounting policies, provide in all material respects complete, accurate and transparent information concerning the financial position and results of operations of the Company. As part of this process, the Company has reviewed the selection and application of its critical accounting policies and financial disclosures as at December 31, 2010, and it believes that the audited financial statements present fairly, in all material respects, the consolidated financial position of the Company as at that date and the operating results for the year then ended.

In preparing the financial statements in accordance with U.S. GAAP, the Company’s management must often make judgments, estimates and assumptions, which may affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures as at the date of the financial statements and during the reporting period. Some of those judgments can be subjective and complex, and consequently actual results may differ materially from those estimates and assumptions. In the current economic environment, the risks and uncertainties associated with those estimates and assumptions are exacerbated. For any given individual estimate or assumption made by the Company, there may be alternative estimates or assumptions that are also reasonable. However, the Company believes that, given the facts and circumstances before it at the time of making the relevant judgments, estimates or assumptions, it is unlikely that applying any such other reasonable approach would cause a material adverse effect on the Company’s consolidated results of operations, financial position or liquidity for the periods presented in the financial statements.

The Company is also subject to risks and uncertainties that may cause actual results to differ from estimates and assumptions, such as cyclicality in the industries in which the Company operates, a sustained continuation or a deterioration of the worldwide economic slowdown, the timing and strength of product and service offerings by the Company and its competitors, changes in business or pricing strategies, changes in the prevailing political and regulatory framework in which the relevant parties operate or in economic or technological trends or conditions, including currency fluctuations, inflation and consumer confidence, on a global, regional or national basis. Certain of these risks, uncertainties and assumptions are discussed under the headings. ”Forward-looking statements” and “Risk factors”. See also the section entitled “Risk Factors” in the Annual Report on Form 20-F.

The Company considers its most significant accounting policies to be those discussed below.

Revenue recognition

The Company recognizes revenue from sale of non-software products to end users upon delivery, provided that appropriate signed documentation of the arrangement, such as a signed contract, purchase order or letter of agreement has been received by the Company, the fee is fixed or determinable and collectability is reasonably assured. If the Company determines that any of these criteria have not been met, revenue recognition is deferred until all of these criteria have been met. The Company does not, in the normal course of business, provide a right of return to its customers.

The Company implements the applicable accounting guidelines which deal with the accounting by a vendor for contractual arrangements involving multiple revenue-generating activities to be performed by it, addressing when, and if so how, an arrangement involving multiple deliverables should be divided into separate units of accounting. In such situations, revenue is recognized upon delivery of the separate elements. Multiple element arrangements are treated as follows: (a) the arrangement is divided into ‘delivered’ and ‘undelivered’ elements; (b) revenue is allocated to undelivered elements based on the fair value of each such element; and (c) the residual amounts of revenue are allocated to delivered elements. This accounting treatment is applied if the delivered elements have value on a stand alone basis, there exists objective and reliable evidence of fair value for the undelivered elements, the arrangement does not include a general right of return with respect to delivered items and delivery or performance of undelivered items is considered probable and is substantially within the Company’s control. The maximum revenue recognized on a delivered element is limited to the amount that is not contingent upon the delivery of additional items.

Installation and training are not considered essential to the product capabilities since they do not require specialized skills and can be performed by other vendors. Accordingly, upon delivery, the Company defers revenue in an amount equivalent to the fair value of installation and training and recognizes those deferred revenues once installation and training has been completed.

The Company’s revenue arrangements contain multiple elements, as it grants its customers a warranty on products sold, which includes the provision of post-sale service and maintenance, usually for a period of six to twelve months. Upon meeting the revenue recognition criteria of the product, the Company records a portion of the sale price that relates to the fair value of the services and maintenance expected to be performed during the aforementioned period as deferred income, and recognizes it as service revenue ratably over such period. The cost to the Company of warranting that the product will perform according to certain specifications and that the Company will repair or replace the product if it ceases to work properly is insignificant and is treated according to accounting principles for contingencies. After the warranty period, service revenue in respect of the Company’s systems is recognized ratably over the contractual period or as services are performed. Annual service fees are generally based on the list price of the Company’s products. It has been the Company’s experience that many of its customers elect to receive maintenance services from the Company on a continuing contractual basis after the conclusion of the warranty period.

In the case of delivery of newly developed products, revenue is deferred until acceptance is received.

The Company recognizes revenue from sale of software to end users upon delivery, provided that appropriate signed documentation of the arrangement, such as a signed contract, purchase order or letter of agreement, has been received by the Company, the fee is fixed or determinable, and collectability is reasonably assured. When software is made available to customers electronically, it is deemed to have been delivered once the Company has provided the customer with the access codes necessary to enable immediate possession of the software. If collectability is in question, revenue is recognized when the fee is collected.

Maintenance revenues are comprised of revenue from support arrangements that include technical support and the right to unspecified upgrades on an if-and-when-available basis. Revenues from these services are deferred and recognized on a straight-line basis, over the life of the related agreement, which is typically one year.

From January 1, 2011, the Company adopted the provisions of Accounting Standards Update No. 2009-13, Revenue Recognition (Topic 605) Multiple-Deliverable Revenue Arrangements. This update requires the allocation of arrangement consideration among the separate units of accounting based on their relative selling prices. The selling price for each unit of accounting is determined using either vendor specific objective evidence of selling price, third party evidence of selling price or the vendor’s best estimate of estimated selling price for that deliverable. Use of the residual method is prohibited. The adoption of this update does not generally change whether revenue associated with a product or services is treated as product sales, installation or warranty for the Company’s revenue transactions, since most of the Company’s products and service offerings qualify as separate units of accounting. The Company applied the provisions of this accounting standard update on a prospective basis to all revenue arrangements entered into or materially modified since January 1, 2011. The adoption of this accounting standard did not have a material impact on the Company’s consolidated financial statements for the three months ended March 31, 2011, nor is it expected to have such material impact in the future.

Inventory valuation

Inventories are valued at the lower of cost or market value. Cost is determined as follows: components—on the weighted average basis; and labor and overhead—on the basis of actual manufacturing costs. If actual market conditions prove less favorable than those projected by management, inventory may be written down to estimated market value. Once written down, inventory is not written up to reflect a favorable change in market conditions. Inventories are written down for estimated excess and obsolescence based upon assumptions about future demand and market conditions and such write-down reduces net income in the period in which it occurs. Likewise, favorable future demand and market conditions could positively impact future operating results and gross profit if inventory that has been written down is sold for more than carrying value.

Concentration of credit risks and allowance for doubtful accounts

The Company performs ongoing credit evaluations of its customers for the purpose of determining the appropriate allowance for doubtful accounts. In respect of sales to customers in certain countries, the Company generally requires letters of credit from banks. The allowance for doubtful accounts is determined for specific debts the collection of which is doubtful. Under the current adverse and unstable economic conditions, the Company’s credit evaluations may not be accurate or may be based on historical information that does not adequately reflect the severity of the economic downturn. These factors could lead to collection of accounts receivable at lower rates than in the past or than reserves would indicate.

Long-lived assets

Long-lived and intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets (or asset group) may not be recoverable. These indicators may include, but are not limited to, significant decreases in the market value of an asset and significant changes in the extent or manner in which an asset is used. If these or other indicators are present, the Company tests for recoverability of the asset by determining whether the estimated undiscounted cash flows attributable to the asset in question are less than their carrying value. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds their fair value. Fair value is determined by applying assumptions that marketplace participants would consider in determining the fair value of long-lived assets (or asset groups).

Liability for employee rights upon retirement

The Company does not have any obligations to its employees upon retirement that are not fully provided for in the financial statements. In accordance with labor laws and agreements in force with respect to its Israeli and Japanese employees, the Company has liability for severance pay upon retirement, and the Company fully records such obligations at each balance sheet date on an undiscounted basis, based on salary components which, in management’s opinion, create entitlement to severance pay. The severance pay liability of the Company and its Israeli subsidiaries to their Israeli employees, based upon the number of years of service and the latest monthly salary, is in large part covered by regular deposits with recognized pension funds, deposits with severance pay funds and purchases of insurance policies.

Pursuant to section 14 of the Israeli Severance Pay Law, certain of the Company’s liabilities for employee rights upon retirement are covered by regular contributions to defined contribution plans. The Company has no legal or constructive obligation to pay further contributions should the fund(s) not hold sufficient assets to pay all severance payments relating to the service of applicable employees with respect to the period during which the provisions of such section apply. These contributions are not reflected on the Company’s balance sheet as the severance pay risk has been irrevocably transferred to the funds.

See Note 7 to the audited financial statements.

The Company has not undertaken to provide any post-retirement health benefits to its employees.

Taxes on income

Taxes on income are calculated based on the Company’s assumptions as to its entitlement to various benefits under the Law for the Encouragement of Capital Investments, 1959 (the “Investment Law”). See “Operating and financial review and prospects—Effective corporate tax rate”.

The termination or curtailment of the Investment Law or the loss or reduction of such benefits could increase the Company’s tax rates, thereby reducing its net profits or increasing its net losses, and could have a material adverse effect on the Company’s business, financial condition and results of operations.

Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts using enacted tax rates in effect for the year the differences are expected to reverse under the applicable tax laws.

Deferred income tax provisions and benefits are based on the changes in the deferred tax asset or tax liability from period to period. Valuation allowance is included in respect of deferred tax assets when it is considered more likely than not that such assets will not be realized. In making this determination, the Company considers factors and evidence that both support and indicate against recording a valuation allowance, and will refrain from recording a valuation allowance if the former outweigh the latter. In the event that the tax assets are not realized, income tax expense would increase or, conversely, if the valuation allowance is overestimated, the Company would benefit from a future tax credit.

The Company may incur additional tax liability in the event of intercompany dividend distributions by its subsidiaries. Such additional tax liability in respect of non-Israeli subsidiaries has not been provided for in the financial statements, as it is the Company’s policy permanently to reinvest the subsidiaries’ earnings and to consider distributing dividends only when this can be facilitated in connection with a specific tax opportunity that may arise.

Taxes that would apply in the event of disposal of investments in subsidiaries have not been taken into account in computing deferred income taxes, as it is the Company’s intention to hold, and not to realize, these investments.

The Company may incur additional tax liability in the event of distribution of dividends from its tax-exempt income. The Company intends permanently to reinvest the amounts of tax-exempt income of its Approved Enterprises and Benefiting Enterprises and does not intend to cause dividends to be distributed from such income. Therefore, no deferred taxes have been provided in respect of such tax-exempt income as the undistributed tax-exempt income is essentially permanent in duration.

Effective January 1, 2007, the Company adopted the applicable accounting guidance dealing with: how tax benefits for uncertain tax positions are to be recognized, measured and de-recognized in financial statements; certain disclosures of uncertain tax positions; how reserves for uncertain tax positions should be classified on the balance sheet; and transition and interim-period guidance, among other matters. Only tax positions that meet the ‘more likely than not’ recognition threshold at the effective date may be recognized or continue to be recognized upon adoption of this accounting guidance.

Accounting for tax positions requires judgments, including estimating reserves for potential uncertainties. While the Company believes the resulting tax balances are appropriately accounted, as applicable, the ultimate outcome of such matters could result in favorable or unfavorable adjustments to its consolidated financial statements, which could be material.

The Company has filed and/or is in the process of filing local and foreign tax returns that are subject to audit by the respective tax authorities. The amount of income tax the Company pays is subject to ongoing audits by the tax authorities, which often result in proposed assessments. Any estimation of the potential outcome of an uncertain tax issue is a matter for judgment, which can be subjective and highly complex. The Company believes that it has provided adequately for any reasonably foreseeable outcomes related to tax audits and settlement. However, future results may include favorable or unfavorable adjustments to estimated tax liabilities in the period when the assessments are made or resolved, audits are closed or statutes of limitation on potential assessments expire.

Business combinations

From time to time, the Company may engage in business combinations. The Company accounts for business combinations using the purchase method of accounting. Consideration includes the cash paid, including transaction costs and the fair value of equity awards assumed, if any, less the unvested portion of any equity awards assumed, and excludes contingent employee compensation payable in cash. Allocation of purchase price of acquired companies to the tangible and intangible assets acquired and liabilities assumed, is based on their estimated fair values as of the closing date of any such acquisition. Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets.

Critical estimates in valuing intangible assets include but are not limited to: future expected cash flows from customer contracts, customer lists, distribution agreements and acquired developed technologies and patents; and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates.

During 2008, the Company completed its acquisition of PDI, a provider of test and repair equipment to the FPD industry, for an aggregate purchase price of $295.8 million.

The following table represents the purchase price allocation for the acquisition of PDI and summarizes the aggregate fair values of the net assets acquired and liabilities assumed on the date of completion of the PDI acquisition.

($ in thousands)	Purchase price allocation

Cash	64,039
Current Assets	84,234

Intangibles:
Existing technology	59,510
Trade name/Trademarks	500
Customer relationships	30,558
In-process research and development	6,537
Backlog	11,346
Non-current assets	10,592
Goodwill	82,377
Liabilities assumed	(53,885)

295,808

The acquisition of PDI was accounted for utilizing the purchase method of accounting, which required the Company to establish a new basis for the assets and liabilities of the acquired entity on the date of the acquisition. The purchase price allocation for PDI takes into account the information management believes is reasonable. Initially, $85.7 million was allocated to goodwill. During the second quarter of 2009, the Company received additional consideration of $3.3 million from the sale of Salvador which was owned by PDI at the time of the acquisition of PDI in 2008 and which was not taken into account in the preliminary purchase price allocation. The recognition of that gain as an asset acquired consequently reduced the goodwill balance allocated in the purchase price to $82.4 million.

Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. The $82.4 million of goodwill, adjusted for the $3.3 million consideration noted above, was assigned to the FPD reporting unit. This goodwill was written off during the fourth quarter of 2008; see “Operating and financial review and prospects—Operating results—Critical accounting policies and estimates—Goodwill and acquired intangible assets”.

The existing technology consists of test and repair technologies used in the manufacturing of FPDs.

The results of operations of PDI are included in the financial statements from the date the PDI transaction closed. Pro forma unaudited revenue and net income (loss) data are presented in the financial statements.

The Company expensed in-process research and development of $6.5 million upon completion of the acquisition of PDI. The in-process research and development that was expensed related to the acquired intellectual property for the test and repair areas, for which technological feasibility had not been established at the acquisition date and no future alternative uses had been identified at that time.

Goodwill and acquired intangible assets

Goodwill

Goodwill balance at both December 31, 2009 and December 31, 2010 was $12.0 million.

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable assets acquired in each business combination. The carrying value of the goodwill was allocated among Orbotech’s reporting units.

Goodwill impairment testing is a two-step process. The first step involves comparing the fair value of a company’s reporting units to their carrying amount. If the fair value of the reporting unit is determined to be greater than its carrying amount, there is no impairment. If the reporting unit’s carrying amount is determined to be greater than the fair value, the second step must be completed to measure the amount of impairment, if any. Step two calculates the implied fair value of goodwill by deducting the fair value of all tangible and intangible assets, excluding goodwill, of the reporting unit from the fair value of the reporting unit as determined in step one. The implied fair value of the goodwill in this step is compared to the carrying value of goodwill. If the implied fair value of the goodwill is less than the carrying value of the goodwill, an impairment loss equivalent to the difference is recorded.

In accordance with applicable accounting pronouncements, goodwill is not amortized, but rather tested for impairment at least annually by assessing the fair value of the Company’s various reporting units (namely, PCB and FPD). The Company has designated September 30 of each year as the date on which it performs its annual goodwill impairment test.

Determining the fair value of a reporting unit requires the exercise of judgment on the part of management and involves the use of estimates and assumptions, including with respect to: (i) future revenues and operating margins used in order to calculate projected future cash flows; (ii) discount rates reflecting the relevant risks associated with companies comparable to the applicable reporting unit; (iii) competitive and economic environments; and (iv) appropriate industry comparables. There are a number of generally accepted methods used for valuing a business. These methods may be used alone or in combination with one another. The ‘income method’ uses forecasted cash flows as a basis to value the business. An aggregate present value is calculated for future cash flows using a separately computed discount rate. The advantage of this method is that it facilitates an analysis of company-specific forecasted operating data and their impact upon the value of a business. The ‘market-based’ method identifies business entities with publicly traded securities whose business and financial risks are comparable to those of the business being valued. The pricing multiple of the companies selected are used to derive the market value of the business under analysis. This method has the advantage of objectivity since it is based upon external, publicly-available data.

In each of September 2010 and 2009 the Company determined the fair value of each of its reporting units, on both occasions using a combination of the market-based and income methods. The combination of these methods was determined by the Company to provide the most reliable indicators of value in circumstances where the value of the reporting unit is dependent more upon the ability to generate earnings than on the value of the assets used in the production process, as is the case with Orbotech. In applying these approaches at both times, the Company relied primarily upon application of the income method in order to value its reporting units and utilized the market-based method mainly as a comparative analysis to assess the reasonableness of the results yielded by the income method. Both approaches yielded similar results on each occasion.

As at December 31, 2010, the Company had goodwill of $12.0 million, all of which was allocated to its Production Solutions for the Electronics Industry segment. No impairment resulted from the annual goodwill impairment tests conducted in September 2010 or 2009. Following the annual goodwill impairment test conducted in September 2008, it was determined that there was no impairment to the goodwill associated with the Company’s PCB and FPD reporting units. Additionally, during 2008, in connection with its decision to phase out its activities in its assembled PCB business, the Company wrote-off the remaining $5.4 million of goodwill associated with that reporting unit. See also Note 5a to the audited financial statements for a discussion of the adjustment of goodwill impairment recorded in 2009.

Acquired intangible assets

The Company’s acquired intangible assets, other than goodwill, are comprised primarily of intellectual property and are amortized on a straight-line basis over periods of up to twelve years, depending on the estimated useful life of such intangible assets, based on past experience. If an event or a change in circumstances (such as a significant industry downturn, a significant decline in the market value of the Company or significant reductions in projected future cash flows) indicates that the carrying amount of such intangible assets may not be recoverable through undiscounted future cash flows, the carrying amount of these assets will be reviewed for impairment and, if necessary, written down to their estimated fair values at that time.

The following table presents the changes in acquired intangible assets during the year ended December 31, 2010:

($ in thousands)	Acquired intangible assets

As of January 1, 2010	80,571
Amortization	(14,176)

As of December 31, 2010	66,395

Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. No such events were identified during 2010.

At December 31, 2008, as a result of the ongoing global economic downturn and a significant reduction in the Company’s market capitalization, the Company performed a recoverability test of its identifiable intangible assets, using undiscounted cash flows expected to result from the use of these assets. Given that these identifiable intangible assets were initially valued at fair value based on assumptions including projected discounted cash flows only a short time prior to the December 2008 impairment test, the test using undiscounted cash flows indicated that there were sufficient cash flows for recoverability. Upon performance of this test, the undiscounted cash flows for these assets exceeded their net book value. As discussed above, the Company also performed a test of goodwill using, by contrast, discounted cash flows, which resulted in the need to record an impairment of goodwill.

For the years ended December 31, 2010, 2009 and 2008, amortization expense associated with the acquired intangibles that were not the subject of the foregoing impairment charges was $14.2 million, $19.8 million and $5.7 million, respectively. Based on the intangible assets recorded as of December 31, 2010, and assuming that no subsequent additions to, or impairments of, the underlying intangible assets occur, the remaining estimated amortization is expected to be as follows:

($ in thousands)	Amortization

Year ending December 31,
2011	12,287
2012	11,688
2013	11,329
2014	11,329
2015-2019	19,762

For additional information concerning the write-off of the Company’s acquired intangibles and the future effect on income (loss) of amortization of other intangible assets, see Notes 1j, 1k, 1l and 5 to the audited financial statements.

Share-based compensation

In accordance with applicable accounting guidance, the Company accounts for employees’ awards classified as equity awards using the grant-date fair value method. The fair value of share-based payment transactions is recognized as an expense over the requisite service period, net of estimated forfeitures. The Company estimates forfeitures based on historical experience and anticipated future conditions.

Share-based payment expenses are classified in the same expense line items as cash compensation.

The Company elected to recognize compensation cost for awards with only service conditions that have a graded vesting schedule using the accelerated multiple-option approach.

Total expenses recorded during 2010 were $4.7 million ($3.2 million in respect of options and $1.5 million in respect of “Restricted Shares” (which are Ordinary Shares awarded subject to certain transfer restrictions, forfeiture conditions and/or other terms and conditions) and “RSU”s (which are awards representing an unfunded and unsecured promise to deliver Ordinary Shares, cash, other securities or other property in accordance with certain terms and conditions). The corresponding aggregate amounts in 2009 and 2008 were $6.4 million and $5.3 million, respectively. Compensation expense for equity awards in 2010 was allocated as follows: $0.6 million to cost of revenues: $1.6 million to research and development costs and $2.5 million to selling, general and administrative expenses. As a result of an election under Section 102 of the Israeli Income Tax Ordinance (New Version), 1961 (the “Tax Ordinance”), the Company generally will not be allowed to claim an expense in Israel for tax purposes. For further information see ”Item 6—Directors, Senior Management and Employees—Share Ownership—The 2000 Plan” in our Annual Report on Form 20-F.

The unrecorded maximum compensation expense for equity awards outstanding at January 1, 2011 is estimated at approximately $6.4 million at that date (without taking into account forfeiture rates) and will be recorded in the consolidated financial statements for the following periods:

($ in millions)	Compensation cost

Period
2011	3.7
2012	1.9
2013	0.6
2014	0.2

These amounts reflect the compensation cost of all outstanding awards, including those granted in 2010 (which consisted of options to purchase a total of 881,755 Ordinary Shares, 14,698 Restricted Shares and 115,300 RSUs), but do not reflect the compensation cost of any equity awards granted commencing January 1, 2011, which will be reflected in future consolidated financial statements over the applicable vesting period.

Compensation expense relating to future equity awards will depend on a variety of factors including the level and type of future awards and their terms; valuation considerations such as expected option life, volatility of the market price of the Ordinary Shares and applicable risk-free interest rates; and future levels of forfeitures of such awards. The Company is not currently able to estimate the additional compensation expense from future grants but will examine carefully this expense and its relation to net income (loss) when making such grants.

For a discussion of the Company’s equity remuneration plans, including the equity remuneration plans assumed by the Company in connection with the acquisition of PDI, see “Item 6—Directors, Senior Management and Employees—Share Ownership” in our Annual Report on Form 20-F.

Contingencies

From time to time, the Company is subject to claims arising in the ordinary course of its business, including claims relating to product liability, employees, suppliers and public authorities. In determining whether liabilities should be recorded for pending litigation claims, an assessment of the claims is made and the likelihood that the Company will be able to defend itself successfully against such claims is evaluated. When it is believed probable that the Company will not prevail in a particular matter, an estimate is made of the amount of liability based, in part, on advice of legal counsel.

Newly issued accounting pronouncement

In October 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2009-13, Revenue Recognition (Topic 605) Multiple-Deliverable Revenue Arrangements, an amendment to the accounting and disclosure for revenue recognition.

In October 2009, FASB amended the accounting standards for multiple-deliverable arrangements to (i) provide updated guidance on how the elements in a multiple-deliverable arrangement should be separated, and how the consideration should be allocated; (ii) require an entity to allocate revenue amongst the elements in an arrangement using estimated selling prices (“ESP”)

if a vendor does not have vendor-specific objective evidence (“VSOE”) or third-party evidence (“TPE”) of the selling price; and (iii) eliminate the use of the residual method and require an entity to allocate revenue using the relative selling price method.

The Company adopted this accounting guidance at January 1, 2011 on a prospective basis for applicable arrangements originating or materially modified after December 31, 2010. The adoption of this accounting standard did not have a material impact on the Company’s consolidated financial statements for the three months ended March 31, 2011, nor is it expected to have such material impact in the future.

This guidance does not generally change the units of accounting for the Company’s revenue transactions.

At the inception of the agreement, the Company allocates the arrangement consideration to each deliverable qualifying as a separate unit of accounting in an arrangement based on the relative selling price. The Company determines the selling prices using VSOE, if any exists, and otherwise, ESP.

VSOE is generally limited to the price charged when the same or a similar product or service is sold separately. In determining VSOE, the Company requires that a substantial majority of the selling prices for an element falls within a reasonably narrow pricing range, generally evidenced by a substantial majority of such historical stand-alone transactions falling within a reasonably narrow range of the median rates.

TPE is determined based on competitors’ prices for similar deliverables when sold separately. The Company is typically not able to determine TPE for the Company’s products or services. Generally, the Company is not able to determine with reliability what prices are charged by competitors for similar products on a stand-alone basis.

When the Company is unable to establish the selling price of its non-software elements using VSOE or TPE, the Company uses ESP in its allocation of arrangement consideration. The objective of ESP is to determine the price at which the Company would conduct a sale if the product or service were sold on a stand-alone basis. The Company determines ESP for a product or service by considering multiple factors including, but not limited to, anticipated margin on that deliverable, internal costs, gross margin objectives, geographies, customer classes and ongoing pricing strategy and policies.

Geographical analysis; worldwide economic situation; cost of revenues

Geographical analysis and worldwide economic situation

The following table sets forth the Company’s product and service revenues by geographic area for the periods indicated:

	Year ended December 31,
	2010		2009		2008
	in thousands	% of total	in thousands	% of total	in thousands	% of total

Sales of products
North America	$22,610	6	$13,912	6	$30,787	10
Europe	16,086	4	9,794	4	26,652	9
Japan	40,846	10	58,181	23	25,138	8
Taiwan	83,045	20	68,632	27	44,365	15
China	101,719	25	46,480	18	62,770	21
Korea	141,674	35	52,591	21	107,544	35
Far East*	2,990	—	2,139	1	4,596	2
Other	562	—	102	—	1,613	—
Total Sales	$409,532	100	$251,831	100	$303,465	100

Services rendered
North America	$17,275	15	$17,719	17	$18,222	17
Europe	9,899	8	9,966	9	12,458	12
Japan	19,494	16	15,627	15	13,709	13
Taiwan	21,263	18	18,514	17	17,805	17
China	28,978	24	24,555	23	26,678	26
Korea	20,171	17	18,301	17	11,320	11
Far East*	2,467	2	2,586	2	3,900	4
Other	276	—	231	—	393	—
Total service	$119,823	100	$107,499	100	$104,485	100

TOTAL	$529,355		$359,330		$407,950

*	other than Taiwan, China and Korea.

Approximately 87% of the Company’s revenues from product sales and services rendered during 2010 (compared to 85% during 2009 and 78% during 2008) were derived from the Far East and Japan, including approximately 31% from revenues in Korea, 25% from revenues in China, 20% from revenues in Taiwan and 11% from revenues in Japan. Of the Company’s revenues from product sales and services rendered that were derived from the Far East and Japan in 2009, approximately 24% were from revenues in Taiwan, 21% were from revenues in Japan and 20% were from revenues in each of China and Korea. In addition, virtually all of the Company’s revenues from its automatic check reading products during 2010, 2009 and 2008 were derived from sales in North America. The Company monitors developments, including banking and currency difficulties, in the financial markets and economies of all countries and regions in which it markets its products and their possible impact upon the Company.

During 2010, the Company recorded significantly higher revenues from Korea compared with the previous year, which was primarily due to the increased capital expenditures by LG Display and Samsung Electronics in Korea. The Company also recorded significantly higher revenues from

China compared with 2009 as a result of increased PCB plant expansions driven by the strong demand for sophisticated consumer electronic devices, primarily smartphones and other hand held devices, which use high end PCBs. The Company recorded significantly lower revenues from Japan compared with the previous year, reflecting decreased capital expenditures by FPD manufacturers in Japan from the high levels of 2009.

During 2009, the Company recorded significantly higher revenues from Japan compared with the previous year, which was principally a function of capital expenditures by Sharp Corporation at its generation 10 LCD manufacturing plant, the first such fabrication facility in the world. Revenues from the Company’s systems installed in this facility were recognized in the second and third quarters of 2009. The Company also recorded significantly higher revenues from Taiwan compared with 2008, principally due to capital expenditures by FPD manufacturers in Taiwan associated with investments in LCD fabrication facilities. The Company recorded significantly lower revenues from Korea compared with the previous year, reflecting decreased capital expenditures by FPD manufacturers in Korea from the high levels of 2008. The decrease in revenues from North America, Europe and China was a reflection of the general downturn in the global electronics industry, as a result of which PCB manufacturers reduced their investments in manufacturing facilities in those regions.

The Company’s ability to foresee future changes in the total volume of orders for its products and services remains limited, particularly, but not only, with respect to its PCB products. The inherent uncertainties associated with the global economic environment and the financial markets and economies of those countries in which the Company markets its products, together with the related possible changes in demand for its products, means that past operating results may not necessarily be indicative of the future. See “Operating and financial review and prospects—Trend information”.

Cost of revenues

	Year ended December 31,
	2010		2009		2008
	in thousands	% of sales/ service revenues	in thousands	% of sales/ service revenues	in thousands	% of sales/ service revenues

Cost of products sold
Material and subcontractors	$188,471		$122,475		$143,608
Labor costs	16,675		13,405		12,367
Overhead and other expenses	19,494		10,573		8,488

Subtotal	224,640	54.9	146,453	58.2	*164,463	54.2

Cost of services rendered
Materials consumed	$37,691		$33,050		$27,520
Labor costs	30,633		26,590		30,916
Overhead and other expenses	19,937		14,109		19,047

Subtotal	88,261	73.7	73,749	68.6	77,483	74.2

Total cost of revenues	$312,901		$220,202		$241,946

*	Excludes the write-downs of inventories of $3.3 million in 2008 relating primarily to excess inventories of components for certain of the Company’s PCB products. See Note 3 to the audited financial statements.

Effective corporate tax rate

The Company’s income tax obligations consist of those of the Company in Israel and those of each of its subsidiaries in their respective taxing jurisdictions.

The regular corporate tax rate in Israel was 25% in 2010, compared with 26% in 2009, 27% in 2008 and 29% in 2007. This rate is currently scheduled to decrease to: 24% in 2011, 23% in 2012, 22% in 2013, 21% in 2014, 20% in 2015 and 18% in 2016 and onwards. However, Orbotech Ltd.’s effective tax rate in 2010 was 14.7% due to the combination of the factors described below.

Since January 1, 2007, Orbotech Ltd. has measured its tax liability in NIS (rather than Dollars, as it is entitled to do under Israeli tax laws). As a result, the effective tax rate of Orbotech Ltd. for those years has been influenced by: (a) the split of taxable income between the various tax jurisdictions; (b) the availability of tax loss carryforwards and the extent to which valuation allowance has been recorded against deferred tax assets; (c) the portion of Orbotech Ltd.’s income which is entitled to tax benefits due to those of its production facilities which are Approved Enterprises or Benefiting Enterprises; and (d) the changes in the exchange rate of the Dollar to the NIS.

The Company has elected the alternative benefits route under the Investment Law with respect to its Approved Enterprises. Under this route the Company waived government grants in return for a tax exemption on undistributed income. Due to the geographic location of the Company’s facilities, such tax exemption on undistributed income applies for a limited period of two years. During the remainder of the benefits period applicable to the Company (generally until the expiration of ten years) a corporate tax rate not exceeding 25% will apply. The Company’s entitlement to such benefits is conditional upon its compliance with the terms and conditions prescribed in the Investment Law. In the event of its failure to do so, these benefits may be cancelled and the Company may be required to refund the amount of the benefits already received, in whole or in part, with the addition of Israeli CPI linkage differentials and interest, or other monetary penalty.

In April 2005, substantive amendments to the Investment Law came into effect, which revised the criteria for investments qualified to receive tax benefits. These amendments do not generally apply to investment programs approved prior to January 1, 2005. Under the Investment Law as amended, eligible investment programs of the type in which the Company participated prior to the amendment were eligible to qualify for substantially similar benefits as a ‘Benefiting Enterprise’, subject to meeting certain criteria. This replaced the previous terminology of ‘Approved Enterprise’, which required pre-approval from the Investment Center of the Ministry of Industry, Trade and Labor of the State of Israel.

As a result of the amendments to the Investment Law in 2005, tax-exempt income generated from Benefiting Enterprises under the provisions of the amended law will, if distributed upon liquidation or if paid to a shareholder for the purchase of his or her shares, be deemed distributed as a dividend and will subject the Company to taxes. Therefore, the Company may be required to record deferred tax liability with respect to such tax-exempt income, which would have an adverse effect on its results of operations. To date, the Company has not generated tax exempt income from Benefiting Enterprises.

Additional amendments to the Investment Law became effective in January 2011 (the “2011 Tax Amendment”). Under the 2011 Tax Amendment, income derived by ‘Preferred Companies’ from ‘Preferred Enterprises’ (both as defined in the 2011 Tax Amendment) would be subject to a uniform rate of corporate tax as opposed to the current incentives that are limited to income from Approved or Benefiting Enterprises during their benefits period. According to the 2011 Tax Amendment, the uniform tax rate on such income, referred to as ‘Preferred Income’, would be 10% in areas in Israel that are designated as Development Zone A and 15% elsewhere in Israel during 2011-2012, 7% and 12.5%, respectively, in 2013-2014, and 6% and 12%, respectively, thereafter. Income derived by a Preferred Company from a ‘Special Preferred Enterprise’ (as defined in the Investment Law) would enjoy further reduced tax rates for a period of ten years of 5% in Zone A and 8% elsewhere. As with dividends distributed from taxable income derived from an Approved Enterprise or Benefiting Enterprise during the applicable benefits period, dividends distributed from Preferred Income would be subject to a 15% tax (or lower, if so provided under an applicable tax treaty), which would generally be withheld by the distributing company. While the Company may incur additional tax liability in the event of distribution of dividends from tax exempt income generated from its Approved and Benefiting Enterprises, no additional tax liability will be incurred by the Company in the event of distribution of dividends from income taxed in accordance with the 2011 Tax Amendment.

Under the transitional provisions of the 2011 Tax Amendment, the Company may elect whether to irrevocably implement the 2011 Tax Amendment with respect to its existing Approved and Benefiting Enterprises while waiving benefits provided under the legislation prior to the 2011 Tax Amendment or keep implementing the legislation prior to the 2011 Tax Amendment during the next years.

The Company does not expect the 2011 Tax Amendment to have a material effect on the tax payable in respect of its Israeli operations.

As noted, the combination of the factors described above produced an effective tax rate of 14.7% for the year 2010. The Company’s effective tax rate of 0% in 2009 and 2008 was due to the loss recorded in each of those years.

See “—Business—Additional considerations relating to the Company’s operations in Israel”, Note 10 to the audited financial statements, and “Operating and financial review and prospects—Operating results—Critical accounting policies and estimates—Taxes on income”.

Impact of inflation and currency fluctuations

The Dollar cost of Orbotech Ltd.’s operations in Israel is influenced by the differential between the rate of inflation in Israel and any change in the value of the NIS in relation to the Dollar. These Dollar costs will increase if this ‘gap’ widens and Israeli currency is revalued or, if devalued, its devaluation rate fails to keep pace with the rate of inflation in Israel, and, conversely, the Company may benefit if Israeli currency devalues against the Dollar at a rate that exceeds the rate of inflation in Israel. The potential impact of this currency effect has been increased as a result of Orbotech Ltd.’s election, as from 2007, to measure its tax liability in NIS rather than Dollars. In the years ended December 31, 2010, 2009 and 2008, the annual inflation rate in Israel as adjusted for the change in the rate of exchange of the Israeli currency in relation to the Dollar was 8.7%, 4.6% and 3.9%, respectively. The closing representative exchange rate of the Dollar at the end of each such period, as reported by the Bank of Israel, was NIS 3.549, NIS 3.775 and NIS 3.802, respectively. Orbotech Ltd. experienced increases in the Dollar costs of operations in Israel in 2010, 2009 and 2008. The changes in the Dollar cost of Orbotech Ltd.’s operations in Israel relate primarily to the cost of salaries in Israel, which are paid in, and constitute a substantial portion of, Orbotech Ltd.’s expenses in NIS. These NIS related expenses constituted approximately 25%, 24% and 28% of the total expenses of the Company for 2010, 2009 and 2008, respectively.

There can be no assurance that the Company will not be materially adversely affected if Israeli currency is revalued in relation to the Dollar or, if devalued, inflation in Israel exceeds the devaluation of the NIS against the Dollar or if the timing of such devaluation lags behind increases in inflation in Israel. The representative exchange rate for converting NIS into Dollars, as published by the Bank of Israel on February 18, 2011, was 3.624 NIS—$1.00, compared with NIS 3.549 on December 31, 2010. See “Operating and financial review and prospects—Trend information”.

In addition, the Company receives most of its European revenues in Euros and its Japanese revenues in Japanese Yen; however, the Company’s expenses in Euros and Japanese Yen are generally less than its respective revenues in these currencies. The management of balances in Euros and Japanese Yen is conducted mainly through hedging agreements in an effort to reduce the effects of fluctuations in the exchange rate. The Company’s cash reserves are held almost entirely in Dollars.

Results of operations

The following matters could affect the comparability of results on a period-to-period basis.

2008 acquisitions and other initiatives

On October 2, 2008, the Company completed its acquisition of PDI, a provider of test and repair equipment to the FPD industry, for an aggregate purchase price of $295.8 million comprised of $280.0 million in cash, $9.6 million in value of equity awards and $6.2 million in cash transaction costs. The results of operations of PDI were included in the Company’s consolidated results of operations beginning October 2, 2008. 2009 was the first full fiscal year in which the Company’s consolidated results included the results of operations of PDI. The PDI Acquisition, which is the largest by the Company to date, is a major part of Orbotech’s strategy for growth in its FPD business.

During the third quarter of 2008, as part of the re-focusing of its strategic plan, the Company decided to phase out its assembled PCB business; accordingly, it experienced reduced activity in this business in 2009 and 2008.

In 2008, the Company recorded an impairment charge of approximately $93.4 million related primarily to a write-off of approximately $88.0 million of goodwill associated with the Company’s FPD business; and approximately $5.4 million of goodwill of the Company’s assembled PCB business. See Note 1j to the audited financial statements.

In February 2011, the Company consummated an agreement with General Electric Company pursuant to which a subsidiary of General Electric, GE Medical Systems Israel Ltd., acquired the assets of OMS for approximately $9.0 million in cash and up to an additional $5.0 million in cash which may be payable in the future subject to the achievement of certain agreed performance-based milestones. In addition, in April 2011, the Company entered into an agreement for a management buyout of OMD following its earlier commitment to divest this entity by the end of 2011. This transaction is subject to OMD obtaining sufficient funding for continuation of its operations and development of certain products and is also subject to customary closing conditions and is expected to occur during the second quarter of 2011. As a result, the financial information with respect to both of these companies has been presented in the audited financial statements and the unaudited interim financial statements as discontinued operations and therefore, the comparison periods do not include OMS and OMD.

Three months ended March 31, 2011 compared to three months ended March 31, 2010

The following table sets forth certain financial data as a percentage of revenues for the periods indicated.

	Three months ended March 31,
	2011	2010

	%	%

Revenues	100.0	100.0
Cost of revenues	58.5	57.9

Gross profit	41.5	42.1

Operating expenses
Research and development costs:
Expenses incurred	15.6	17.9
Less—government participations	(.5)	(.8)

Net research and development costs	15.1	17.1

Selling, general and administrative expenses	12.9	14.5
Amortization of intangible assets	2.3	3.5
In-process research and development charges	—	—
Restructuring costs	—	—
Impairment (adjustment of impairment) of goodwill and intellectual property	—	—

Total operating expenses	30.3	35.2

Operating income (loss)	11.2	6.9

Financial income (expenses)—net	1.6	2.4
Income (loss) from continuing operations before taxes on income	9.6	4.5

Income tax expenses (benefit)	1.4	1.0

Income (loss) from continuing operations	8.3	3.5

Loss from discontinued operations, net of tax	.01	(1.9)

Net income (loss)	8.3	1.6
Net loss attributable to the non-controlling interest	—	(.02)

Net income (loss) attributable to Orbotech Ltd.	8.3	1.6

Revenues for the three-month period ended March 31, 2011 were $134.2 million, compared with $100.0 million in the corresponding period in 2010, which includes service revenues for the three-month period ended March 31, 2011 of $32.6 million, compared with $26.2 million in the corresponding period in 2010.

The Company’s financial results for the first three months of 2011 reflect stronger consumer demand for sophisticated consumer electronic devices, such as tablets, smartphones and other electronic devices. As a result, the Company experienced increased demand for its PCB and FPD inspection and production solutions during the first quarter and such demand has continued into the beginning of the second quarter. This also resulted in increased revenues in China, where revenues were $59.7 million in the first three months of 2011 compared with $36.1 million in the fourth quarter of 2010 and $25.8 million in the corresponding period in 2010.

Revenues from the sale and service of PCB-related equipment for the three-month period ended March 31, 2011 were $78.4 million, compared with $55.3 million in the corresponding period in 2010. This growth in revenues and the accompanying strengthening in demand for the Company’s PCB products reflected the rapid implementation of capacity expansion plans recently undertaken by PCB manufacturers primarily in China and Korea, which was driven by significantly increased sales of consumer electronic devices. The Paragon Xpress direct imaging system is increasingly becoming a critical tool for high density interconnect (HDI) PCB mass production. As a result, during the first three months of 2011, the Company sold 37 Paragon direct imaging systems, compared to 36 systems sold in the fourth quarter of 2010 and 27 systems sold during the corresponding period in 2010. In addition, we experienced strong customer demand for our Fusion AOI series which we launched this past November. This system improves productivity by offering a cost-effective balance between high levels of detection, accuracy and speed.

Revenues from the sale and service of FPD-related equipment for the three-month period ended March 31, 2011 were $52.9 million, compared with $41.7 million in the corresponding period in 2010. This growth in revenues reflected increased demand for our FPD products, mostly in China. In addition, during 2011, the Company received customer acceptances for its new Generation 8 EVision FPD-AOI systems and recognized revenues totaling $20.0 million from sales of these systems that were delivered by March 31, 2011.

Revenues from the Company’s Recognition Software segment for the three-month period ended March 31, 2011 were $2.9 million, compared with $3.1 million in the corresponding period in 2010. The relative stability in revenues from this part of the Company’s business underscores the continuing reliance of Orbograph’s banking and financial institution customers on Orbograph’s solutions and support services.

The cost of products sold for the three-month period ended March 31, 2011 increased to $56.3 million from $37.9 million in the corresponding period in 2010.

The cost of services rendered for the three-month period ended March 31, 2011 was $22.2 million, compared with $20.0 million in the corresponding period in 2010, inline with the increase of the service revenues.

Gross profit for the three-month period ended March 31, 2011 was $55.7 million, or 41.5% of revenues, compared with $42.1 million, or 42.1% of revenues, for the corresponding period in 2010. Gross profit for the three-month period ended March 31, 2011 from sales of equipment was $45.3 million, or 44.6% of product sales, compared to $35.9 million, or 48.7% of product sales, for the corresponding period in 2010. Gross profit for the three-month period ended March 31, 2011 from services rendered was $10.3 million, or 31.8% of service revenues, compared with $6.2 million, or 23.6% of service revenues, for the corresponding period in 2010.

Research and development costs for the three-month period ended March 31, 2011 were $20.2 million, compared with $17.1 million in the corresponding period in 2010. This increase reflects the Company’s continued significant investment in the development of new and innovative technologies, including investments in the solar industry through its subsidiary, OLTS. During the three-month period ended March 31, 2011, the Company recorded $0.6 million (compared with

$0.8 million in the corresponding period in 2010) in royalty-free participations in its research and development expenditures from the Israeli Government and a consortium sponsored by the European Union.

Despite a $27.9 million increase in sales of products in the three-month period ended March 31, 2011 compared to the corresponding period in 2010, selling, general and administrative expenses for the three-month period ended March 31, 2011 increased by only $2.9 million to $17.4 million, from $14.5 million in the corresponding period in 2010. The Company was able to leverage its selling, general and administrative infrastructure to generate higher revenues.

The amortization of other intangible assets costs for the three-month period ended March 31, 2011 was $3.1 million, compared with $3.5 million in the corresponding period in 2010. For further information concerning amortization expenses for 2010 and 2009, see “Item 5—Operating and Financial Review and Prospects—Critical Accounting Policies—Goodwill and Acquired Intangible Assets” in our Annual Report on Form 20F.

Net financial expenses for the three-month period ended March 31, 2011 totaled $2.1 million, compared with $2.4 million in the corresponding period in 2010. In the three-month period ended March 31, 2011, interest from the debt service payment obligation to IDB was $1.3 million compared with $1.6 million for the three-month period ended March 31, 2010. The decrease was primarily due to the decrease in the outstanding principal amount of the loan. For the three-month period ended March 31, 2011, the Company recorded a currency translation loss of $0.5 million, compared with a currency translation loss of $0.9 million for the three-month period ended March 31, 2010.

Taxes on income for the three-month period ended March 31, 2011 were $1.8 million, compared with an income tax expense of $1.0 million in the corresponding period in 2010. The effective tax rate for the three-month period ended March 31, 2011 was 14.2% compared to 22.0% in the corresponding period in 2010. The decrease was primarily due to different splits of taxable income between jurisdictions and benefits received from the State of Israel under the Approved and Benefited Enterprises.

Income (loss) from discontinued operations, net of tax, represents the operational loss from the activities of OMS and OMD, as well as the capital gain of approximately $6 million on the sale of OMS. In addition, at March 31, 2011, the Company determined that the carrying amount of OMD’s assets may not be recoverable. As a result, the Company wrote down $3.9 million of OMD’s assets to their estimated fair value. Income from discontinued operations, net of tax, for the three-month period ended March 31, 2011 was $0.1 million, compared with a net loss of $1.9 million in the corresponding period in 2010.

GAAP net income for the three-month period ended March 31, 2011 was $11.2 million, or $0.31 per share (diluted), compared with GAAP net income for the three-month period ended March 31, 2010 of $1.6 million, or $0.05 per share (diluted).

GAAP net income from continuing operations for the three-month period ended March 31, 2011 was $11.1 million, or $0.30 per share (diluted), compared with GAAP net income from continuing operations for the three-month period ended March 31, 2010 of $3.5 million, or $0.1 per share (diluted).

Year ended December 31, 2010 compared to year ended December 31, 2009

The following table sets forth certain financial data as a percentage of revenues for the periods indicated.

	Year ended December 31,
	2010	2009	2008

	%	%	%

Revenues	100.0	100.0	100.0
Cost of revenues	59.1	61.3	60.1

Gross profit	40.9	38.7	39.9

Operating expenses
Research and development costs:
Expenses incurred	15.3	18.4	18.5
Less—government participations	0.5	0.6	0.8

Net research and development costs	14.8	17.8	17.7

Selling, general and administrative expenses	12.5	17.7	17.6
Amortization of intangible assets	2.7	5.5	1.4
In-process research and development charges	—	—	1.6
Restructuring costs	—	—	2.1
Impairment (adjustment of impairment) of goodwill and intellectual property	—	(0.9)	22.9

Total operating expenses	30.0	40.1	63.3

Operating income (loss)	10.9	(1.4)	(23.4)

Financial income (expenses)—net	(1.4)	(3.1)	(0.4)
Income (loss) from continuing operations before taxes on income	9.5	(4.5)	(23.8)

Income tax expenses (benefit)	1.4	(0.1)	0.2

Income (loss) from continuing operations	8.1	(4.4)	(24.0)

Loss from discontinued operations, net of tax	(1.6)	(1.1)	(9.1)

Net income (loss)	6.5	(5.5)	(33.1)
Net income attributable to the non-controlling interest	—	—	(0.1)

Net income (loss) attributable to Orbotech Ltd.	6.5	(5.5)	(33.2)

The Company’s financial results for 2010 reflect the stronger demand for its core PCB and FPD products resulting from increased investments by FPD manufacturers in new fabrication facilities and by PCB manufacturers in both new facilities and existing plant expansions. These investments are, in turn, a function of significantly stronger consumer demand for sophisticated consumer electronic devices, such as LCD televisions, smartphones, tablet computers and other mobile communications and computing devices, the manufacturing of which the advanced and integrated inspection, test and repair technologies embedded in Orbotech’s yield-enhancing and production solutions are designed to facilitate.

Revenues in 2010 were $529.4 million, compared with $359.3 million in 2009, an increase of approximately 47%. Service revenues in 2010 were $119.8 million, compared with $107.5 in 2009,

an increase of approximately 11%, which the Company believes reflected additional revenues generated from the overall increased capacity utilization rates at customers’ manufacturing facilities during 2010.

Revenues from the sale and service of PCB-related equipment for 2010 were $250.0 million, compared with $144.1 million in 2009. This growth in revenues and the associated strengthened demand for the Company’s PCB products reflected the rapid implementation of capacity expansion plans recently undertaken by PCB manufacturers primarily in China, which was driven by significantly higher demand for, and sales of, consumer electronic devices. The Company’s most advanced product offerings, in particular its direct imaging systems, have increasingly become critical tools in enabling PCB manufacturing customers to meet the stringent production requirements inherent in producing these sophisticated consumer electronic devices on a mass production basis. This was evidenced by the sale, during 2010, of 107 Paragon direct imaging systems, significantly more than the 44 systems sold during 2009. In addition, in October 2010, the Company introduced the new Fusion Series AOI systems and the Sprint-100 inkjet legend printer. The Company believes that these, among other factors, led to an improvement in its competitive position in the PCB industry and, as a result, increased revenues from its PCB business, during the year.

Revenues from the sale and service of FPD-related equipment in 2010 increased to $265.6 million from the $201.2 million recorded in 2009. As is typical in the FPD industry, which is characterized by long lead delivery times, FPD revenues recorded by the Company in 2010 were attributable to orders received in the current year and the previous year. During the latter part of 2009, FPD fabrication facilities were running at close to full capacity utilization, with supply and demand in approximate equilibrium, which the Company believes encouraged FPD manufacturers to increase their capital investments in 2010. In the fourth quarter of 2009 the Company commenced delivery of its new generation 8 FPD Array Checker electrical test systems. Upon receiving initial customer acceptances for these systems, which occurred during the second quarter of 2010, the Company recognized revenues from these systems for the first time. During the fourth quarter of 2010, the Company commenced delivery of its EVision series of generation 8 FPD-AOI systems and expects to record revenues from sales of these systems during the first half of 2011.

Revenues from the Company’s Recognition Software segment in 2010 were $13.8 million, slightly less than the $14.1 million recorded in 2009. The Company believes this reflected an element of caution on the part of some of Orbograph’s customers in the wake of the finance and banking-related economic downturn of 2008 and 2009, but that the relative stability in revenues from this part of the Company’s business nevertheless continues to evidence the strong reliance which Orbograph’s customers place upon its innovative solutions and support services.

The increase in the cost of products sold in 2010 of $78.2 million, or 53%, was principally a result of the increased expenditures on materials and components labor costs, overhead and other expenses as a reflection of the increased volume of products sold.

The cost of services rendered in 2010 increased by $14.5 million, or 19.7%, while the increase in revenues from services rendered was $12.3 million, or 11.4%. The cost of materials consumed increased by $4.6 million, reflecting the growing installed base of the Company’s direct imaging systems which generally require a higher turnover of spare parts than other of the Company’s products. The cost of labor and overhead increased by $9.9 million, reflecting increased activity of the Company’s customer support organization as a result of customers’ increased utilization rates, the high level of introduction of new products during the year and increased investments in the Company’s worldwide customer support infrastructure, primarily in Korea and China.

Gross profit for 2010 was $216.5 million, compared with $139.1 million in 2009. Gross profit for 2010 from sales of equipment was $184.9 million, or 45.2% of product sales, compared to $105.4 million, or 41.9% of product sales, during 2009. Gross profit for 2010 from services rendered was $31.6 million, or 26.4%, of service revenues, compared with $33.8 million, or 31.4%, of service revenues, during 2009.

Research and development costs increased to $78.3 million in 2010 from $64.1 million in 2009. This increase was primarily attributable to the continuing investments in developing new products, including those intended for the solar energy industry, as well as investments in new and innovative technologies designed to provide state-of-the-art solutions for the Company PCB and FPD manufacturing customers. During 2010, the Company received $2.9 million (compared with $2.2 million received in 2009) in royalty-free participations in its research and development expenditures from the Israeli Government and from a European Union sponsored consortium.

Selling, general and administrative expenses increased by $2.7 million, or less than 5% to $66.3 million in 2010 from $63.6 million in 2009. This relatively small increase, during a period when revenues grew by approximately 47%, reflected the extent to which the Company was able to leverage its existing global infrastructure to increase sales without a directly proportional increase in selling, general and administrative expenses.

The amortization of other intangible assets, primarily attributable to the acquisition of PDI in 2008, decreased during 2010 to $14.2 million from $19.8 million in 2009. For further information concerning amortization expenses for 2010, 2009 and 2008, see “Operating and financial review and prospects—Operating results—Critical accounting policies and estimates—Goodwill and acquired intangible assets”.

In accordance with accounting guidance, the Company performed its annual evaluation of the goodwill of each reporting unit on September 30, 2010, as a result of which no impairment charges were recorded in 2010.

Net financial expenses totaled $7.3 million in 2010, compared with net financial expenses of $11.1 million in 2009. Despite the increased debt service payment obligations to IDB, which totaled $5.9 million in 2010 compared with $4.3 million in 2009, financial expenses decreased by $3.8 million. This was primarily due to a decrease of $1.8 million in losses from the sale and impairment of securities and the absence of currency translation losses (which were $4.4 million in 2009). In 2010, the Company incurred $0.5 million of costs in connection with factoring letters of credit, compared with costs of $1.0 million incurred in 2009.

Income tax expense for 2010 was $7.4 million, compared with income tax benefit of $0.4 million in 2009. The Company’s effective tax rate for 2010 was 14.7% compared to 0% in 2009. Generally, the Company’s effective tax rate varies largely as a function of income (loss), benefits received from the State of Israel, particularly those relating to Approved Enterprises or Benefiting Enterprises, the split of taxable income between jurisdictions and the changes in various exchange rates to the NIS. See “Operating and financial review and prospects—Effective corporate tax rate”.

The net income attributable to the non-controlling interest was $0.1 million for 2010 compared to $0.2 in 2009 reflecting the Company’s 10% minority interest in Orbograph.

GAAP net income attributable to Orbotech for the year ended December 31, 2010 was $34.1 million, or $0.95 per share (diluted), compared with GAAP net loss attributable to Orbotech of $19.9 million, or $0.58 per share, for the year ended December 31, 2009.

Loss from discontinued operations for 2010 was $8.7 million compared to $3.9 million in 2009. This was attributable to the re-classification during 2010 of OMS and OMD as discontinued operations.

Year ended December 31, 2009 compared to year ended December 31, 2008

The Company’s financial results for 2009 reflected the continuation of a challenging period during which the global economic slowdown and depressed financial conditions continued to impact negatively upon its business. The downturn in the electronics industry resulted in significantly reduced demand for consumer end products (in the manufacture of which the Company’s sophisticated products are used), and consequently, in lower capital expenditures by electronics manufacturers who purchase the Company’s products. This was evidenced in the early part of 2009 when PCB manufacturing facilities were running at very low utilization levels, which also reflected the overall economic uncertainty and the increased continuing difficulties experienced by PCB manufacturing customers in securing credit facilities. During the latter part of 2009, PCB manufacturers reported higher plant utilization rates, leading to increased demand for the Company’s PCB equipment. Although FPD revenues increased to record levels in 2008, due in part to the acquisition of PDI, beginning from the fourth quarter of 2008 and continuing through 2009 the Company experienced a decline in new FPD equipment orders as a result of the global economic downturn. FPD revenues recorded during 2009 were mainly derived from previously ordered systems.

In response to the economic downturn during 2008, during the fourth quarter of that year the Company took specific measures designed to realign its cost infrastructure; namely, the phasing out of its activities in the assembled PCB business, a reduction in its workforce and a temporary reduction in salaries. These salaries were restored to their former levels on and from April 1, 2010. As a consequence of these steps and of the synergies resulting from the acquisition of PDI, the Company implemented measures that resulted in substantial cost savings during 2009.

Revenues in 2009 were $359.3 million (including $103.8 million attributable to the business of PDI), compared with $408.0 million in 2008. Service revenues for 2009 were $107.5 million (including $19.2 million attributable to the business of PDI), compared with $104.5 million in 2008. The decrease in service income (net of PDI-based service income) reflected the effect on the Company’s PCB business of the economic downturn, as a result of which customers were running at low utilization rates during the first half of 2009.

Revenues from the sale and service of PCB-related equipment for 2009 decreased by 34% to $144.1 million from the $217.6 million recorded in 2008. This decrease in revenues reflecting the continued deteriorating economic conditions and ongoing difficulty experienced by PCB manufacturers in accessing credit facilities and, to a lesser extent, the phase out of the Company’s assembled PCB business in late 2008. During the early part of 2009, PCB manufacturing facilities were running at very low utilization levels, which led to record low PCB revenues in the first quarter. However, conditions gradually improved during the year, with PCB manufacturing plant utilization rates increasing mainly due to the higher demand for communications, consumer and computer related products. Throughout this period the Company continued to develop new products and solutions for PCB manufacturers. During 2009 the

Company sold 44 Paragon direct imaging systems, a marked decrease from the 59 sold during 2008. Although revenues from the Company’s PCB products decreased in 2009 compared with 2008, the Company believes that its competitive position in this industry did not deteriorate during this period.

Revenues from the sale and service of FPD-related equipment in 2009 increased to $201.2 million from the $175.1 million recorded in 2008. Of these revenues, $103.8 million were attributable to the business of PDI. As is typical in the FPD industry, which is characterized by long lead delivery times, FPD revenues recorded by the Company in 2009 were attributable to orders received in the current year and in prior years, specifically 2008 and 2007. Beginning from the fourth quarter of 2008 and continuing during most of 2009, the Company experienced a significant decline in new FPD equipment orders, reflecting an approximately 60% decline in capital expenditures by LCD manufacturers in 2009, due mainly to the global economic downturn, which led to lower demand for their products and to excess inventory. During the first half of 2009 existing FPD fabrication plants were being operated at low utilization rates relative to 2008, due to the extensive build up of glass panel inventories following increased capital investments by FPD manufacturers in 2008. In the latter part of 2009, FPD fabrication facilities were running at close to full capacity utilization, with supply and demand in approximate equilibrium. In addition, during 2008 and 2009, certain FPD customers announced the delay of construction schedules or move-in dates for their new fabrication facilities, in some cases extending these dates by six to nine months or into 2010. During the fourth quarter of 2008 and the first quarter of 2009, the Company installed the world’s first generation 10 LCD inspection system at a Sharp Corporation facility. Revenues from these systems were recognized in the second and third quarters of 2009. During the fourth quarter of 2009, the Company received a significant order for its new generation 8 FPD equipment, most of which was delivered in the first half of 2010. These revenues were recorded during the second quarter of 2010.

Revenues from the Company’s Recognition Software segment for 2009 were $14.1 million, compared with $15.3 million recorded in 2008. The relative stability in revenues from this part of the Company’s business, particularly given the finance and banking-related economic downturn, underscored the continuing, strong reliance which Orbograph’s banking and financial institution customers place on the solutions and support services which it offers.

The decrease in the cost of products sold in 2009 of $18.0 million, or 10.9%, was principally a result of the $21.1 million decrease in expenditures on materials and components, principally reflecting the decreased volume of products sold. The increase in labor costs and overhead and other expenses was limited to $3.1 million, notwithstanding the inclusion of a full year of PDI activity and the underutilization of the Company’s manufacturing capacity which resulted from a decrease in equipment orders in light of the economic downturn.

The cost of services rendered in 2009 decreased by $3.7 million, or 4.8%, while the increase in revenues from services rendered was $3.0 million, or 2.9%. The cost of materials consumed increased by $5.5 million, reflecting the growing installed base of the Company’s direct imaging systems and the inclusion of PDI for the full year of 2009. The cost of labor and overhead decreased by $9.3 million, despite the assumption of PDI’s customer support operations commencing from the fourth quarter of 2008, as a result of the steps taken by the Company in the fourth quarter of 2008 to realign its infrastructure to address the difficult economic environment and the operational synergies realized from the acquisition of PDI.

Gross profit for 2009 was $139.1 million, compared with $162.7 million in 2008. Gross profit for 2009 from sales of equipment was $105.4 million, or 41.9% of product sales, compared to $139.0 million, or 45.8% of product sales, during 2008 excluding the inventory write-down in 2008. Gross profit for 2009 from services rendered was $33.8 million, or 31.4%, of service revenues, compared with $27.0 million, or 25.8%, of service revenues, during 2008.

Research and development costs decreased to $64.1 million in 2009 from $72.1 million in 2008. Despite the inclusion of $15.9 million attributable to the first time, full-year consolidation of PDI, the Company reduced its research and development expenses compared with 2008. This was primarily attributable to the phasing out of the PCB assembly business in the fourth quarter of 2008 as well as other cost cutting measures, including scaling back certain research and development projects. Nevertheless, the Company continued to invest significant sums in developing new and innovative technologies and does not believe that the period over period reductions in research and development expenditures weakened its competitive position in the short or long term. During 2009, the Company received $2.2 million (compared with $3.3 million in 2008) in Israeli Government royalty-free participations in its research and development expenditures and royalty-free participations from a consortium sponsored by the European Union.

Selling, general and administrative expenses decreased by $8.1 million, or 11.3% to $63.6 million in 2009 from $71.7 million in 2008. Despite the inclusion of $6.5 million attributable in 2009 due to the first time, full-year consolidation of PDI, the Company succeeded in reducing its selling, general and administrative expenses compared with 2008. This was primarily due to the expense synergies realized in connection with the acquisition of PDI, many of which had been implemented as of January 1, 2009.

The amortization of other intangible assets during 2009 increased to $19.8 million from $5.7 million in 2008, and reflected $18.9 million of amortization which was attributable to the allocated intangible assets arising from the acquisition of PDI in October 2008. For further information concerning amortization expenses for 2009 and 2008, see “Operating and financial review and prospects—Operating results—Critical accounting policies and estimates—Goodwill and acquired intangible assets”.

In accordance with accounting guidance, the Company performed its annual evaluation of the goodwill of each reporting unit on September 30, 2009. The evaluation did not result in the recording of any impairment charges in 2009.

Net financial expenses totaled $11.1 million in 2009, compared with net financial expenses of $1.5 million in 2008. The increase in financial expenses of $9.6 million in 2009 resulted from the Company’s lower cash balances following the acquisition of PDI. In 2009, interest from the debt service payment obligation to IDB was $4.3 million on the $160.0 million loan used to finance part of the acquisition of PDI. For 2009, the Company recorded a currency translation loss of $4.4 million, compared with a currency translation gain of $0.3 million in 2008. In 2009, the Company incurred $1.0 million of costs in connection with factoring letters of credit, compared with $1.4 million incurred in 2008.

Income tax benefit for 2009 was $0.4 million, compared with income tax expense of $0.8 million in 2008. The Company incurred income tax expenses of $0.9 million in 2009; however, this was offset by a benefit of $1.3 million relating to tax losses in 2009. As a result of net loss carry forwards available to the Company, the Company’s effective tax rate for each of 2009 and 2008 was 0%. Generally, the Company’s effective tax rate varies largely as a function of income (loss), benefits received from the State of Israel, particularly those relating to Approved Enterprises or Benefiting Enterprises, the split of taxable income between jurisdictions and the changes in various exchange rates to the NIS. See “Operating and financial review and prospects—Effective corporate tax rate”.

The minority share in profits of a consolidated subsidiary of $0.2 million for both 2009 and 2008 reflected the Company’s 11% minority interest in Orbograph.

GAAP net loss attributable to Orbotech for the year ended December 31, 2009 was $19.9 million, or $0.58 per share, compared with GAAP net loss attributable to Orbotech of $135.3 million, or $4.04 per share, for the year ended December 31, 2008.

Loss from discontinued operations for 2009 was $3.9 million compared to $37.4 million in 2008. This was attributable to the re-classification during 2010 of OMS and OMD as discontinued operations.

Liquidity and capital resources

Three months ended March 31, 2011

The Company’s financial position at March 31, 2011 improved compared with its financial position at December 31, 2010, as equity as a percentage of assets increased to 56.9% as at March 31, 2011, compared with 55.6% as at December 31, 2010.

Cash, cash equivalents, bank deposits and marketable securities increased to $195.1 million at March 31, 2011 from the $184.8 million recorded at December 31, 2010. Following loan repayments of $8 million made by the Company during the three-month period ended March 31, 2011, total debt decreased to $120 million at March 31, 2011 from the $128 million recorded at December 31, 2010. As a result, at March 31, 2011, the net cash position of the Company was $75.1 million compared to $56.8 million at December 31, 2010.

Cash generated from continuing operating activities in the three months ended March 31, 2011, during which period the Company also paid approximately $9 million for 2010 incentive compensation, was approximately $7.9 million. Inventories increased to $114.2 million at March 31, 2011, from $112.8 million at December 31, 2010. This was due primarily to an increase in raw materials and work-in-process inventory. Net trade accounts receivable increased by $11.8 million to $165.3 million at March 31, 2011, from $153.5 million at year end 2010, reflecting the increase in revenues. The period that trade receivables were outstanding at March 31, 2011 remained unchanged compared to the end of 2010. The Company did not record any significant bad debts during the three month period ended March 31, 2011 and its allowance for doubtful accounts was $6.8 million, or 4.0% of outstanding receivables, at period end. Aggregate accounts payable and accruals increased to $110.1 million, from their December 31, 2010 level of $106.2 million.

During the three-month period ended March 31, 2011, the Company used $1.2 million for capital expenditures.

During the three-month period ended March 31, 2011, the Company invested $2 million in cash in OLTS and provided OLTS with other resources and support. As a result the Company increased its ownership percentage of OLTS to approximately 68.4% on a fully diluted basis as of March 31, 2011 and it expects that its ownership percentage of OLTS will reach approximately 71.6%, on a fully-diluted basis, by the end of 2011.

Off-Balance Sheet Arrangements

The Company does not use off-balance sheet arrangements or transactions with unconsolidated, limited-purpose entities to provide liquidity, financing or credit support or to engage in leasing, hedging or research and development activities or which would expose the Company to liability that is not reflected on the face of its financial statements.

Disclosure of Contractual Obligations

There have been no material changes outside the ordinary course of the Company’s business in connection with its contractual obligations.

Year ended December 31, 2010

The Company’s financial position at December 31, 2010 improved compared with its financial position at December 31, 2009, as equity as a percentage of assets increased to 55.6%, compared with 51.6% at the end of 2009.

Cash, cash equivalents, short-term bank deposits and marketable securities increased to $184.8 million at December 31, 2010 from the $174.0 million recorded at December 31, 2009. Total debt was $128.0 million, which is the non-repaid portion of the amount the Company initially borrowed in September 2008 under the Loan Agreements and used as part of the financing for the acquisition of PDI. As a result, at December 31, 2010, the net cash position of the Company was $56.8 million.

Cash generated from operating activities in 2010 was approximately $49.1 million. Inventories increased to $112.8 million at December 31, 2010, from $94.3 million at December 31, 2009. This was due primarily to an increase in raw materials and finished goods inventory necessary to support the increased strong demand for the Company’s products. Net trade accounts receivable increased by $5.6 million, to $153.5 million at December 31, 2010 from $147.9 million at year end 2009. The small increase in accounts receivable reflects strong collections during the year despite the fact that revenues increased by approximately 47% from 2009 to 2010. The period trade receivables were outstanding at December 31, 2010 (calculated by dividing: (A) the product of: (i) trade receivables at period end; and (ii) 365; by (B) the aggregate of the previous four quarter revenues) decreased to 106 days on December 31, 2010 from 150 days on December 31, 2009. The Company did not record any significant bad debts during 2010 and its allowance for doubtful accounts was $7.5 million or 4.7% of outstanding receivables at December 31, 2010. Aggregate accounts payable and accruals increased to $81.8 million from their December 31, 2009 level of $74.3 million, primarily due to the increased business levels in 2010. Deferred income increased by $7.1 million to $24.4 million at December 31, 2010, which was also attributable to the increased business levels in 2010.

During 2010, the Company used $6.8 million for capital expenditures and received $0.9 million from the exercise of stock options.

During 2010, the Company invested $7.2 million in cash in OLTS and provided OLTS with other resources and support. The Company has committed to invest an additional $5.0 million in OLTS in 2011 and may in the future make additional purchases of equity interest units. During 2010, the Company and OLTS entered into a loan agreement pursuant to which OLTS may borrow from the Company up to $3.0 million. Any amount extended under this loan agreement will be secured by a security interest on all of OLTS’s assets and rights, including its intellectual property. As of December 31, 2010, no amount had been borrowed under this loan agreement.

A portion of OLTS’s equity interest is held by the two developers of certain of OLTS’s technology. The Company has granted each of these two developers a put option to sell a portion of his holdings in OLTS to the Company. There is a limit on the number of equity interest units that these two developers may require the Company to purchase, upon exercise of this put option, during any twelve month period. These put options will expire on December 31, 2014. The purchase price to be paid by the Company upon the exercise of this put option will be based initially on the Company’s valuation of OLTS used in the framework of equity investments in OLTS prior to exercise of the put option. Upon the achievement of a certain financial milestone by OLTS, the purchase price shall be equal to the fair market value of the equity interest being sold, as determined by an external appraiser. During 2010, these put options were exercised by the two developers and the Company purchased a portion of their equity interests in OLTS for approximately $0.7 million in cash. In addition to the put options referred to above, each of the two developers was granted an additional put option to sell his holdings in OLTS to, at the Company’s election, the Company and/or OLTS. These additional put options shall become exercisable starting in 2015, subject to the achievement of a certain financial milestone by OLTS in the fiscal year immediately preceding the year in which the put option is exercised. The purchase price to be paid by the Company upon the exercise of this put option shall be equal to the fair market value of the equity interest being sold, as determined by an external appraiser. There is a limit on the number of equity interest units that the two developers may require the Company to purchase, upon exercise of these put options, each year. Both put options shall expire upon the earlier of an initial public offering, merger and acquisition transaction or a third party investment in OLTS that results in such third party holding at least 5% of OLTS’s equity interest.

As a result of the Company’s expenditures, commitments and purchase of equity interests, the Company increased its ownership percentage of OLTS to approximately 66% on a fully diluted basis as of December 31, 2010, and it expects that its ownership percentage of OLTS will reach approximately 71.6%, on a fully-diluted basis, during 2011.

In connection with the acquisition of PDI, Orbotech Ltd. entered into the Loan Agreements and utilized $160.0 million of its credit facilities thereunder to finance, in part, the acquisition of PDI, of which $128.0 million was outstanding at December 31, 2010 as long-term borrowings repayable over the five-year period ending December 21, 2014. In the first three months of 2011, the Company repaid $8 million principal amount under the Loan Agreements, and a net remaining principal amount of $120 million was outstanding as of March 31, 2011 as long-term borrowings repayable over the five-year period ending December 21, 2014. An amount of up to $25.0 million of the credit facility will remain available until January 29, 2012 for short-term borrowings only, at which time any such short-term borrowings must be repaid and such additional $25.0 million credit facility will terminate. The Loan Agreements include a non-utilization fee due quarterly with respect to the unused amount of the additional $25.0 million short-term credit facility described above. Until December 31, 2010, this fee was 0.3% per annum, between January 1, 2011 and February 14, 2011, no fee was payable and beginning February 15, 2011 through January 29, 2012, this fee is 0.2% per annum. In addition, the Company paid customary fees in connection with entering into the Loan Agreements. The interest rate with respect to $48.0 million of the long-term borrowings outstanding at December 31, 2010 is a fixed rate of 4.88%. The same fixed interest rate applies to $45 million of the long-term borrowings outstanding at March 31, 2011. The interest rate on the remaining $80.0 million and $75 million of the long-term borrowings outstanding at December 31, 2010 and March 31, 2011, respectively, and on the additional $25.0 million short-term credit facility described above, is a variable interest rate and is based on IDB’s cost plus a margin which is 2% for long-term borrowings and 1.5% for short-term borrowings. In 2010, the Company’s debt service payment obligations were $5.9 million, reflecting interest on the loan under the Loan Agreements for 2010 at a rate of 4.1%, and in the three months ended March 31, 2011, the Company’s debt service payment obligations were $1.3 million, reflecting interest on the loan under the Loan Agreements for 2011 at a rate of 3.9%. The actual interest rate on the outstanding variable rate debt at December 31, 2010 and March 31, 2011 was 3.3%. A 1/8% change in the annual interest rate would change the annual interest expense on the variable rate portion of the long-term borrowings under the credit facility by approximately $94,000.

The Loan Agreements contain provisions pursuant to which Orbotech Ltd. has agreed to comply with various affirmative and negative covenants, including certain financial covenants, reporting requirements and covenants that restrict the creation of charges and pledges (other than certain specific charges as listed therein) on its assets in favor of others, the sale of certain assets and certain acquisition and merger activities without IDB’s consent. These covenants generally apply until the credit facility is repaid in full. The financial covenants require that the Company’s equity (defined according to the Company’s audited financial statements as including loans made by the shareholders to the Company that are subordinate to the bank financing after deducting loans made by the Company to the shareholders and shareholder withdrawals of any type whatsoever) (i) for each quarter in 2009 and 2010 shall be no less than the greater of $250.0 million or 30% of the total assets as reflected on the Company’s consolidated balance sheet, and (ii) for each quarter commencing from the consolidated balance sheet as of March 31, 2011 shall be no less than the greater of $300.0 million or 30% of the total assets as reflected on the Company’s consolidated balance sheet. The financial covenants also require that the Company’s annual consolidated EBITDA (as defined below) commencing from the year 2011 (with respect to the annual period ended December 31, 2011) and onwards shall be no less than $40.0 million. This covenant is tested annually by reference to the consolidated financial statements as of the end of each calendar year. The financial covenants also require that the ratio between the Company’s Financial Debt (as defined below) and EBITDA beginning as of December 31, 2011 shall not exceed five. EBITDA and our other non-GAAP measures are described below.

For purposes of the Loan Agreements, “EBITDA” is defined as the cumulative amount of the Company’s operating income (loss) from current operations as determined pursuant to its consolidated financial statements with respect to the four consecutive calendar quarters ending on the date of the Company’s latest financial statements, before financial income (expenses) (i.e., interest, linkage differentials, exchange rate differentials and fees) and taxes and after adding depreciation and amortization costs of fixed assets and intangible assets, write-downs and impairment charges of investments, tangible assets, goodwill, intellectual property and other intangible assets, inventory write-offs, compensation costs for equity awards, in-process research and development charges (not including current research and development expenses), charges due to changes in accounting principles, restructuring charges and losses (gains) from discontinued operations. The Company’s EBITDA (as defined), calculated in accordance with the foregoing, for 2010 was $85.9 million, and was $21.2 million for the three months ended March 31, 2011.

The below table reconciles GAAP results to EBITDA as determined in accordance with the Loan Agreements for the three months ended March 31, 2011 and 2010 and the twelve months ended December 31, 2010, 2009 and 2008. As noted above, the financial covenant with respect to EBITDA did not become applicable until 2011.

	Three months ended March 31,		Year ended December 31,
U.S. dollars in thousands	2011	2010	2010	2009	2008

Net income attributable to Orbotech Ltd.	$11,196	$1,611	$34,145	$(19,924)	$(135,305)
Equity based compensation expenses	1,057	1,376	4,725	6,445	5,275
Income tax expense (benefit)	1,830	998	7,397	(372)	800
Financial expenses	2,123	2,391	7,284	11,090	1,474
Fixed asset depreciation	2,019	2,406	9,489	10,129	8,963
Intellectual property amortization	3,071	3,544	14,176	19,848	5,743
In-process research and development charges	—	—			6,537
Restructuring charges	—	—			8,621
Impairment (adjustment of impairment) of goodwill	—	—		(3,300)	93,368
Loss (income) from discontinued operations, net of tax	(108)	1,940	8,717	3,914	37,391

EBITDA (as defined)	$21,188	$14,266	$85,933	$27,830	$32,867

For an explanation of the limitations of EBITDA, see the information under the heading “Certain Non-GAAP Information” below.

For purposes of the Loan Agreements, ‘Financial Debt’ is defined as the Company’s liabilities to banks, financial institutions, affiliates, financial leasing and/or through the issue of debt securities. Financial Debt as of December 31, 2010 and March 31, 2011 was $128.0 million and $120.0 million, respectively, and consisted of the Company’s debt to IDB under the Loan Agreements.

In addition, commencing as of January 1, 2010, the Company became required at all times to keep and maintain a cash reserve (or cash equivalent) that is free and clear of any liens, charges or pledges (other than in favor of IDB) in an aggregate amount exceeding the total amount of the principal and interest due on its Financial Debt within the immediately following one year period, as determined by reference to the Company’s consolidated balance sheet. This provision does not apply to the additional $25.0 million short-term credit facility described above.

If the Company is unable to comply with the applicable covenants, IDB will be entitled to accelerate the Company’s repayments of borrowings under the Loan Agreements and would not be required to extend additional credit to the Company. In addition, the Loan Agreements also contain customary provisions allowing for acceleration of repayment of all amounts outstanding under the Loan Agreements as well as provisions allowing IDB to accelerate repayment in certain other situations, including if an event shall have occurred and/or circumstances exist and/or any situations exist which, in IDB’s opinion, may materially prejudice the Company’s value and substantially jeopardize the Company’s ability to repay amounts outstanding under the Loan Agreements or if, in IDB’s opinion, a material deterioration has occurred in the Company’s economic condition and/or financial repayment capacity, which substantially jeopardizes the Company’s ability to repay amounts outstanding under the Loan Agreements.

As part of the Loan Agreements, Orbotech Ltd. created a floating charge on all of its assets and a fixed charge was created on the shares of PDI held by Orbotech, Inc. as security for repayment of amounts under the Loan Agreements. The agreements creating the security interests in favor of IDB contain customary terms and provisions.

The Company performs certain forward transactions and other related activities, primarily with respect to currency hedging, and factoring activities (the “Hapoalim Banking Activities”), with Bank Hapoalim Ltd. (“Hapoalim”). In connection with these activities, the Company is exposed to certain risks of loss. Hapoalim has granted the Company an approved credit risk limit of up to an aggregate amount of US$22.0 million. To secure this credit risk, on October 21, 2010, Orbotech Ltd. issued a debenture in favor of Hapoalim (the “Hapoalim Debenture”) under which an additional floating charge on all of its assets, ranking equally with that granted to IDB, was created in favor of Hapoalim. In addition, Orbotech Ltd. has agreed to comply with various operating covenants, including certain reporting requirements, covenants that restrict the creation of charges and pledges on its assets in favor of third parties, the sale of certain assets and certain acquisition and merger activities, without Hapoalim’s consent. The Hapoalim Debenture also contains customary provisions allowing for acceleration of repayment of all amounts owed for positions taken by the Company in connection with the Hapoalim Banking Activities.

The Company routinely receives letters of credit or promissory notes in connection with the sale of products in the Far East and Japan. From time to time, it sells some of these letters of credit and promissory notes to third parties at a discount in return for cash. During the first three months of 2011, the Company sold approximately $17.1 million of these instruments and received cash proceeds of approximately $17.0 million.

The Company uses financial instruments and derivatives in order to limit its exposure to risks arising from changes in foreign currency exchange rates. The use of such instruments does not expose the Company to additional exchange rate risks since the derivatives are held against an asset (for example, excess assets in Euros). For more information, see “Item 11—Quantitative and Qualitative Disclosures about Market Risk” in our Annual Report on Form 20F. The Company’s policy in utilizing these financial instruments is to protect the Dollar value of its cash, cash equivalent and marketable securities assets rather than to serve as a source of income. For information as to monetary balances in non-Dollar currencies, see Note 5 to the unaudited interim financial statements.

The Company is not aware of any material commitments for capital expenditures in the future and believes that its currently available cash and cash equivalents and funds generated from operations together with available credit under the Loan Agreements will be sufficient to meet its working capital requirements for the next twelve months.

For more information about certain of the terms of the Loan Agreements and related documents and of the Hapoalim Debenture, including certain risks related to the Loan Agreements and the Hapoalim Debenture, see, “Item 3—Key Information—Risk Factors—Our leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or the industries that we serve and prevent us from meeting our obligations under our indebtedness. In addition, because a significant portion of our indebtedness is variable rate debt, our interest expense would increase if interest rates rise. We also may not be able to generate sufficient cash to service all of our indebtedness”, “—The Loan

Agreements and the Hapoalim Debenture impose significant operating and financial restrictions, which could have a material adverse effect on our business, financial condition, results of operations or cash flows” and “—We face intense competition in our business, which may result in decreased demand or prices for our products and services” and “Item 10—Additional Information—Material Contracts” in our Annual Report on Form 20-F.

Certain Non-GAAP Information

Non-GAAP net income from continuing operations for 2010 was $61.8 million, or $1.73 per share (diluted), compared with non-GAAP net income from continuing operations for 2009 of $7.0 million, or $0.20 per share (diluted). Non-GAAP net income from continuing operations for the three months ended March 31, 2011 was $15.2 million, or $0.42 per share (diluted), compared with non-GAAP net income from continuing operations for the three months ended March 31, 2010 of $8.5 million, or $0.24 per share (diluted). The below table (the “Reconciliation”) reconciles GAAP to non-GAAP results from continuing operations for the three months ended March 31, 2011 and 2010, and the years ended December 31, 2010, 2009 and 2008.

In this prospectus, the Company presents certain non-GAAP measures, including non-GAAP net income and non-GAAP earnings per share, which are described in the Reconciliation. Each measure presented below excludes charges or income, as applicable, related to one or more of the following: (i) equity-based compensation expenses; (ii) certain items associated with acquisitions, including amortization of intangibles; (iii) restructuring and asset impairments; (iv) a gain representing additional consideration from the sale of Salvador, which was owned by PDI at the time of the acquisition of PDI; (v) loss from discontinued operations and (vi) tax credits relating to the above items, in each case, as described in more detail in the Reconciliation.

Management regularly uses these non-GAAP measures to evaluate the Company’s operating and financial performance in light of business objectives and for planning purposes. In addition, these non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. The Company also presents EBITDA, which is the basis of its covenant compliance under the Loan Agreements and the importance of such compliance is described below. None of these non-GAAP measures is prepared in accordance with GAAP and they may differ from non-GAAP measures reported by other companies. The Company believes that these measures enhance investors’ ability to review and understand trends in the Company’s business from the same perspective as management and understand covenant compliance. If the Company does not comply with the covenants under the Loan Agreements this may, among other things, limit the Company’s ability to run its business. The Company believes its presentation of some of these non-GAAP measures facilitates comparisons between periods because they exclude certain unusual financial expenses and non-recurring income items. However, the non-GAAP measures presented are subject to limitations as analytical tools, and are not meant to be considered in isolation or as a substitute for the comparable GAAP measures to which they are reconciled. They should be read only in conjunction with the financial statements, which are prepared in accordance with GAAP, except as otherwise described therein. Some of the limitations of our non-GAAP measures, including EBITDA, are:

•	they do not include equity-based compensation, as further described below, and certain other non-cash charges;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and non-GAAP measures do not reflect any cash requirements for such replacements;

•	they do not reflect every cash expenditure, such as tax payments, that are required to be paid in cash and could be material to the Company;

•	they do not reflect changes in, or cash requirements for, working capital needs;

•	they do not reflect the interest expense or the cash requirements necessary to service interest or principal payments under the Loan Agreements;

•	they do not reflect the impact of income or charges resulting from matters the Company considers not to be indicative of its ongoing operations; and

•	other companies may calculate these measures differently than Orbotech does, limiting their usefulness as a comparative tool.

The effect of equity-based compensation expenses has been excluded from the non-GAAP net income measure. Although equity-based compensation is a key incentive offered to employees, and the Company believes such compensation contributed to the revenues earned during the periods presented and also believes it will contribute to the generation of future period revenues, the Company continues to evaluate its business performance excluding equity based compensation expenses. Equity based compensation expenses are expected to recur in future periods.

The effects of amortization of intangible assets, in-process research and development charges and impairment charges have also been excluded from the non-GAAP net income measure. These items are inconsistent in amount and frequency and are significantly affected by the timing and size of acquisitions. These items were significantly higher in the fourth quarter of 2008, primarily as a result of the Company’s acquisitions, including the acquisition of PDI. The use of intangible assets contributed to revenues earned during the periods presented and will also contribute to future period revenues. Amortization of intangible assets will recur in future periods and the Company may be required to record additional impairment charges in the future. The Company believes that it is useful for investors to understand the effects of these items on total operating expenses. Although these expenses are non-recurring with respect to past acquisitions, these types of expenses will generally be incurred in connection with any future acquisitions. Restructuring expenses relate to realignment initiatives announced in 2008.

Reconciliation of GAAP to non-GAAP results from continuing operations

	Three months ended March 31,		Year ended December 31,
U.S. dollars in thousands (except per share data)	2011	2010	2010	2009	2008

Reported net income (loss) attributable to Orbotech Ltd. on GAAP basis	11,196	$1,611	$34,145	$(19,924)	$(135,305)

Non-operating income (expenses):
Financial expenses	(2,123)	(2,391)	(7,284)	(11,090)	(1,474)
Income tax (expenses) benefit	(1,830)	(998)	(7,397)	372	(800)
Net profit (loss) attributable to the non-controlling interest	—	17	(144)	(168)	(232)
Income (loss) from discontinued operations, net of tax (1)	108	(1,940)	(8,717)	(3,914)	(37,391)

	(3,845)	(5,312)	(23,542)	(14,800)	(39,897)

Reported operating income (loss) on GAAP basis	15,041	$6,923	$57,687	$(5,124)	$(95,408)
Equity based compensation expenses	1,057	1,376	4,725	6,445	5,275
Amortization of intangible assets	3,071	3,544	14,176	19,848	5,743
In-process research and development charges (2)	—	—			6,537
Restructuring charges (3)	—	—			8,621
Adjustment of impairment of goodwill (4)	—	—		(3,300)	93,368

Non-GAAP operating income	19,169	11,843	$76,588	$17,869	$24,136
Non-operating expenses	(3,845)	(5,312)	(23,542)	(14,800)	(39,897)
Income (loss) from discontinued operations, net of tax (1)	108	(1,940)	(8,717)	(3,914)	(37,391)

Non-GAAP net income from continuing operations	15,216	8,471	$61,763	$6,983	$21,630

Non-GAAP net income from continuing operations per share—diluted	$0.42	$0.24	$1.73	$0.20	$0.62

Shares used in net income per share calculation	36,458	35,641	35,778	35,076	34,743

(1)	The loss from discontinued operations, net of tax of $8,717,000 in 2010, $3,914,000 in 2009 and $37,391,000 in 2008, was attributable to the re-classification during 2010 of OMS and OMD as discontinued operations.

(2)	In-process research and development charges in 2008 were associated with the acquisition of PDI.

(3)	The restructuring charge of $8,621,000 in 2008 relates to reductions in the Company’s workforce and rationalizations of certain of its research and development, manufacturing and operating activities, in order to realign the Company’s infrastructure.

(4)	The adjustment of impairment of goodwill of $3.3 million recorded in June 2009 represents additional consideration from the sale of Salvador which was owned by PDI at the time of the acquisition of PDI in 2008.

The Company routinely receives letters of credit or promissory notes in connection with the sale of products in the Far East and Japan. From time to time, it sells some of these letters of credit and promissory notes to third parties at a discount in return for cash. During 2010, the Company sold approximately $51.5 million of these instruments and received cash proceeds of approximately $51.3 million.

The Company uses financial instruments and derivatives in order to limit its exposure to risks arising from changes in foreign currency exchange rates. The use of such instruments does not expose the Company to additional exchange rate risks since the derivatives are held against an asset (for example, excess assets in Euros). See “Item 11—Quantitative and Qualitative Disclosures About Market Risk” in our Annual Report on Form 20-F. The Company’s policy in utilizing these financial instruments is to protect the Dollar value of its cash, cash equivalent and marketable securities assets rather than to serve as a source of income. For information as to monetary balances in non-Dollar currencies, see Note 12 to the audited financial statements.

The Company is not aware of any material commitments for capital expenditures in the future and believes that its currently available cash and cash equivalents, funds generated from operations and the proceeds of this offering together with available credit under the Loan Agreements will be sufficient to meet its working capital requirements for the next twelve months.

Research and development, patents and licenses, etc.

Research and development policy

The Company places considerable emphasis on research and development projects designed to upgrade its existing product lines and to develop new technologies and additional industrial and service applications of its existing technologies. Research and development expenses are incurred prior to the time that revenue is generated from new products. It may take many years to realize the benefit of research and development expense, if any is realized at all. As of December 31, 2010, 456 employees were engaged primarily in research and development for the Company.

The following table shows the total research and development expenditures of the Company and participations in such expenditures (mainly by the Government of Israel) for the periods indicated:

	Year ended December 31,
(in thousands)	2010	2009	2008

Internally-funded research and development expenditures	$78,327	$64,106	$72,072

Governmental participations	2,864	2,212	3,281

Total outlay for research and development	$81,191	$66,318	$75,353

The governmental participations in the year ended December 31, 2010 represent funding of $2,399,000 by the OCS through a royalty-free program for the development of generic technologies and $465,000 by the Commission of the European Community.

Israeli Government consent is required to manufacture products developed with OCS participations outside of Israel and to transfer to third parties know-how developed through projects in which the Israeli Government participates. Such restrictions do not apply to the export from Israel of the Company’s products developed with such know-how.

Intellectual Property

To safeguard its proprietary product design and technology, the Company relies, in part, on patent, trade secret, trademark and copyright law, as well as technical safeguards. Proprietary software is generally protected under copyright law. Additionally, the Company relies upon trade secrets and regularly enters into non-disclosure agreements with its employees, subcontractors and potential business associates. As of January 31, 2011, the Company held 150 United States patents, and approximately 122 corresponding non-United States patents, and had 42 United States patent applications, and approximately 204 non-United States patent applications, pending.

Notwithstanding the above, there can be no assurance that any patent owned or licensed by the Company will not be invalidated, designed around, challenged or licensed to others, that any of the Company’s pending or future patent applications will be issued with the scope of the claims sought by the Company, if at all, or that non-disclosure agreements will not be breached. In addition, patent coverage may not be extended to all countries, and effective copyright and trade secret protection may be unavailable or limited in certain countries. There can also be no assurance that the steps taken by the Company will prevent misappropriation of its technology. It is also possible that technology developed by the Company may be infringing on patents or other rights held by others. The Company has received in the past, and may in the future receive, communications asserting that the technology used in some of its products requires third-party licenses. Any infringement claims, whether or not meritorious, could result in costly litigation or arbitration and divert the attention of technical and management personnel. Any adverse outcome in any litigation alleging infringement could result in the loss of proprietary rights, require the Company to develop non-infringing technology or enter into royalty or licensing agreements (which it may not be successful in achieving) or prevent the Company from manufacturing or selling its products.

The Company has in the past received and may receive in the future notifications from customers with respect to possible indemnification or other action by the Company in connection with intellectual property claims resulting from use of the Company’s products. The Company typically undertakes, subject to various contractual conditions and other limitations, to defend intellectual property claims against customers arising from the purchase and use of its products. The Company’s obligations under these agreements generally provide that the Company may, at its option, either obtain the right to continue using the products or modify them and, in some cases, take back the products with a refund to the customer. To date, no demands have been made by customers seeking indemnification against the Company with respect to intellectual property claims.

Although the Company continues actively to pursue the protection of its intellectual property in the belief that its patents have significant value, it also believes that rapid technological improvement and factors such as the knowledge and experience of the Company’s management personnel and employees and their continued ability to define, develop, enhance and market new products and services afford additional protection which may, in some instances, exceed patent protection.

Trend information

Towards the end of 2009 and into the beginning of 2010, global economic conditions began a gradual recovery which gained momentum throughout 2010. These improving conditions led to a significant increase in demand for consumer end products, which drove expansion in the electronics industry, particularly in the Far East. As a result of this demand, the industry experienced greater capital expenditures by electronics manufacturers. The Company’s products are a critical component in the manufacture of electronic products and, as a result, these capital expenditures gave rise to a substantial improvement in the Company’s business in 2010. The Company anticipates an improvement in the level of its business in 2011 compared with 2010. Nevertheless, conditions in the electronics industry, particularly in the Far East, are closely tied to the global economic climate, and any downturn with respect thereto would negatively impact the electronics industry and the Company’s business.

During the latter part of 2010, the FPD industry experienced lower capacity utilization rates than had been prevalent in the earlier part of the year, causing a slight oversupply of panels and lowering of panel prices, and reportedly leading to reduced margins of FPD manufacturers. Recently, utilization rates have begun to recover and certain FPD manufacturers have announced increased capital expenditure plans. In 2011, FPD manufacturers are expected to invest in new FPD facilities, mainly in China, and in upgrades of existing facilities to accommodate new and advanced technologies. The Company anticipates that 2011 revenues from its FPD products will be at levels similar to 2010.

The Company’s FPD orders consist of product orders for which written authorizations have been accepted and assigned shipment dates for such orders are expected within the ensuing six to twelve months. Orbotech does not include maintenance revenues in its determination of orders for this purpose. Orders on any particular date are not necessarily indicative of actual sales for any succeeding period, as customers may delay delivery of products or cancel orders prior to shipment. Generally, such orders represent a substantial portion of revenue from the sale of FPD products in a twelve month period, and Orbotech expects to realize as revenue a substantial portion of its existing orders in 2011.

The economic recovery fuelled an increase in global PCB production, which is estimated to have grown by approximately 22% in 2010, based on the dollar value of production. This was reflected in significant investments by PCB manufacturers, both in new fabrication plants and in expanding and upgrading existing plants, which led to an increase of 74% in the Company’s PCB related business in 2010 compared to 2009. In 2010, the largest growth factor in the Company’s PCB-related revenues was its laser-based direct imaging systems, which have now became an almost indispensable tool in the mass production of high density interconnect PCBs. The Company anticipates that in 2011, growth in its PCB business will continue to be driven by demand for these yield-enhancing and production solutions and by its technologically advanced inkjet and automated optical repair products.

The Company’s gross profit margin during 2010 was approximately 41%. The Company expects that it will experience continued pricing pressure, stemming mainly from competitive factors, and that there will be certain non-recurring additional costs associated with its shift towards manufacturing in the Far East. Nevertheless, it believes that the overall lower manufacturing cost environment in the Far East, the continued positive effects of the cost reduction steps taken in 2008 and 2009 and the improved utilization rates at its facilities will lead to slightly improved margins in its business during 2011 as compared with 2010.

During 2011, the Company intends to continue to invest in its long-term research and development program at a level similar to its 2010 investments. Its plans include focusing on expanding and improving its portfolio of PCB, FPD and character recognition products and solutions, as well as other new technologies, including for the solar energy industry. The Company believes that its longstanding policy of consistent, steady and selective investments in research and development will enable it to continue to serve its customers throughout varied business cycles and to capitalize on business conditions.

The Company intends to continue to pursue acquisitions to expand its product offerings to its existing PCB and FPD customers, enter new industries and broaden and develop its character recognition, artificial intelligence and related forms processing software platform.

In anticipation of a growing trend towards FPD manufacturing in China, the Company has been pursuing a process of shifting certain of its operations closer to its largest customers located in that country and it expects during 2011 to benefit from its already well established and extensive local infrastructure and broad operating experience there. In addition, the Company anticipates that its PCB business will also benefit from this positioning, as PCB production in China shifts towards higher end technology in response to the increasing consumer demand for electronic devices such as smartphones and tablet computers. As a result of this geographic trend, the Company will become increasingly exposed to foreign currencies which may cause volatility in its results of operations.

Off-balance sheet arrangements

The Company does not use off-balance sheet arrangements or transactions with unconsolidated, limited-purpose entities to provide liquidity, financing or credit support or to engage in leasing, hedging or research and development activities or which would expose the Company to liability that is not reflected on the face of the financial statements. The Company is not a party to any ‘off-balance sheet arrangements’ which are required to be disclosed under the applicable rules of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”).

Tabular disclosure of contractual obligations

The following table summarizes the Company’s contractual obligations as at December 31, 2010:

(Dollars in millions)	Payment due
	Total	At December 31, 2010	in 2011	2011 - 2013	2014 - 2015	2016 and beyond

Contractual Obligations:
Operating leases	36.4	36.4	9.6	22.8	10.2	3.4
Purchase obligations	90.6	90.6	90.6	90.6	—	—
Loan Agreements	128.0	128.0	32.0	96.0	32.0	—

Total	255.0	255.0	132.2	209.4	42.2	3.4

Operating lease obligations represent commitments under various commercial facility and vehicle leases. Purchase obligations mainly represent outstanding purchase commitments for inventory components ordered in the normal course of business. Loan Agreements obligations represent repayment of principal under the Loan Agreements and do not include interest payments due thereunder. The Company is not a party to any capital leases.

The Company adopted the applicable accounting guidance governing uncertain tax positions as of January 1, 2007. The total amount of gross unrecognized tax benefits for uncertain tax positions, including positions impacting only the timing of tax benefits, was $18.3 million at December 31, 2010, of which $12.7 million was classified as long-term liabilities and $5.6 million was classified as short-term liabilities. Payment of these obligations would result from settlements with taxing authorities. Due to the difficulty in determining the timing of settlements, these uncertain tax position obligations are not included in the table above.

Business

General

Company overview

We are a leading global provider of yield-enhancing and production solutions for PCBs, which are used in virtually all electronic equipment, including smartphones, tablets and other mobile electronic devices, and for LCDs and touch screens. We design, develop, manufacture and market inspection, test, repair and production solutions, with PCB and FPD manufacturers as our main customers. For over 30 years, we have built our global installed base of systems at customers which include leading PCB, as well as virtually all FPD, manufacturers, for whom our solutions are designed to optimize production yields, improve throughput and increase production process cost effectiveness.

We offer a technologically advanced end-to-end solutions portfolio to address yield management at various manufacturing stages for both PCBs and FPDs. Our products include AOI, AOR, CAM and engineering solutions, imaging and production products for PCB manufacturing, as well as AOI, test, repair and process monitoring systems for FPD manufacturing. We also develop and market character recognition solutions, primarily to banks and other financial institutions, for use in check and forms processing. Additionally, we are engaged in the research and development of products for the deposition of anti-reflective coating on crystalline silicon photovoltaic wafers for solar energy panels. We believe that approximately 47%, 50% and 3%, respectively, of our 2010 revenues and approximately 59%, 39% and 2%, respectively, of our revenues for the three months ended March 31, 2011 were derived from the sale of products and services in our PCB, FPD and character recognition businesses.

Recently, consumer end markets have been experiencing a fundamental shift in technology complexity, driven primarily by the proliferation of high-end mobile devices such as smartphones and tablets, as well as by the growing demand for large-size, internet enabled, three-dimensional LCD televisions. This shift has emphasized the importance of production quality because production is more challenging and there are increased costs of lower yields compared to less technologically advanced devices. We believe approximately 23%, 42%, 18% and 17%, respectively, of our 2010 revenues were derived from sales of our products that were used by our customers in the manufacture of mobile phones and tablets; LCD televisions; automotive, communication, medical and other electronic devices; and personal computers.

We sell our solutions to PCB manufacturers globally, including first-tier electronics companies and, as of December 31, 2010, we had an installed base of over 9,000 PCB systems. Our FPD manufacturing customers include the major LCD manufacturers and, as of December 31, 2010, we had an installed base of over 1,400 FPD systems. Most of our PCB customers enter into service and maintenance agreements with us after the expiration of the warranty period with respect to our installed base of PCB products. In addition, we provide utilization-based service arrangements for our FPD customers. We believe our proximity to our customers, together with our large installed base of products and ongoing service arrangements, enable us to understand and address our customers’ rapidly changing technological and capacity needs. Approximately 23% of our 2010 revenues were derived from the service and support of our installed base of products.

We have long maintained our leadership position, with a specific focus on the high-end industry segments. For the past 30 years, we believe we have consistently been the first to market in most key technological cycles in the industries served by our products by continually investing in research and development and by working with our customers to understand their current and anticipated technological requirements. As of December 31, 2010, our intellectual property portfolio consisted of approximately 520 patents and patent applications worldwide. Our yield-enhancing and production solutions are designed to increase our customers’ production yields and significantly reduce their costs. We have also established a strong global footprint, which enables us to be close to our key customers to provide them with real-time support.

Industry trends

We believe that the current trends in mobile devices and LCD television consumer products will drive the need for production, inspection, test and repair solutions that are able to address the cutting edge technology embedded in these types of electronic products. We believe that strong growth in key consumer end markets will drive the need for more advanced manufacturing combined with yield management capabilities to contain costs. We believe that this need will lead manufacturers to make significant capital investments in the near future. We believe the key growth elements are:

•	the increase in demand for smartphones, tablets, e-readers and other mobile connected devices that require high performance, high density PCBs; and

•

the increasing demand for high definition, larger-sized, more power efficient, low cost FPDs across a number of sectors, such as consumer electronics, communications, healthcare, government and industrial applications.

While PCB and FPD manufacturers create different products for diverse end-markets, they share similar production challenges in an increasingly competitive environment. Both continuously seek to increase yields and enhance the efficiency of their manufacturing processes, including by improving their manufacturing, inspection, testing and repair capabilities.

Printed circuit boards

Due to the recent proliferation of smartphones, tablets and other mobile devices, our customers have faced increased demand for more complex, multilayer and high density PCBs. For such complex boards, production yield drops dramatically as the number of likely defects increases, due ultimately to the increased sophistication, miniaturization and quality of these consumer end products. In 2010, due to the higher technological requirements, we believe the yield-rate for any-layer high density interconnect (“HDI”) was only 50-70% compared to yield rates of 80% or greater for non-any-layer HDI. These lower yields translate into increased time spent and materials consumed in production, leading to higher costs.

The success of smaller and more sophisticated electronic devices, such as smartphones and tablet PCs has been a key driver of this growth for the past years, and is projected to drive growth in the future as well. In September 2010, IDC projected that consumer and commercial global media tablet shipments will grow by a CAGR of 45% between 2010 and 2014 and, in December 2010, IDC projected that global smartphone shipments will grow by a CAGR of 24% and portable computer shipments will grow by a CAGR of 18% during the same period.

Flat panel displays

The growing demand for high definition and zero defect televisions requires FPD manufacturers to develop more complex panel designs and to implement tighter production process controls. The inspection of LCDs poses distinct technological challenges due to the transparent materials used for some conductors and insulators, their multilayered structure and high-density features and the fine nature of potential defects. LCD inspection, test and repair processes must also match the high production speeds of LCD facilities, a task made more challenging by the fact that LCD manufacturers have been utilizing larger substrate glasses for new generations of complex larger-sized displays.

Over recent years there has been a significant shift from cathode ray tube (“CRT”) screens to LCDs for use in computer monitors and other display devices. There has also been steady growth in sales of LCD television sets for home use as a percentage of the total number of televisions sold. We believe that the production of LCD televisions at electronics manufacturing services and original design manufacturers is projected to grow by a CAGR of 14% from 2010 to 2014. In addition, according to Frost & Sullivan, global three-dimensional television shipments are projected to grow from approximately three million units in 2010 to over 40 million units in 2014, reflecting a CAGR of 88%, as projected in its October 2010 issue of The Connected Home: Evolution of the Consumer Space.

FPD manufacturing is currently migrating to China, a move undertaken by PCB manufacturers over ten years ago, and both industries are at present substantially increasing production capacity in that country. We have an established commitment to the region with more than 15 years of operating history in China, strong relationships with local manufacturers in the region and approximately 300 employees in 16 offices in the region. According to the February 2011 issue of “The Printed Circuit Report”, published by Prismark, China’s global share in PCB manufacturing is expected to grow from approximately 34.6% in 2009 to more than 44% in 2015, with the total value of PCB production in China expected to grow at a 10.8% CAGR from 2010-2015.

Our broad range of advanced and integrated inspection, test and repair technologies, applications insights and manufacturing capabilities provides our customers with differentiated, and in some cases, what we believe are ‘must have’ solutions that serve their critical requirements. For example, our FPD customers use our systems in the manufacturing ramp-up phase of new plants in order to identify production deficiencies in initial production runs to shorten lead times to capacity production and reduce costs. A new FPD fabrication plant typically takes about a year to construct, at a cost of between $2 and $4 billion, which we believe increases the importance of our systems to our customers in the ramp-up phase. We estimate that in a typical FPD fabrication plant, approximately 2.5% of such construction costs are allocated to yield-enhancement products of the type we sell. Our global presence ensures that we are in relatively close proximity to our customers, which allows us to provide them with ongoing services and support on a real time basis. Through these services and our in-person contacts with our customers, we believe we are able to hone our understanding of our customers’ current and future production requirements. We are then able to design solutions optimized to their needs and that are becoming an increasingly important part of their product design and manufacturing processes.

As of December 31, 2010 and March 31, 2011, the Company had two reportable segments: Production Solutions for the Electronics Industry, which, in 2010 and the three months ended

March 31, 2011, accounted for approximately 97% and 98% of the Company’s revenues, respectively; and Recognition Software, which, in 2010 and the three months ended March 31, 2011, accounted for approximately 3% and 2% of the Company’s revenues, respectively. In addition to its two reportable segments, certain research and development initiatives concerning various products not related to the Company’s two reportable segments are included in the audited financial statements under “Other”. See Note 14a to the audited financial statements for a description of each reportable segment and information as to segment revenues, operating income or loss, assets and related data.

Strengths and strategies

We believe our key competitive strengths include:

Leadership position.    We have the largest installed base in our key PCB and FPD products and our installed base continues to grow. Our industry-leading position is further driven by rapid growth in the high end elements of the electronics industry, where we continue to focus our efforts. Given the embedded nature of our solutions in the manufacturing of our customers’ products, we believe that our advanced technology, high performance, broad solutions portfolio and global footprint, as well as the lack of other available end-to-end solutions, provides us with a strong competitive advantage. Our large installed base of products provides us with a stable source of revenue from services we provide to our customers. These services also allow us to enhance our customer relationships and provide us with an opportunity to understand our customers’ existing and anticipated technological and capacity needs on a real-time basis.

Technological innovation.    For over 30 years, we believe we have consistently been first to market in most key technological cycles by continually investing in research and development. The majority of our 2010 annual revenues from product sales was derived from products introduced since the beginning of 2009, which we believe reflects the success of our ongoing efforts to innovate. Our technological creativity enables us to sustain our strong competitive position and remain at the forefront of each industry we serve.

Industry-leading solution portfolio.    We believe that our broad solution portfolio is unmatched in terms of performance, technical capability, defect detection, accuracy, speed and quality assurance, allowing for increased production yields and significant cost-savings. We are the only provider of certain of the solutions that we offer and we believe that we have the broadest end-to-end yield management solutions portfolio for both PCB and FPD manufacturing.

Global presence with strong foothold in growing markets.    We have established a strong global footprint with a solid and growing customer base, which includes most PCB and virtually all FPD manufacturers in the world. Our global organizational infrastructure includes local management, customer service support, sales, operations and engineering, enabling us to maintain ongoing contact with our key customers. In 2010, 92% of our total annual revenues came from outside North America, including 31% from Korea, 25% from China, 20% from Taiwan and 11% from Japan. For the three months ended March 31, 2011, 92% of our total revenues also came from outside North America, including 17% from Korea, 44% from China, 15% from Taiwan and 9% from Japan.

The key elements of our growth strategy are to:

Maintain our technological leadership.    We will continue to invest to preserve our technological leadership, anticipate technological trends and provide innovative solutions through continued research and development through economic cycles. We believe our geographic proximity and our ongoing contact with our customers through our service organization enhances our ability to maintain our technological leadership because of our ability to understand customers’ technological needs on a real-time basis.

Enhance and extend our existing product offering.    We will enhance our current product offerings and develop new generations of cutting-edge solutions in order to meet the existing and anticipated needs of our customers as their products and manufacturing processes become increasingly complex. A recent example is our ultraviolet laser drilling system, a new production tool used to generate the interconnection between different layers in HDI PCBs.

Expand use of our core technologies.    We plan to utilize our core competencies in machine vision, electro-optics, precision mechanics, artificial intelligence and imaging technologies, to reach additional customers in existing and new industries and expand into new applications.

Leverage our global footprint.    We believe our extensive worldwide marketing and distribution organization and customer support network will allow us to capture an increasing share of growing geographic regional markets. As of December 31, 2010, we had approximately 150 employees dedicated to our global sales and marketing efforts and 557 employees in over 35 locations providing customer support and services.

Grow through complementary acquisitions.    We intend to continue to pursue acquisitions to expand our product offerings to our existing PCB and FPD customers, enter new industries and broaden and develop our character recognition, artificial intelligence and related forms processing software platform. For example, in 2008, we completed our acquisition of PDI, through which we expanded our product offering to FPD manufacturers and gained an interest in technologies applicable in the solar industry.

Our technologies

We believe we have a unique combination of proprietary technologies, such as image acquisition, precision mechanics and motion control, high resolution printing, laser machining, algorithms and image processing and system integration capabilities by which we provide our customers with differentiated solutions serving their critical requirements. Our solutions are designed to enable our customers to realize increased yields and drive down production costs.

For example, our AOI systems use our proprietary machine vision, electro-optics, precision mechanics, artificial intelligence and imaging technologies to automatically detect flaws and defects in products being manufactured by our PCB and FPD customers. Some of our AOI systems incorporate several parallel methods of inspection, utilizing pre-programmed algorithms and data stored in a computer-aided design/computer-aided manufacture (“CAD/CAM”) database to maximize the probability of defect detection and minimize the rate of false calls. The proprietary structure of the electronic logic unit enables parallel processing, a requirement for performing defect detection tasks in real time, which, in turn, is one of the key factors in attaining the high throughput achieved by our systems.

Our laser-based direct imaging technology enables the transfer of digital image data directly from the electronic media on to the photoresist which translates into fewer manufacturing steps, lower material costs and greater accuracy. Our laser-based direct imaging technology enables our PCB customers to manufacture higher density, more sophisticated PCBs, with significantly higher yields and reduced manufacturing costs, through the elimination of artwork costs and the scrap created by traditional contact printing.

Our repair products employ advanced optics systems and image acquisition and processing techniques, combined with high-performance, high-power laser control, to achieve highly accurate, repeatable and reliable results for advanced PCB and FPD applications, which cannot be replicated in manual repair processes.

Our UV laser drilling systems are used to achieve the small vias required for the most advanced mobile phone boards and IC substrates at a quality superior to that achievable by traditional mechanical drills or CO2 lasers.

Our FPD test systems utilize advanced digital imaging technology which enables LCD manufacturers to conduct electrical testing of glass panels, based on examination and testing of their functionality, to identify and repair defects during the various stages of the cell and array manufacturing process thereby allowing manufacturers to reduce overall cost of materials and significantly improve throughput.

Our CAM and engineering solutions facilitate automation and integration of the design, tooling, production data and inspection needs associated with PCB production. These software solutions streamline the transfer of complex designs from the designer of the PCB to the production floor and enable system operators to perform a wide range of data-related operations.

Our recognition software solutions use proprietary image processing, character recognition and web-based work flow algorithms to enable banks and other financial institutions to automate their check processing operations, thereby reducing manual labor costs and increasing their overall cost effectiveness. We have also developed a proprietary technology for web-based, location-independent data entry for use, among other things, in check and forms processing. We believe we are a leading provider of automatic check reading software solutions.

Our industry

Printed circuit boards

Virtually all electronic equipment uses PCBs, which are the basic interconnect platforms for the electronic components that comprise all electronic equipment. PCBs contain the electronic circuitry required to interconnect the components which are subsequently mounted on them and which, when operating together, perform a specified function. An assembly of one or more mounted PCBs working together forms an essential part of most electronic products. These include computers, hand-held electronic devices such as cellular telephones, tablets and electronic book readers, consumer electronics, automotive equipment, telecommunications equipment, industrial and medical equipment and military and aerospace applications.

PCBs are manufactured through a series of complex steps. Generally, production starts with a sheet of epoxy-fiberglass (or other material with electric insulating qualities) laminated with a conducting material such as copper. The sheet is coated with a thin layer of light-sensitive material (‘photoresist’). A transparent film containing the desired circuitry pattern (‘production phototool’), normally produced by a photoplotter connected to a CAD/CAM data base, is then laid on the photoresist. The sheet is then exposed to light, which copies the conductor pattern from the production phototool into the photoresist. Alternatively, the conductor pattern may be transferred directly into the photoresist without the use of a production phototool using direct imaging technologies. Subsequent development of the photoresist and a chemical etching process removes excess conducting material and leaves the desired conducting metal pattern printed on the layer.

Although PCBs may be single-sided or double-sided, the largest segment of the PCB industry consists of multilayer boards. In multilayer board production several such layers with appropriate copper patterns (‘inner layers’) are stacked up in registration and laminated together. Thereafter, holes are drilled through the stack in a specific pattern, using a mechanical driller, and plated with a conductive metal. Further steps of patterning the outermost layers, protecting the functional areas with a more inert conductor and the rest of the surface with insulating material (‘solder mask’) and marking the board with a screen printed or ink jetted legend result in the completed multilayer board. Still more advanced PCBs, known as ‘build-up’ boards, are produced using HDI technology. This involves adding thin additional electrical insulating layers to the top and bottom surface of the board, drilling miniature holes (known as ‘vias’) through each such layer using a laser drilling machine and then metalizing and patterning the surface as before. This process may be repeated several times resulting in multiple build up layers on each side of the PCB.

As PCBs are susceptible to various defects (electrical shorts, open circuits and insufficient or off-measure conductor widths), inspection is required throughout PCB production to identify such defects, which are then repaired, if possible. Early detection of these defects, particularly in the case of multilayered boards where PCB layers are subsequently embedded inside the finished board, increases the possibility of successful repair and reduces the number of unusable boards, and therefore reduces the overall cost to the manufacturer.

Flat panel displays

FPDs, which include LCDs, plasma displays, organic light-emitting diodes displays (“OLED”s) and other types of FPDs, are presently used as display screens for laptop and desktop computers, tablets, televisions, smartphones, car navigation systems, digital and video cameras and a variety of other devices for technical, medical, military, aerospace and consumer electronics applications. FPDs offer various advantages over CRTs, including the convenience associated with their significantly smaller physical depth and lower weight, their relatively efficient use of energy and their relatively low levels of radiation and heat emission. Over recent years there has been a steady growth in sales of LCD television sets for home use as a percentage of the total number of televisions sold, as well as in the average screen size of LCD televisions.

The most common FPD technology currently in use is the thin film transistor (“TFT”) LCD, and we believe that this LCD technology will maintain its position of major importance in the foreseeable future. TFT LCDs, which are also known as active matrix LCDs, enable the production of higher resolution displays which provide very high performance.

LCD manufacturers generally refer to the size of glass panels (as measured in length and width) in terms of successively numbered ‘generations.’ Although there is no standard gauge that is strictly and uniformly applied by all LCD manufacturers, a broad understanding exists as to the glass size represented by each incremental generation number. Normally, fourth generation glasses are 730 x 920 mm in size; fifth generation 1,100 x 1,300 mm in size; sixth generation 1,500 x 1,850 mm in size; seventh generation 1,870 x 2,200 mm in size; eighth generation 2,200 x 2,500 mm in size; and tenth generation, the largest currently in commercial production, are 2,880 x 3,130 mm in size. By developing increasingly large glasses, manufacturers are able to take advantage of various economies of scale which are available in the LCD production process, thus enabling them to improve their overall productivity. In addition, larger glasses enable manufacturers to produce and market consumer products, including televisions, with larger screen sizes.

LCDs are susceptible to various defects, many of which result from the photolithographic, deposition and etching processes used in LCD production. Detection of these defects during the production process allows manufacturers to improve monitoring of their production processes, avoid the expense of further costly materials (which represent a substantial percentage of total costs), repair defects, if possible, before they become inaccessible due to further manufacturing processes and improve yields.

Our applications and products

We design, develop, manufacture and sell AOI, repair, production and imaging products for use in the manufacture of PCBs, AOI, test and repair systems for FPDs and automatic check reading products enabled through recognition software. We also market CAM and engineering solutions for PCB production. The table below provides an overview of our target industries and our key applications and products:

Our target industries	Our applications	Our products
PCBs	• AOI	• Discovery • Ultra Discovery • Fusion
	• AOR	• PerFix • Ultra PerFix
• Imaging
	• Plotting	• LP 9
	• Direct Imaging	• Paragon • Paragon-SM • Paragon Ultra • Paragon-Xpress
	• Inkjet	• Sprint
	• Laser Drilling	• Emerald
• Pre-Production
	• CAM	• InCAM • Genesis 2000 • GenFlex
	• Engineering	• InPlan • InStack • InPlan-Flex • InCoupon

FPDs	• AOI	• SuperVision • XVision • EVision • FPI-6000
	• Test	• ArrayChecker
	• Repair	• ArraySaver
	• Process Monitoring	• EYES-2020
	• Value Added Applications	• Automatic Defect Classification • Digital Macro Inspection • Critical Dimension and Overlay Measurement

Recognition solutions	• Check Processing	• OrboCAR • eFAST
	• Fraud Prevention	• Sereno
	• Forms Automation	• Convene

Our PCB applications and products

Our PCB-AOI products are of particular value to manufacturers of fine-line, advanced PCBs (where defects are especially difficult to detect) and of multilayered PCBs (where the cost of undetected defects is very high) because they enable manufacturers to trace the source of defects in their manufacturing processes and increase their yield of usable finished products. In addition, the capability of our digital production solutions, such as laser direct imaging, inkjet legend printing and ultraviolet (“UV”) laser drilling, to adapt production data and thereby compensate for random production process inaccuracies enables manufacturers to improve their yield in the production of these complex boards. We believe that, from 2000 to 2010, growth in sales of our PCB applications and products was about three times the rate of growth in the general PCB industry.

In 2010, our PCB product lines accounted for approximately $250.1 million of revenues (including approximately $77.8 million related to service and support of those products), representing approximately 47% of our revenues. This compared with approximately $144.1 million of revenues (including approximately $69.6 million related to service and support of those products), representing approximately 40% of our revenues, in 2009, and approximately $217.6 million of revenues (including approximately $78.1 million related to service and support of those products), representing approximately 53% of our revenues, in 2008.

PCB-AOI

PCB-AOI systems are computerized, electro-optical systems for inspection and identification of defects in the artwork design master, production phototools and PCBs at various stages of production. Our PCB-AOI systems are designed for easy integration into the production processes of most PCB manufacturing facilities, as well as for flexibility, easy upgradeability, operational simplicity and ease of maintenance and do not generally require highly specialized skills or experience to operate. Our PCB-AOI offering includes the Fusion series and the Discovery series of AOI systems. Fusion was launched in the fourth quarter of 2010 and can handle resolutions down to 25 microns at very high throughput, and provides significantly improved detection on semi transparent and multi-colored substrates. In addition, the Fusion’s ‘Smart Setup’ offers significantly shortened setup time and offers intuitive operation thus reducing the need for AOI training.

AOR systems and verification and repair stations

AOR systems are designed to address certain limitations inherent in the manual repair of PCBs, by enabling the automatic repair of defects known as ‘shorts’ and ‘excess copper,’ thereby minimizing the scrapping of unusable panels during the manufacturing process and enabling a significant reduction in manufacturers’ overall manufacturing costs. Our AOR products employ advanced image acquisition and image processing techniques, combined with high-performance laser control, to achieve highly accurate, repeatable and reliable results, particularly for advanced PCB applications, which cannot be replicated in manual repair processes. The PerFix series of AOR systems, which was introduced in 2008, is the first system to offer an automated repair solution for ‘shorts’ and ‘excess copper’ defects in PCBs.

Our current offering of verification and repair stations is comprised of the VeriSmart, introduced in 2004, the VeriWide and VeriFine, introduced in 2006 and the Ultra VeriFine-A, introduced in 2009. Each of these models provides the operator with a crisp and magnified color image of the possible defect essential for verification of high-density PCBs.

Imaging solutions

Laser plotters provide PCB manufacturers with the capability to transform, within a few minutes, circuit designs on electronic media or design data retrieved from CAM databases into accurate, reliable ‘artwork’, or production phototools. In 2008, we introduced our latest generation of high performance, automated laser plotters, the LP-9 series.

Laser-based direct imaging eliminates the need for exposing photoresist through a production phototool by enabling the transfer of digital image data directly from the electronic media on to the photoresist. This translates into fewer manufacturing steps, lower material costs and greater accuracy and layer-to-layer registration. Laser-based direct imaging technology enables the manufacture of higher density, more sophisticated PCBs, with significantly higher yields and reduced manufacturing costs, through the elimination of artwork costs and the scrap created by contact printing. Our advanced Paragon systems are industry-leading, high accuracy, power efficient, fast throughput laser direct imaging solutions.

Legend printing refers to a particular stage in the PCB manufacturing process during which characters and other non-functional patterns (‘legends’) are printed on the PCB under production. Using a digital, non-contact, dot-matrix printing technology, inkjet systems release droplets of ink from a small aperture directly to a specified position on a given media to create the required image. The Sprint series systems, introduced in 2008, provide substantial cost savings for PCB manufacturers by significantly reducing the legend printing cycle time and enabling functionality that cannot be achieved through the conventional legend printing process.

UV laser drilling

UV laser drilling is used to generate the interconnection between different layers in HDI PCBs. UV laser drilling is capable of achieving the small vias required for leading edge mobile phone boards and the most advanced IC substrates at a quality superior to that achievable by traditional mechanical drills or CO2 lasers. In 2010, we introduced the Emerald-100, a high performance UV laser drilling solution for IC substrates and HDI applications. The Emerald-100 activates multiple beams and scanners in parallel to achieve very high drilling speed, accuracy and quality.

CAM and engineering solutions

CAM and engineering solutions are designed for use in the PCB pre-production phase to facilitate automation and integration of the design, tooling, production data and inspection needs associated with PCB production. The Frontline products we market include CAM and engineering software solutions, which streamline the transfer of complex designs from the designer of the PCB to the production floor and enable system operators to perform a wide range of data-related operations. Our CAM and engineering product lines include: InCAM, GenFlex and InPlan.

Our FPD applications and products

The FPD-AOI and test systems manufactured and marketed by the Company identify and classify defects that may impact the performance of the LCD panel; and the repair systems manufactured and marketed by the Company are designed to enable customers to repair defects, thereby further improving manufacturers’ yield of non-defective or higher grade (quality) glasses.

In 2010, our FPD product lines accounted for approximately $265.6 million of revenues (including approximately $36.0 million related to service and support of such products), representing approximately 50% of our revenues. This compared with approximately $201.2 million of revenues (including approximately $31.6 million related to service and support of such products), representing approximately 56% of our revenues, in 2009, and approximately $175.1 million of revenues (including approximately $16.8 million related to service and support of those products), representing approximately 43% of our revenues, in 2008.

FPD-AOI and value added applications

We offer a variety of inline and offline FPD-AOI systems that includes the Evision Series, SuperVision Series, XVision Series and FPI-6000 Series. The EVision series, introduced in the third quarter of 2010, offers optimized glass handling, rapid image capture capabilities and compact footprint for seventh and eighth generation glass substrates. The EVision is designed to meet both the detection sensitivity and throughput requirements of the industry’s leading manufacturers. Our SuperVision series of FPD-AOI systems supports fourth through eighth generation glass substrates. The latest model, the SuperVision 470HR, addresses the highly specialized inspection requirements of OLED displays. The XVision systems are designed to be integrated into process equipment to provide rapid feedback on process failures. The FPI-6000 series FPD-AOI systems complement and expand the range of our other FPD-AOI systems by broadening the scope of inspection solutions that we are able to offer to include engineering tool-process analysis for process setup.

In addition, we offer complementary features to our FPD-AOI systems that include: Advanced Video Classification (“AVC”), Digital Macro inspection and Critical Dimension and Overlay Measurement. AVC employs high quality video images to enable the automatic classification of defects identified by our FPD-AOI systems during the scanning process. Digital Macro inspection is an optional add-on feature to the FPD-AOI systems which obviates the need for manufacturers to purchase a separate, stand alone macro inspection system. Critical Dimension and Overlay measurement, or “CD/O”, is an optional add-on feature to our FPD-AOI systems, which enables accurate measurement of critical features on the glass panel, such as conductor widths and layer to layer registration.

FPD test

The ArrayChecker test systems detect, locate, quantify and characterize electrical, contamination and other defects in active matrix LCD after array fabrication. These systems use proprietary non-contact voltage imaging technology to provide a high-resolution voltage map of the entire display and proprietary image analysis software which converts this voltage map into complete pixel defect data. The ArrayChecker test systems determine whether individual pixels or lines of pixels are functional and also identify more subtle defects such as variations in individual pixel voltage. These defect data files are then used for repair and statistical process control.

FPD repair

The ArraySaver repair systems utilize multiple wavelength laser technology to repair ‘short’ defects in FPDs during and after array fabrication. These systems can use defect data files downloaded from any test and inspection systems, to position the panel for repair automatically, thereby saving time which would otherwise be spent by operators in locating defects. The repair automation function has been further upgraded by the introduction of the Parallel Repair System (“PRS”) which simplifies operator interaction with the system and improves repair tool capacity.

Process monitoring

Our EYES-2020 offers an enhanced process monitoring system providing effective defect data analysis. It enables accurate process control, virtually in real time, and improves yields by automatically counting, accumulating and analyzing AOI-generated defect data. We believe that the combination of AOI and EYES allows LCD manufacturers to achieve high quality, comprehensive and reliable process control.

Recognition solutions

Through Orbograph, we developed recognition software comprising automatic check reading and check fraud detection products which are marketed to banks and other financial institutions through system integrators and solution providers. Orbograph has also developed a proprietary technology, known as Key-Pay, for web-based, location-independent data entry for use, among other things, in check and forms processing. By using Orbograph’s automatic check reading products, customers substantially reduce their manual labor costs, while at the same time generally achieving greater accuracy than human operators. The Company believes that, as of the date hereof, Orbograph is a leading provider of automatic check reading software products.

Orbograph’s recognition software drives its automatic check reading products, which operate by acquiring or ‘capturing’ the image of a check, identifying the amount as well as other important information which it contains, and converting that image data into a computer readable, digital number. Orbograph’s principal products are the OrboCAR (check amount recognition) suite of products that are designed to automatically read the numerical characters and alphabetical letters handwritten or printed on checks. Other products developed and marketed by Orbograph include: OrboCAR Apex, an innovative product based on Orbograph’s patented Key-Pay technology that provides a highly efficient solution to check data entry by using a combination of artificial intelligence and human intervention; Convene, an add-on utility for forms-processing applications which uses Key-Pay technology to provide remote data-entry and data-repair services; and Sereno, a product that employs proprietary algorithms which utilize recognition and image quality results, as well as verification of the signatures and the check-stock (or check ‘template’) and transaction related data such as amount and serial number, against valid items from a bank’s profile database, to detect fraudulent checks.

In 2010, our recognition software product lines accounted for approximately $13.8 million of revenues (including approximately $6.0 million related to service and support of those products), representing approximately 3% of our revenues. This compared with approximately $14.1 million of revenues (including approximately $6.3 million related to service and support of those products), representing approximately 4% of our revenues, in 2009, and approximately $15.3 million of revenues (including approximately $5.6 million related to service and support of those products), representing approximately 4% of our revenues, in 2008.

Solar photovoltaic manufacturing

Through OLTS, we are engaged in the research and development of new products for the deposition of anti-reflective coating on crystalline silicon photovoltaic wafers for solar energy panels. Anti-reflective coating is a thin film of SiNx which is deposited by a process known as plasma-enhanced chemical vapor deposition (“PECVD”). This is an efficiency-enhancing technique intended to provide both an effective anti-reflective coating layer used to match refractive indexes and surface passivation. The process is designed to maximize light absorption in the silicon and perform material passivation, thereby generating higher solar energy to electricity conversion efficiencies and, in turn, reducing the cost per watt of electricity produced by photovoltaic systems. The system being developed by OLTS is intended to combine the benefits of high efficiency performance of direct PECVD and the productivity of high throughput operation. See “Prospectus summary—Recent developments—Solar Photovoltaic Manufacturing”.

Competition

We believe we are the only end-to-end yield management solutions provider to the PCB and FPD industries.

The competitive landscape we face in the PCB industry is highly fragmented. Within each of our product categories, we compete with a number of small, independent suppliers which supply solutions for specific, and in many cases, single applications. Our main competitors in the PCB industry include Camtek, Dainippon Screen, ORC Imaging, Fuji Film, and Hitachi Via Mechanics. We believe that the key competitive factors in this industry are product quality and reliability, technical expertise and development capability, breadth of product offerings, service capabilities and price.

The competitive landscape we face in the FPD industry is more concentrated and within each of the principal product categories in our FPD business, we compete with either divisions of industrial corporations, or with companies who are captive providers of yield management solutions to those corporations. Our main competitors in the FPD industry include NCB Networks, LG PRI, ADP Engineering, AKT (Applied Materials), Top Engineering, Charm Engineering and Omron LaserFront. We believe that the key competitive factors in this industry are technical expertise, product quality, reliability and price.

Product research, development and intellectual property

We deploy our core technology platforms across various product families and applications in order to maximize the impact of our research, development and engineering investments, to increase economies of scale and to apply our technology-specific expertise across multiple consumer end markets.

Our global engineering team of 400 full time scientists and engineers dedicated to product research, development and engineering works closely with our customers to meet and anticipate their evolving requirements and new product introductions.

We believe that continued, focused investment in research, development and engineering activities are critical to our future growth and to maintaining our leadership position. Despite the economic downturn of 2008 and 2009, we continued during this period to invest in research and development in order to better serve our customers with advanced yield management solutions. Our research and development investment accounted for 15%, 18%, and 18% of our total revenues in 2010, 2009 and 2008, respectively. Our research and development and engineering investment enable us to consistently provide innovative, ‘first to market’ and high quality products.

We believe that the development and use of our intellectual property is a key differentiating factor in the marketplace. We protect our proprietary technologies by seeking patents, retaining trade secrets and defending, enforcing and utilizing our intellectual property rights, where appropriate. We believe this strategy allows us to preserve the advantages of our products and technologies, and helps us to improve the return on our investment in research and development. We also benefit from our large intellectual property portfolio, which consists of approximately 520 United States and non-United States patents and patent applications.

Sales, marketing and customers

We market our products for inspection of electronic components and provide customer support through our wholly-owned subsidiaries in the United States, Europe and the Far East, including Japan. Our subsidiaries employ local marketing, sales and customer support personnel. Worldwide marketing efforts are co-ordinated by the responsible marketing managers, who are based at our headquarters in Israel. Orbograph, utilizing Orbotech, Inc. as its distributor, markets and sells its principal products through system integrators, principally in North America, who incorporate our recognition software into the automated check processing systems utilized by banks and other financial institutions. The Company has 41 sales offices in 12 countries.

Our sales and marketing strategy focuses on deepening our relationships with leading PCB and FPD customers and becoming their trusted supplier of yield management solutions and we have longstanding relationships with most of our customers.

We install, service and provide training to customers on all our products. After a minimum amount of site preparation by the customer, installation of a system can normally be completed at the customer’s site, either by the Company or third parties, within a relatively short time after delivery. As part of the installation procedure, we provide our customers with system documentation and basic training in maintenance and application. In addition, for a fee, we offer customers service and maintenance contracts commencing after the expiration of the warranty period. Software, whether contained in optional features or forming an integral part of the functioning capacity of the system, is licensed. Software updates are typically included in the service fee.

Production and sources of supply

The Company maintains manufacturing facilities in Israel, the United States, Europe, Korea, China and Japan. The Company’s manufacturing activities for systems consist primarily of the assembly and testing of components and subassemblies that are acquired from third party vendors and subcontractors and then integrated into a finished system by the Company. In addition, the Company utilizes turnkey suppliers to build and/or assemble some of its systems, into which certain core components, such as proprietary software and optical devices, are then integrated by the Company.

The Company increasingly utilizes subcontractors in Israel, the United States, Europe, Korea, China and Japan for the production of mechanical parts, optical components, castings and casings, electronic cabinets, PCB fabrication and a portion of the required electronic assembly.

Most electronic components are imported from the United States, Europe, China and Japan. The Company’s production capacity is sufficient for its level of sales and permits the Company, in most cases, to ship products within two weeks to six months of receipt of customer orders if requested by the customer.

Certain key components and subassemblies included in the Company’s systems are purchased from a limited group of suppliers. The Company purchases certain key components from single sources of supply. To date, the Company has been able to obtain sufficient units to meet its needs and does not foresee any short-term supply difficulty in obtaining timely delivery of any parts or components. However, an interruption in supply from any of these sources could disrupt production, thereby adversely affecting the Company’s results. The Company generally maintains several months’ inventory of critical components used in the manufacture and assembly of its systems and/or uses framework orders and other types of agreements to ensure the availability of such components.

Additional considerations relating to the Company’s operations in Israel

The Company is incorporated under the laws of the State of Israel, and its headquarters, as well as substantial research and development and production facilities, are located in Israel. Although virtually all of the Company’s sales are currently made to customers outside Israel, the Company is nonetheless directly influenced by political, economic and military conditions affecting Israel. Accordingly, any major hostilities involving Israel, a substantial decline in the prevailing regional security situation or the interruption or curtailment of trade between Israel and its present trading partners could have a material adverse effect on the Company’s operations. Since the establishment of the State of Israel in 1948, a state of hostility has existed, varying in degree and intensity, between Israel and the Arab countries. Historically, Arab states have boycotted any direct trade with Israel and to varying degrees have imposed a secondary boycott on any company carrying on trade with, or doing business in, Israel. Although Israel has entered into certain agreements with Egypt, Jordan and Palestinian representatives, there have been continued and increasing difficulties in the relationship with the Palestinians and no prediction can be made as to whether a resolution of past problems will be achieved or as to the nature of any such resolution. During the past decade the overall relationship and security situation between Israel and the Palestinians has deteriorated significantly and has been marked by ongoing violence. In addition, in early 2011, riots and uprisings in several countries in the Middle East have led to severe political instability and to a decline in the regional security situation. Such instability may affect the global economy and marketplace, could negatively affect business conditions and, therefore, could adversely affect the Company’s operations. To date, these matters have not had any material effect on the Company’s business and results of operations, but there can be no assurance that they will not do so in the future.

Many of the Company’s male employees in Israel are currently obligated to perform annual reserve duty in the Israel Defense Forces. In addition, virtually all such employees are subject to being called for active military duty at any time under emergency circumstances. No assessment can be made of the full impact of such requirements on the Company in the future, particularly if emergency circumstances occur, and no prediction can be made as to the effect on the Company of any expansion of these obligations.

The Company benefits from certain government programs and tax legislation, particularly as a result of the ‘Approved Enterprise’ or ‘Benefiting Enterprise’ status of substantially all of the Company’s existing production facilities in Israel under the Investment Law (an “Approved Enterprise” and a “Benefiting Enterprise”, respectively). Pursuant to these programs and legislation, a significant portion of the Company’s income is currently taxed at reduced rates. See Note 10a to the audited financial statements. To be eligible for these benefits, the Company needs to meet certain conditions. Should the Company fail to meet such conditions, these benefits could be cancelled and the Company might be required to refund tax benefits previously received, if any, together with interest and linkage differences to the Israeli CPI, or other monetary penalty. The Company also benefits from a Government of Israel program under which it receives grants from the OCS for the development of generic technologies without incurring any royalty obligations. See “Operating and financial review and prospects—Research and development, patents and licenses, etc.—Research and development policy”. There can be no assurance that these programs and tax legislation will be continued in the future or that the available benefits will not be reduced. For further information see Item 5—Operating and Financial Review and Prospects—Critical Accounting Policies—Taxes on Income in our Annual Report on Form 20-F; and Note 10a to the audited financial statements.

The termination or curtailment of these programs or the loss or reduction of benefits under the Investment Law (particularly those available to the Company as a result of the Approved Enterprise or Benefiting Enterprise status of the Company’s existing facilities in Israel) could have a material adverse effect on the Company’s business, financial condition and results of operations.

Israel is a member of the United Nations, the International Monetary Fund, the World Bank Group (including the International Finance Corporation), the European Bank for Reconstruction and Development, the Inter-American Development Bank and the Organisation for Economic Co-operation and Development (OECD). Israel is also a signatory to the General Agreement on Tariffs and Trade, which provides for reciprocal lowering of trade barriers among its members.

Israel has entered into preferential trade agreements with the European Union, the United States, Canada, the European Free Trade Association and a number of other countries.

For more information about the risks associated with the Company’s operations in Israel, see “Item 3—Key Information—Risk Factors—Deterioration of political, economic and security conditions in Israel may adversely affect our profitability”, “—Our operations may be negatively affected by the obligations of our personnel to perform military service” and “—We obtain substantial benefits by operating in Israel, but these benefits may not continue or in the future may be limited or restricted” in our Annual Report on Form 20-F.

Management

Executive officers and directors

Set forth below is information concerning the directors, senior management and corporate officers of the Company as of May 17, 2011.

Name	Age	Position with the company

Yochai Richter	68	Active Chairman of the Board of Directors of the Company ; Class I Director

Dr. Michael Anghel(1)	72	External Director

Haim Benyamini	72	Class I Director

Yehudit Bronicki(2)	69	Class III Director

Dan Falk	66	Chairman of the Audit, Remuneration and Nominating Committees of the Board of Directors; Class II Director

Gideon Lahav(3)	81	External Director

Eliezer Tokman(4)	61	Class I Director

Prof. Shimon Ullman(5)	63	Class II Director

Arie Weisberg	60	Class III Director

Raanan Cohen	56	President and Chief Executive Officer

Asher Levy	52	President Global Business

Amichai Steimberg	48	Chief Operating Officer

Abraham Gross	60	Executive Vice President and Chief Technology Officer

Doron Abramovitch	42	Corporate Vice President and Chief Financial Officer

Adrian Auman	56	Corporate Vice President Investor Relations and Special Projects

Michael Havin	52	Corporate Secretary

(1)	Member of the Audit Committee of the Board of Directors and the Remuneration Committee of the Board of Directors (the “Audit Committee” and the “Remuneration Committee”, respectively). Dr. Anghel also served as a director of the Company between April 1, 1986 and October 27, 1992 and between November 19, 1992 and June 25, 2006. Between June 21, 2000 and June 25, 2006, Dr. Anghel served two terms as an external director, the second of which expired on June 25, 2006. He was re-elected as an external director commencing from September 18, 2008.

(2)	Mrs. Bronicki also served as a director of the Company between August 15, 1993 and February 27, 1994.

(3)	Member of the Audit Committee and the Nominating Committee. Mr. Lahav also served as a director of the Company between December 28, 1998 and June 25, 2006. Between June 21, 2000 and June 25, 2006, Mr. Lahav served two terms as an external director, the second of which expired on June 25, 2006. He was re-elected as an external director commencing from June 23, 2009.

(4)	Member of the Remuneration Committee.

(5)	Member of the Nominating Committee.

Backgrounds of current executive officers and directors

Set forth below is information concerning our current executive officers and directors identified above.

Yochai Richter has been the Active Chairman of the Board of Directors since May 8, 2006, and was the Chief Executive Officer of the Company from November 2002 to May 8, 2006. He was the President and Chief Executive Officer from November 1994 to November 2002 and was a joint Managing Director and Chief Executive Officer from October 1992 to November 1994. Mr. Richter was among the founders of Orbot and served as a member of the board of directors and as a managing director of that company from its organization in 1983 until the Merger. He received his degree in mathematics from the Technion-Israel Institute of Technology (the “Technion”) in Haifa in 1972.

Dr. Michael Anghel is a member of the boards of directors of Partner Communications Company Ltd., a cellular telephone company and Syneron Medical Ltd., which designs, develops and markets aesthetic medical products, both of which are Israeli Nasdaq-listed companies. He is also a director of the Strauss-Group Ltd., Dan Hotels Corporation Ltd, Evogene Ltd. and BioLineRx Ltd., all of which are Israeli companies listed on the Tel Aviv Stock Exchange. Dr. Anghel is chairman of Gravity Ltd., and also serves as chairman of the board of directors of the Israeli Center for Educational Technology. From 2004 to 2005, he served as the president and chief executive officer of Discount Capital Markets Ltd. In 1999, he founded CAP Ventures Ltd., and served as its managing director from 1999 to 2004. From 1977 to 1999 he served as director and senior manager of Discount Investment Corporation Ltd. (“DIC”). Dr. Anghel has been instrumental in founding several major Israeli communications operating companies including the principal Israeli cable television company and the major Israeli cellular telephone company, as well as a variety of other advanced technology ventures. Dr. Anghel was formerly a full-time member of the faculty of the Graduate School of Business Administration of Tel Aviv University and currently serves as chairman of Lahav, its Executive Program. Dr. Anghel received his bachelor’s degree in economics from the Hebrew University of Jerusalem (the “Hebrew University”) and his master’s degree in business administration and a doctorate in finance and business from Columbia University.

Haim Benyamini is a member of the board of directors of Gilat Satellite Networks Ltd., an Israeli Nasdaq-listed company which provides internet protocol based digital satellite communication and networking products and services. Mr. Benyamini served as the corporate vice president of human resources of Teva Pharmaceutical Industries Ltd. from 1988 until 2004 and as corporate vice president of human resources at Scitex Corporation Ltd. from 1982 to 1988. Mr. Benyamini served as a guest lecturer at Tel Aviv University from 1997 to 2003 as part of the Masters of Arts program in Labor Studies. Mr. Benyamini is a Brigadier General (Ret) in the Israel Defense Forces and served in various command staff and training roles from 1957 until 1982. Mr. Benyamini received his bachelor’s degree in social sciences from the Hebrew University in 1964 and his master’s degree in organizational behavior from the University of Chicago in 1980.

Yehudit Bronicki has, since 1991, been the Managing Director of Ormat Industries Ltd. (“Ormat”), an Israeli manufacturer and developer of renewable energy power plants, the predecessor of which, Ormat Turbines Ltd., she co-founded in 1965. Mrs. Bronicki is the chief executive officer, and a member of the boards of directors, of Ormat Technologies, Inc. (“Ormat Technologies”), a subsidiary of Ormat and a Delaware company listed on the New York Stock Exchange, and its subsidiaries. She served as a member of the Advisory Board of the Bank of Israel between 1994 and 2001. Mrs. Bronicki received her bachelor’s degree in social sciences from the Hebrew University, followed by advanced studies in management, finance and marketing.

Dan Falk serves as a member of the boards of directors of Nice Systems Ltd., which develops and provides multimedia digital recording solutions, Attunity Ltd., which develops and provides technology solutions for integrating disparate data sources and Nova Measuring Instruments Ltd., which develops, produces and markets monitoring, measurement and process control systems for the semiconductor manufacturing industry, all of which are Israeli Nasdaq-listed companies, and of Ormat Technologies. He is also chairman of the board of directors of Orad Hi-Tec Systems Ltd., an Israeli company, and is a member of the boards of directors of Plastopil Ltd., Amiad Filtration Systems Ltd. and Oridion Medical Systems Ltd., all of which are Israeli companies. From July 1999 to November 2000, he served as the president and chief operating officer of Sapiens International Corporation N.V., a Netherlands Antilles company engaged in the development of software solutions for large-scale, cross-platform systems. He was Executive Vice President of the Company from August 1995 to July 1999 and, between June 1994 and August 1995 served as its Executive Vice President and Chief Financial Officer. Prior thereto he was Vice President and Chief Financial Officer of the Company from October 1992 until June 1994. He was director of finance and chief financial officer of Orbot from 1985 until consummation of the Merger. He received a master’s degree in business administration in 1973 from the Hebrew University School of Business and had 15 years experience in finance and banking, including senior positions at Israel Discount Bank Ltd., prior to joining Orbot.

Gideon Lahav serves as a member of the boards of directors of DIC, Koor Industries Ltd. and The First International Bank of Israel Ltd., all of which are Israeli publicly-traded companies. From 1991 to 1997 he served as the chairman of the boards of directors of IDB and its major banking subsidiaries, Israel Discount Bank of New York, Mercantile Discount Bank Ltd. and Discount Mortgage Bank Ltd. From 1986 to 1991 he served as the managing director of IDB and, from 1979 to 1986, as its deputy general manager. From 1974 to 1979 Mr. Lahav held the position of general manager of Barclays Discount Bank Ltd. (subsequently renamed Mercantile Discount Bank Ltd.). Between 1953 and 1974 he served in various capacities with the Government of Israel, including with the Ministry of Finance and the Ministry of Foreign Affairs, and, from 1969 to 1974, as the Director General of the Ministry of Industry and Trade. Mr. Lahav received his bachelor’s degree in economics from the Hebrew University in 1953.

Eliezer Tokman currently serves as the chief executive officer of Siemens Israel and on the boards of directors of a number of privately-held companies. From 2001 to 2002 he served as senior vice president at Philips Medical Systems responsible for business integration, and from 1998 to 2001 was employed by Marconi Medical Systems in the positions of senior vice president for product strategies and director of global computed tomography (CT) engineering. From 1977 to 1998 Mr. Tokman was employed within the Elscint group of companies in a variety of managerial roles, including as president of Elscint America and general manager of the CT division. Mr. Tokman holds a bachelor’s degree in electrical engineering from the Technion.

Dr. Shimon Ullman holds the position of professor of computer science in the Computer Science and Applied Mathematics Department of the Weizmann Institute of Science, and served as head of that department from 1994 to 2003. He was the chief scientist of Orbot from its organization in 1983 until consummation of the Merger and of the Company following the Merger until 2005. Dr. Ullman was previously a full professor at the Artificial Intelligence Laboratory of The Massachusetts Institute of Technology. From 1997 to 2003, he served on a part-time basis as the chief scientist for new products development in the process diagnostic and control product business group of Applied Materials, Inc. Dr. Ullman was the 2008 recipient of the international Rumelhart award in human cognition.

Arie Weisberg serves as a member of the board of directors of Advanced Vision Technology Ltd. From May 2006 to June 2009 he was President and Chief Operating Officer of the Company. From November 2002 to May 2006 he was Co-President for Global Resources, and from August 2000 to November 2002 he served as Executive Vice President for Global Resources. From January to August 2000 he was Corporate Executive Vice President for Global Resources and Chief Financial Officer. From August 1995 to January 2000 he was Corporate Vice President for Finance and Administration and Chief Financial Officer. From January 1993 to August 1995 he was co-general manager of Orbotech S.A. and from July 1991 to January 1993 he was director of finance and operations of Orbot’s subsidiary in Belgium. Prior to joining Orbot he was, from 1988 to 1991, general manager of Sinus Ltd., a manufacturer of internal combustion valves, and from 1984 to 1988 west region general manager of Solcoor Inc. He received his bachelor’s degree in agricultural economics from the Hebrew University.

Raanan Cohen has been the President and Chief Executive Officer of the Company since July 2009, and served as Chief Executive Officer from May 2006 to June 2009. From November 2002 to May 2006 he was Co-President for Business and Strategy, and from January 2000 to November 2002 he served as Executive Vice President and President of the Printed Circuit Board Division. From September 1997 to January 2000 he was the president and chief executive officer of Orbotech, Inc. From January 1994 to September 1997 he was the Vice President for the PCB-AOI Product Line and, from 1991 to January 1994, was the PCB product line manager of Orbot and, after consummation of the Merger, of the Company. He joined Orbot in 1984, where he held various programming and product and project management positions until 1991. Prior to joining Orbot he held positions as a programmer at Telrad Networks Ltd. He received a bachelor’s degree in computer science from the Hebrew University.

Asher Levy has been President Global Business since June 2010 and served as Deputy Chief Executive Officer—Global Business from July 2009 to May 2010. From July 2006 to June 2009 he served as Executive Vice President for Business and Strategy, prior to which he had, from November 2002 to July 2006, served as Corporate Vice President and President of the Printed Circuit Board Division. From November 2000 to October 2002 he served as the managing director of Orbotech Technology Ventures, the wholly-owned venture capital fund of the Company, and from June 1997 to July 2000 he served as the President of Orbotech Pacific Ltd. He joined Orbot in 1990, and between that time and 1997 held various managerial and marketing positions with Orbot and, following the Merger, with the Company, including vice president for sales and marketing at Orbotech, Inc. Prior to joining Orbot, Mr. Levy worked for Apple Computer, Inc. and Digital Equipment Corporation. Mr. Levy holds a bachelor’s degree in industrial engineering and management from Ben-Gurion University of the Negev in Israel and a master’s degree in business administration from Tel Aviv University. He is a graduate of the advanced management program at Harvard Business School.

Amichai Steimberg has been Chief Operating Officer since June 2010 and served as Deputy Chief Executive Officer—Global Finance and Operations from July 2009 to May 2010. From May 2006 to June 2009 he served as Executive Vice President and Chief Financial Officer, prior to which he had, from August 2000 to May 2006, served as Corporate Vice President for Finance and Chief Financial Officer. From January 1997 to July 2000 he served as the Executive Vice President of

Orbotech, Inc., and from 1995 to January 1997 he served as that company’s Vice President Finance and Operations. Prior to joining Orbotech, Mr. Steimberg was Chief Financial Officer of Orbot Instruments Ltd. Mr. Steimberg obtained his bachelor’s degree in agricultural economics and business administration from the Hebrew University.

Dr. Abraham Gross has been Corporate Executive Vice President and Chief Technology Officer since July 2009. From May 2006 to June 2009 he served as Executive Vice President and Chief Technology Officer. From 2000 to May 2006 he served as Chief Scientist of the Company. From 1998 to 2000, during a leave of absence from Orbotech, he served as the chief engineer of Microvision, Inc., a Seattle-based developer of high resolution, scanned beam display and imaging systems. Prior to 1998, and since joining the Company in 1985, Dr. Gross held various managerial and research positions, in the course of which he has been involved in the research and development of optical techniques for testing and inspection of electronic materials, laser plotter technologies and laser matter interaction. Dr. Gross has authored numerous scientific publications in the field of electro-optics and optical engineering. He received both his bachelor’s and master’s degrees in physics from the Technion, and holds a doctorate in physics and atmospheric sciences from Drexel University.

Doron Abramovitch has served as Corporate Vice President and Chief Financial Officer since May 1, 2011. Prior to joining Orbotech, from April 2010 to April 2011, Mr. Abramovitch served as senior executive vice president and chief operating officer of Bagir Group Ltd. (“Bagir”), where he was responsible for worldwide operations. From 2005 to April 2010, he served as chief financial officer of Bagir and, from April 2009 to April 2011, as chief executive officer of Bagir’s German subsidiary. Prior to joining Bagir, Mr. Abramovitch served, from 2000 to 2005, as chief finance officer and, from 2004 to 2005, as chief executive officer and chief finance officer, of Phytech Technologies (2000) Ltd. Mr. Abramovitch is a certified public accountant and received a bachelor’s degree in accounting and a master’s degree in business administration from Tel Aviv University.

Adrian Auman has been Corporate Vice President Investor Relations and Special Projects since September 2008. From May 2006 to September 2008 he was Vice President for Finance and Investor Relations, prior to which he had, since January 2000, served as Director of Finance and Investor Relations and, from July 1997 to January 2000, as Director of Finance. He was financial controller of the Company from October 1992 to July 1997 and was the financial controller of Orbot from 1988 until the Merger. Prior to joining Orbot, he was an audit supervisor at Kesselman & Kesselman, independent registered public accountants in Israel, from 1986 to 1988 and a tax manager at Goldstein, Golub, Kessler & Co., certified public accountants, from 1979 to 1985. He is a certified public accountant both in Israel and the United States and has a master’s of science degree from Pace University in New York.

Michael Havin has been Corporate Secretary since August 1996. Prior to joining the Company he practiced as a commercial attorney in Jerusalem from 1991 to 1995 and in Melbourne, Australia, from 1983 to 1989. He is qualified to practice law both in Israel and in Australia and holds bachelor of laws and bachelor of arts degrees from Monash University in Melbourne.

Membership of board of directors; external directors; independent directors; financial experts

The Board of Directors consists of three classes of directors (not including the two external directors who do not form part of any class), with one class being elected each year by shareholders at the Company’s annual general meeting for a term of approximately three years.

Directors so elected cannot be removed from office by the shareholders until the expiration of their term of office. No benefits are received by the directors upon the expiration of their term of office. At the Company’s 2001 annual general meeting, all of the directors of the Company (other than the external directors) were designated into one of the three different classes. The external directors, who currently serve three year terms as required by Israeli law, do not form part of any class and are elected according to the Companies Law.

The three classes of directors are designated Class I Directors, Class II Directors and Class III Directors. The current terms of the Class I Directors will expire at the annual general meeting of shareholders to be held in June 2011, the current terms of the Class II Directors will expire at the annual general meeting of shareholders to be held in 2012 and the current terms of the Class III Directors will expire at the annual general meeting of shareholders to be held in 2013. Mr. Yochai Richter, Mr. Haim Benyamini and Mr. Eliezer Tokman are the current Class I Directors, Mr. Dan Falk and Dr. Shimon Ullman are the current Class II Directors and Mrs. Yehudit Bronicki and Mr. Arie Weisberg are the current Class III Directors. In accordance with the Articles, any vacancies on the Board of Directors, including unfilled positions, may be filled by a majority of the directors then in office, and each director chosen in this manner would hold office until the next annual general meeting of the Company (or until the earlier termination of his or her appointment as provided for in the Companies Law or the Articles).

The Articles provide that the minimum number of members of the Board of Directors is three and the maximum number is eleven. The Board of Directors is presently comprised of nine members, two of whom were elected as external directors under the provisions of the Companies Law (discussed below); one by the shareholders at the Company’s 2008 annual general meeting of shareholders and the other by the shareholders at the Company’s 2009 annual general meeting of shareholders.

Under the Companies Law and the regulations promulgated pursuant thereto, Israeli companies whose shares have been offered to the public in, or that are publicly traded outside of, Israel are required to appoint at least two natural persons as ‘external directors’. No person may be appointed as an external director if such person is a relative of a controlling shareholder, or if such person, a relative, partner or employer of such person, or anyone to whom such person is directly or indirectly subordinate, or any entity under such person’s control, has or had, on or within the two years preceding the date of such person’s appointment to serve as an external director, any affiliation with the company to whose board the external director is proposed to be appointed, with any controlling shareholder of the company, with a relative of such controlling shareholder, or with any entity controlled by the company or by a controlling shareholder of the company, or, if the company has no controlling shareholder or a shareholder holding 25% or more of the company’s voting rights, any affiliation, at the time of the appointment, to the chairman of the board of directors, the chief executive officer or the most senior financial officer of the company, or to a shareholder holding 5% or more of the outstanding shares or voting rights of the company. The term affiliation includes an employment relationship, a business or professional relationship maintained on a regular basis or control, as well as service as an office holder (as that term is defined in the Companies Law) (which term includes a director).

In addition, no person may serve as an external director if: (a) the person’s position or other business activities create, or may create, a conflict of interest with the person’s responsibilities as an external director or interfere with the person’s ability to serve as an external director; (b) at the time such person serves as a non-external director of another company on whose board of directors a director of the reciprocal company serves as an external director; (c) the person is an employee of the Israel Securities Authority or of an Israeli stock exchange; (d) such person or such person’s relative, partner, employer or anyone to whom such person is directly or indirectly subordinate, or any entity under such person’s control, has business or professional relations with any person or entity he or she should not be affiliated with, as described in the previous paragraph, unless such relations are negligible; or (e) such person received compensation, directly or indirectly, in connection with such person’s services as an external director, other than as permitted under the Companies Law and the regulations promulgated thereunder. If, at the time of election of an external director, all other directors, who are not controlling shareholders of such company or their relatives, are of the same gender, then the external director to be elected must be of the other gender.

Pursuant to the Companies Law, an external director is required to have either financial and accounting expertise or professional qualifications according to criteria set forth in regulations promulgated by the Israeli Minister of Justice, provided that at least one of the external directors has financial and accounting expertise. The board of directors must make the determinations as to the financial and accounting expertise, and as to the professional qualifications, of a director taking into consideration those criteria and matters set forth in the regulations. In addition, the boards of directors of publicly traded companies are required to make a determination as to the minimum number of directors who must have financial and accounting expertise as aforesaid based, among other things, on the type of company, its size, the volume and complexity of the company’s activities and the number of directors. The Board of Directors has determined that the minimum number of directors with financial and accounting expertise, in addition to the external director or directors who have such expertise, will be one, and that Mr. Dan Falk qualifies as such.

External directors are elected for a term of three years and may be re-elected to two additional terms of three years each, provided that with respect to the appointment for each such additional three-year term, one of the following has occurred: (A) the reappointment of the external director has been proposed by one or more shareholders holding together one percent or more of the aggregate voting rights in the company and the appointment was approved at the general meeting of the shareholders by a simple majority, provided that: (i) in calculating the majority, votes of controlling shareholders or shareholders having a personal interest in the appointment (other than a personal interest which is not the result of an affiliation with a controlling shareholder) and abstentions are disregarded, and (ii) the total number of shares of shareholders who do not have a personal interest in the appointment (other than a personal interest which is not the result of an affiliation with a controlling shareholder) and/or who are not controlling shareholders, present and voting in favor of the appointment exceed two percent of the aggregate voting rights in the company; or (B) the reappointment of the external director has been proposed by the board of directors and the appointment was approved by the majority required for the initial appointment of an external director.

However, under regulations promulgated pursuant to the Companies Law, companies, such as the Company, whose shares are listed for trading on specified exchanges outside of Israel, including the Nasdaq Global Market and the Nasdaq Global Select Market, may elect external directors for additional terms that do not exceed three years each, beyond the three three-year terms generally applicable, provided that, if an external director is being re-elected for an additional term or terms beyond three three-year terms: (i) the audit committee and board of directors must determine that, in light of the external director’s expertise and special contribution to the board of directors and its committees, the re-election for an additional term is to the company’s benefit; (ii) the external director must be re-elected by the required majority of shareholders and subject to the terms specified in the Companies Law; and (iii) the term during which the nominee has served as an external director and the reasons given by the audit committee and board of directors for extending his or her term of office must be presented to the shareholders prior to their approval.

Following termination of service as an external director, a public company, a controlling shareholder thereof and any entity controlled by a controlling shareholder, may not grant any benefit, directly or indirectly, to any person who served as an external director of such public company, or to his or her relative, including, not appointing such person, or his or her relative, as an office holder of such public company or of any entity controlled by a controlling shareholder of such public company, not employing such person or his or her relative and not receiving professional services for pay from such person or his or her relative, either directly or indirectly, including through a corporation controlled by such person, or his or her relative, all until the lapse of two years from termination of office with respect to the external director, his or her spouse or child and until the lapse of one year from termination of office with respect to other relatives of the former external director.

Each committee of a company’s board of directors that has the authority to exercise powers of the board of directors must include at least one external director and its audit committee must include all external directors.

External directors are elected at the general meeting of shareholders by a simple majority, provided that the majority includes at least a majority of the shareholders who are not controlling shareholders and who do not have a personal interest in the matter (other than a personal interest which is not the result of an affiliation with a controlling shareholder), who are present and voting, or that the non-controlling shareholders or shareholders that do not have a personal interest in the matter (other than a personal interest which is not the result of an affiliation with a controlling shareholder) who are present and voted against the election hold two percent or less of the voting power of the company.

Under the Companies Law an external director cannot be dismissed from office unless: (i) the board of directors determines that the external director no longer meets the statutory requirements for holding the office, or that the external director is in breach of the external director’s fiduciary duties and the shareholders vote, by the same majority required for the appointment, to remove the external director after the external director has been given the opportunity to present his or her position; (ii) a court determines, upon a request of a director or a shareholder, that the external director no longer meets the statutory requirements of an external director or that the external director is in breach of his or her fiduciary duties to the company; or (iii) a court determines, upon a request of the company or a director, shareholder or creditor of the company, that the external director is unable to fulfill his or her duty or has been convicted of specified crimes.

In a 2008 amendment, the Companies Law introduced the concept of ‘independent’ directors in addition to external directors. This concept was reinforced in a recent amendment to the Companies Law (the “2011 Amendment”). An independent director is either an external director or a director appointed or classified as such who meets the same non-affiliation criteria as an external director, as determined by the subject company’s audit committee, and who has not served as a director of the company for more than nine consecutive years. For these purposes, ceasing to serve as a director for a period of two years or less would not be deemed to sever the consecutive nature of such director’s service. An independent director may be removed from office in the same manner that an external director may be removed.

Pursuant to the Companies Law, a public company, such as the Company, may include in its articles of association a provision providing that a specified number of its directors be independent directors or may adopt a standard provision providing that a majority of its directors be independent directors or, if there is a controlling shareholder or a 25% or more shareholder, that at least one-third of its directors be independent directors.

Regulations promulgated pursuant to the Companies Law provide that a director in a company, such as the Company, whose shares are listed for trading on specified exchanges outside of Israel, including the Nasdaq Global Market and the Nasdaq Global Select Market, who qualifies as an independent director under the relevant non-Israeli rules relating to independence standards for audit committee membership and who meets certain non-affiliation criteria, which are less stringent than those applicable to external directors, would be deemed an ‘independent’ director pursuant to the Companies Law provided he or she has not served as a director for more than nine consecutive years. For these purposes, ceasing to serve as a director for a period of two years or less would not be deemed to sever the consecutive nature of such director’s service.

Furthermore, pursuant to these regulations, such company may reappoint a person as an independent director for additional terms, beyond nine years, which do not exceed three years each, if the audit committee and the board of directors determine that in light of the independent director’s expertise and special contribution to the board of directors and its committees, the reappointment for an additional term is to the company’s benefit.

Although the Company has not included such a provision in its articles of association, it believes that four of its current nine directors would qualify as independent directors under the Companies Law, an additional three of its current directors who have served as directors for more than nine consecutive years could qualify as independent directors under the Companies Law if its Audit Committee and Board of Directors were to make the determination as aforesaid and seven of them would qualify as independent under Nasdaq independence standards.

A nominee for service as a director in a public company may not be elected without submitting a declaration to the company, prior to election, specifying that he or she has the requisite qualifications to serve as a director, independent director or external director, as applicable, and the ability to devote the appropriate time to performing his or her duties as a director.

A director, including an external director or an independent director, who ceases to meet the statutory requirements to serve as a director, external director or independent director, as applicable, must notify the company to that effect immediately and his or her service as a director will expire upon submission of such notice.

There are not any directors’ service contracts with the Company providing for benefits on termination of employment. For information as to the employment agreement of the Active Chairman of the Board of Directors with the Company, which provides for benefits on termination of employment, see “Item 6—Directors, Senior Management and Employees—Compensation—Remuneration of the Active Chairman of the Board of Directors” in our Annual Report on Form 20-F.

Committees of the board of directors

Audit committee

The Companies Law requires public companies to appoint an audit committee comprised of at least three directors, including all of the external directors, and further stipulates that the chairman of the board of directors, any director employed by or providing other services to a company and a controlling shareholder or any relative of a controlling shareholder may not be members of the audit committee.

Pursuant to the 2011 Amendment, as of September 15, 2011, the majority of the members of the audit committee must be independent directors. Additionally, as of September 15, 2011, the following may not be members of the audit committee: (a) a director employed by or providing services on an ongoing basis to a controlling shareholder or an entity controlled by a controlling shareholder; and (b) a director whose livelihood depends on a controlling shareholder. The 2011 Amendment further requires that as of September 15, 2011: (i) the chairperson of the audit committee be an external director; (ii) generally, any person who is not entitled to be a member of the audit committee may not attend the audit committee’s meetings; and (iii) the quorum required for the convening of meetings of the audit committee and for adopting resolutions by the audit committee be a majority of the members of the audit committee, provided that the majority of the members present are independent directors and at least one of them is an external director.

The responsibilities of the audit committee under the Companies Law include: (a) identifying flaws in the management of a company’s business and making recommendations to the board of directors as to how to correct them; (b) reviewing and deciding whether to approve certain related party transactions and certain transactions involving conflicts of interest; (c) with respect to certain actions involving conflicts of interest and with respect to certain related party transactions, deciding whether such actions are material actions and whether such transactions are extraordinary transactions, respectively, all for the purpose of approving such actions or transactions; (d) reviewing the internal auditor’s work program; (e) examining the company’s internal control structure and processes, the performance of the internal auditor and whether the internal auditor has at his or her disposal the tools and resources required to perform his or her duties, considering, inter alia, the special needs of the company and its size; and (f) examining the external auditor’s scope of work as well as the external auditor’s fees and providing the corporate organ responsible for determining the external auditor’s fees with its recommendations. In addition, pursuant to the 2011 Amendment, as of September 15, 2011, the audit committee will also be responsible for providing for arrangements as to the manner in which the company will deal with employee complaints with respect to deficiencies in the administration of the company’s business and the protection to be provided to such employees.

Dr. Michael Anghel, Mr. Dan Falk and Mr. Gideon Lahav are the current members of the Audit Committee. Each of these persons is an ‘independent director’ in accordance with the Nasdaq listing standards and, except for Mr. Dan Falk, qualifies as an independent director under the Companies Law. In order for Mr. Falk to qualify as an independent director under the Companies Law, the Company’s Audit Committee and Board of Directors would need to make the determination described above.

The Audit Committee oversees the accounting and financial reporting processes of the Company. It also provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting and internal control functions of the Company. In carrying out its duties, the Audit Committee meets at least once in each fiscal quarter with management at which time, among other things, it reviews, and either approves or disapproves, the financial results of the Company for the immediately preceding fiscal quarter and conveys its conclusions in this regard to the Board of Directors. The Audit Committee also monitors generally the services provided by the Company’s external auditors to ensure their independence, and reviews all audit and non-audit services provided by them. See Item 16C—Principal Accountant Fees and Services in the Annual Report on Form 20-F. The Company’s external and internal auditors also report regularly to the Audit Committee at its meetings, and the Audit Committee discusses with the Company’s external auditors the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the Company’s financial statements, as and when it deems it appropriate to do so.

Under the provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the Company’s external auditors. However, under Israeli law, the appointment of external auditors and their compensation require the approval of the shareholders of the Company. Pursuant to Israeli law, the shareholders may delegate the authority to determine the compensation of the external auditors to the Board of Directors, and the Company’s shareholders have done so in the past. In addition, pursuant to the Companies Law, the Audit Committee is required to examine the external auditors’ fees and to provide its recommendations with respect thereto to the appropriate corporate organ. Accordingly, the appointment of the external auditors will be required to be approved and recommended to the shareholders by the Audit Committee and approved by the shareholders. The compensation of the external auditors will be required to be approved by the Audit Committee and recommended to the shareholders or, if so authorized by the shareholders, to the Board of Directors and approved by either the shareholders or the Board of Directors, as the case may be.

Remuneration committee

The role of the Remuneration Committee is to provide assistance and make independent recommendations to the Board of Directors concerning matters related to the compensation of directors and certain executive employees of the Company. In carrying out these duties, the Remuneration Committee meets on an ad hoc basis (usually at least once in each fiscal quarter). The Remuneration Committee is also authorized to administer the Company’s equity remuneration plans. Under the Companies Law, the Remuneration Committee may need to seek the approval of the Audit Committee, the Board of Directors and the shareholders for certain compensation decisions. Each member of the Remuneration Committee is an “independent director” in accordance with the Nasdaq listing standards. Dr. Michael Anghel, Mr. Dan Falk and Mr. Eliezer Tokman are the current members of the Remuneration Committee.

Pursuant to the Companies Law, a remuneration committee that meets all of the requirements applicable to audit committees may approve, prior to the approval of the board of directors, any arrangement between a company and an office holder who is not a director as to such office holders’ terms of office and employment, including, a grant of exemption, indemnification and insurance, that otherwise would have required approval of the audit committee.

Nominating committee

The principal role of the Nominating Committee is to identify individuals qualified to become members of the Board of Directors, to recommend such individuals for nomination for election to the Board of Directors and to make recommendations to the Board of Directors concerning committee appointments. In undertaking this task, the Nominating Committee takes into account the composition requirements and qualification criteria set forth in the Companies Law and the Nasdaq listing standards, and determines the other criteria, objectives and procedures for selecting Board of Directors and committee members, including factors such as independence, diversity, age, integrity, skills, expertise, breadth of experience, knowledge about the Company’s business or industry and willingness to devote adequate time and effort to responsibilities of the Board of Directors in the context of the existing composition and needs of the Board of Directors and its committees. Membership of the Nominating Committee is limited to ‘independent directors’ in accordance with the Nasdaq listing standards who meet the composition requirements of the Companies Law, as in effect from time to time. Mr. Dan Falk, Mr. Gideon Lahav and Dr. Shimon Ullman are the current members of the Nominating Committee.

Israeli Law Updates

Interested Party Transactions

Further to the description in item 10.B(c)(ii) of our Annual Report on Form 20-F, entitled “Disclosure by office holders”, pursuant to the 2011 Amendment, an office holder is also required to disclose any personal interest of any sibling or parent of his or her spouse, and of the spouses of any of these people, in any existing or proposed extraordinary transaction of the company.

In addition, and further to the description in item 10.B(c)(iv) of our Annual Report on Form 20-F, entitled “Transactions with controlling shareholders”, pursuant to the 2011 Amendment, extraordinary transactions of a public company with a controlling shareholder or in which a controlling shareholder has a personal interest, as well as any engagement by a public company of a controlling shareholder or of such controlling shareholder’s relative, directly or indirectly, with respect to the provision of services to the company, and, if such person is also an office holder of such company, with respect to such person’s terms of service and employment as an office holder, and if such person is an employee of the company but not an office holder, with respect to such person’s employment by the company, generally require the approval of the audit committee, the board of directors and the shareholders of the company. In addition, if such shareholder approval is required, it must include at least a majority of the shareholders who do not have a personal interest in the transaction and are present and voting at the meeting. Alternatively, the total shareholdings of the disinterested shareholders who vote against the transaction must not represent more than two percent of the voting rights in the company. Transactions that are for a period of more than three years generally need to be brought for approval in accordance with the above procedure every three years.

Principal shareholders

The following table sets forth information as of January 31, 2011 (except with respect to the shareholders as noted below), concerning: (i) the only persons or entities known to the Company beneficially to own 5% or more of the outstanding ordinary shares; and (ii) the number of outstanding ordinary shares beneficially owned by all directors and executive officers of the Company as a group.

Identity of person or group	Number of shares(1)	Percentage of ordinary shares outstanding(1)

Harris Associates L.P.(2) Two North LaSalle Street, Suite 500 Chicago, Illinois 60602	5,234,598	14.88%

Artisan Partners Holdings LP(3) 875 East Wisconsin Avenue, Suite 800 Milwaukee, Wisconsin 53202	3,079,628	8.75%

Dr. Jacob Richter(4) Medinol Ltd. Building No. 7, Entrance A, 5th Floor Kiryat Atidim P.O. Box 58165 Tel Aviv, 61581 Israel	3,033,945	8.63%

T. Rowe Price Associates, Inc.(5) 100 E. Pratt Street Baltimore, Maryland 21202	2,501,384	7.11%

FMR LLC(6) 82 Devonshire Street Boston, Massachusetts 02109	2,449,985	6.97%

William Davidson TR(7) 2300 Harmon Road Auburn Hills, Michigan 48326	2,213,952	6.29%

Directors and executive officers of the Company as a group (consisting of 16 persons)(8)	2,288,640	6.40%

(1)	The Company had outstanding, on January 31, 2011, 35,175,825 ordinary shares. This number does not include a total, as at that date, of 5,946,638 ordinary shares, 4,809,403 of which were subject to outstanding equity awards granted pursuant to equity remuneration plans adopted or assumed by the Company, 4,430,157 of which were subject to outstanding stock options (of which 1,797,375 had vested), 379,246 of which were subject to outstanding and unvested RSUs and 1,137,235 of which remained available for future equity awards pursuant to such plans.

Also does not include 1,988,293 ordinary shares held at that date as treasury shares under Israeli law, virtually all of which were repurchased by the Company. For so long as such treasury shares are owned by the Company they have no rights and, accordingly, are neither eligible to participate in or receive any future dividends which may be paid to shareholders of the Company nor are they entitled to participate in, be voted at or be counted as part of the quorum for, any meetings of shareholders of the Company.

Because the Company uses the above number of ordinary shares outstanding as the calculation base, the percentage of ordinary shares beneficially owned for each listed person or entity may differ from the percentage, if any, in the reports filed by such person or entity with the SEC.

(2)	As of December 31, 2010, based on a report filed with the SEC dated February 8, 2011. The report indicated sole voting and dispositive power as to all 5,243,598 ordinary shares by Harris Associates L.P. and by Harris Associates Inc., its general partner.

(3)	As of December 31, 2010, based on a report filed with the SEC dated February 11, 2011. The report indicated shared dispositive power as to all 3,079,628 ordinary shares and shared voting power as to 2,952,748 of such ordinary shares by Artisan Partners Holdings LP (“Artisan Holdings”), Artisan Investment Corporation (“Artisan Corp.”), ZFIC, Inc. (“ZFIC”), Andrew A. Ziegler, Carlene Murphy Ziegler, Artisan Partners Limited Partnership (“Artisan Partners”) and Artisan Investments GP LLC (“Artisan Investments”) and shared voting and dispositive power as to 2,045,087 of such ordinary shares by Artisan Funds, Inc. (“Artisan Funds”). Artisan Holdings and Artisan Partners are investment advisers registered under the Investment Advisers Act of 1940 (the “IAA”); Artisan Investments is the General Partner of Artisan Partners; Artisan Holdings is the sole limited partner of Artisan Partners; Artisan Corp. is the General Partner of Artisan Holdings; ZFIC is the sole stockholder of Artisan Corp.; Mr. Ziegler and Ms. Ziegler are the principal stockholders of ZFIC; and Artisan Funds is an investment company registered under the Investment Company Act of 1940 (the “ICA”).

(4)	As of July 20, 2009, based on a report filed with the SEC dated July 21, 2009. The report indicated sole voting and dispositive power as to none of such ordinary shares, and shared voting and dispositive power as to all 3,033,945 ordinary shares, with Dr. Judith Richter. Dr. Jacob Richter served as a member of the Board of Directors from October 27, 1992 to August 15, 1993, and from September 29, 1997 to February 11, 2009. Dr. Jacob Richter and Yochai Richter, the Active Chairman of the Board of Directors, are brothers.

(5)	As of December 31, 2010, based on a report filed with the SEC dated February 14, 2011. The report indicated sole voting power as to 221,884 of such ordinary shares, and sole dispositive power as to all 2,501,384 ordinary shares, by T. Rowe Price Associates, Inc. (“TRP”), an investment advisor registered under the IAA. For purposes of the reporting requirements of the Exchange Act, T. Rowe Price Associates, Inc. is deemed to be the beneficial owner of such shares; however, it expressly disclaims that it is, in fact, the beneficial owner of such shares.

(6)	As of December 31, 2010, based on a report filed with the SEC dated February 14, 2011. The report indicated dispositive power as to all 2,449,985 ordinary shares by FMR LLC and by Edward C. Johnson 3d, members of whose family may be deemed to form a controlling group with respect to FMR LLC. FMR LLC controls Fidelity Management & Research Company (“Fidelity”), an investment advisor registered under the IAA which is also a beneficial owner of all such ordinary shares, all of which are also beneficially owned by Fidelity Low Priced Stock Fund, an investment company registered under the ICA. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. The power to vote all such ordinary shares resides with the Fidelity Funds’ Boards of Trustees. Fidelity votes the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(7)	As of March 14, 2009, based on a report filed with the SEC dated May 28, 2009. The report indicated sole voting and dispositive power as to all 2,213,952 ordinary shares by the William Davidson TR dated September 24, 2008, as amended (the “Trust”) and by Jonathan S. Aaron. As a co-trustee of the Trust, Mr. Aaron has sole dispositive and voting power with respect to securities held by the Trust.

(8)	Includes 585,965 ordinary shares issuable upon the exercise of vested options referred to in footnote (1) above but does not include ordinary shares which may become issuable upon the exercise of those options referred to in footnote (1) above which have not yet vested, except to the extent the options become exercisable within 60 days. Also includes 228,873 Restricted Shares, regardless of whether the applicable restrictions have lapsed. The percentage of ordinary shares beneficially owned is calculated in accordance with Rule 13d-3(d) promulgated under the Exchange Act.

On January 31, 2011, there were 43 shareholders of record of the ordinary shares in the United States, who, among them, held a total of 33,570,067 ordinary shares, constituting approximately 95.44% of the outstanding ordinary shares as at that date.

The Articles provide that each Ordinary Share shall confer upon its holder the right to vote in general meetings of the Company. All outstanding ordinary shares (other than treasury shares) have equal rights.

Tax considerations

You should carefully read the discussion of the principal U.S. Federal income tax and Israel tax considerations associated with the acquisition, ownership and disposition of our ordinary shares set forth in the section of our Annual Report on Form 20-F entitled “Item 10. Additional Information—Tax Considerations”.

Other expenses of issuance and distribution

We estimate the expenses in connection with the issuance and distribution of our ordinary shares in this offering, other than underwriting discounts and commissions, will be as follows:

Securities and Exchange Commission Registration Fee	$ 7,130
Printing and Engraving Expenses	200,000
Legal Fees and Expenses	550,000
Accountants’ Fees and Expenses	150,000
Transfer Agent’s Fees and Expenses	25,000
Miscellaneous Costs	17,870

Total	$950,000

Description of ordinary shares

The registered capital of Orbotech Ltd. is NIS 11,200,000 divided into 80,000,000 ordinary shares. All issued and outstanding ordinary shares are fully paid and non-assessable. Holders of ordinary shares have one vote for each Ordinary Share held on all matters to be voted on by shareholders, including the election of directors. Ordinary shares do not entitle their holders to preemptive rights. The Memorandum and Articles and Israeli law do not restrict in any way the ownership or voting of ordinary shares by non-residents or persons who are not citizens of Israel, except with respect to subjects of nations which are in a state of war with Israel.

Subject to the rights of holders of shares with special rights (which may be issued in the future), holders of paid up ordinary shares are entitled to participate in the payment of dividends and, in the event of a winding-up of the Company, in the distribution of assets available for distribution, in proportion to the amount paid up or credited as paid up on account of the nominal value of the shares held by them respectively and in respect of which such dividend is being paid or such distribution is being made, without considering any premium those holders might have paid in excess of that nominal value.

Shares with preferential rights relating, among other things, to dividends, voting and repayment of share capital can be created by adoption of a resolution of the shareholders at a general meeting of shareholders at which a quorum is present, by a simple majority of the voting power represented at the meeting in person or by proxy and voting thereon. The Company can similarly subdivide issued and outstanding ordinary shares. Modification or abrogation of the rights of any class of shares requires the written consent of the holders of 75% of the issued shares of such a class or adoption of a resolution passed by a simple majority of those present in person or by proxy and voting at a separate general meeting of the holders of the shares of that class.

The Board of Directors consists of three classes of directors (not including external directors who do not form part of any class), with one class being elected each year by shareholders at the Company’s annual general meeting for a term of approximately three years. Directors so elected cannot be removed from office by the shareholders until the expiration of their term of office. Ordinary shares do not have cumulative voting rights. As a result, the holders of Ordinary shares that represent a simple majority of the voting power represented at a shareholders’ meeting and voting at the meeting have the power to elect all of the directors put forward for election, subject to specific requirements under the Companies Law with respect to the election of external directors.

Ordinary share certificates registered in the names of two or more persons are deliverable to the person first named in the share register and such delivery shall be deemed sufficient delivery to all co-owners. If two or more such persons tender a vote, the vote of the person whose name first appears in the share register will be accepted to the exclusion of any other. Notices may be given only to the person whose name first appears in the register. If two or more persons jointly hold or are entitled to a share, any one of them may give effectual receipt for any dividend payable or property distributable in respect of such share.

Dividends may be distributed only out of profits available for dividends as determined by the Companies Law, provided that there is no reasonable concern that the distribution will prevent the Company from being able to meet its existing and anticipated obligations when they become due. Generally, under the Companies Law, the decision to distribute dividends and the amount to be distributed is made by a company’s board of directors. The Articles provide that the Board of

Directors may from time to time declare, and cause the Company to pay, such dividends as may appear to it to be justified by the profits of the Company and that the Board of Directors has the authority to determine the time for payment of such dividends and the record date for determining the shareholders entitled to receive such dividends, provided the date is not before the date of the resolution to distribute the dividend. Declaration of dividends does not require shareholder approval.

Ordinary shares which have been fully paid-up are transferable, by submission of a proper instrument of transfer to the Company or its transfer agent together with the certificate of the shares to be transferred and such other evidence, if any, as the directors may require to prove the rights of the intending transferor in the transferred shares.

The Articles provide that an annual general meeting must be held at least once in every calendar year, not later than 15 months after the last preceding annual general meeting, at such time and place as may be determined by the Board of Directors. The Board of Directors may, in its discretion, convene additional shareholder meetings and, pursuant to the Companies Law, must convene a meeting upon the demand of two directors or one quarter of the directors in office or upon the demand of the holder or holders of five percent of the Company’s issued share capital and one percent of its voting rights or upon the demand of the holder or holders of five percent of its voting rights. All demands for shareholder meetings must set forth the items to be considered at that meeting. Pursuant to the Companies Law, the holder or holders of one percent of the Company’s voting rights may request the inclusion of an item on the agenda of a future shareholder meeting, provided the item is appropriate for discussion at a shareholder meeting. The agenda for a shareholder meeting is determined by the Board of Directors and must include matters in respect of which the convening of a shareholder meeting was demanded and any matter requested to be included by holder(s) of one percent of the Company’s voting rights, as detailed above.

Pursuant to the Companies Law and regulations promulgated thereunder with respect to the convening of general meetings in a public company, shareholder meetings generally require prior notice of not less than 21 days. The function of the annual general meeting is to elect directors in accordance with the Articles, receive and consider the profit and loss account, the balance sheet and the ordinary reports and accounts of the directors and auditors, appoint auditors and fix their remuneration and transact any other business which under the Articles or applicable law may be transacted by the shareholders of a company in general meeting.

The quorum required for either an annual (regular) or an extraordinary (special) general meeting of shareholders consists of at least two shareholders present in person or by proxy holding shares conferring in the aggregate more than 50% of the voting rights of the Company. If a meeting is convened by the Board of Directors upon the demand of shareholders or upon the demand of less than 50% of the directors then in office or directly by such shareholders or directors and no quorum is present within half an hour from the time appointed, it shall be cancelled. If a meeting is otherwise called and no quorum is present within such time, the meeting is adjourned to the same day one week later at the same time and place or at such other time and place as the Board of Directors may determine and specify in the notice of the general meeting and it shall not be necessary to give notice of such adjournment. If a quorum is not present within half an hour from the time stated for such adjourned meeting, any shareholders present in person or by proxy at such meeting shall constitute a quorum. Generally, under the Companies Law and the Articles, shareholder resolutions are deemed adopted if approved by the holders of a simple majority of the voting rights represented at a meeting and voting unless a different majority is required by law or pursuant to the Articles. The Companies Law provides that resolutions on certain matters, such as amending a company’s articles of association, assuming the authority of the board of directors in certain circumstances, appointing auditors, appointing external directors, approving certain transactions, increasing or decreasing the registered share capital and approving most mergers must be made by the shareholders at a general meeting. A company may determine in its articles of association certain additional matters in respect of which resolutions by the shareholders in a general meeting will be required.

A company such as Orbotech Ltd., incorporated prior to February 1, 2000, is subject to various rules with respect to the transition from being governed by the Israeli Companies Ordinance (New Version) 1983, as amended to being governed by the Companies Law. These rules provide, among other things, that any amendment to the Memorandum or Articles will generally require a resolution adopted by the holders of 75% or more of the voting power represented and voting at a general meeting and that the approval of a merger will require a resolution adopted by the holders of 75% or more of the voting power represented and voting at a general meeting, unless and until the Company amends the Articles in such manner to provide for a different majority. The Articles provide that all shareholder resolutions, other than with respect to the amendment or replacement of the Memorandum or Articles and certain other matters which by law require a different majority, but including with respect to certain actions which, pursuant to Israeli law, would otherwise require a majority of 75% of the votes cast, such as a change of corporate name, an increase in authorized share capital, a consolidation or division of the Company’s share capital into shares of larger or smaller nominal value, a cancellation of unissued shares, a reduction of share capital, the creation of new classes, or the modification of the rights of classes, of shares and the approval of mergers, require only a simple majority of the votes cast. Subject to the Companies Law, a resolution in writing signed by the holders of all of the ordinary shares entitled to vote at a meeting of shareholders or to which all such shareholders have given their written consent will be sufficient to adopt the resolution in lieu of a meeting. The Companies Law does not currently provide for public companies such as the Company to have shareholder resolutions adopted by means of written consent in lieu of a shareholder meeting.

Under the Companies Law, a merger is generally required to be approved by the shareholders and board of directors of each of the merging companies. If the share capital of the company that will not be the surviving company is divided into different classes of shares, the approval of each class is also required, unless determined otherwise by the court. Similarly, unless the court determines differently, a merger will not be approved if it is objected to by shareholders holding a majority of the voting rights participating and voting at the meeting, after excluding the shares held by the other party to the merger, by any person who holds 25% or more of the other party to the merger or by anyone on their behalf, including by the relatives of or corporations controlled by these persons. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger. Also, a merger can be completed only after all approvals have been submitted to the Registrar and 30 days have passed from the time that shareholder resolutions were adopted in each of the merging companies and 50 days have passed from the time that a proposal for approval of the merger was filed with the Registrar.

The Companies Law also provides that, subject to certain exceptions, an acquisition of shares in a public company must be made by means of a tender offer if, as a result of the acquisition, the purchaser would become a holder of 25% or more of the voting power at general meetings. This rule does not apply if there is already another holder of 25% or more of the voting power at general meetings. Similarly, the Companies Law provides that, subject to certain exceptions, an acquisition of shares in a public company must be made by means of a tender offer if, as a result of the acquisition, the purchaser would become a holder of more than 45% of the voting power of the company. This rule does not apply if someone else already holds more than 45% of the voting power of the company. These tender offer requirements do not apply to companies whose shares are listed for trading outside of Israel if, under local law or the rules of the stock exchange on which their shares are traded, there is a limitation on the percentage of control which may be acquired or the purchaser is required to make a tender offer to the public.

Under the Companies Law, a person may not acquire shares in a public company if, after the acquisition, he will hold more than 90% of the shares or more than 90% of any class of shares of that company, unless a tender offer is made to purchase all of the shares or all of the shares of the particular class. The Companies Law also provides (subject to certain exceptions with respect to shareholders who held more than 90% of a company’s shares or of a class of its shares as of February 1, 2000) that as long as a shareholder in a public company holds more than 90% of the company’s shares or of a class of shares, that shareholder shall be precluded from purchasing any additional shares. In order that all of the shares that the purchaser offered to purchase be transferred to him by operation of law, one of the following needs to have occurred: (i) the shareholders who declined or do not respond to the tender offer hold less than 5% of the company’s outstanding share capital or of the relevant class of shares and the majority of offerees who do not have a personal interest in accepting the tender offer accepted the offer, or (ii) the shareholders who declined or do not respond to the tender offer hold less than 2% of the company’s outstanding share capital or of the relevant class of shares.

A shareholder that had his or her shares so transferred, whether he or she accepted the tender offer or not, has the right, within six months from the date of acceptance of the tender offer, to petition the court to determine that the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, the purchaser may provide in its offer that shareholders who accept the tender offer will not be entitled to such rights.

If the conditions set forth above are not met, the purchaser may not acquire additional shares of the company from shareholders who accepted the tender offer to the extent that following such acquisition, the purchaser would own more than 90% of the company’s issued and outstanding share capital.

The above restrictions apply, in addition to the acquisition of shares, to the acquisition of voting power.

In addition, certain provisions of the Memorandum and Articles may have the effect of rendering more difficult or discouraging an acquisition of the Company deemed undesirable by the Board of Directors. Those provisions include: limiting the ability of the Company’s shareholders to convene general meetings of the Company (as discussed above); controlling procedures for the conduct of shareholder and Board of Directors meetings, including quorum and voting requirements; and the election and removal of directors.

Moreover, the classification of the Board of Directors into three classes with terms of approximately three years each, which was approved by shareholders of the Company in 2001, and the requirement under Israeli company law to have at least two external directors, who cannot readily be removed from office, may make it more difficult for shareholders who oppose the policies of the Board of Directors to remove a majority of the then current directors from office quickly. It may also, in some circumstances, together with the other provisions of the Memorandum, Articles and Israeli law, deter or delay potential future merger, acquisition, tender or takeover offers, proxy contests or changes in control or management of the Company, some of which could be deemed by certain shareholders to be in their best interests and which could affect the price some investors are willing to pay for ordinary shares.

Underwriting

We are offering the ordinary shares described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC and Barclays Capital Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus supplement, the number of ordinary shares listed next to its name in the following table:

Underwriters	Number of ordinary shares

J.P. Morgan Securities LLC	2,512,500

Barclays Capital Inc.	2,512,500

RBC Capital Markets, LLC	670,000

Needham & Company, LLC	502,500

Oppenheimer & Co. Inc.	502,500

Total	6,700,000

The underwriters are committed to purchase all ordinary shares offered by us if they purchase any ordinary shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the ordinary shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.3375 per ordinary share. After the public offering of the ordinary shares, the offering price and other selling terms may be changed by the underwriters.

The underwriters have an option to buy up to 1,005,000 additional ordinary shares from us to cover sales of ordinary shares by the underwriters which exceed the number of ordinary shares specified in the table above. The underwriters have up to 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any ordinary shares are purchased with this over-allotment option, the underwriters will purchase ordinary shares in approximately the same proportion as shown in the table above. If any additional ordinary shares are purchased, the underwriters will offer the additional ordinary shares on the same terms as those on which the ordinary shares are being offered.

The underwriting fee is equal to the public offering price per ordinary share less the amount paid by the underwriters to us per ordinary share. The underwriting fee is $0.5625 per ordinary share. The following table shows the per ordinary share and total underwriting discounts to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional ordinary shares.

	Without over-allotment exercise	With full over-allotment exercise

Per ordinary share	$0.5625	$0.5625
Total	$3,768,750	$4,334,062.50

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts, will be approximately $950,000. The underwriters have agreed to reimburse us for certain of our out-of-pocket expenses incurred in connection with the offering, in an amount up to approximately $500,000.

We have agreed, subject to certain exceptions, that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement (other than registration statements on Form S-8) under the Securities Act of 1933 relating to, any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the ordinary shares or such other securities, whether any such transaction described in clauses (i) and (ii) above is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise, without the prior written consent of J.P. Morgan Securities LLC and Barclays Capital Inc. for a period of 90 days after the date of this prospectus supplement. However, we will be permitted, among other things, to (i) issue ordinary shares pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants, options or other awards granted under our stock-based compensation plans and (ii) grant options, ordinary shares and other awards under the terms of our stock-based compensation plans. As of the date of this prospectus supplement, approximately 1.8 million options have vested and are exercisable, and a majority of these options are held by our directors and executive officers.

In addition, our directors and executive officers listed under “Management” have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which these persons, subject to certain exceptions, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities LLC and Barclays Capital Inc., (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing (including, without limitation, ordinary shares which may be deemed to be beneficially owned by such directors and executive officers in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant), (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the ordinary shares, whether any such transaction described in clauses (i) and (ii) above is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise or (iii) make any demand for or exercise any right with respect to the registration of any ordinary shares or any security convertible into or exercisable or exchangeable for ordinary shares. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the lock-up restrictions shall continue to apply to us and our directors and executive officers until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Our ordinary shares are listed on the NASDAQ Global Select Market (the “Nasdaq”) under the symbol “ORBK”.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling ordinary shares in the open market for the purpose of preventing or retarding a decline in the market price of the ordinary shares while this offering is in progress. These stabilizing transactions may include making short sales of the ordinary shares, which involves the sale by the underwriters of a greater number of ordinary shares than they are required to purchase in this offering, and purchasing ordinary shares on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing ordinary shares in the open market. In making this determination, the underwriters will consider, among other things, the price of ordinary shares available for purchase in the open market compared to the price at which the underwriters may purchase ordinary shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase ordinary shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities on Nasdaq, in the over-the-counter market or otherwise during the period before the commencement of offers or sales of ordinary shares and extending through the completion of distribution that stabilize, maintain or otherwise affect the price of the ordinary shares, including the imposition of penalty bids. This means that if the representatives of the underwriters purchases ordinary shares in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those ordinary shares as part of this offering to repay the underwriting discount received by them. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid that bid must be lowered when specific purchase limits are exceeded. These activities may have the effect of raising or maintaining the market price of the ordinary shares or preventing or retarding a decline in the market price of the ordinary shares, and, as a result, the price of the ordinary shares may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of ordinary shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory,

investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Selling restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

European economic area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), including each Relevant Member State that has implemented the 2010 PD Amending Directive with regard to persons to whom an offer of securities is addressed and the denomination per unit of the offer of securities (each, an “Early Implementing Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of ordinary shares will be made to the public in that Relevant Member State (other than offers (the “Permitted Public Offers”) where a prospectus will be published in relation to the ordinary shares that has been approved by the competent authority in a Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive), except that with effect from and including that Relevant Implementation Date, offers of ordinary shares may be made to the public in that Relevant Member State at any time:

•	to “qualified investors” as defined in the Prospectus Directive, including:

(a)	(in the case of Relevant Member States other than Early Implementing Member States), legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities, or any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43.0 million and (iii) an annual turnover of more than €50.0 million as shown in its last annual or consolidated accounts; or

(b)	(in the case of Early Implementing Member States), persons or entities that are described in points (1) to (4) of Section I of Annex II to Directive 2004/39/EC, and those who are treated on request as professional clients in accordance with Annex II to Directive 2004/39/EC, or recognized as eligible counterparties in accordance with Article 24 of Directive 2004/39/EC unless they have requested that they be treated as non-professional clients; or

•

to fewer than 100 (or, in the case of Early Implementing Member States, 150) natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) ,as permitted in the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of ordinary shares shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any ordinary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer of any ordinary shares to be offered so as to enable an investor to decide to purchase any ordinary shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71 EC (including the 2010 PD Amending Directive, in the case of Early Implementing Member States) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

France

Neither this prospectus supplement nor any offering material relating to our ordinary shares has been or will be submitted to the “Commission des Opérations de Bourse” for approval (“Visa”), in France. The underwriters have not offered or sold and will not offer or sell any ordinary shares or distribute or cause to be distributed any copies of this prospectus supplement or any offering material relating to our ordinary shares, directly or indirectly, in France, except (a) with the prior authorization of the French Ministry for Economy and Finance in accordance with Articles 9 and 10 of the “Décret” of December 29, 1989 regulating financial relations between France and foreign countries, or (b) to qualified investors (“investisseurs qualifiés”), and/or a restricted group of investors (“cercle restreint d’investisseurs”), in each case acting for their account, all as defined in, and in accordance with, Article L. 411-1 and L. 411-2 of the Monetary and Financial Code and “Décret” no. 98-880 dated October 1, 1998.

Germany

This prospectus supplement and the accompanying prospectus are not a Securities Selling Prospectus within the meaning of the German Securities Sales Prospectus Act of September 9, 1998 and have not been filed with and approved by the German Federal Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) or any other competent German governmental authority under the relevant laws. The underwriters have not offered or sold and will not offer or sell any of our ordinary shares or distribute copies of this prospectus supplement and the accompanying prospectus or any document relating to our ordinary shares, directly or indirectly.

Switzerland

This document does not constitute a prospectus within the meaning of Art. 652a of the Swiss Code of Obligations. Our ordinary shares may not be sold directly or indirectly in or into Switzerland except in a manner which will not result in a public offering within the meaning of the Swiss Code of Obligations. Neither this document nor any other offering materials relating to our ordinary shares may be distributed, published or otherwise made available in Switzerland except in a manner which will not constitute a public offer of our ordinary shares in Switzerland.

Hong Kong

The ordinary shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the ordinary shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The ordinary shares offered in this document have not been registered under the Financial Instruments and Exchange Law of Japan. The ordinary shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law.

Singapore

This document has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this document and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ordinary shares pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

People’s Republic of China

This document may not be circulated or distributed in the People’s Republic of China, or PRC, and our ordinary shares may not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include the special administrative regions of Hong Kong and Macau.

Legal matters

The validity of our ordinary shares offered hereby and certain other matters relating to Israel law will be passed upon for us by Tulchinsky Stern Marciano Cohen Levitski & Co. Law Offices. Certain other legal matters relating to United States law will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York. The underwriters are being represented by Meitar, Liquornik, Geva & Leshem Brandwein, Ramat Gan, Israel, with regards to matters relating to Israeli law, and Latham & Watkins LLP, New York, New York with regards to matters relating to United States law.

Experts

The audited financial statements for the year ended December 31, 2010 included in this prospectus have been audited by Kesselman & Kesselman, an independent registered public accounting firm in Israel and a member of PricewaterhouseCoopers International Limited, as stated in their report which is part of this prospectus. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Where you can find additional information

We filed with the SEC a registration statement on Form F-3 under the Securities Act of 1933, as amended, with respect to the offer and sale of securities pursuant to this prospectus. This prospectus supplement and the accompanying prospectus, filed as a part of the registration statement, do not contain all of the information set forth in the registration statement. The registration statement includes and incorporates by reference additional information and exhibits. Statements made in this prospectus supplement or the accompanying prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of all of the material terms of such contracts, agreements or documents, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the SEC may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the Commission at its principal office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference facility by calling 1-800-SEC-0330. The Commission also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. For further information pertaining to the ordinary shares offered by this prospectus supplement and the accompanying prospectus and Orbotech Ltd., reference is made to the registration statement.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and we file periodic reports and other information with the Commission. These periodic reports and other information are available for inspection and copying at the Commission’s public reference facilities and the web site of the Commission referred to above. As a “foreign private issuer”, we are exempt from the rules under the

Securities Exchange Act of 1934, as amended, prescribing the furnishing and content of proxy statements to stockholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Securities Exchange Act of 1934, as amended. In addition, as a “foreign private issuer”, we are exempt from the rules under the Securities Exchange Act of 1934, as amended, relating to short swing profit reporting and liability.

Incorporation by reference

The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any information that we file later with the SEC and that is deemed incorporated by reference will automatically update and supersede the information in this prospectus. In all such cases, you should rely on the later information over different information included in this prospectus.

This prospectus incorporates by reference the following documents:

•	our Annual Report on Form 20-F for the year ended December 31, 2010, filed with the SEC on February 24, 2011.

•	our Current Report on Form 6-K for the month of May 2011, filed with the SEC on May 18, 2011.

•	our Current Report on Form 6-K for the month of May 2011, filed with the SEC on May 19, 2011.

We will also incorporate by reference any future filings made with the SEC under Section 13(a), 13(c) or 15(d) of the Exchange Act until we terminate the offering, to the extent contemplated by any prospectus supplement or future Form 6-K that is filed with the SEC. In addition, we will incorporate by reference certain future materials furnished to the SEC on Form 6-K, but only to the extent specifically indicated in those submissions or in a future prospectus supplement. The information contained in this prospectus automatically updates and supersedes the information that we previously filed with the SEC and that is deemed incorporated by reference. In all such cases, you should rely on the information in this prospectus over different information included in earlier filings.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Michael Havin, Corporate Secretary

Tel: + 972-8-9423622

Fax: + 972-8-9438769

E-mail: michael.havin@orbotech.com

Address: P. O. Box 215, Yavne 81101, Israel

ORBOTECH LTD.

CONSOLIDATED FINANCIAL STATEMENTS

ORBOTECH LTD.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,		December 31,
	2011	2010	2010
	U.S. dollars in thousands
Assets
CURRENT ASSETS:
Cash and cash equivalents	$191,232	$158,703	$179,503
Short - term bank deposits	2,780		2,780
Accounts receivable:
Trade	165,312	155,935	153,518
Other	30,964	27,371	29,919
Deferred income taxes	6,252	4,125	5,913
Inventories	114,188	98,155	112,812
Assets of discontinued operations	2,774	13,645	12,351

Total current assets	513,502	457,934	496,796

INVESTMENTS AND OTHER NON-CURRENT ASSETS:
Marketable securities	1,052	9,790	2,549
Funds in respect of employee rights upon retirement	12,950	11,721	13,017
Deferred income taxes	11,060	8,899	12,679
Other long-term investments	29	29	29

	25,091	30,439	28,274

PROPERTY, PLANT AND EQUIPMENT, net	24,072	25,464	24,842

GOODWILL	12,034	12,034	12,034

OTHER INTANGIBLE ASSETS, net	63,324	77,027	66,395

Total assets	$638,023	$602,898	$628,341

/s/ YOCHAI RICHTER	)	Active Chairman of the Board of Directors
Yochai Richter	)

/s/ RAANAN COHEN	)	President and Chief Executive Officer
Raanan Cohen	)

ORBOTECH LTD.

CONSOLIDATED BALANCE SHEETS—(Continued)

(Unaudited)

	March 31,		December 31,
	2011	2010	2010
	U.S. dollars in thousands
Liabilities and equity
CURRENT LIABILITIES:
Current maturities of long-term bank loan	$32,000	$32,000	$32,000
Accounts payable and accruals:
Trade	32,262	31,910	26,535
Other	52,003	44,415	55,290
Deferred income	25,848	19,463	24,421
Liabilities of discontinued operations	3,115	4,050	2,172

Total current liabilities	145,228	131,838	140,418

LONG-TERM LIABILITIES:
Long-term bank loan	88,000	120,000	96,000
Liability for employee rights upon retirement	27,138	25,531	27,501
Deferred income taxes	2,188	2,010	2,188
Other tax liabilities	12,572	9,312	12,679

Total long-term liabilities	129,898	156,853	138,368

Total liabilities	275,126	288,691	278,786

EQUITY:
Orbotech Ltd. shareholders’ equity
Ordinary shares of NIS 0.14 par value per share (“Ordinary Shares”)
Authorized at March 31, 2011, March 31, 2010 and December 31, 2010: 80,000,000 Ordinary Shares
Issued at March 31, 2011, March 31, 2010 and December 31, 2010: 37,351,675, 36,864,319 and 37,083,584 Ordinary Shares, respectively;
Outstanding at March 31, 2011, March 31, 2010 and December 31, 2010: 35,362,132, 34,877,526 and 35,095,291 Ordinary Shares, respectively	1,768	1,750	1,758
Additional paid-in capital	177,054	171,120	174,940
Retained earnings	238,005	194,275	226,809
Accumulated other comprehensive income	1,476	2,541	1,454
Less - treasury shares, at cost (at March 31, 2011, March 31, 2010 and December 31, 2010 1,989,543, 1,986,793 and 1,988,293 Ordinary Shares, respectively)	(57,192)	(57,192)	(57,192)

Total Orbotech Ltd. shareholders’ equity	361,111	312,494	347,769

Non-controlling interest	1,786	1,713	1,786

Total equity	362,897	314,207	349,555

Total liabilities and equity	$638,023	$602,898	$628,341

The accompanying notes are an integral part of the condensed financial statements.

ORBOTECH LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2011	2010
	U.S. dollars in thousands
	(except per share data)
REVENUES:
Sale of products	$101,636	$73,756
Services rendered	32,575	26,231

	134,211	99,987

COST OF REVENUES:
Cost of products sold	56,289	37,857
Cost of services rendered	22,227	20,044

	78,516	57,901

GROSS PROFIT	55,695	42,086

RESEARCH AND DEVELOPMENT COSTS:
Expenses incurred	20,876	17,944
Less - government participations	647	834

NET RESEARCH AND DEVELOPMENT COSTS	20,229	17,110

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	17,354	14,509

AMORTIZATION OF INTANGIBLE ASSETS	3,071	3,544

OPERATING INCOME	15,041	6,923
FINANCIAL EXPENSES – net	2,123	2,391

INCOME FROM CONTINUING OPERATIONS BEFORE TAXES ON INCOME	12,918	4,532
TAXES ON INCOME	1,830	998

INCOME FROM CONTINUING OPERATIONS	11,088	3,534
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX	108	(1,940)

NET INCOME	11,196	1,594
NET LOSS ATTRIBUTABLE TO THE NON-CONTROLLING INTEREST	—	(17)

NET INCOME ATTRIBUTABLE TO ORBOTECH LTD.	$11,196	$1,611

AMOUNTS ATTRIBUTABLE TO ORBOTECH LTD.:
INCOME FROM CONTINUING OPERATIONS	11,088	3,551
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX	108	(1,940)

NET INCOME ATTRIBUTABLE TO ORBOTECH LTD.	$11,196	$1,611

EARNING PER SHARE:
INCOME FROM CONTINUING OPERATIONS:
Basic	$0.31	$0.10

Diluted	$0.30	$0.10

NET INCOME ATTRIBUTABLE TO ORBOTECH LTD.:
Basic	$0.32	$0.05

Diluted	$0.31	$0.05

WEIGHTED AVERAGE NUMBER OF SHARES USED IN COMPUTATION OF EARNING PER SHARE - IN THOUSANDS:
Basic	35,229	34,819

Diluted	36,458	35,641

The accompanying notes are an integral part of the condensed financial statements.

ORBOTECH LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2011	2010
	U.S. dollars in thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$11,196	$1,594
Adjustments to reconcile net income to net cash provided by operating activities:
Loss (income) from discontinued operations	(108)	1,940
Depreciation and amortization	5,090	5,950
Compensation relating to equity awards granted to employees and others—net	1,057	1,376
Increase (decrease) in liability for employee rights upon retirement	(363)	606
Deferred income taxes	1,280	1,524
Loss (gain) from sale and write down of marketable securities	157	(46)
Other, including capital loss		5
Changes in operating assets and liabilities:
Increase in accounts receivable:
Trade	(11,794)	(8,096)
Other	(1,084)	(221)
Increase (decrease) in accounts payable and accruals:
Trade	5,727	6,766
Deferred income and other	(1,931)	(3,345)
Increase in inventories	(1,376)	(3,981)

Net cash provided by operating activities—continuing operations	7,851	4,072
Net cash provided by (used in) operating activities—discontinued operations	864	(2,515)

Net cash provided by operating activities	$8,715	$1,557

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(1,249)	(720)
Sales of marketable securities	1,340
Decrease (increase) in funds in respect of employee rights upon retirement	67	(457)

Net cash provided by (used in) investing activities—continuing operations	158	(1,177)
Net cash provided by (used in) investing activities—discontinued operations	9,155	(5)

Net cash provided by (used in) investing activities	$9,313	$(1,182)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term bank loan	(8,000)	(8,000)
Employee stock options exercised	1,067

Net cash used in financing activities	$(6,933)	$(8,000)

CURRENCY TRANSLATION ADJUSTMENTS ON CASH AND CASH EQUIVALENTS	$26	$(178)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	11,121	(7,803)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	180,859	167,233

CASH AND CASH EQUIVALENTS AT END OF PERIOD	191,980	159,430
LESS—CASH AND CASH EQUIVALENTS OF DISCONTIONUED OPERATIONS AT THE END OF PERIOD	748	727

CASH AND CASH EQUIVALENTS OF CONTINUING OPERATIONS AT THE END OF PERIOD	$191,232	$158,703

The accompanying notes are an integral part of the condensed financial statements.

ORBOTECH LTD.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

NOTE 1—BASIS OF PRESENTATION

a.	General

Orbotech Ltd. (the “Company” or “Orbotech”) is an Israeli corporation, which, together with its subsidiaries and one joint venture, is principally engaged in the design, development, manufacture, marketing and service of yield-enhancing and production solutions for the electronics industry. The Company’s products include automated optical inspection (“AOI”), imaging and production systems for printed circuit boards (“PCB”s) and AOI, test and repair systems for flat panel displays (“FPD”s). The Company also markets computer-aided manufacturing and (“CAM”) and engineering solutions for PCB production.

In addition, through Orbograph Ltd. (“Orbograph”), the Company develops and markets character recognition solutions to banks and other financial institutions, and has developed a proprietary technology for web-based, location-independent data entry for use, among other things, in check and forms processing; and, through Orbotech LT Solar, LLC (“OLTS”), is engaged in the research and development of products for the deposition of anti-reflective coating on crystalline silicon photovoltaic wafers for solar energy panels.

The Company is continuing to develop technologies for use in other applications both within and outside the electronics industry. The Company derives a significant portion of its revenues from service and support of its products.

In February 2011, the Company consummated an agreement with General Electric Company pursuant to which a subsidiary of General Electric, GE Medical Systems Israel Ltd. (“GE”), acquired the assets of Orbotech Medical Solutions Ltd. (“OMS”). In addition, in April 2011, the Company entered into an agreement for a management buyout of Orbotech Medical Denmark A/S (“OMD”) following the Company’s earlier commitment to divest this entity by the end of 2011. This transaction is subject to OMD obtaining sufficient funding for continuation of its operations and development of certain products and is also subject to customary conditions and is expected to occur during the second quarter of 2011. As a result, the financial information with respect to both of these companies has been presented in the Condensed Consolidated Statements of Operations as discontinued operations and therefore, the comparison periods do not include OMS and OMD. For more information, see note 2.

The accompanying unaudited condensed consolidated financial statements of Orbotech have been prepared on the same basis as the annual consolidated financial statements of the Company and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the financial position and results of operations of the Company. These condensed consolidated financial statements and notes thereto are unaudited and should be read in conjunction with the Company’s audited financial statements included in its Annual Report on Form 20-F for the year ended December 31, 2010, as filed with the United States Securities and Exchange Commission. The results of operations for the three month period ended March 31, 2011 are not necessarily indicative of results that can be expected for the entire fiscal year of 2011.

b.	Revenue Recognition

In October 2009, the Financial Accounting Standards Board (“FASB”) amended the accounting standards for multiple-deliverable arrangements to (i) provide updated guidance on how the elements in a multiple-deliverable arrangement should be separated, and how the consideration should be allocated; (ii) require an entity to allocate revenue amongst the elements in an arrangement using estimated selling prices (“ESP”) if a vendor

ORBOTECH LTD.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (continued)

(Unaudited)

does not have vendor-specific objective evidence (“VSOE”) or third-party evidence (“TPE”) of the selling price; and (iii) eliminate the use of the residual method and require an entity to allocate revenue using the relative selling price method.

The Company adopted this accounting guidance at January 1, 2011 on a prospective basis for applicable arrangements originating or materially modified after December 31, 2010. The adoption of this accounting standard did not have a material impact on the Company’s consolidated financial statements for the three months ended March 31, 2011 and is not expected to have a material impact going forward.

This guidance does not generally change the units of accounting for the Company’s revenue transactions.

At the inception of the agreement, the Company allocates the arrangement consideration to each deliverable qualifying as a separate unit of accounting in an arrangement based on the relative selling price. The Company determines the selling prices using VSOE, if it exists, and otherwise, ESP.

VSOE is generally limited to the price charged when the same or similar product or service is sold separately. In determining VSOE, the Company requires that a substantial majority of the selling prices for an element falls within a reasonably narrow pricing range, generally evidenced by a substantial majority of such historical stand-alone transactions falling within a reasonably narrow range of the median rates.

TPE is determined based on competitor prices for similar deliverables when sold separately. The Company is typically not able to determine TPE for the Company’s products or services. Generally, the Company is unable to reliably determine what similar competitor products’ selling prices are on a stand-alone basis.

When the Company is unable to establish the selling price of its non-software elements using VSOE or TPE, the Company uses ESP in its allocation of arrangement consideration. The objective of ESP is to determine the price at which the Company would transact a sale if the product or service were sold on a stand-alone basis. The Company determines ESP for a product or service by considering multiple factors including, but not limited to, anticipated margin on that deliverable, internal costs, gross margin objectives, geographies, customer classes and ongoing pricing strategy and policies.

NOTE 2—DISCONTINUED OPERATION:

a.	OMS

On October 31, 2010, the Company entered into an agreement with GE pursuant to which a subsidiary of GE will acquire the assets of OMS for approximately $9 million in cash at closing, and up to an additional $5 million in cash, subject to the achievement of certain agreed performance-based milestones. The transaction was closed on February 10, 2011. Upon closing, the Company recognized an after-tax income of approximately $6 million.

b.	OMD

As of December 31, 2010, the Company committed to a plan to sell OMD by the end of 2011. In addition, in April 2011, the Company entered into an agreement for a management buyout of OMD. This transaction is subject to customary closing conditions and is expected to close during the second quarter of 2011. At March 31, 2011 the Company determined that the carrying amount of OMD’s assets may not be recoverable. As a result, the Company wrote down $3.9 million of OMD’s assets to their estimated fair value.

ORBOTECH LTD.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (continued)

(Unaudited)

NOTE 3—INVENTORIES

	March 31,		December 31, 2010
	2011	2010
	$ in thousands
Components:
For manufacturing of systems	51,483	34,153	43,500
For servicing of systems	31,749	29,056	30,282

	83,232	63,209	73,782
Work in process	16,634	15,016	14,514
Finished products	14,322	19,930	24,516

	114,188	98,155	112,812

NOTE 4—DEFERRED INCOME

	March 31,		December 31, 2010
	2011	2010
	$ in thousands
Deferred revenue relating to warranty commitments(*)	25,848	19,463	24,421

*	The changes in deferred revenues relating to warranty commitments:

Three Months Ended March 31, 2011 $ in thousands
Balance at beginning of the period	24,421
Revenue recognized during the period	(6,764)
Deferred revenue relating to new sales	8,191

Balance at period end	25,848

NOTE 5—FINANCIAL INSTRUMENTS AND RISK MANAGEMENT:

a.	General

The Company operates internationally, which gives rise to exposure to market risks, mainly from changes in foreign exchange rates. The Company uses financial instruments and derivatives in order to limit its exposure to risks arising from such changes.

The Company is exposed to losses in the event of non-performance by counterparties to financial instruments; however, as the counterparties are major Israeli and United States banks, the Company does not expect any counterparties to fail to meet their obligations. The Company does not require or place collateral with respect to these financial instruments. The Company does not hold or issue derivatives for trading purposes.

ORBOTECH LTD.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (continued)

(Unaudited)

b.	Derivative instruments

The Company enters into various types of foreign exchange derivatives in managing its foreign exchange risks. The notional amounts of these derivatives as of March 31, 2011 and December 31, 2010 were as follows:

	March 31, 2011	December 31, 2010
	$ in millions
Forward exchange contracts for conversion of:
Euros into Dollars	2.1	1.3

Japanese Yen into Dollars	36.7	41.8

Dollars into NIS	20.6	14.8

Korean Won into Dollars	17.1	9.8

Taiwan Dollars into Dollars	8.5	8.5

Chinese RMB into Dollars	6.7	6.2

The terms of all of these currency derivatives are less than one year.

For derivative financial instruments that are designated and qualify as a cash flow hedge, the effective portions of changes in fair value of the derivative are recorded in other comprehensive income, as ‘gains (losses) in respect of derivative instruments designated for cash flow hedge, net of related taxes’ and are recognized in the statement of operations when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized immediately in the statement of operations within ‘financial expenses—net’. Changes in the fair value of other derivatives are recognized in the statement of operations within ‘financial expenses—net’.

Cash flows from derivatives that qualify as a cash flow hedge are recognized in the statement of cash flows in the same category as that of the hedged item.

ORBOTECH LTD.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (continued)

(Unaudited)

c.	Disclosure of Fair Value of financial instruments:

The following table presents the Company’s assets and liabilities that are measured at fair value on a recurring basis at March 31, 2011, March 31, 2010 and December 31, 2010 consistent with the fair value hierarchy provisions:

	Fair value measurements at reporting date using
	Level 1	Level 2	Level 3	Total
	$ in thousands
March 31, 2011:
Assets:
Marketable securities	187			187

Auction-rate securities			865	865

Derivative assets		1,188		1,188

Liabilities -
Derivative liabilities		366		366

March 31, 2010:
Assets:
Marketable securities	234			234

Auction-rate securities			9,556	9,556

Derivative assets		3,052		3,052

Liabilities -
Derivative liabilities		186		186

December 31, 2010:
Assets:
Marketable securities	187			187

Auction-rate securities			2,362	2,362

Derivative assets		668		668

Liabilities -
Derivative liabilities		804		804

1.	Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not applied to Level 1 instruments. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

2.	Level 2—Valuations based on quoted prices in markets that are not active but for which all significant inputs are observable, either directly or indirectly. Derivates, as described in b. above, are of value primarily based on observable inputs including interest rate curves and both forward and spot prices for currencies.

3.	Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement. The Company’s auction-rate securities, which have experienced a lack of liquidity

ORBOTECH LTD.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (continued)

(Unaudited)

and therefore do not have an active market of observable prices, are measured at fair value, which is determined using a valuation model. The valuation model relies on Level 3 inputs including, among others things: (i) the underlying structure of each security; (ii) the present value of future principal and interest payments discounted at rates considered to reflect the uncertainty of current market conditions; (iii) consideration of the probabilities of default, auction failure or repurchase at par for each period; (iv) assessments of counterparty credit quality; (v) estimates of recovery rates in the event of default for each security; and (vi) overall capital market liquidity. These estimated fair values are subject to uncertainties that are difficult to predict; therefore, such auction-rate securities have been classified as Level 3 fair value hierarchy.

The following table summarizes the activity for those financial assets (auction-rate securities) where fair value measurements are classified as Level 3:

$ in thousands
Balance at January 1, 2011	2,362
Amount realized	(1,340)
Net change in fair value:
Recorded as financial expenses	(157)
Recorded as other comprehensive loss	—

Balance at March 31, 2011	865

d.	Fair value of financial instruments

The fair value of financial instruments included in working capital is usually close or identical to their carrying amounts. The fair value of non-current trade receivables and long-term liabilities also approximate the carrying amounts, since they bear interest at rates close to prevailing market rates.

The fair value of the derivatives generally reflects the estimated amounts that the Company would receive or pay upon termination of the contracts at the reporting date. The fair value of derivative instruments is presented below:

1.	Asset derivatives, comprising foreign exchange contracts, designated as hedging instruments. These are reported under other accounts receivable, and the fair value amounted to $0.5 million, $2.5 million and $0.6 million at March 31, 2011, March 31, 2010 and December 31, 2010, respectively.

2.	Asset derivatives, comprising foreign exchange contracts, not designated as hedging instruments. These are reported under other accounts receivable, and the fair value amounted to $0.6 million at March 31, 2011 and March 31, 2010 and $0.1 million at December 31, 2010, respectively.

3.	Liability derivatives, comprising foreign exchange contracts, designated as hedging instruments. These are reported under other accounts payable, and the fair value amounted to $0.1 million at March 31, 2011, March 31, 2010 and December 31, 2010.

4.	Liability derivatives, comprising foreign exchange contracts, not designated as hedging instruments. These are reported under other accounts payable, and the fair value amounted to $0.3 million, $0.1 million and $0.7 million at March 31, 2011, March 31, 2010 and December 31, 2010, respectively.

ORBOTECH LTD.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (continued)

(Unaudited)

NOTE 6—LONG-TERM LOAN

	March 31,		December 31,
	2011	2010	2010
	$ in thousands
Principal amount	120,000	152,000	128,000
Less—current maturities	32,000	32,000	32,000

Net long-term loan	88,000	120,000	96,000

The average interest rates of the long-term loan were 3.9% at March 31, 2011, December 31, 2010 and March 31, 2010.

NOTE 7—COMPREHENSIVE INCOME

Comprehensive income as follows:

	Three Months Ended March 31,
	2011	2010
	$ in thousands
Income from continuing operations	11,088	3,534
Other comprehensive income (loss), net of tax:
Unrealized loss form available for sale securities, net of tax		(225)
Currency translation adjustment	73	(799)
Loss in respect of derivative instruments designated for cash flow hedge, net of tax	(51)	(252)

Total comprehensive income from continuing operations	11,110	2,258
Comprehensive income (loss) from discontinued operations	108	(1940)

Total comprehensive income	11,218	318
Comprehensive loss attributable to the non-controlling interest, net of tax		(17)

Comprehensive income attributable to Orbotech Ltd.	11,218	335

ORBOTECH LTD.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (continued)

(Unaudited)

NOTE 8—SEGMENT AND GEOGRAPHICAL INFORMATION:

a.	Operating segment:

	Production solutions for the electronics industry	Recognition software	Other	Total
	$ in thousands
Three months ended March 31, 2011:
Revenues from unaffiliated customers:
Sales of products	100,187	1,449		101,636
Services rendered	31,097	1,478		32,575

Total revenues	131,284	2,927		134,211

Operating income (loss)	16,095	447	(1,501)	15,041

Depreciation and amortization	4,947	35	108	5,090

Three months ended March 31, 2010:
Revenues from unaffiliated customers:
Sales of products	72,244	1,512		73,756
Services rendered	24,684	1,547		26,231

Total revenues	96,928	3,059		99,987

Operating income (loss)	8,304	206	(1,587)	6,923

Depreciation and amortization	5,819	45	86	5,950

ORBOTECH LTD.

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (continued)

(Unaudited)

b.	Geographical information:

	Three Months Ended March 31,
	2011	2010
	$ in thousands
Revenues - classified by geographical area (based on the location of customers):
Sales of products:
North America (mainly the United States)	6,268	5,554
Europe	2,718	5,367
Japan	6,618	3,801
Taiwan	15,129	25,660
China	51,058	20,195
Korea	16,971	12,623
Other Far Eastern countries	2,853	162
Other	21	394

Total sales of products	101,636	73,756

Services rendered:
North America (mainly the United States)	4,541	4,147
Europe	2,661	2,479
Japan	4,930	5,210
Taiwan	5,186	4,437
China	8,689	5,562
Korea	5,621	3,667
Other Far Eastern countries	843	670
Other	104	59

Total services rendered	32,575	26,231

	134,211	99,987

NOTE 9—EARNINGS PER SHARE

Basic earnings per share are computed based on the weighted average number of shares outstanding during each period (net of treasury shares). In computing diluted earnings per share, the potential dilutive effect of outstanding equity awards is taken into account using the treasury stock method. Diluted earnings per share for the three months ended March 31, 2011 and 2010 do not reflect liability awards due to their anti-dilutive effect.

Following are data relating to the weighted average number of shares for the purpose of computing earnings per share:

	Three Months Ended March 31,
	2011	2010
	in thousands
Weighted average number of shares issued and outstanding (net of treasury shares) - used in computation of basic earnings per share	35,229	34,819
Add - incremental shares from assumed exercise of options	1,229	822

Weighted average number of shares used in computation of diluted earnings per share	36,458	35,641

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders of

ORBOTECH LTD.

We have audited the accompanying consolidated balance sheets of Orbotech Ltd. (the “Company”) and its subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2010. We also have audited the Company’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s Board of Directors and management are responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the Management Report. Our responsibility is to express an opinion on these financial statements and an opinion on the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that: (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

The Company accounts for its 50%-owned joint venture, Frontline P.C.B. Solutions Limited Partnership, using the proportionate method of consolidation as required under generally accepted accounting principles in Israel. Generally accepted accounting principles in the United States of America require that such joint venture be accounted for using the equity method of accounting. The United States Securities and Exchange Commission has advised the Company that it would not object to the Company’s use of the proportionate method of consolidation as supplemented by the disclosure in note 2a to the consolidated financial statements.

In our opinion, except for the use of the proportionate method of consolidation, as discussed above, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the COSO.

As discussed in note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for non-controlling interests, and the manner in which it accounts for impairment of marketable securities, both as of January 1, 2009.

Tel Aviv, Israel	Kesselman & Kesselman
February 24, 2011	Certified Public Accountants (Isr.)
A member of PricewaterhouseCoopers International Limited

ORBOTECH LTD.

CONSOLIDATED BALANCE SHEETS

	December 31
	2010	2009
	U.S. dollars in thousands
Assets
CURRENT ASSETS:
Cash and cash equivalents	$179,503	$164,019
Short-term bank deposits	2,780
Accounts receivable:
Trade	153,518	147,894
Other	29,919	27,445
Deferred income taxes	5,913	4,384
Inventories	112,812	94,331
Assets of discontinued operations	12,351	14,325

Total current assets	496,796	452,398

INVESTMENTS AND OTHER NON-CURRENT ASSETS:
Marketable securities	2,549	9,969
Funds in respect of employee rights upon retirement	13,017	11,266
Deferred income taxes	12,679	10,164
Other long-term investment	29	29
Assets of discontinued operations	—	2,123

	28,274	33,551

PROPERTY, PLANT AND EQUIPMENT, net	24,842	27,208

GOODWILL	12,034	12,034

OTHER INTANGIBLE ASSETS, net	66,395	80,571

Total assets	$628,341	$605,762

/s/ YOCHAI RICHTER	)	Active Chairman of the
Yochai Richter	)	Board of Directors

/s/ RAANAN COHEN	)	President and
Raanan Cohen	)	Chief Executive Officer

ORBOTECH LTD.

CONSOLIDATED BALANCE SHEETS—(Continued)

	December 31
	2010	2009
	U.S. dollars in thousands
Liabilities and equity
CURRENT LIABILITIES:
Current maturities of long-term bank loan	$32,000	$32,000
Accounts payable and accruals:
Trade	26,535	25,164
Other	55,290	49,154
Deferred income	24,421	17,336
Liabilities of discontinued operations	2,172	4,556

Total current liabilities	140,418	128,210
LONG-TERM LIABILITIES:
Long-term bank loan	96,000	128,000
Liability for employee rights upon retirement	27,501	24,950
Deferred income taxes	2,188	2,010
Other tax liabilities	12,679	10,079

Total long-term liabilities	138,368	165,039
COMMITMENTS AND CONTINGENT LIABILITIES (see note 8)

Total liabilities	278,786	293,249

EQUITY:
Orbotech Ltd. shareholders’ equity
Ordinary shares of NIS 0.14 par value per share (“Ordinary Shares”)
Authorized at December 31, 2010 and 2009: 80,000,000 Ordinary Shares
Issued at December 31, 2010 and 2009: 37,083,584 and 36,745,503 Ordinary Shares, respectively
Outstanding at December 31, 2010 and 2009: 35,095,291 and 34,759,460 Ordinary Shares, respectively	1,758	1,746
Additional paid-in capital	174,940	169,748
Retained earnings	226,809	192,664
Accumulated other comprehensive income	1,454	3,817
Less—treasury shares, at cost (December 31, 2010—1,988,293
Ordinary Shares; December 31, 2009—1,986,043 Ordinary Shares)	(57,192)	(57,192)

Total Orbotech Ltd. shareholders’ equity	347,769	310,783

Non-controlling interest	1,786	1,730

Total equity	349,555	312,513

Total liabilities and equity	$628,341	$605,762

The accompanying notes are an integral part of the financial statements.

ORBOTECH LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2010	2009	2008
	U.S. dollars in thousands (except per share data)
REVENUES:
Sale of products	$409,532	$251,831	$303,465
Services rendered	119,823	107,499	104,485

	529,355	359,330	407,950

COST OF REVENUES:
Cost of products sold	224,640	146,453	164,463
Cost of services rendered	88,261	73,749	77,483
Write-down of inventories			3,348

	312,901	220,202	245,294

GROSS PROFIT	216,454	139,128	162,656

RESEARCH AND DEVELOPMENT COSTS:
Expenses incurred	81,191	66,318	75,353
Less—government participations	2,864	2,212	3,281

NET RESEARCH AND DEVELOPMENT COSTS	78,327	64,106	72,072

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	66,264	63,598	71,723

AMORTIZATION OF INTANGIBLE ASSETS	14,176	19,848	5,743

IN-PROCESS RESEARCH AND DEVELOPMENT CHARGES			6,537

RESTRUCTURING CHARGES			8,621

IMPAIRMENT (ADJUSTMENT OF IMPAIRMENT) OF GOODWILL		(3,300)	93,368

OPERATING INCOME (LOSS)	57,687	(5,124)	(95,408)
FINANCIAL EXPENSES—net	7,284	11,090	1,474

INCOME (LOSS) FROM CONTINUING OPERATIONS
BEFORE TAXES ON INCOME	50,403	(16,214)	(96,882)
INCOME TAX EXPENSE (BENEFIT)	7,397	(372)	800

NET INCOME (LOSS) FROM CONTINUING OPERATIONS	43,006	(15,842)	(97,682)
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	8,717	3,914	37,391

NET INCOME (LOSS)	34,289	(19,756)	(135,073)
NET INCOME ATTRIBUTABLE TO THE
NON-CONTROLLING INTEREST	144	168	232

NET INCOME (LOSS) ATTRIBUTABLE TO ORBOTECH LTD.	$34,145	$(19,924)	$(135,305)

AMOUNTS ATTRIBUTABLE TO ORBOTECH LTD.:
INCOME (LOSS) FROM CONTINUING OPERATIONS	42,862	(16,010)	(97,914)
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	(8,717)	(3,914)	(37,391)

NET INCOME (LOSS) ATTRIBUTABLE TO ORBOTECH LTD.	$34,145	$(19,924)	$(135,305)

EARNING (LOSS) PER SHARE:
INCOME (LOSS) FROM CONTINUING OPERATIONS:
Basic	$1.23	$(0.46)	$(2.92)

Diluted	$1.20	$(0.46)	$(2.92)

NET INCOME (LOSS) ATTRIBUTABLE TO ORBOTECH LTD:
Basic	$0.98	$(0.58)	$(4.04)

Diluted	$0.95	$(0.58)	$(4.04)

WEIGHTED AVERAGE NUMBER OF SHARES USED IN
COMPUTATION OF EARNING (LOSS) PER SHARE—IN THOUSANDS:
Basic	34,911	34,501	33,512

Diluted	35,778	34,501	33,512

The accompanying notes are an integral part of the financial statements.

ORBOTECH LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Year ended December 31,
	2010	2009	2008
Share capital—Number of shares issued:
Balance at beginning of year	36,746	36,091	35,165
Employee equity awards	338	655	926

Balance at end of year	37,084	36,746	36,091

Share capital—amount:
Balance at beginning of year	$1,746	$1,727	$1,699
Employee equity awards	12	19	28

Balance at end of year	$1,758	$1,746	$1,727

Additional paid-in capital:
Balance at beginning of year	$169,748	$161,914	$144,991
Employee equity awards	890	1,389	2,066
Compensation relating to equity awards granted to employees and others—net	4,623	6,445	5,275
Acquisition of non-controlling interest	(321)
Issuance of equity awards upon acquisition of Photon Dynamics, Inc.			9,582

Balance at end of year	$174,940	$169,748	$161,914

Retained Earnings and Accumulated Other Comprehensive Income (loss):
Balance at beginning of year:
Retained earnings	$192,664	$211,142	$346,447
Accumulated Other Comprehensive Income (Loss)	3,817	(6,123)	3,677

	$196,481	$205,019	$350,124

Net income (loss) attributable to Orbotech	$34,145	$(19,924)	$(135,305)
Cumulative adjustment for securities available for sale (see note 1g)		1,446

	$34,145	$(18,478)	$(135,305)

Gain (loss) in respect of derivative instruments designated for cash flow hedge, net of taxes	$(2,076)	$8,456	$(6,740)
Currency translation adjustments	(861)	(238)	(622)
Net change in respect of securities available for sale	574	3,168	(2,438)
Cumulative adjustment for securities available for sale (see note 1g)		(1,446)

	$(2,363)	$9,940	$(9,800)

Net income attributable to the non-conrolling interest	144	168	232

Total comprehensive income (loss)	$31,926	$(8,370)	$(144,873)

Balance at end of year:
Retained earnings	$226,809	$192,664	$211,142
Accumulated Other Comprehensive Income (Loss)	1,454	3,817	(6,123)

	$228,263	$196,481	$205,019

Treasury Shares:
Balance at beginning of year	$(57,192)	$(57,192)	$(57,192)
Employee equity awards	*	*	*

Balance at end of year	$(57,192)	$(57,192)	$(57,192)

Non-controlling interest:
Balance at beginning of year	$1,730	$1,562	$1,330
Net income	144	168	232
Compensation relating to equity awards granted to employees and others—net	102
Acquisition of non-controlling interest	(190)

Balance at end of year	$1,786	$1,730	$1,562

Total Equity	$349,555	$312,513	$313,030

*	Representing an amount less than $500.

The accompanying notes are an integral part of the financial statements.

(Continued)—1

ORBOTECH LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31
	2010	2009	2008
	U.S. dollars in thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$34,289	$(19,756)	$(135,073)
Adjustments to reconcile net income (loss) to net cash provided (used in) operating activities:
Loss from discontinued operations	8,717	3,914	37,391
Depreciation and amortization	23,665	29,977	14,706
In-process research and development charges			6,537
Compensation relating to equity awards granted to employees and others—net	4,725	6,445	5,275
Increase (decrease) in liability for employee rights upon retirement	2,589	(2,633)	(5,043)
Deferred income taxes	(3,866)	(531)	(2,647)
Provision for restructuring expenses and non-cash expenses in respect of restructuring		(3,169)	2,667
Loss from sale and write down of marketable securities	1,252	2,866	1,749
Impairment (adjustment of impairment) of goodwill		(3,300)	93,368
Other, including capital loss (gain)	(1,147)	38	(440)
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable:
Trade	(5,755)	30,882	19,754
Other	(4,673)	7,850	(7,155)
Increase (decrease) in accounts payable and accruals:
Trade	1,434	(9,852)	(8,292)
Deferred income and other	15,870	(11,965)	(8,023)
Decrease (increase) in inventories	(19,018)	23,377	(21,930)

Net cash provided by (used in) operating activities—continuing operations	58,082	54,143	(7,156)
Net cash used in operating activities—discontinued operations	(8,972)	(1,134)	(3,697)

Net cash provided by (used in) operating activities	$49,110	$53,009	$(10,853)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(6,752)	(3,670)	(10,465)
Acquisition of subsidiary, net of cash acquired (*)			(222,164)
Earn out income		3,300
Withdrawal (placement) of bank deposits	(2,780)		6,000
Sale and redemption of marketable securities available for sale	6,742	9,894	17,149
Other investments			751
Sales and redemption of marketable securities held-to-maturity			39,210
Proceeds from disposal of property, plant and equipment	20		1,011
Decrease (increase) in funds in respect of employee rights upon retirement	(617)	1,236	2,324

Net cash provided by (used in) investing activities—continuing operations	(3,387)	10,760	(166,184)
Net cash used in investing activities—discontinued operations	(268)	(229)	(716)

Net cash provided by (used in) investing activities	$(3,655)	$10,531	$(166,900)

(Concluded)—2

ORBOTECH LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31
	2010	2009	2008
	U.S. dollars in thousands

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from bank loan received			160,000
Repayment of long-term bank loan	(32,000)
Repayment of long-term liability		(2,667)
Employee stock options exercised	902	1,408	2,071
Acquisition of non-controlling interest	(511)

Net cash provided by (used in) financing activities—continuing operations	$(31,609)	$(1,259)	$162,071
Net cash used in financing activities—discontinued operations	—	—	—

Net cash provided by (used in) financing activities	$(31,609)	$(1,259)	$162,071
CURRENCY TRANSLATION ADJUSTMENTS ON
CASH AND CASH EQUIVALENTS	$(220)	$(175)	$(104)

NET INCREASE (DECREASE) IN CASH AND CASH
EQUIVALENTS	13,626	62,106	(15,786)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	167,233	105,127	120,913

CASH AND CASH EQUIVALENTS AT END OF YEAR	180,859	167,233	105,127
LESS—CASH AND CASH EQUIVALENTS OF DISCONTINUED
OPERATIONS AT END OF YEAR	1,356	3,214	3,326

CASH AND CASH EQUIVALENTS OF CONTINUING
OPERATIONS AT END OF YEAR	$179,503	$164,019	$101,801

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$6,354	$4,416	$3,656

Income taxes paid	$4,791	$2,371	$3,313

Income taxes refunded	$2,417	$3,182	$2,527

(*) Acquisition of subsidiary consolidated for the first time:
Working capital (excluding cash and cash equivalents)			$(29,716)
Property, plant and equipment			(10,592)
Long-term liabilities			2,667
Goodwill			(76,072)
In-process research and development			(6,537)
Other intangible assets			(101,914)

			$(222,164)

The accompanying notes are an integral part of the financial statements.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES:

a.	General:

(i)	Nature of operations

Orbotech Ltd. (the “Company” or “Orbotech”) is an Israeli corporation, which, together with its subsidiaries and one joint venture, is principally engaged in the design, development, manufacture, marketing and service of yield-enhancing and production solutions for the electronics industry. The Company’s products include automated optical inspection (“AOI”), imaging and production systems for printed circuit boards (“PCB”s) and AOI, test and repair systems for flat panel displays (“FPD”s). The Company also markets computer-aided manufacturing (“CAM”) and engineering solutions for PCB production.

In addition, through Orbograph Ltd. (“Orbograph”), the Company develops and markets character recognition solutions to banks and other financial institutions, and has developed a proprietary technology for web-based, location-independent data entry for use, among other things, in check and forms processing; and, through Orbotech LT Solar, LLC (“OLTS”), is engaged in the research and development of products for the deposition of anti-reflective coating on crystalline silicon photovoltaic wafers for solar energy panels.

The Company is continuing to develop technologies for use in other applications both within and outside the electronics industry. The Company derives a significant portion of its revenues from the service and support of its products.

In addition, the Company, through its subsidiaries, Orbotech Medical Solutions Ltd. (“OMS”) and Orbotech Medical Denmark A/S (“OMD”) was engaged in the development, manufacture and sale of gamma cameras for use in nuclear cardiac imaging medical nuclear imaging. On February 10, 2011, the Company completed its sale of OMS to a subsidiary of General Electric. As of December 31, 2010, the Company committed to a plan to sell OMD by the end of 2011. As a result, all financial results of OMS and OMD, are presented as discontinued operations, see note 2b.

For information as to the Company’s reportable segments, principal geographical markets and major customers, see note 14.

(ii)	Accounting principles

The consolidated financial statements are prepared in accordance with generally accepted accounting principles (“GAAP”) in the United States of America, except for the use of the proportionate method of consolidation for its joint venture, as discussed in b. below.

(iii)	Functional currency

The currency of the primary economic environment in which the operations of the Company and its subsidiaries (other than OMD and one of the Company’s subsidiaries in Korea (“PKC”)) and joint venture are conducted is the United States dollar (the “Dollar”).

Virtually all product revenues of the Company and its subsidiaries and joint venture are derived outside Israel in non-Israeli currencies, mainly the Dollar. Most purchases of materials and components are made in Dollars or in Israeli currency under contracts linked to the Dollar. Thus, the functional currency of the Company and its subsidiaries (other than OMD and PKC) and joint venture is the Dollar.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Monetary accounts maintained in currencies other than the Dollar are re-measured using the representative foreign exchange rate at the balance sheet date. Operational accounts and non-monetary balance sheet accounts are measured and recorded at the rate in effect at the date of the transaction. The effects of foreign currency re-measurement are recorded in financial expenses—net, as appropriate.

The functional currency of OMD is the Euro, since virtually all of its revenues are received, and its expenses are incurred, in Euros. The functional currency of PKC is the Korean Won, since virtually all of its revenues are received, and most of its expenses are incurred, in Korean Won. The financial statements of OMD and PKC are included in consolidation, based on translation into Dollars as follows: assets and liabilities are translated at year-end exchange rates; operating results items are translated using weighted average exchange rates during the reporting period, which approximates the translation of each transaction, at the exchange rates on the dates the transactions are recorded. Differences resulting from currency translation are presented in equity under accumulated other comprehensive income (loss).

Although OMD has been accounted for as a discontinued operation, the currency impact of its business is not removed from other comprehensive income (loss).

(iv)	Use of estimates in the preparation of financial statements

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions which affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting years. Actual results could differ from those estimates. As applicable to these financial statements, the most significant estimates and assumptions relate to revenue recognition, inventories, goodwill, intangible assets, property, plant and equipment, deferred tax assets, provision for uncertain tax position, provision for doubtful accounts, marketable securities and employee compensation in connection with equity awards.

b.	Principles of consolidation

These financial statements include the accounts of the Company and its subsidiaries.

In addition, the Company accounts for the 50%-owned joint venture, Frontline P.C.B. Solutions Limited Partnership (“Frontline”), using the proportionate method of consolidation as is required under Israeli GAAP. U.S. GAAP requires that such joint venture be accounted for using the equity method of accounting, which is distinct from the proportionate method of consolidation. The United States Securities and Exchange Commission (the “SEC”) has advised the Company that it will not object to the Company’s use of the proportionate method of consolidation, provided that the joint venture is an operating entity, the significant financial and operating policies of which are, by contractual arrangement, jointly controlled by all parties having an equity interest in the entity, and provided further that summarized financial data relating to the joint venture are provided. This data is presented in note 2a.

These subsidiaries and joint venture are collectively referred to in these financial statements as ‘subsidiaries’.

Intercompany balances and transactions have been eliminated in consolidation. Profits from intercompany sales not yet realized outside of the Company and its subsidiaries have also been eliminated.

In 2008, as part of the acquisition described in note 2c, Orbotech acquired an interest in certain research and development activity in Crystalline Silicon Photovoltaic (c-Si PV) manufacturing processes for the solar energy

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

industry. Following examination of this activity, the Company decided to continue to pursue its interest in this project. In July 2009, a limited liability company, OLTS was established for this purpose. OLTS is held by the Company and the two developers of the technology.

Orbotech’s holding in OLTS is currently approximately 66% and is expected to increase to approximately 71.6%, on a fully-diluted basis during 2011 as and when it provides the additional funding to which it has currently committed and up to a maximum of approximately 78.3%, upon the non-controlling parties exercising yearly put options granted to them by the Company with respect to a portion of their shares. OLTS is considered to be a variable interest entity for which the Company is the primary beneficiary, and is therefore included in the Company’s consolidated financial statements.

A portion of OLTS’s equity interest is held by the two developers of certain of OLTS’s technology. The Company has granted each of these two developers a put option to sell a portion of his holdings in OLTS to the Company. There is a limit on the number of equity interest units that these two developers may require the Company to purchase, upon exercise of this put option, during any twelve month period. These put options will expire on December 31, 2014. The purchase price to be paid by the Company upon the exercise of this put option will be based initially on the Company’s valuation of OLTS used in the framework of equity investments in OLTS prior to exercise of the put option. Upon the achievement of a certain financial milestone by OLTS, the purchase price shall be equal to the fair market value of the equity interest being sold, as determined by an external appraiser. During 2010, these put options were exercised by the two developers and the Company purchased a portion of their equity interests in OLTS for approximately $0.7 million in cash. In addition to the put options referred to above, each of the two developers was granted an additional put option to sell his holdings in OLTS to, at the Company’s election, the Company and/or OLTS. These additional put options shall become exercisable starting in 2015, subject to the achievement of a certain financial milestone by OLTS in the fiscal year immediately preceding the year in which the put option is exercised. The purchase price to be paid by the Company upon the exercise of this put option shall be equal to the fair market value of the equity interest being sold, as determined by an external appraiser. There is a limit on the number of equity interest units that the two developers may require the Company to purchase, upon exercise of these put options, each year. Both put options shall expire upon the earlier of an initial public offering, merger and acquisition transaction or a third party investment in OLTS that results in such third party holding at least 5% of OLTS’s equity interest.

c.	Cash and cash equivalents

The Company considers all highly liquid investments including cash and short-term bank deposits that are not restricted as to withdrawal or use and the period to maturity of which does not exceed three months at the time of investment, to be cash equivalents.

d.	Short term bank deposits

Bank deposits with maturities of more than three months but less than one year are included in short-term deposits. Such short-term deposits are in Dollars and bear interest at an average annual rate of 0.3%.

e.	Concentration of credit risks and allowance for doubtful accounts

As of December 31, 2010 and 2009, most of the Company’s cash and cash equivalents were deposited with major Israeli, European, United States and Far Eastern banks. The Company is of the opinion that the credit risk in respect of these balances is not material. For information as to the Company’s marketable securities, see note 13b.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company performs ongoing credit evaluations of its customers for the purpose of determining the appropriate allowance for doubtful accounts. In respect of sales to customers in certain economies, the Company requires letters of credit from banks.

The allowance for doubtful accounts is determined for specific debts doubtful of collection.

The Company routinely receives letters of credit or promissory notes in connection with the sale of products in the Far East and Japan. From time to time, the Company sells some of these letters of credit and promissory notes to third parties at a discount in return for cash. The resulting costs related to the letters of credit and promissory notes are charged to ‘financial expenses—net’, as incurred. During the years ended December 31, 2010, 2009 and 2008, respectively, the Company sold a face amount of $52 million, $65 million and $56 million of these letters of credit and promissory notes.

f.	Inventories

Inventories are valued at the lower of cost or market. Cost is determined as follows: components, products in process and finished products—on the weighted average basis; and labor and overhead—on the basis of manufacturing costs.

Inventories are written-down for estimated obsolescence, based on assumptions about future demand and market conditions.

g.	Marketable securities

Securities classified as available-for-sale are reported at fair value with unrealized gains and losses, net of related tax, recorded as a separate component of other comprehensive income in equity until realized. When securities are not exchangeable in an active market, fair value is determined using a valuation model. Unrealized losses that are considered to be other-than-temporary are charged to statement of operations as an impairment charge and are included in the consolidated statement of operations under financial expenses. Realized gains and losses on sales of the securities, as well as premium or discount amortization, are included in the consolidated statement of operations as financial income or expenses.

Effective January 1, 2009, the Company adopted an amendment to ASC 320, relating to a decline in the value of debt securities. Under the amended impairment model, an other-than-temporary impairment loss is deemed to exist and is recognized in earnings if the Company intends to sell or if it is more likely than not to be required to sell, a debt security, before recovery of its amortized cost basis. This adoption resulted in an increase of approximately $1.4 million in the Company’s retained earnings and a corresponding decrease in accumulated other comprehensive income.

h.	Fair value measurement

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the ‘exit price’) in an arms’ length transaction between willing market participants at the measurement date. In determining fair value, the Company employs various valuation approaches, including market, income and/or cost approaches. The applicable financial accounting rules establish a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing an asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s estimation of the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is divided into three levels based on the reliability of inputs.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On January 1, 2009, the Company adopted a newly issued accounting standard for fair value measurement of all non-financial assets and liabilities. Its adoption did not have a significant effect on these financial statements.

i.	Property, plant and equipment

These assets are stated at cost and are depreciated by the straight-line method over their estimated useful lives.

Annual rates of depreciation are as follows:

%
Machinery and equipment	10-20
(mainly 20)
Building	3
Office furniture and equipment	6-15
Computer equipment	20-33
Vehicles	15; 20

Leasehold improvements are amortized by the straight-line method over the term of the lease or the estimated useful life of the improvements, whichever is shorter.

j.	Goodwill

Goodwill is not amortized, but rather tested for impairment annually or whenever events or circumstances present an indication of impairment by assessing the fair value of the Company’s various reporting units (namely, PCB and FPD). The Company has designated September 30 of each year as the date on which it performs its annual goodwill impairment test. As to the results of these goodwill impairment tests, see note 5a(ii).

Determining the fair value of a reporting unit requires the exercise of judgment on the part of management and involves the use of estimates and assumptions, including with respect to: (i) future revenues and operating margins used in order to calculate projected future cash flows; (ii) discount rates reflecting the relevant risks associated with companies comparable to the applicable reporting unit; (iii) competitive and economic environments; and (iv) appropriate industry comparables. There are a number of generally accepted methods used for valuing a business. These methods may be used alone or in combination with one another. The ‘income method’ uses forecasted cash flows as a basis to value the business. An aggregate present value is calculated for future cash flows using a separately computed discount rate. The ‘market-based’ method identifies business entities with publicly traded securities whose business and financial risks are comparable to those of the business being valued. The pricing multiple of the companies selected are used to derive the market value of the business under analysis.

In September 2010 and 2009 the Company determined the fair value of each of its reporting units, on both occasions using a combination of the market-based and income methods. The combination of these methods was determined by the Company to provide the most reliable indicators of value in circumstances where the value of the reporting unit is dependent more upon the ability to generate earnings than on the value of the assets used in the production process, as is the case with Orbotech. In applying these approaches at both times, the Company relied primarily upon application of the income method in order to value its reporting units and utilized the market-based method mainly as a comparative analysis to assess the reasonableness of the results yielded by the income method. Both approaches yielded similar results on each occasion.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Goodwill impairment testing is a two-step process. The first step involves comparing the fair value of a company’s reporting units to their carrying amount. If the fair value of the reporting unit is determined to be greater than its carrying amount, there is no impairment. If the reporting unit’s carrying amount is determined to be greater than the fair value, the second step must be completed to measure the amount of impairment, if any. Step two calculates the implied fair value of goodwill by deducting the fair value of all tangible and intangible assets, excluding goodwill, of the reporting unit from the fair value of the reporting unit as determined in step one. The implied fair value of the goodwill in this step is compared to the carrying value of goodwill. If the implied fair value of the goodwill is less than the carrying value of the goodwill, an impairment loss equivalent to the difference is recorded.

k.	Other intangible assets

Acquired intangible assets are presented at cost, net of accumulated amortization and impairments. These intangible assets consist primarily of intellectual property and are being amortized over periods of up to twelve years.

l.	Impairment of long-lived assets

Long-lived assets, including definite life intangible assets, held and used by an entity are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets (or asset group) may not be recoverable. In the event that the sum of the expected future cash flows (undiscounted and without interest charges) of the long-lived assets (or asset group) is less than the carrying amount of such assets, an impairment charge would be recognized, and the assets (or asset group) would be written down to their estimated fair values.

m.	Recognition of revenue

The Company recognizes revenue from the sale of non-software products to end users upon delivery, provided that appropriate documentation of the arrangement, such as a signed contract, purchase order or letter of agreement, has been received by the Company, the fee or sale price is fixed or determinable and collectability is reasonably assured. The Company does not, in the normal course of business, provide a right of return to its customers. Installation and training are not essential to the product capabilities as they do not require specialized skills and can be performed by other vendors.

The Company’s revenue arrangements contain multiple elements, as it grants its customers a warranty on products sold, which includes the provision of post-sale service and maintenance, usually for a period of six to twelve months. Upon meeting the revenue recognition criteria of the product, the Company records a portion of the sale price that relates to the fair value of the services and maintenance expected to be performed during the aforementioned period as deferred income, and recognizes it as service revenue ratably over such period. The cost to the Company of warranting that the product will perform according to certain specifications and that the Company will repair or replace the product if it ceases to work properly, is insignificant and is treated according to accounting guidance for contingencies. In addition, the Company defers the fair value of the installation and recognizes it upon installation.

In the case of delivery of newly developed products, revenue is deferred until acceptance is received.

Service revenue in respect of the Company’s products is recognized ratably over the contractual period or in a fee for services arrangement, as services are performed.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company recognizes revenue from the sale of software to end users upon delivery, provided that appropriate documentation of the arrangement, such as a signed contract, purchase order or letter of agreement, has been received by the Company, the fee or sale price is fixed or determinable, and collectability is probable. When software is made available to customers electronically, it is deemed to have been delivered when the Company has provided the customer with the access codes necessary to enable immediate possession of the software. If collectability is not considered probable, revenue is recognized when the fee or sale price is collected. Maintenance revenues are comprised of revenue from support arrangements which include technical support and the right to unspecified upgrades on an if-and-when-available basis. Revenues from these services are deferred and recognized on a straight-line basis over the life of the related agreement, which is typically one year.

The Company recognizes revenues net of Value Added Tax.

n.	Research and development

Research and development expenses, which consist mainly of labor costs, materials and subcontractors, are expensed as incurred. Pre-payments for goods or services that will be used or rendered for future research and development activities are deferred and amortized over the period that the goods are delivered or the related services are performed, subject to an assessment of recoverability. Government funding for development of approved projects is recognized as a reduction of expenses as the related cost is incurred. The Company is not required to pay royalties on sales of products developed using government funding.

In connection with business combinations consummated through December 31, 2008, amounts assigned to tangible and intangible assets to be used in a particular research and development project that have not reached technological feasibility and have no alternative future use were charged to ‘in process research and development charges’ at the acquisition date. Commencing from January 1, 2009, acquired in-process research and development is no longer expensed on acquisition, but rather capitalized and assessed for impairment at least annually and, upon reaching technological feasibility, will be amortized over its useful life.

o.	Shipping and handling costs

Shipping and handling costs are classified as a component of cost of sales.

p.	Income taxes

(i)	Deferred income taxes

Deferred income taxes are determined utilizing the asset and liability method based on the estimated future tax effects of temporary differences between the financial accounting and tax bases of assets and liabilities and on the tax rates anticipated to be in effect when the deferred taxes are expected to be paid or realized. Valuation allowance is included in respect of deferred tax assets when it is considered more likely than not that such assets will not be realized.

The Company may incur additional tax liability in the event of intercompany dividend distributions by some of its subsidiaries. Such additional tax liability in respect of these non-Israeli subsidiaries has not been provided for in these financial statements as it is the Company’s policy permanently to reinvest the subsidiaries’ earnings and to consider distributing dividends only when this can be facilitated in connection with a specific tax or other opportunity that may arise.

Tax liabilities which would apply in the event of disposal of investments in non-Israeli subsidiaries have not been taken into account in computing the deferred taxes, as it is the Company’s intention to hold, and not to realize, these investments.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred tax liabilities and assets are classified as current or non-current based on the classification of the related asset or liability for financial reporting or, if not related to an asset or liability for financial reporting, according to the expected reversal dates of the specific temporary differences.

(ii)	Uncertainty in income taxes

The Company follows a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate resolution. The Company’s policy is to include interest and penalties related to unrecognized tax benefits within income tax expense. Such liabilities are classified as long-term, unless the liability is expected to be resolved within twelve months from the balance sheet date.

q.	Treasury shares

Treasury shares are presented as a reduction of shareholders’ equity, at their cost to the Company.

r.	Derivative financial instruments

The Company enters into forward exchange contracts to hedge existing non-Dollar assets and liabilities as well as certain anticipated transactions which are probable and are expected to be denominated in non-Dollar currencies.

All derivative instruments are recognized on the balance sheet at their fair value. On the date that the Company enters into a derivative contract it designates the derivative, for accounting purposes, as either a hedging instrument or a non-hedging instrument.

For derivative financial instruments that are designated and qualify as a cash flow hedge, the effective portions of changes in fair value of the derivative are recorded in other comprehensive income, as ‘gains (losses) in respect of derivative instruments designated for cash flow hedge, net of related taxes’ and are recognized in the statement of operations when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges, if any, and hedge components such as time value, excluded from assessment of effectiveness testing, are recognized immediately in the statement of operations among ‘financial expenses—net’. Changes in the fair value of other derivatives not designated as hedging instruments are recognized in the statement of operations among ‘financial expenses—net’.

Cash flows from derivatives that qualify as a cash flow hedge are recognized in the statement of cash flows in the same category as that of the hedged item. Cash flows from other economic derivatives remain part of cash flows from operating activities.

s.	Stock-based compensation

Equity awards granted to employees are accounted for using the grant date fair value method. The fair value of share-based payment transactions is recognized as an expense over the requisite service period, net of estimated forfeitures. The Company estimates forfeitures based on historical experience and anticipated future conditions.

The Company elected to recognize compensation cost for awards that have a graded vesting schedule using the accelerated multiple-option approach.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Equity awards granted to non-employees (namely, employees of Frontline and consultants) are re-measured at each reporting period at fair value until they have vested in full. The fair value of equity awards is charged to statement of operations over the service period.

Liability awards are measured at fair value and are re-measured at each reporting period until settled. The fair value of liability awards is charged to statement of operations over the service period.

t.	Comprehensive income (loss)

In addition to net income (loss), comprehensive income includes: (i) gains or losses in respect of derivative instruments designated as cash flow hedges net of tax; (ii) unrealized gains and losses arising from securities classified as available-for-sale (including other-than-temporary impairment not attributed to credit loss); and (iii) foreign currency translation adjustments. The foreign currency translation adjustment includes adjustments related to OMD, even though it is presented as ‘discontinued operations’, see note 2b.

u.	Earnings (loss) per share

Basic earnings (loss) per share are computed based on the weighted average number of shares outstanding during each year (net of treasury shares). In computing diluted earnings (loss) per share, the potential dilutive effect of outstanding equity awards is taken into account using the treasury stock method. In 2009 and 2008, outstanding equity awards were not taken into account due to their anti-dilutive effect.

v.	Reclassifications

Certain comparative figures have been reclassified to conform to the current year presentation. As to the presentation of the assets, liabilities and financial results of OMS and OMD as ‘discontinued operations’ for all periods presented, see note 2b.

w.	Impact of a recently issued accounting pronouncement

In October 2009 the Financial Accounting Standards Board of the United States issued Accounting Standards Update 2009-13, Revenue Recognition (Topic 605) Multiple-Deliverable Revenue Arrangements, an amendment to the accounting and disclosure for revenue recognition. This amendment, which became effective for fiscal years beginning on or after June 15, 2010, modified the criteria for recognizing revenue in multiple element arrangements and required companies to develop a best estimate of the selling price of the separate deliverables and allocate consideration related to each element using the relative selling price method. Additionally, the amendment eliminated the residual method for allocating arrangement consideration. The Company will apply the provisions of this accounting standard on a prospective basis to all revenue arrangements entered into or materially modified subsequent to January 1, 2011. The adoption of this amendment is not expected to have a material impact on the Company’s consolidated financial statements.

NOTE 2—PROPORTIONATELY CONSOLIDATED COMPANY, DISCONTINUED OPERATIONS AND BUSINESS ACQUISITIONS:

a. Proportionately	consolidated company

The joint venture, Frontline, an Israeli limited partnership, is owned equally by the Company and Mentor Graphics Development Services (Israel) Ltd. (formerly Valor Computerized Systems Ltd.) and combines the former CAM operations of both companies.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s wholly-owned subsidiaries market and provide customer support in respect of Frontline’s products.

The Company’s interest in Frontline is presented in the consolidated financial statements using the proportionate method of consolidation (see note 1b). As a result, the consolidated balance sheets as of December 31, 2010 and 2009, and the consolidated statements of operations and the consolidated cash flow statements for each of the three years in the period ended December 31, 2010, reflect the assets, liabilities, operating results and cash flow components of Frontline on the basis of the Company’s percentage of holding.

The following Frontline data is reflected in the Company’s consolidated financial statements on the basis of the Company’s percentage of holding:

	December 31
	2010	2009
	$ in thousands
(i) Balance sheet data:
Assets:
Current assets	2,708	1,916
Property, plant and equipment—net	122	91
Funds in respect of employee rights upon Retirement	596	499

	3,426	2,506

Liabilities:
Current liabilities	783	444
Liability for employee rights upon retirement	935	805

	1,718	1,249

	Year ended December 31
	2010	2009	2008
	$ in thousands
(ii) Operating results data:
Revenues:
Sales of products	8,582	4,153	5,914
Services rendered	5,065	4,965	5,600
Cost of revenues:
Cost of products sold	(76)	(34)	(55)
Cost of services rendered	(1,771)	(1,496)	(1,902)
Research and development costs	(2,622)	(2,091)	(2,530)
Selling, general and administrative Expenses	(2,002)	(1,649)	(1,747)
Financial income (expenses)—net	(17)	7	55

Net income before taxes on income	7,159	3,855	5,335

(iii) Cash flow data:
Net cash provided by operating activities	6,306	4,689	6,153

Net cash used in investing activities	(70)	(18)	(19)

As to equity awards to employees of Frontline, see note 9b(v)D.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

b. Discontinued	operations:

(i)	Orbotech Medical Solutions Ltd.

On October 31, 2010, the Company entered into an agreement (the “APA”) with General Electric Company (“GE”) pursuant to which a subsidiary of GE acquired the assets of OMS, for approximately $9.0 million in cash at closing, and up to an additional $5.0 million in cash, subject to the achievement, which is not dependent on Orbotech, of certain agreed performance-based milestones. The transaction closed on February 10, 2011. Upon closing, the parties released each other from all claims (see note 8b(ii)(b)). No value was attributed to the disposition of the above claims by GE against the Company. Upon closing, the Company will recognize an after-tax income of approximately $6 million. OMS revenues were $6.1 million, $3.8 million and $2.7 million in 2010, 2009 and 2008, respectively. OMS losses net of taxes were $4.0 million, $3.2 million and $3.1 million in 2010, 2009 and 2008, respectively. Assets of OMS were $6.7 million and $5.5 million at December 31, 2010 and 2009, respectively. Liabilities of OMS were $0.9 million and $1.6 million at December 31, 2010 and 2009, respectively.

(ii)	Orbotech Medical Denmark A/S.

As of December 31, 2010, the Company committed to a plan to sell OMD by the end of 2011. OMD revenues were $5.6 million, $14.5 million and $18.9 million in 2010, 2009 and 2008, respectively. OMD losses net of taxes were $4.7 million, $0.7 million and $34.3 million in 2010, 2009 and 2008, respectively. The losses in 2010 included impairment of the remaining goodwill of $0.7 million and impairment of the remaining other intangible assets of $0.8 million. The losses in 2008 included impairment of goodwill of $17.0 million and impairment of other intangible assets of $21.3 million. Assets of OMD were $5.6 million and $11.0 million at December 31, 2010 and 2009, respectively. Liabilities of OMD were $1.3 million and $2.9 million at December 31, 2010 and 2009, respectively.

(iii)	Summarized financial information for the combined discontinued operations is set forth below:

	December 31
	2010	2009
	$ in thousands
Assets:
Cash and cash equivalent	1,356	3,214
Account receivable-trade	4,224	1,923
Inventories	4,541	7,268
Property plant and equipment, net	1,439	2,123
Other assets	791	1,920

Assets of discontinued operations	12,351	16,448

Liabilities-
Liabilities of discontinued operations	2,172	4,556

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Year ended December 31
	2010	2009	2008
	$ in thousands
Operations:
Total revenues	11,692	18,270	21,596

Loss before income tax benefit	(9,460)	(3,953)	(43,930)
Income tax benefit	743	39	6,539

Loss from discontinued operations, net of tax	(8,717)	(3,914)	(37,391)

Loss per share (basic and diluted) from discontinued operations	$(0.25)	$(0.11)	$(1.12)

Weighted average number of share used in computation of loss per share—in thousands	34,911	34,501	33,512

c.	Business acquired in 2008

On October 2, 2008, as part of Orbotech’s strategy of expanding its product offerings to FPD manufacturers, the Company completed the acquisition of Photon Dynamics, Inc. (“PDI”), a leading provider of test and repair systems for the FPD industry (the “PDI Acquisition”). Under the terms of the governing agreement, on the closing date of the PDI Acquisition (the “PDI Closing Date”) the Company paid $15.60 per share in cash for all of the issued and outstanding shares of PDI’s common stock, and issued equity awards with respect to Ordinary Shares, having an aggregate fair value at that date of $9.6 million, to certain PDI employees, resulting in an aggregate purchase price of approximately $295.8 million, including $6.2 million paid by the Company in transaction costs in connection with the PDI Acquisition.

In September 2008, in connection with the PDI Acquisition, the Company borrowed $160 million from Israel Discount Bank Ltd. (“IDB”). In addition, as permitted under the applicable accounting guidelines, in connection with the PDI Acquisition the Company sold certain securities, in the amount of $31 million, which had previously been designated by it as ‘held-to-maturity’. On the PDI Closing Date, PDI had approximately $64 million in cash.

The Company accounted for the PDI Acquisition using the purchase method of accounting. The following table represents the final allocation of the purchase price of PDI:

$ in millions
Current assets	148.3
Property, plant and equipment	10.6
Identifiable intangible assets:
Technological intellectual property (1)	59.5
Business-related intellectual property (2)	42.4
In-process research and development (3)	6.5
Goodwill	82.4

Total assets acquired	349.7
Current liabilities	51.2
Long-term liability	2.7

Total liabilities assumed	53.9
Net assets acquired	295.8

(1)	Amortized over a period of 7 years.
(2)	Amortized over periods up to 12 years.
(3)	This in-process research and development did not result in any products that were launched through December 31, 2010.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The results of the acquired business were consolidated as of the PDI Closing Date. Amortization of the goodwill is not a recognized expense for tax purposes. The goodwill was allocated to the Production Solutions for the Electronics Industry segment. In connection with the consummation of the PDI Acquisition, on October 2, 2008, PDI sold its holding in Salvador Imaging, Inc. (“Salvador”) to a group of private investors for approximately $3.5 million. The sale agreement included a one time earn-out provision, which resulted in an additional $3.3 million being received by PDI in 2009. See note 5a.

As a result of the decrease in the Company’s market capitalization in the latter part of 2008 and the global economic downturn that negatively affected capital expenditure in the electronics industry, in December 2008 the Company conducted an impairment test on the goodwill and the intangible assets acquired in this transaction. The Company concluded that all the goodwill acquired had been impaired and therefore, in the fourth quarter of 2008, it recorded an impairment charge of $ 88.0 million, which included $85.7 million with respect to the goodwill associated with PDI, namely the amount which was allocated to goodwill at that time. Based on the Company’s assessment, undiscounted cash flows for the intangible assets exceeded their net book value, indicating that as of December 31, 2008 the Company was not required to record an impairment charge with respect to such intangible assets. This assessment differs from the assessment for possible impairment of goodwill, which requires a two-step impairment assessment of the implied fair value of the goodwill using discounted cash flows for an entire reporting unit. The goodwill impairment calculation is impacted by, among other factors, the market capitalization of the Company. Therefore, the Company was able to conclude that the FPD unit’s intangible assets were not impaired while the goodwill balances were impaired.

Below is a an unaudited pro forma combined statement of income from continuing operations data for the year ended December 31, 2008, presented as if the PDI Acquisition had occurred on January 1, 2008, after giving effect to: (a) purchase accounting adjustments, including the increase in amortization of identifiable intangible assets; and (b) estimated additional interest expense due to: (i) the receipt of a bank loan in connection with the PDI Acquisition; and (ii) add-back of interest income on Orbotech’s cash, cash equivalents and marketable securities used as cash consideration in the acquisition. This unaudited pro forma financial information is not necessarily indicative of the combined results that would have been attained had the acquisition actually taken place at the beginning of 2008, nor is it indicative of future results.

Year ended December 31 2008
$ in thousands
(unaudited)
Net sales	546,812

Net loss	161,858

Loss from continuing operations attributable to Orbotech Ltd.	124,699

Net loss attributable to Orbotech Ltd.	162,090

Loss per share from continuing operations—basic and diluted	$3.72

Net loss per share—basic and diluted	$4.84

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 3—INVENTORIES

	December 31
	2010	2009
	$ in thousands
Components:
For manufacturing of systems, net*	43,500	35,810
For servicing of systems	30,282	28,735

	73,782	64,545
Work in process	14,514	7,850
Finished products	24,516	21,936

	112,812	94,331

*	The changes in the inventory write-down provision are as follows:

	Year ended December 31
	2010	2009	2008
	$ in thousands
Balance at beginning of year	3,160	5,696	4,280
Additional provision made during the year, see note 14e			3,348
Provision utilized upon disposal of inventories	(1,774)	(2,536)	(1,932)

Balance at end of year	1,386	3,160	5,696

NOTE 4—PROPERTY, PLANT AND EQUIPMENT:

a.	Composition of assets

Composition of assets, grouped by major classifications, is as follows:

	December 31
	2010	2009
	$ in thousands
Cost:
Machinery and equipment	31,541	29,479
Leasehold improvements	37,078	36,117
Land and buildings	9,262	9,439
Office furniture, equipment and computer equipment	36,067	33,006
Vehicles	460	540

	114,408	108,581
Less—accumulated depreciation and amortization	89,566	81,373

	24,842	27,208

b.	Depreciation and amortization

Depreciation and amortization expenses totaled $9,489,000, $10,129,000 and $8,963,000 in the years ended December 31, 2010, 2009 and 2008, respectively.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 5—GOODWILL AND OTHER INTANGIBLE ASSETS:

a.	Goodwill:

(i)	Composition

The net goodwill balances as of December 31, 2010 and 2009 were $12.0 million, comprised of $108.7 million gross amount less accumulated impairment losses of $96.7 million. The net balance relates to the production solutions Production Solutions for the Electronics Industry segment.

(ii)	Annual Goodwill Impairment Test

As mentioned in note 1j above, the Company has designated September 30 of each year as the date on which it performs its annual goodwill impairment test.

No impairment from continuing operations resulted from the annual goodwill impairment test conducted in September 2010 and 2009.

The adjustment of impairment of goodwill of $3.3 million recorded in 2009 includes a one time earn-out amount representing additional consideration from the disposition of Salvador by PDI as of the Closing Date. This amount was charged to earning, rather than being recorded as adjustment of goodwill allocated to the respective acquisition, since the respective goodwill amount had been fully written off in the fourth quarter of 2008.

b.	Other intangible assets

The amortized balance of other intangible assets related to continuing operations, mainly intellectual property, is composed as follows:

	December 31
	2010	2009
	$ in thousands
Original amount	126,605	126,605
Less—accumulated amortization	60,210	46,034

	66,395	80,571

Amortization of other intangible assets (including in-process research and development charges in 2008) totaled $14,176,000, $19,848,000 and $12,280,000 in the years ended December 31, 2010, 2009 and 2008, respectively.

Estimated amortization expense for the years stated below is as follows:

$ in thousands
Year ending December 31:
2011	12,287
2012	11,688
2013	11,329
2014	11,329
2015	9,205
2016-2019	10,557

66,395

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 6 – LONG-TERM BANK LOAN

On July 22, 2008, in connection with the completion of the PDI Acquisition, the Company and IDB entered into a Financing Agreement (the “Financing Agreement”), pursuant to which the Company borrowed $160.0 million and obtained an additional $25 million credit facility. The Financing Agreement was amended by the Financing Agreement—First Amendment, entered into by the same parties and signed on February 22, 2009 (the “Financing Agreement First Amendment”); and both the Financing Agreement and the Financing Agreement First Amendment were subsequently replaced and superseded by the Amended Financing Agreement, entered into and signed on December 21, 2009 by the same parties, as amended on May 27, 2010 and February 15, 2011 (the “Amended Financing Agreement”). References in these financial statements to the “Loan Agreements” are intended to be to the Financing Agreement, as amended by the Financing Agreement First Amendment, both as replaced and superseded by the Amended Financing Agreement.

Pursuant to the Loan Agreements, a credit facility of up to $185 million is available to the Company including the $160 million already utilized to finance, in part, the PDI Acquisition. In 2010, the Company repaid $32 million principal amount under the Loan Agreements and a net remaining principal amount of $128 million was outstanding at December 31, 2010 as repayable over a four-year period ending December 31, 2014. An amount of up to $25 million of the credit facility was to remain available until December 31, 2010 for short-term borrowings only, at which time any such short-term borrowings had to be repaid and such additional $25.0 million credit facility terminated. In February 2011, IDB agreed to extend the $25 million credit facility until January 29, 2012 for short-term borrowings only. As of December 31, 2010, the interest rate on $48 million of this debt is fixed at a rate of 4.88% and the interest rate on the remaining $80 million is variable. The interest rate on that portion of the loan which bears variable interest under the Loan Agreements is based on IDB’s cost (which is determined with reference to the London Interbank Offered Rate (LIBOR)) plus a margin which is 2% for long-term borrowings and 1.5% for short-term borrowings. The actual interest rate on the outstanding variable rate debt at December 31, 2010 was 3.32% and at December 31, 2009 was 3.27%. The Loan Agreements include a non-utilization fee due quarterly with respect to the unused amount of the additional $25.0 million short-term credit facility described above. Until December 31, 2010, this fee was 0.3% per annum, between January 1, 2011 and February 14, 2011, no fee was payable and beginning February 15, 2011 through January 29, 2012, this fee is 0.2% per annum. In addition, the Company paid customary fees in connection with entering into the Loan Agreements.

The Loan Agreements contain provisions pursuant to which the Company has agreed to comply with various operating covenants, including certain financial covenants, reporting requirements and covenants that restrict the creation of charges and pledges (other than certain specific charges as listed therein) on its assets in favor of others, the sale of certain assets and certain acquisition and merger activities without IDB’s consent. These covenants generally apply until the credit facility is repaid in full. The financial covenants require that the Company’s shareholders’ equity (defined by reference to the Company’s consolidated financial statements as including loans made by the shareholders to the Company that are subordinate to the bank financing after deducting loans made by the Company to the shareholders and shareholder withdrawals of any type whatsoever) (i) for each quarter in 2009 and 2010 shall be no less than the greater of $250 million or 30% of the total assets as reflected on the Company’s consolidated balance sheet and (ii) for each quarter commencing from the consolidated balance sheet as of March 31, 2011 shall be no less than the greater of $300 million or 30% of the total assets as reflected on the Company’s consolidated balance sheet.

The financial covenants also require that the Company’s annual consolidated EBITDA (as defined below) commencing from the year 2011 (with respect to the annual period ended December 31, 2011) and onwards shall be no less than $40 million. This covenant is to be tested annually by reference to the consolidated financial statements as of the end of each calendar year.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The financial covenants also require that the ratio between the Company’s Financial Debt (as defined below) and EBITDA beginning as of December 31, 2011 shall not exceed five.

For these purposes, ‘EBITDA’ is defined as the cumulative amount of the Company’s operating income (loss) from current operations as determined pursuant to its consolidated financial statements with respect to the four consecutive calendar quarters ending on the date of the Company’s latest financial statements, before financial income (expenses) (i.e., interest, linkage differentials, exchange rate differentials and fees) and taxes and after adding depreciation and amortization costs of fixed assets and intangible assets, write-downs and impairment charges of investments, tangible assets, goodwill, intellectual property and other intangible assets, inventory write-offs, compensation costs for equity awards, in-process research and development charges (not including current research and development expenses), charges due to changes in accounting principles, restructuring charges and losses (gains) from discontinued operations.

For these purposes ‘Financial Debt’ is defined as the Company’s liabilities, as provided in its consolidated financial statements, to banks, financial institutions, affiliates, financial leasing and/or through the issue of debt securities.

In addition, commencing January 1, 2010, the Company became required at all times to keep and maintain a cash reserve (or cash equivalent) that is free and clear of any liens, charges or pledges (other than in favor of IDB) in an aggregate amount exceeding the total amount of the principal and interest due on its Financial Debt within the immediately following one year period, as determined in accordance with the Company’s consolidated balance sheet.

As part of the Loan Agreements, the Company created a floating charge on all of its assets and a fixed charge on the shares of PDI held by Orbotech, Inc. as security for repayment of amounts due to IDB under the Loan Agreements. These charges will remain in place as security for the repayment of amounts under the Loan Agreements.

As of December 31, 2010, the Company was in compliance in all respects with the covenants in the Loan Agreements.

NOTE 7—LIABILITY FOR EMPLOYEE RIGHTS UPON RETIREMENT

Israeli law generally requires the payment of severance pay upon dismissal of an employee or upon termination of employment in certain other circumstances. The severance pay liability of the Company and its Israeli subsidiaries to their Israeli employees, based upon the number of years of service and the latest monthly salary, is partly covered by regular deposits with recognized pension funds, deposits with severance pay funds and purchases of insurance policies. Under labor agreements, these deposits and insurance policies are in the employees’ names and, subject to certain limitations, are the property of the employees.

The severance pay liability covered by the pension funds is not reflected in the financial statements as the severance pay risks have been irrevocably transferred to the pension funds.

The liability for employee rights upon retirement covers the severance pay liability of the Company and its Israeli and Japanese subsidiaries in accordance with labor agreements in force and based on salary components which, in the opinion of management, create entitlement to severance pay. The Company records the obligation as if it were payable at each balance sheet date on an undiscounted basis.

The Company and its Israeli subsidiaries may only make withdrawals from the funds for the purpose of paying severance pay. Most of the Company’s non-Israeli subsidiaries provide defined contribution plans for the benefit of their employees. Under these plans, contributions are based on specific percentages of pay.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Severance pay expenses were $4,951,000, $6,515,000 and $7,954,000 in the years ended December 31, 2010, 2009 and 2008, respectively. Defined contribution plan expenses were $5,058,000, $3,758,000 and $5,285,000 in the years ended December 31, 2010, 2009 and 2008, respectively. The Company expects severance pay contributions in 2011 to be approximately $4 million.

Upon reaching normal retirement age, the Company’s employees are entitled to amounts based on the number of service years that will have accumulated upon their retirement dates and their last salary rates. The Company accrues for such payments regularly and does not expect to record additional expenses when paying such amounts to employees who reach normal retirement age. The Company expects that such amounts will be paid mainly from recognized pension funds, deposits with severance pay funds and insurance policies.

NOTE 8—COMMITMENTS, CONTINGENT LIABILITIES AND RESTRICTION PLACED IN RESPECT OF LIABILITIES:

a.	Lease commitments

Most of the premises occupied by the Company and its subsidiaries are rented under various operating lease agreements. The lease agreements for these premises expire on various dates between 2011 and 2019.

Minimum lease commitments of the Company and its subsidiaries under the above leases, at rates in effect on December 31, 2010, were as follows:

$ in thousands
Year ending December 31:
2011	9,584
2012	7,530
2013	5,666
2014	5,155
2015	5,044
2016 - 2019	3,427

36,406

The rental payments for the premises in Israel, which constitute approximately half of the above amounts, are payable in Israeli currency linked to the Israeli consumer price index (the “Israeli CPI”).

Rental expenses totaled $9,871,000, $10,161,000 and $8,159,000 in the years ended December 31, 2010, 2009 and 2008, respectively.

b.	Contingent liabilities:

(i)	Intellectual Property

The Company has in the past received and may receive in the future notifications from customers with respect to possible indemnification or other action by the Company in connection with intellectual property claims resulting from use of the Company’s products. The Company typically undertakes, subject to various contractual conditions and other limitations, to defend intellectual property claims against customers arising from the purchase and use of its products. The Company’s obligations under these agreements generally provide that the Company may, at its option, either obtain the right to continue using the products or modify them and, in some cases, take back the products with a refund to the customer. To date, no demands have been made by customers seeking indemnification against the Company with respect to intellectual property claims.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(ii)	Litigation:

(a)	In July 2005, a complaint was filed against the Company in the district court of Tel Aviv by a competitor and its principal shareholder claiming approximately NIS 18.5 million (currently, approximately $5.2 million) in damages (the “Complaint”). In May 2004, the Company had filed a patent infringement suit against this competitor in the district court of Nazareth, in connection with which that court had issued a temporary injunction, also in May 2004, against this competitor. The Complaint asserts that that injunction interfered with, and ultimately frustrated, the process of a public offering in which the competitor was engaged and in which the competitor’s principal shareholder proposed to sell shares of the competitor, and that they suffered damages as a result. The Company’s management believes that the Complaint is without merit. No provision has been made in respect of this claim in these financial statements.

(b)	On November 4, 2008, GE Healthcare, a unit of GE, filed a complaint against the Company claiming breach of contract and requesting specific performance, injunctive relief, declaratory relief and damages. GE also filed a motion for a preliminary injunction. The dispute originally at issue in that matter related to GE’s claim that OMS had an obligation to supply GE Medical Systems Israel Ltd. (“GEMSI”) with 850 CZT modules. The suit was originally filed in the United States District Court for the Central District of California and was transferred to the United States District Court for the Eastern District of Wisconsin (the “Wisconsin Court”).

After the initial complaint was filed, GE amended its complaint to add, among other things, additional claims for damages. Subsequently, the complaint was dismissed by the Wisconsin Court on the grounds of forum non conveniens. In dismissing the action, the Wisconsin Court ruled that the weight of both public and private factors supported resolution of the action in the Israeli courts. Further to that decision and the order of the Wisconsin Court, GE and GEMSI filed a complaint against the Company and OMS in the District Court in the Central District in Israel (the “Israeli Court”) on November 16, 2009.

However, on October 31, 2010, GE, GEMSI, OMS and the Company entered into the APA pursuant to which GEMSI agreed to acquire the assets of OMS for approximately $9.0 million in cash and up to an additional $5.0 million in cash subject to the achievement of certain agreed performance-based milestones. The transaction closed on February 10, 2011. Upon closing, the parties released each other from all claims, including with respect to the claims made in the litigation between them described above and, on February 14, 2011, the Israeli Court approved the settlement agreement entered into by the parties and dismissed the litigation with prejudice.

No provision has been made in respect of this claim in these financial statements.

On December 4, 2008 (prior to amendment of GE’s complaint in the Wisconsin Court and the filing of the complaint in the District Court in Israel) GE and GEMSI had notified the Company that they were referring a dispute with the Company and OMS to arbitration in Israel in accordance with the terms of the 2004 Agreement. The dispute relates to certain of the claims included in GE’s amended complaint as well as the complaint filed in Israel, as described above. An arbitrator was selected but was not appointed and the Company and OMS did not receive a statement of claim. In connection with the closing of the APA, the parties notified the arbitrator of their agreement to withdraw their claims against each other.

c.	On August 20, 2009 Yieldboost Technologies, Inc. (“Yieldboost”) filed a claim against PDI and Orbotech, Inc. alleging that the manufacture and sale by them of a certain product infringed one of its patents and claiming damages in an unspecified amount. This claim was based on a previous claim filed by Yieldboost in October 2008 which had been dismissed without prejudice.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On August 2010, the parties filed with the court a notice of settlement and unconditional dismissal of this matter pursuant to which the Company paid $0.75 million to YieldBoost.

Should developments in any of the above legal matters cause a change in the Company’s view about its defenses and settlement strategies, this may result in the need to recognize a material accrual, or should any of the above litigation matters result in a final adverse judgment or be settled for significant amounts, they could have a material adverse effect on the Company’s results of operations, cash flows and financial position in the period or periods in which such change in determination, judgment or settlement occurs, and potentially in future periods.

From time to time, the Company is involved in other claims and legal and administrative proceedings that arise in the ordinary course of business. Based on currently available information, the Company does not believe that the ultimate outcome of any such unresolved matters, individually or in the aggregate, is likely to have a material adverse effect on the Company’s financial position or results of operations. However, litigation and administrative proceedings are subject to inherent uncertainties and the Company’s view of these matters, including settlement thereof, may change in the future. An unfavorable outcome or settlement may have a material adverse impact on the Company’s financial position and results of operations for the period in which it occurs, and potentially in future periods.

c.	Restriction placed in respect of liabilities

As part of the Loan Agreements, Orbotech created a floating charge, for the benefit of the lender under the Loan Agreements, on all of its assets and a fixed charge was created on the shares of PDI held by Orbotech, Inc. as security for repayment of amounts under the Loan Agreements, see note 6.

The Company performs certain forward transactions and other related activities, primarily with respect to currency hedging, and factoring activities, with Bank Hapoalim Ltd. (“Hapoalim”). In connection with these activities, the Company is exposed to certain risks of loss. Hapoalim has granted the Company an approved credit risk limit of up to an aggregate amount of US$ 22 million. To secure this credit risk, on October 21, 2010, Orbotech created the Hapoalim Debenture under which an additional floating charge on all of the Company’s assets, was created in favor of Hapoalim. In addition, Orbotech has agreed to comply with various operating covenants, including certain reporting requirements, covenants that restrict the creation of charges and pledges on its assets in favor of third parties, the sale of certain assets and certain acquisition and merger activities, without Hapoalim’s consent. In addition, the Hapoalim Debenture also contains customary provisions allowing for acceleration of repayment of all amounts under any outstanding credit balance in connection with the Hapoalim Banking Activities.

NOTE 9—SHAREHOLDERS’ EQUITY:

a.	Issued and outstanding shares; trading market

At December 31, 2010, a total of 35,095,291 Ordinary Shares were issued and outstanding. This does not include a total of 1,988,293 Ordinary Shares held by the Company at that date as treasury shares under Israeli law, virtually all of which were repurchased by the Company. For so long as such treasury shares are owned by the Company they have no rights and, accordingly, are neither eligible to participate in or receive any future dividends which may be paid to shareholders of the Company nor are they entitled to participate in, be voted at or be counted as part of the quorum for, any meetings of shareholders of the Company.

The Company filed a shelf registration statement on Form F-3 with the SEC on December 28, 2009 under which it may issue additional Ordinary Shares, warrants, subscription rights or debt securities with an aggregate offering price of up to $150.0 million, which became effective on January 13, 2010.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Ordinary Shares are traded in the United States on the Nasdaq Global Select Market under the symbol ORBK.

b.	Equity remuneration plans:

(i)	Description of plans

The Company, through its board of directors (the “Board of Directors”) and, subject to Israeli companies law, the remuneration committee of the Board of Directors (the “Remuneration Committee”), currently administers the Equity Remuneration Plan for Key Employees of Orbotech Ltd. and its Affiliates and Subsidiaries (as Amended and Restated, 2005) (the “2000 Plan”) and the 2010 Equity-Based Incentive Plan (the “2010 Plan”), both of which were adopted with Orbotech shareholder approval; as well as a number of equity remuneration plans which were adopted or assumed by PDI prior to the PDI Closing Date and assumed by the Company on the PDI Closing Date in connection with the PDI Acquisition. These plans are discussed in further detail below.

(A)	The 2000 Plan

The 2000 Plan is intended to provide incentives to employees, officers, directors and/or consultants of the Company, other companies, partnerships or entities in Israel in which the Company holds, directly or indirectly, at least a 50% equity interest and/or the Company’s subsidiary entities and their respective subsidiary entities outside Israel, by providing them with the opportunity to purchase or receive shares of the Company.

Equity awards under the 2000 Plan are issuable in the form of restricted shares (which are Ordinary Shares awarded subject to certain transfer restrictions, forfeiture conditions and/or other terms and conditions) or as options, either within or outside the context of Section 102 of the Israeli Income Tax Ordinance (New Version), 1961 (the “Tax Ordinance”), in the form of incentive stock options that comply with United States tax law or ‘nonqualified’ stock options, or otherwise. The 2000 Plan will expire on June 4, 2015, except as to equity awards outstanding on that date.

At December 31, 2010, under the 2000 Plan, options to purchase a total of 4,142,540 Ordinary Shares (1,545,923 of which had vested) remained outstanding, a total of 341,351 restricted shares that had been granted (214,925 of which had vested) remained beneficially held by the grantees, and 235,635 Ordinary Shares remained available for future equity awards.

(B)	The 2010 Plan

On July 15, 2010, the Board of Directors adopted, and the Company’s shareholders subsequently approved, the 2010 Plan. The 2010 Plan is intended to assist the Company in attracting, retaining, motivating and rewarding employees, officers, directors and/or consultants of the Company and/or companies, partnerships or other entities and their respective subsidiary companies, partnerships or entities inside or outside of Israel in which the Company holds, directly or indirectly, at least a 50% equity interest, by providing them with equity-based incentives.

1,000,000 Ordinary Shares for issuance pursuant to awards granted under the 2010 Plan. The 2010 Plan: (i) provides only for the awarding of restricted shares and RSUs (which are awards representing an unfunded and unsecured promise to deliver Ordinary Shares, cash, other securities or other property in accordance with certain terms and conditions), either within or outside the context of Section 102 of the Tax Ordinance, and does not provide for the awarding of options to purchase Ordinary Shares; (ii) introduces performance-based equity awards to the Company’s equity program and provides that an

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

aggregate of 250,000 or more of the Ordinary Shares subject to awards made under the 2010 Plan are to be subject to performance-based criteria to be established by the Board of Directors (but which shall be linked to the Company’s profitability); (iii) provides that if any award granted under the 2010 Plan expires, terminates or is forfeited or cancelled, settled in cash, or otherwise terminates for any reason without a delivery to the participant of the full number of Ordinary Shares to which the award related, the Ordinary Shares under such award which were not so delivered shall again be available for the purposes of the 2010 Plan; but that Ordinary Shares not delivered pursuant to performance-based restricted shares or RSUs which expire, terminate or are forfeited or lapse solely because the performance goals with respect thereto were not attained will not again be available for purposes of the 2010 Plan; and (v) provides that if the employment or services of a grantee of restricted shares or RSUs with or to the Company is or are terminated prior to the full vesting of, and lapsing of forfeiture provisions on, such award for any reason, the restricted shares or RSUs held by such participant that have not theretofore vested and on which the forfeiture provisions have not theretofore lapsed shall immediately be forfeited upon the earlier of such termination or notice of termination irrespective of the effective date of such termination (unless the applicable agreement provides otherwise). The Company’s general policy is to settle RSUs granted under the 2010 Plan through the issuance of Ordinary Shares rather than in cash, other securities, other awards under the 2010 Plan or other property. The 2010 Plan will terminate on July 14, 2020 (except as to awards outstanding on that date).

At December 31, 2010, under the 2010 Plan: (i) 78,400 non-performance-based RSUs and 36,900 performance-based RSUs were outstanding; (ii) no Restricted Shares had been awarded; and (iii) 884,700 Ordinary Shares remained available for future equity awards.

(C)	PDI equity remuneration plans

On the PDI Closing Date, the Company assumed all of the equity remuneration plans which had previously been adopted or assumed by PDI and under which equity awards were outstanding immediately prior to the PDI Closing Date (collectively, the “PDI Equity Remuneration Plans”). The PDI Equity Remuneration Plans provide for stock options and RSUs.

At December 31, 2010, under the PDI Equity Remuneration Plans collectively, options to purchase a total of 389,245 Ordinary Shares (336,160 of which had vested), and 263,946 RSUs, remained outstanding.

(ii)	General

The exercise price of options awarded under the 2000 Plan may not be less than 100% of the fair market value of the Ordinary Shares on the date of grant.

Generally, awards under the Company’s equity remuneration plans (other than: (i) awards to directors; and (ii) awards under the PDI Equity Remuneration Plans) vest as to 50% after two years from the effective date of grant, 75% after three years and 100% after four years. Options generally expire seven years from the date of grant. Upon resignation by a grantee, options to the extent unexercised, and restricted share awards to the extent that the applicable restrictions have not lapsed and unvested RSUs, held by the grantee generally expire or are forfeited on the earlier of the date of notice of resignation and the date of termination of employment or services.

In any other case in which a grantee ceases to be an employee of, or consultant to, the Company (e.g., dismissal or departure by mutual agreement): (i) the vesting of all such equity awards ceases immediately upon notice; and (ii) unless the notice provides, or the Company and grantee agree, otherwise, the grantee may exercise awards, to the extent vested at the time of notice, until the termination of his or her employment or services. Ordinary Shares subject to equity awards granted under the 2000 Plan become

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

available for future equity awards under the 2000 Plan upon the expiration, termination, forfeiture or cancellation of such equity awards. Ordinary Shares subject to equity awards granted under the 2010 Plan become available for purposes of future equity awards under the 2010 Plan upon the expiration, termination, forfeiture or lapse of such equity awards unless such expiration, termination, forfeiture or lapse occurred solely because the performance goals with respect thereto were not attained, in which case the Ordinary Shares subject to such equity awards do not again become available for purposes of the 2010 Plan. Ordinary Shares issued upon the exercise of options or in settlement of RSUs, and restricted shares (other than certain limitations on their transferability), have the same rights as other Ordinary Shares, immediately upon allotment.

Stock options under the PDI Equity Remuneration Plans generally vest over a 48-60 month period, in monthly installments after an initial ‘cliff’ vesting event six months from the grant date and expire either seven or ten years from the grant date. RSUs under the PDI Equity Remuneration Plans generally vest in equal annual installments over two, three or four year periods from the grant date. Equity awards (including both options and RSUs) under the PDI Equity Remuneration Plans usually expire upon termination of the grantee’s continuous service; however, in most cases optionees will, for a period of three months from the date of termination of continuous service, be entitled to exercise options to the extent that they had vested on the date of termination of continuous service.

Certain equity awards held by certain officers of the Company are subject to immediate vesting in the event of death or a change in control of the Company.

(iii)	Taxation

As a result of an election made by the Company under Section 102 of the Tax Ordinance, the Company will not, in the case of equity awards made on or after January 1, 2003, be allowed to claim as an expense for tax purposes in Israel the amounts credited to the employee as capital gains to the grantees, although it will generally be entitled to do so in respect of the salary income component (if any) of such awards when the related tax is paid by the employee.

(iv)	Option Exchange

On November 4, 2010, the Company filed a Tender Offer Statement with the SEC, thereby commencing a tender offer (the “Exchange Offer”) pursuant to which certain employees of the Company exchanged certain eligible options to purchase an aggregate of 429,600 Ordinary Shares for new options to purchase an aggregate of 157,638 Ordinary Shares. The directors and the senior management and corporate officers of the Company, as well as certain additional members of the Company’s senior management, were not eligible to participate in the Exchange Offer.

On December 16, 2010, the Company granted new options pursuant to the Exchange Offer in exchange for the eligible options that had been tendered and accepted. These new options were issued pursuant to the 2000 Plan, at a uniform exercise price per share of $12.26 and are each subject to a two-year vesting schedule commencing on the grant date. With the exception of new options issued in exchange for eligible options granted in September 2005, each new option is for a term equal to the remaining term of the eligible option for which it was exchanged. New options granted in exchange for eligible options granted in September 2005 will expire on February 28, 2013. In addition, Ordinary Shares tendered to the Company pursuant to the Exchange Program have been permanently retired by the Company and are no longer available for future issuances under the 2000 Plan. 271,962 Ordinary Shares were retired under the Exchange Offer in this manner.

Equity awards data presented in (v) below includes options cancelled and options issued pursuant to the Exchange Offer.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(v)	Equity awards data:

(A)	Overview

At December 31, 2010, under all of the Company’s equity remuneration plans (including those assumed by it in connection with the PDI Acquisition), equity awards (comprised of stock options, restricted shares and RSUs) with respect to a total of 5,252,382 Ordinary Shares were outstanding (of which 2,097,008 had vested) and 1,120,335 Ordinary Shares remained available for future equity awards.

The compensation cost charged against income for the Company’s equity remuneration plans during 2010, 2009 and 2008 was $4.7 million, $6.4 million and $5.3 million, respectively, without any reduction in income taxes.

(B)	Valuation assumptions

The fair value of each option granted is estimated using the Black-Scholes option-pricing model. Expected volatilities are based on historical volatility of the Company’s shares. The Company uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of options granted represents the period of time that options granted are expected to be outstanding based on historical behavior of grantees. The risk-free rate for periods within the contractual life of the option is based on the United States Treasury yield curve in effect at the time of grant. Dividend yield has been assumed to be zero.

The fair value of each restricted share or RSU awarded is determined based on the market price of the Ordinary Shares on the date of the award.

(C)	Employee equity awards:

1.	Options

	Year ended December 31, 2010
	Number	Weighted average exercise price ($)	Weighted average remaining contractual term (years)	Aggregate intrinsic value ($ in thousands)
Outstanding at beginning of year (*)	4,725,119	13.16
Changes during year:
Granted (**)	860,541	11.10
Exercised	(166,478)	5.64
Forfeited or expired	(962,411)	22.04

Outstanding at end of year	4,456,771	11.12	4.65	16,215

Exercisable at end of year	1,845,908	13.81	3.62	5,563

(*)	Adjusted to reflect a correction in the amount of options outstanding at December 31, 2009.
(**)	Including options to purchase a total of 36,742 Ordinary Shares awarded to directors of the Company, at an exercise price of $10.28 per share.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The aggregate intrinsic value represents the total pretax capital gain that would have been received by the holders of all ‘in-the-money’ options had they all exercised such options and sold the underlying shares at the Company’s closing share price on December 31, 2010 (which was $13.07).

The weighted average grant date fair value of employee options granted or assumed during the years ended December 31, 2010, 2009 and 2008 was $3.83, $2.61 and $2.40, respectively. The total intrinsic value of employee options exercised during the years ended December 31, 2010, 2009 and 2008 was $1.0 million, $0.4 million and $0.5 million, respectively.

2.	Restricted shares

	Year ended December 31, 2010
	Number	Weighted average grant date fair value ($)
Non-vested at beginning of year	200,292	12.55
Changes during year:
Awarded (*)	14,698	10.28
Vested	(87,564)	13.22
Forfeited	(2,250)	12.95

Non-vested at end of year	125,176	11.80

(*) All	of which were awarded to directors of the Company.

The weighted average grant date fair value of employee restricted shares granted during the year ended December 31, 2010, 2009 and 2008 was $10.28, $9.70 and $ 11.55, respectively.

The total fair value of employee restricted shares vested during the years ended December 31, 2010, 2009 and 2008 was $1.0 million, $0.8 million and $1.8 million, respectively.

3.	RSUs

	Year ended December 31, 2010
	Number	Weighted average grant date fair value ($)
Outstanding at beginning of year	445,366	7.75
Changes during year:
Awarded	113,300	10.75
Released	(156,105)	7.75
Forfeited	(25,315)	7.75

Outstanding at end of year	377,246	8.65

The weighted average awarded or assumed of employee restricted shares granted or assumed during the years ended December 31, 2010 and 2008 was $10.75 and $ 7.75, respectively.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The total intrinsic value of employee RSUs released during the year ended December 31, 2010, 2009 and 2008 was $1.5 million, $1.96 million and $1.95 million, respectively.

4.	Black-Scholes data

In calculating the fair value of options granted to employees under share-based remuneration arrangements during 2010, 2009 and 2008, the Company used the following assumptions: dividend yield of 0% and expected life of 4.5 years in each year; expected volatility of: 2010—41%, 2009—37% and 2008—33%; and risk-free interest rate of: 2010—1.5%, 2009—1.5% and 2008—2.0%.

5.	Unrecognized compensation expense

At December 31, 2010, there was $4.2 million of total unrecognized compensation cost related to non-vested employee options, $1.7 million of total unrecognized compensation cost related to non-vested employee restricted shares and $0.4 million of total unrecognized compensation cost related to non-vested RSUs, granted under the Company’s equity remuneration plans. That cost is generally expected to be recognized over a period of four years.

(D)	Non-employee equity awards:

1.	Options

	Year ended December 31, 2010
	Number	Weighted average exercise price ($)	Weighted average remaining contractual term (years)	Aggregate intrinsic value ($ in thousands)
Outstanding at beginning of year	75,750	19.26
Changes during year:
Granted	21,214	11.51
Exercised	(800)	4.13
Forfeited or expired	(21,150)	29.07

Outstanding at end of year	75,014	14.47	4.24	175

Exercisable at end of year	36,175	18.79	2.93	61

The weighted average grant date fair value of non-employee options granted or assumed during the years ended December 31, 2010, 2009 and 2008 was $5.13, $3.57 and $1.23, respectively. The total intrinsic value of non-employee options exercised during the years ended December 31, 2010, 2009 and 2008 was $6,400, $1,400 and $14,000, respectively.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2.	Restricted shares

	Year ended December 31, 2010
	Number	Weighted average grant date fair value ($)
Non-vested at beginning of year	2,750	14.59
Changes during year:
Awarded	—	N/A
Vested	(1,500)	15.24

Non-vested at end of year	1,250	13.80

The weighted average grant date fair value of non-employee restricted shares awarded during the years ended December 31, 2008 was 11.84.

The total fair value of non-employee restricted shares vested during the years ended December 31, 2010, 2009 and 2008 was $17,000, $19,000 and $20,000, respectively.

3.	Black-Scholes data

In calculating the fair value of options granted to non-employees under share-based remuneration arrangements during 2010, 2009 and 2008, the Company used the following assumptions: dividend yield of 0% and expected life of 7 years in each year; expected volatility of: 2010—41%, 2009—39% and 2008—35%; and risk-free interest rate of: 2010—1.5%, 2009—1.5% and 2008—1.5%.

4.	Unrecognized compensation expense

At December 31, 2010, there was $0.1 million of total unrecognized compensation cost related to non-vested non-employee options and non-employee restricted shares.

c.	Dividends

The distribution of cash dividends out of all the retained earnings of the Company (approximately $227 million as of December 31, 2010) would subject the Company to a 15%-25% tax on the amount distributed, thereby effectively reducing the dividend distribution by the amount of the tax.

In the event that cash dividends are declared by the Company, such dividends could be declared and paid in Israeli currency.

NOTE 10—TAXES ON INCOME:

a.	Tax benefits under the Law for the Encouragement of Capital Investments, 1959

Most of the production facilities of the Company and its Israeli subsidiaries have been granted ‘approved enterprise’ status under the Law for the Encouragement of Capital Investments, 1959 (the “Approved Enterprise Law”). The main benefit arising from such status is the reduction in tax rates on income derived from ‘approved enterprises’.

In April 2005, substantive amendments to the Approved Enterprise Law came into effect, which revised the criteria for investments qualified to receive tax benefits. These amendments do not generally apply to investment programs

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

approved prior to January 1, 2005. Under the law as amended, eligible investment programs of the type in which the Company participated prior to the amendment were eligible to qualify for substantially similar benefits as a ‘Benefiting Enterprise’ subject to meeting certain criteria (replacing the previous terminology of ‘Approved Enterprise’, which required pre-approval from the Investment Center of the Ministry of Industry, Trade and Labor of the State of Israel). As a result of these amendments, tax-exempt income generated under the provisions of the amended law will, if distributed upon liquidation or if paid to a shareholder for the purchase of his or her shares, be deemed distributed as a dividend and will subject the Company to taxes.

Since the Company is a ‘foreign investors’ company’ as defined by the Approved Enterprise Law, it is entitled to a ten-year period of benefits (instead of a seven-year period).

Income derived from approved and benefited enterprises is tax exempt for a period of two years out of the ten-year period of benefits. Based on the percentage of foreign shareholding in the Company, income derived during the remaining eight years of benefits is taxable at the rate of 10%-25%. The period of benefits relating to the approved and benefited enterprises expires in phases through 2019.

The tax benefits in respect of part of the production facilities of the Company have expired.

In the event of distribution of cash dividends from income which was tax exempt as above, the Company would have to pay the 10%-25% tax in respect of the amount distributed. The amount distributed for this purpose includes the amount of the tax that applies as a result of the distribution (see e. below and note 9c).

The Company and its Israeli subsidiaries are entitled to claim accelerated depreciation in respect of equipment used by the approved enterprises during five tax years.

The entitlement to the above benefits is conditional upon the Company and its Israeli subsidiaries fulfilling the conditions stipulated by the Approved Enterprise Law and regulations published thereunder, and in the certificate of approval for the specific investments in approved enterprises. In the event of failure to comply with these conditions, the benefits may be canceled and the Company may be required to refund the amount of the benefits, in whole or in part, with the addition of linkage differences to the Israeli CPI and interest, or other monetary penalty.

Additional amendments to the Approved Enterprise Law became effective in January 2011 (the “2011 Tax Amendment”). Under the 2011 Tax Amendment, income derived by ‘Preferred Companies’ from ‘Preferred Enterprises’ (both as defined in the 2011 Tax Amendment) would be subject to a uniform rate of corporate tax as opposed to the current incentives that are limited to income from Approved or Benefiting Enterprises during their benefits period. According to the 2011 Tax Amendment, the uniform tax rate on such income, referred to as ‘Preferred Income’, would be 10% in areas in Israel that are designated as Development Zone A and 15% elsewhere in Israel during 2011-2012, 7% and 12.5%, respectively, in 2013-2014, and 6% and 12%, respectively, thereafter. Income derived by a Preferred Company from a ‘Special Preferred Enterprise’ (as defined in the Approved Enterprise) would enjoy further reduced tax rates for a period of ten years of 5% in Zone A and 8% elsewhere. As with dividends distributed from taxable income derived from an Approved Enterprise or Benefiting Enterprise during the applicable benefits period, dividends distributed from Preferred Income would be subject to a 15% tax (or lower, if so provided under an applicable tax treaty), which would generally be withheld by the distributing company. While the Company may incur additional tax liability in the event of distribution of dividends from tax exempt income generated from its Approved and Benefiting Enterprises, no additional tax liability will be incurred by the Company in the event of distribution of dividends from income taxed in accordance with the 2011 Tax Amendment.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Under the transitional provisions of the 2011 Amendment, the Company may elect whether to irrevocably implement the 2011 Amendment with respect to its existing Approved and Benefiting Enterprises while waiving benefits provided under the legislation prior to the 2011 Amendment or keep implementing the legislation prior to the 2011 Amendment during the next years.

The Company does not expect the 2011 Amendment to have a material effect on the tax payable in respect of its Israeli operations.

b.	Tax benefits under the Law for the Encouragement of Industry (Taxes), 1969

The Company and its Israeli subsidiaries are ‘industrial companies’ as defined by this law and as such are entitled to certain tax benefits, consisting mainly of accelerated depreciation as prescribed by regulations published under the Inflationary Adjustments Law and amortization of patents and certain other intangible property.

c.	Other applicable tax rates:

(i)	Income from other sources in Israel

Income not eligible for benefits under the Approved Enterprise Law mentioned in a. above is taxed at the regular corporate tax rate of 27% in 2008, 26% in 2009, 25% in 2010, 24% in 2011, 23% in 2012, 22% in 2013, 21% in 2014, 20% in 2015 and 18% in 2016 and thereafter.

(ii)	Income of non-Israeli subsidiaries

Non-Israeli subsidiaries are taxed according to the tax laws in their countries of residence.

d.	Carryforward tax losses

Carryforward tax losses totaled approximately $209 million at December 31, 2010, of which $102 million have no expiration date. As of December 31, 2010, the U.S. subsidiary had a federal net operating tax loss carryforward of approximately $104 million, which is included in the above $209 million amount of the carryforward tax losses. The federal operating losses carryforward can be offset against taxable income for 15-20 years and expires from 2017-2026. The Company believes that, as a result of having undergone an “ownership change” within the meaning of Section 382 of the Internal Revenue Code, its ability to use its net operating loss carryforwards and other tax attributes to offset future U.S. taxable income, and thereby reduce its tax liability, is limited.

As of December 31, 2010 and 2009, valuation allowance in the amount of approximately $22 million and $24 million, respectively, has been recorded in respect of deferred tax assets relating to these losses.

Carryforward capital losses for tax purposes totaled approximately $15 million at December 31, 2010. Such losses have no expiration date.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

e.	Deferred income taxes

Provided in respect of the following:

	December 31
	2010	2009
	$ in thousands
Provision for vacation pay	720	656
Accrued severance pay	3,035	2,699
Carryforward tax losses	58,105	63,863
Research and development costs	3,996	3,938
Taxes on undistributed income of Israeli subsidiary	(4,376)	(4,021)
Intangible assets	(26,032)	(31,320)
Other	2,700	1,102

	38,148	36,917
Less—valuation allowance*	21,744	24,379

	16,404	12,538

*	The changes in the valuation allowance are comprised as follows:

	Year ended December 31
	2010	2009	2008
	$ in thousands
Balance at beginning of year	24,379	28,774	14,638
Additions (reductions) during the year	(2,635)	(4,395)	1,749
Addition upon acquisition			12,387

Balance at end of year	21,744	24,379	28,774

Deferred taxes are included in the balance sheets as follows:

	December 31
	2010	2009
	$ in thousands
Assets:
Current deferred income taxes	5,913	4,384
Non-current deferred income taxes	12,679	10,164

	*18,592	14,548

Liability-
Non-current deferred income taxes	2,188	2,010

	16,404	12,538

*	Realization of this deferred tax balance is conditional upon earning, in the coming years, taxable income in an appropriate amount. The amount of the deferred tax asset, however, could be reduced in the near term if estimates of future taxable income are reduced.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The deferred taxes are computed for the Company and its Israeli subsidiaries at an average tax rate of 10%. For non-Israeli subsidiaries, the deferred taxes are computed at applicable tax rates, ranging from 15% to 40%.

As stated in a. above, part of the Company’s income is tax-exempt due to the approved enterprise status granted to most of the Company’s production facilities. The Company has decided to permanently reinvest the amount of the tax-exempt income and not to distribute such income as cash dividends. Accordingly, no deferred income taxes have been provided in respect of such tax-exempt income.

The amount of tax that would have been payable had such exempt income earned through December 31, 2010 been distributed as dividends is approximately $32 million.

f.	Taxes on income included in the income statements

As follows:

	Year ended December 31
	2010	2009	2008
	$ in thousands
Current:
Israeli	(1,226)	(2,510)	500
Non-Israeli	12,489	2,669	5,128

	11,263	159	5,628

Deferred:
Israeli	(1,469)	(1,516)	(4,554)
Non-Israeli	(2,397)	985	(274)

	(3,866)	(531)	(4,828)

Total income taxes expense (benefit)	7,397	(372)	800

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Following is a reconciliation of the theoretical tax expense, assuming all income is taxed at the statutory corporate tax rate applicable to Israeli corporations, and the actual tax expense:

	Year ended December 31
	2010	2009	2008
	$ in thousands
Income (loss) from continuing operations before taxes on income*	50,403	(16,214)	(96,882)

Theoretical tax expense (benefit) on the above amount	12,600	(4,216)	(26,158)
Less—tax benefits arising from approved enterprises	(529)	2,777	8,132

	12,071	(1,439)	(18,026)
Increase (decrease) in taxes resulting from:
Different tax rates applicable to non-Israeli
subsidiaries	(2,192)	1,077	(9,940)
Permanent differences, including difference between the basis of measurement of income reported for tax purposes and the basis of measurement of income for financial reporting purposes—net	5,970	4,302	27,724
Deferred taxes on losses for which valuation allowance was provided	(5,232)
Other	(585)	83	(707)
Net change in valuation allowance	(2,635)	(4,395)	1,749

Actual tax expense (benefit)	7,397	(372)	800

* As follows:
Taxable in Israel	(9,582)	(53,021)	(94,113)
Taxable outside Israel	59,985	36,807	(2,769)

	50,403	(16,214)	(96,882)

g.	Tax assessments

The Company files income tax returns in multiple jurisdictions having varying statutes of limitations. For the various tax years from 2004 through 2007, the Company and most of its subsidiaries have either received final tax assessments or the applicable statute of limitations rules have become effective. Open tax years in the following major jurisdictions are: Israel—2007 and onwards; Hong Kong—2006 and onwards; United States and Japan—2008 and onwards.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

h.	Uncertain tax positions

Following is a roll-forward of the total amounts of the Company’s unrecognized tax benefits at the beginning and the end of the years ending on December 31, 2010, 2009 and 2008 (not including interest or penalties):

	Year ended December 31
	2010	2009	2008
	$ in thousands
Balance at beginning of year	13,239	12,892	10,285
Increases in unrecognized tax benefits as a result of tax positions taken during the year	7,893	1,355	3,500
Decrease in unrecognized tax benefits as a result of tax positions taken during a prior year, net	(317)	(623)	—
Decreases in unrecognized tax benefits as a result of statute of limitations expirations and tax audits	(3,572)	(385)	(893)

Balance at end of year	17,243	13,239	12,892

As of December 31, 2010, the entire amount of the unrecognized tax benefits could affect the Company’s income tax provision and the effective tax rate.

In the years ended December 31, 2010, 2009 and 2008, the Company recorded net interest and penalties expenses (income) for uncertain tax positions in the amounts of $(0.1), $(0.2) million and $0.2 million, respectively. As of December 31, 2010 and 2009, the amounts of interest and penalties accrued on the balance sheet related to unrecognized tax benefits were approximately $1.0 million and $1.1 million, respectively.

NOTE 11—FINANCIAL INSTRUMENTS AND RISK MANAGEMENT:

a.	General

The Company operates internationally, which gives rise to exposure to market risks, mainly from changes in foreign exchange rates. The Company uses financial instruments and derivatives in order to limit its exposure to risks arising from such changes.

The Company is exposed to losses in the event of non-performance by counterparties to financial instruments; however, as the counterparties are major Israeli, European and United States banks, the Company does not expect any counterparties to fail to meet their obligations. The Company does not require or place collateral with respect to these financial instruments. The Company does not hold or issue derivatives for trading purposes.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

b.	Derivative instruments

As stated in note 1r, the Company enters into various types of foreign exchange derivatives in managing its foreign exchange risks. The notional amounts of these derivatives as of December 31, 2010 were as follows:

$ in millions
Forward exchange contracts for conversion of:
Euros into Dollars	1.3

Japanese Yen into Dollars	41.8

Dollars into NIS	14.8

Korean Won into Dollars	9.8

Taiwan Dollars into Dollars	8.5

Chinese RMB into Dollars	6.2

The terms of all of these currency derivatives are less than one year.

The following table summarizes activity in accumulated other comprehensive income related to derivatives classified as cash flow hedges held by the Company during the reported years:

	Year ended December 31
	2010	2009	2008
	$ in thousands
Balance at beginning of year	2,657	(5,799)	941
Unrealized gains (losses) from derivatives	4,399	4,701	(3,026)
Reclassifications into earnings from other comprehensive income (loss)	(6,444)	3,735	(3,694)
Tax effect	(31)	20	(20)

Balance at end of year	581	2,657	(5,799)

c.	Fair value of financial instruments

The fair value of financial instruments included in working capital and in non-current liabilities is usually close or identical to their carrying amounts. The fair value of non-current trade receivables and long-term liabilities also approximates the carrying amounts, since they bear interest at rates close to prevailing market rates.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2010 and 2009, consistent with the fair value hierarchy provisions of the applicable accounting rules:

	Fair value measurements at reporting date using
	Level 1	Level 2	Level 3	Total
	$ in thousands
December 31, 2010:
Assets:
Marketable securities	187			187

Auction-rate securities			2,362	2,362

Derivative assets		668		668

Liabilities -
Derivative liabilities		804		804

December 31, 2009:
Assets:
Marketable securities	189			189

Auction-rate securities			9,780	9,780

Derivative assets		3,059		3,059

Liabilities -
Derivative liabilities		136		136

1.	Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not applied to Level 1 instruments. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

2.	Level 2—Valuations based on quoted prices in markets that are not active but for which all significant inputs are observable, either directly or indirectly. Derivatives, as described in b. above, are of value primarily based on observable inputs including interest rate curves and both forward and spot prices for currencies.

3.	Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement. The Company’s auction-rate securities, which have experienced a lack of liquidity and therefore do not have an active market of observable prices, are measured separately at fair value, which is determined using a valuation model. The valuation model relies on Level 3 inputs including, among others things: (i) the underlying structure of each security; (ii) the present value of future principal and interest payments discounted at rates considered to reflect the uncertainty of current market conditions; (iii) consideration of the probabilities of default, auction failure or repurchase at par for each period; (iv) assessments of counterparty credit quality; (v) estimates of recovery rates in the event of default for each security; and (vi) overall capital market liquidity. These estimated fair values are subject to uncertainties that are difficult to predict; therefore, such auction-rate securities have been classified as Level 3 fair value hierarchy.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the activity for those financial assets (auction rate securities) where fair value measurements are classified as Level 3:

	2010	2009
	$ in thousands
Balance at January 1	9,780	19,241
Amount realized	(6,742)	(9,684)
Net change in fair value:
Recorded as financial expenses	(1,250)	(2,945)
Recorded as other comprehensive income	574	3,168

Balance at December 31	2,362	9,780

The fair value of derivative instruments is presented below:

1.	Asset derivatives, comprising foreign exchange contracts, designated as hedging instruments. These are reported under other accounts receivable, and the fair value amounted to $0.6 million and $2.7 million at December 31, 2010 and December 31, 2009, respectively.

2.	Asset derivatives, comprising foreign exchange contracts, not designated as hedging instruments. These are reported under other accounts receivable, and the fair value amounted to $0.1 million and $0.4 million at December 31, 2010 and December 31, 2009, respectively.

3.	Liability derivatives, comprising foreign exchange contracts, designated as hedging instruments. These are reported under other accounts payable, and the fair value amounted to $0.1 million at December 31, 2010 and December 31, 2009.

4.	Liability derivatives, comprising foreign exchange contracts, not designated as hedging instruments. These are reported under other accounts payable, and the fair value amounted to $0.7 million and $0.1 million at December 31, 2010 and December 31, 2009, respectively.

NOTE 12—MONETARY BALANCES IN NON-DOLLAR CURRENCIES:

	December 31, 2010
	Israeli currency(a)		Other non-Dollar currencies
	Unlinked	Linked(b)
	$ in thousands
Assets—current	5,730	1,539	126,909

Liabilities—current	11,124		53,052

(a)	The above does not include balances in Israeli currency linked to the Dollar.
(b)	To the Israeli CPI.

NOTE 13—SUPPLEMENTARY BALANCE SHEET INFORMATION:

a.	Cash and cash equivalents

Substantially all of the Company’s cash and cash equivalents bear interest. The annual interest rates as of December 31, 2010 ranged between 0.01% and 1.41%.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

b.	Marketable securities:

(i)	Held-to-maturity securities -

At December 31, 2010 and 2009, the Company has no held-to-maturity securities.

(ii)	Available-for-sale securities:

	Amortized cost	Aggregate fair value	Gains in other comprehensive income	Losses in other comprehensive income
	$ in thousands
December 31, 2010:
Debt securities	187	187
Auction-rate securities	2,362	2,362

	2,549	2,549

December 31, 2009:
Debt securities	189	189
Auction-rate securities	10,353	9,780	738	1,311

	10,542	9,969	738	1,311

The marketable securities mature beyond 2015 and are presented as long-term available for sales securities.

During 2010, the Company sold $7.2 million of auction-rate securities, following which it recorded $0.9 million in losses charged to financial expenses.

In 2009, following the amendment of the applicable accounting guidelines, the Company re-classified $1.4 million which related to non-credit losses from retained earnings to other comprehensive income. During 2009, the Company also recorded $2.7 million as credit losses, mainly prior to the adoption of the new accounting guidance described in note 1w.

In 2008, the Company concluded that an amount of $0.9 million of its marketable securities was other-than-temporarily impaired, and wrote down its marketable securities in that amount.

c.	Accounts receivable:

(i)	Trade accounts receivable are presented net of an allowance for doubtful accounts, the balance and the changes in the allowance are comprised as follow:

	Year ended December 31
	2010	2009	2008
	$ in thousands
Balance at beginning of year	9,195	7,596	6,681
Increase (decrease) during the year	(721)	2,218	920
Bad debt written off	(929)	(619)	(5)

Balance at end of year	7,545	9,195	7,596

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Year ended December 31
	2010	2009
	$ in thousands
(ii) Other:
Employees	1,716	1,382
Prepaid expenses	10,563	7,432
Deposits in respect of rent and other	4,302	5,684
Israeli Government departments and agencies (mainly value added tax refundable)	2,205	1,956
Advance payments to suppliers	6,897	5,104
Derivative assets	668	3,059
Sundry	3,568	2,828

	29,919	27,445

d.	Accounts payable and accruals—other

	December 31
	2010	2009
	$ in thousands
Employees and employee institutions	22,237	15,177
Government departments and agencies	10,214	5,823
Accrued warranty		1,018
Derivative liabilities	804	136
Accrued expenses	21,155	25,596
Sundry	880	1,404

	55,290	49,154

e.	Deferred income

	December 31
	2010	2009
	$ in thousands
Deferred revenue relating to warranty commitments(*)	24,421	17,005
Deferred service revenue		331

	24,421	17,336

*	The changes in deferred revenues relating to warranty commitments:

	Year ended December 31
	2010	2009
	$ in thousands
Balance at beginning of year	17,005	17,433
Revenue recognized during the year	(21,612)	(16,614)
Deferred revenue relating to new sales	29,028	16,186

Balance at end of year	24,421	17,005

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

f.	Accumulated other comprehensive income

	December 31
	2010	2009	2008
	$ in thousands
Accumulated gain (loss) in respect of derivative instruments designated for cash flows hedge, net of tax	581	2,657	(5,799)
Accumulated currency translation adjustment	873	1,734	1,972
Accumulated realized and unrealized loss on available-for-sale securities, net		(574)	(2,296)

	1,454	3,817	(6,123)

NOTE 14—SELECTED STATEMENT OF OPERATIONS DATA:

a.	Segment and geographical information:

(i)	Reportable segments:

(A)	General

The Company’s two reportable segments are as follows:

1.	Production Solutions for the Electronics Industry—this comprises the design, development, manufacture, marketing and service of yield-enhancing and production solutions for specialized applications in the supply chain of the electronics industry. The Company’s products for the electronics industry are primarily AOI, production and process control systems for PCBs and AOI, test and repair systems for FPDs. The Company also markets CAM and engineering solutions for PCB production. In view of their overall inter-dependence and the similarity of their long-term economic characteristics, products and services, production processes, classes of customers and methods of distribution, all these operations have been aggregated.

2.	Recognition Software—this comprises the development and marketing of automatic check reading and check fraud detection products to banks and other financial institutions by Orbograph.

In addition to its two reportable segments, certain research and development initiatives concerning various products not related to the Company’s two reportable segments have been re-classified in the current year under “Other”.

(B)	Information on revenues and assets of the reportable segments:

1.	Measurement of revenues and assets of the reportable segments:

The measurement of revenues and assets of the reportable segments is based on the same accounting principles applied in these financial statements.

Segment income or loss reflects the income or loss from continuing operations of the segment and does not include financial expenses—net, taxes on income, loss from discontinued operations and non-controlling interest since those items are not allocated to the segments.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2.	Financial data relating to reportable segments:

	Production solutions for the electronics industry	Recognition software	Other	Total
	$ in thousands
Year ended December 31, 2010:
Revenues from unaffiliated customers:
Sales of products	401,822	7,710		409,532
Services rendered	113,761	6,062		119,823

Total revenues	515,583	13,772		529,355

Operating income (loss)	60,594	3,198	(6,105)	57,687

Assets (at end of year)	583,366	12,795	1,208	597,369

Expenditures for segment assets	6,329	91	332	6,752

Depreciation and amortization	23,331	152	182	23,665

Year ended December 31, 2009:
Revenues from unaffiliated customers:
Sales of products	244,057	7,774		251,831
Services rendered	101,195	6,304		107,499

Total revenues	345,252	14,078		359,330

Operating income (loss)	(5,179)	3,571	(3,516)	(5,124)

Assets (at end of year)	564,547	9,569	621	574,737

Expenditures for segment assets	3,572	71	27	3,670

Depreciation and amortization	29,472	128	377	29, 977

Year ended December 31, 2008:
Revenues from unaffiliated customers:
Sales of products	293,796	9,669		303,465
Services rendered	98,826	5,659		104,485

Total revenues	392,622	15,328		407,950

Operating income (loss)	(96,998)	3,560	(1,970)	(95,408)

Assets (at end of year)	583,993	19,228	300	603,521

Expenditures for segment assets	*214,722	163	300	215,185

Depreciation and amortization	21,008	219	16	21,243

*	Includes assets acquired in connection with the PDI Acquisition.

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3.	Following is a reconciliation of the assets of the reportable segments to the data included in the consolidated financial statements:

	Year ended December 31
	2010	2009	2008
	$ in thousands
Total assets of reportable segments at end of year	597,369	574,737	603,521
Assets not allocated to segments	30,972	31,025	31,340

Consolidated assets at end of year	628,341	605,762	634,861

(ii)	Geographical information:

Revenues—classified by geographical area (based on the location of customers):
Sales of products:
North America (mainly the United States)	22,610	13,912	30,787
Europe	16,086	9,794	26,652
Japan	40,846	58,181	25,138
Taiwan	83,045	68,632	44,365
China	101,719	46,480	62,770
Korea	141,674	52,591	107,544
Other Far Eastern countries	2,990	2,139	4,596
Other	562	102	1,613

Total sales of products	409,532	251,831	303,465

Services rendered:
North America (mainly the United States)	17,275	17,719	18,222
Europe	9,899	9,966	12,458
Japan	19,494	15,627	13,709
Taiwan	21,263	18,514	17,805
China	28,978	24,555	26,678
Korea	20,171	18,301	11,320
Other Far Eastern countries	2,467	2,586	3,900
Other	276	231	393

Total services rendered	119,823	107,499	104,485

	529,355	359,330	407,950

(iii)	Property plant and equipment net of accumulated depreciation and amortization by geographical location:

	December 31
	2010	2009
	$ in thousands
Israel	10,299	12,300
United States	5,571	5,837
Europe	5,466	5,855
Other	3,506	3,216

Total	24,842	27,208

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

b.	Major customers

Revenues for the years ended December 31, 2010, 2009 and 2008 included revenues recognized from major customers as below:

	Year ended December 31
	2010	2009	2008
	% of revenues
Customer A	17	15	15
Customer B	11	*	13
Customer C	*	15	*
Customer D	*	13	*

*Less	than 10% of the Company’s revenues

All such revenues related to the Production Solutions for the Electronics Industry segment.

c.	Cost of revenues:

	Year ended December 31
	2010	2009	2008
	$ in thousands
1) Cost of products sold:
Materials and subcontractors	188,471	122,475	143,608
Labor costs	16,675	13,405	12,367
Overhead and other expenses	19,494	10,573	8,488

	224,640	146,453	*164,463

2) Cost of services rendered:
Materials consumed	37,691	33,050	27,520
Labor costs	30,633	26,590	30,916
Overhead and other expenses	19,937	14,109	19,047

	88,261	73,749	77,483

*	Excludes the write-downs of inventories of $3.3 million in 2008 relating primarily to excess inventories of components for certain of the Company’s PCB products.

d.	Selling, general and administrative expenses

	Year ended December 31
	2010	2009	2008
	$ in thousands
Comprised as follows:
Selling	38,970	39,625	47,915
General and administrative	27,294	23,973	23,808

	66,264	63,598	71,723

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

e.	Restructuring charges

In 2008, as part of the Company’s refocusing of its strategic plan, the Company decided to phase out its activities in the assembled PCB business and, accordingly, commencing from the beginning of 2009 the Company no longer develops or markets assembled PCB equipment. As a result, the Company recorded a restructuring charge of $2.4 million, which was comprised of a workforce reduction. In addition, the Company wrote down $3.3 million in inventory, which was sold to a European entity which will continue to market and service the Company’s installed base of assembled PCB equipment in Europe and North America. The Company continues to support and service its installed base of assembled PCB equipment in the Far East.

Additionally, during the second half of 2008, the Company initiated a restructuring program in order to re-align its infrastructure to the current worldwide economic conditions. The measures taken principally included a reduction in the Company’s workforce by approximately 17.5% resulting in a restructuring charge of $6.4 million.

	Costs relating to workforce reduction	Settlement with suppliers and subcontractors	Other costs	Total
	$ in thousands
Balance at January 1, 2008	510			510
Change in 2008 -
Provision created	6,303	1,753	565	8,621
Actual expenses	(3,825)	(1,753)	(376)	(5,954)

Balance at December 31, 2008	2,988	—	189	3,177

Change in 2009 -
Actual expenses	(2,988)		(181)	(3,169)

Balance at December 31, 2009	—		8	8
Change in 2010 -
Actual expenses			(8)	(8)

Balance at December 31, 2010	—	—	—	—

ORBOTECH LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

f.	Financial income (expenses)—net:

	Year ended December 31
	2010	2009	2008
	$ in thousands
Income:
Interest:
In respect of bank deposits and marketable securities	1,005	1,230	4,966
Other	40	712	229
Non-Dollar transaction gains—net	8		274

	1,053	1,942	5,469

Expenses:
Interest:
Bank loan	5,935	4,334	2,493
Costs relating to factoring of letters of credit and promissory notes	525	978	1,410
Net loss from sale of marketable securities	909	299	814
Impairment of available-for-sale securities	343	2,681	935
Non-Dollar transaction losses—net		4,434
Other	625	306	1,291

	8,337	13,032	6,943

	(7,284)	(11,090)	(1,474)

g.	Earnings (loss) per share

Following are data relating to the weighted average number of shares for the purpose of computing earnings (loss) per share:

	Year ended December 31
	2010	2009	2008
	In thousands
Weighted average number of shares issued and outstanding (net of treasury shares)—used in computation of basic earnings (loss) per share	34,911	34,501	33,512
Add—incremental shares from assumed exercise of options	867

Weighted average number of shares used in computation of diluted earnings (loss) per share	35,778	34,501	33,512

Diluted earnings per share for 2010 do not reflect liability awards due to their anti-dilutive effect; diluted earnings per share for 2009 and 2008 do not reflect options for 4.8 million and 5.0 million shares, respectively, due to their anti-dilutive effect.

PROSPECTUS

$150,000,000

ORBOTECH LTD.

ORDINARY SHARES

WARRANTS

SUBSCRIPTION RIGHTS

DEBT SECURITIES

We may offer ordinary shares, NIS 0.14 nominal value (“Ordinary Shares”), warrants, subscription rights and/or debt securities from time to time. When we decide to sell securities, we will provide specific terms of the offered securities, including the offering prices of the securities, in a prospectus supplement. The securities offered by the Registrant pursuant to this prospectus will have an aggregate public offering price of up to $150,000,000.

The securities covered by this prospectus may be offered and sold from time to time in one or more offerings, which may be through one or more underwriters, dealers and agents, or directly to the purchasers. The names of any underwriters, dealers or agents, if any, will be included in a supplement to this prospectus.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus.

The Ordinary Shares are traded on the Nasdaq Global Market under the symbol ‘ORBK’.

Our principal offices are located at Sanhedrin Boulevard, North Industrial Zone, Yavne 81101, Israel. Our telephone number at that address is +972-9423533.

Investing in our securities involves risks. You should consider carefully the risk factors referred to in this prospectus on page 2 and in the applicable supplement to this prospectus before investing in any securities that may be offered.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated January 13, 2010

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission (the “SEC”) utilizing a shelf registration process. Under this shelf process, we may sell from time to time up to $150,000,000 of any combination of the securities described in this prospectus.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information provided in this prospectus and the prospectus supplement, as well as the information incorporated by reference. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction or state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any documents incorporated by reference herein or therein is accurate as of any date other than the date of the applicable document.

ORBOTECH LTD.

Orbotech Ltd. (the “Company” or “Orbotech”) is principally engaged in the design, development, manufacture, marketing and service of yield-enhancing and production solutions for specialized applications in the supply chain of the electronics industry. The Company’s products include automated optical inspection (“AOI”), production and process control systems for printed circuit boards (“PCB”s) and AOI, test and repair systems for flat panel displays (“FPD”s). The Company also markets computer-aided manufacturing (“CAM”) and engineering solutions for PCB production. In addition, through Orbograph Ltd., the Company develops and markets character recognition solutions to banks and other financial institutions, and has developed a proprietary technology for web-based, location-independent data entry for use, among other things, in check processing and forms processing; and, through Orbotech Medical Denmark A/S and Orbotech Medical Solutions Ltd., is engaged in the research and development, manufacture and sale of specialized products for application in medical nuclear imaging. The Company is continuing to develop technologies for use in other applications both within and outside the electronics industry. The Company derives a significant portion of its revenues from the service and support of its products.

Orbotech Ltd. was incorporated in Israel, as a company limited by shares, on February 8, 1981 under the name ‘Optrotech Ltd.’ pursuant to the provisions of the then current Israeli Companies Ordinance. The legislative framework within which Orbotech Ltd. and its Israeli subsidiaries now operate is the Israeli Companies Law, 1999, as amended (the “Companies Law”), which originally became effective on February 1, 2000, and the Israeli Companies Ordinance (New Version) 1983, as amended.

On August 9, 1984, the Company made an initial public offering of its Ordinary Shares in the United States. The Ordinary Shares are listed on the NASDAQ Global Select Market (“Nasdaq”) and are traded under the symbol ORBK.

Effective as of October 27, 1992, the Company acquired all the ordinary shares of Orbot Systems Ltd. (“Orbot”), a private Israeli company which was engaged primarily in the design, development, manufacture and marketing of AOI and process control systems for use in the manufacture of PCBs, and subsequently merged with Orbot, with Orbotech Ltd. as the surviving entity (the “Merger”). In connection with the Merger, the Company changed its name to Orbotech Ltd. on October 27, 1992. The Merger was approved by the Tel Aviv-Jaffa District Court effective as of January 1, 1993.

RISK FACTORS

An investment in our securities involves risk. Before you invest in securities issued by us, you should carefully consider the risks involved. Accordingly, you should carefully consider:

•	the information contained in or incorporated by reference into this prospectus;

•	the information contained in or incorporated by reference into any prospectus supplement relating to specific offerings of securities;

•	the risks described in our Annual Report on Form 20-F for our most recent fiscal year, which is incorporated by reference into this prospectus; and

•

other risks and other information that may be contained in, or incorporated by reference from, other filings we make with the SEC, including in any prospectus supplement relating to specific offerings of securities.

The discussion of risks related to our business contained in or incorporated by reference into this prospectus or into any prospectus supplement comprises material risks of which we are aware. If any of the events or developments described actually occurs, our business, financial condition or results of operations would likely suffer.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and documents incorporated herein and therein by reference may contain certain forward-looking statements and information with respect to, among other things, the business, the industries in which the Company operates, the financial condition, results of operations, plans, objectives and competitive position of the Company, which statements can often be identified by the use of forward-looking terminology such as ‘believes’, ‘expects’, ‘may’, ‘will’, ‘should’ or ‘anticipates’, the negatives thereof or other variations thereon or comparable terminology, or as part of discussions of strategy and trends. Such statements are derived from beliefs and assumptions of the Company’s management based, in part, upon information currently available to the Company. They reflect the present views of the Company with respect to market conditions and future events and are inherently subject to various risks, uncertainties and other factors that may affect the ability of the Company to implement its business strategy and/or may cause actual results to differ materially from those contemplated by the statements expressed herein. These risks, uncertainties and factors include, but are not limited to, cyclicality in the industries in which the Company operates, the ability of the Company to meet its liquidity needs, a sustained continuation or deterioration of the worldwide economic slowdown, the timing and strength of new product and service offerings by the Company and its competitors, changes in business or pricing strategies, changes in the prevailing political and regulatory framework in which the relevant parties operate or in economic or technological trends or conditions, including currency fluctuations, inflation and consumer confidence, on a global, regional or national basis and the other matters discussed under Item 3—Key Information—Risk Factors in our Annual Report on Form 20-F for our most recent fiscal year.

Many of the above factors are beyond the control of the Company and almost all of them are difficult or impossible to predict with accuracy. Therefore, the Company cautions each reader of this prospectus to consider carefully these, as well as any other specific factors discussed with each forward-looking statement in this prospectus and as may be disclosed in the Company’s future filings with the SEC.

To the extent that this prospectus or any prospectus supplement contains forward-looking statements (as distinct from historical information) the Company desires to take advantage of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 and is therefore including this statement for the express purpose of availing itself of the protections of the safe harbor with respect to all forward-looking statements. Furthermore, the Company does not assume any obligation to update any forward-looking statements contained herein as a result of future events or otherwise, except as required by law.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of securities offered by the Company will be used for general corporate purposes, which may include additions to working capital, capital expenditures, financing of acquisitions and other business combinations, investments in or extensions of credit to our subsidiaries and the repayment of indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The Company’s ratio of earnings to fixed charges for each of the periods indicated is set forth below. We have derived the ratios of earnings to fixed charges from our historical consolidated financial statements. The ratios should be read in conjunction with our consolidated financial statements, including the notes thereto, and the other financial information included or incorporated by reference herein.

	Nine Months Ended September 30, 2009	Year Ended December 31,
		2008	2007	2006	2005	2004
Ratio of earnings to fixed charges	*	*	2.6	25.1	21.2	17.0

*	Due to the Registrant’s loss in the first nine months of 2009 and in 2008, the ratio was less than 1:1. The Registrant would have had to generate additional earnings of $16,689,000 in the first nine months of 2009 and $140,812,000 in 2008 to achieve a ratio of 1:1.

We have computed the ratios of earnings to fixed charges set forth above by dividing earnings by fixed charges. For the purpose of determining the ratio of earnings to fixed charges, earnings include pre-tax income from continuing operations plus fixed charges. Fixed charges consist of interest on the short term loan and on operating leases.

As of the date of this prospectus, we have no preference shares outstanding and have not declared or paid any dividends on preference shares for the periods set forth above.

CAPITALIZATION

Our capitalization will be set forth in a prospectus supplement to this prospectus or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

DESCRIPTION OF ORDINARY SHARES

A description of our Ordinary Shares can be found in our Registration Statement on Form F-1 under the Securities Act of 1933, as amended (the “Securities Act”), as filed with the SEC on July 5, 1984 (Registration No. 2-92065).

DESCRIPTION OF WARRANTS

The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of such warrants.

General

We may issue warrants to purchase Ordinary Shares. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued and exercised;

•	the currency or currencies in which the price of such warrants will be payable;

•	the securities purchasable upon exercise of such warrants;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	any material Israeli and United States federal income tax consequences;

•	the antidilution provisions of the warrants, if any; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Amendments and Supplements to Warrant Agreement

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

DESCRIPTION OF RIGHTS TO PURCHASE ORDINARY SHARES

The following summary of certain provisions of the subscription rights does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificate evidencing the subscription rights that will be filed with the SEC in connection with the offering of such subscription rights.

General

We may issue subscription rights to purchase Ordinary Shares. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any subscription rights offering to our shareholders, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriters will purchase any offered securities remaining unsubscribed for after such subscription rights offering. In connection with a subscription rights offering to our shareholders, we will distribute certificates evidencing the subscription rights and a prospectus supplement to our shareholders on the record date that we set for receiving subscription rights in such subscription rights offering.

The applicable prospectus supplement will describe the following terms of subscription rights in respect of which this prospectus is being delivered:

•	the title of such subscription rights;

•	the securities for which such subscription rights are exercisable;

•	the exercise price for such subscription rights;

•	the number of such subscription rights issued to each shareholder;

•	the extent to which such subscription rights are transferable;

•	if applicable, a discussion of the material Israeli and United States federal income tax considerations applicable to the issuance or exercise of such subscription rights;

•	the date on which the right to exercise such subscription rights shall commence, and the date on which such rights shall expire (subject to any extension);

•	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the subscription rights offering; and

•	any other terms of such subscription rights, including terms, procedures and limitations relating to the exchange and exercise of such subscription rights.

Exercise of Subscription Rights

Each subscription right will entitle the holder of the subscription right to purchase for cash such amount of Ordinary Shares at such exercise price as shall be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.

Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the Ordinary Shares purchasable upon such exercise. We may determine to offer any unsubscribed offered securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

The following description of the terms of the debt securities sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to those debt securities will be described in the prospectus supplement relating to those debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the prospectus supplement relating thereto and to the following description.

We may elect to offer debt securities. The following description of debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. Our senior debt securities would be issued under a senior indenture between Orbotech and The Bank of New York Mellon, as trustee. Our subordinated debt securities would be issued under a subordinated indenture between Orbotech and The Bank of New York Mellon, as trustee. The debt securities we may offer may be convertible into Ordinary Shares or other securities. The senior or subordinated indenture, a form of each of which is included as an exhibit to the registration statement of which this prospectus is a part, will be executed at the time we issue any debt securities. Any supplemental indentures will be filed with the SEC on a Form 6-K or by a post-effective amendment to the registration statement of which this prospectus is a part.

All of the indentures are sometimes referred to in this prospectus collectively as the “indentures” and each, individually, as an “indenture.” The particular terms of the debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered debt securities, will be described in the applicable prospectus supplement. The indentures will be qualified under the Trust Indenture Act of 1939, as amended. The terms of the debt securities will include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act.

Because the following summaries of the material terms and provisions of the indentures and the related debt securities are not complete, you should refer to the forms of the indentures and the debt securities for complete information on some of the terms and provisions of the indentures, including definitions of some of the terms used below, and the debt securities. The senior indenture and the subordinated indenture are substantially identical to one another, except for specific provisions relating to subordination contained in the subordinated indenture.

General

The provisions of the indentures do not limit the aggregate principal amount of debt securities which may be issued thereunder. Unless otherwise provided in a prospectus supplement, the senior debt securities will be our direct, unsecured and unsubordinated general obligations and will have the same rank in liquidation as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be our unsecured obligations, subordinated in right of payment to the prior payment in full of all of our senior indebtedness with respect to such series, as described below under “Subordination of the Subordinated Debt Securities” and in the applicable prospectus supplement. The senior debt securities and/or the senior subordinated debt securities may be convertible into Ordinary Shares or other securities if specified in the applicable prospectus supplement.

Payments

We may issue debt securities from time to time in one or more series. The provisions of the indentures allow us to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series. The debt securities may be denominated and payable in U.S. dollars or other currencies. We may also issue debt securities from time to time with the principal amount or interest payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. Holders of these types of debt securities will receive payments of principal or interest that depend upon the value of the applicable currency, security or basket of securities, commodity or index on the relevant payment dates.

Debt securities may bear interest at a fixed rate, which may be zero, a floating rate, or a rate which varies during the lifetime of the debt security. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount.

Terms Specified in the Applicable Prospectus Supplement

The applicable prospectus supplement will contain, where applicable, the following terms of, and other information relating to, any offered debt securities:

•	the specific designation;

•	any limit on the aggregate principal amount of the debt securities, their purchase price and denomination;

•	the currency in which the debt securities are denominated and/or in which principal, premium, if any, and/or interest, if any, is payable;

•	the date of maturity;

•	the interest rate or rates or the method by which the calculation agent will determine the interest rate or rates, if any;

•	the interest payment dates, if any;

•	the place or places for payment of the principal of and any premium and/or interest on the debt securities;

•	any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

•

whether we will issue the debt securities in registered form or bearer form or both and, if we are offering debt securities in bearer form, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of those debt securities in bearer form;

•	whether we will issue the debt securities in definitive form and under what terms and conditions;

•

the terms on which holders of the debt securities may convert or exchange these securities into or for Ordinary Shares or other securities, any specific terms relating to the adjustment of the conversion or exchange feature and the period during which the holders may make the conversion or exchange;

•

information as to the methods for determining the amount of principal or interest payable on any date and/or the currencies, securities or baskets of securities, commodities or indices to which the amount payable on that date is linked;

•	any agents for the debt securities, including trustees, depositaries, authenticating or paying agents, transfer agents or registrars;

•

whether and under what circumstances we will pay additional amounts on debt securities for any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem those debt securities rather than pay the additional amounts;

•	any material Israeli and United States federal income tax consequences, including, but not limited to:

•

tax considerations applicable to any discounted debt securities or to debt securities issued at par that are treated as having been issued at a discount for United States federal income tax purposes; and

•	tax considerations applicable to any debt securities denominated and payable in non-United States currencies;

•	whether certain payments on the debt securities will be guaranteed under a financial insurance guarantee policy and the terms of that guarantee;

•	whether the debt securities will be secured;

•	any applicable selling restrictions; and

•

any other specific terms of the debt securities, including any modifications to or additional events of default, covenants or modified or eliminated acceleration rights, and any terms required by or advisable under applicable laws or regulations.

Some of the debt securities may be issued as original issue discount securities. Original issue discount securities bear no interest or bear interest at below-market rates and may be sold at a discount below their stated principal amount. The applicable prospectus supplement will contain information relating to income tax, accounting, and other special considerations applicable to original issue discount securities.

Registration and Transfer of Debt Securities

Holders may present debt securities for exchange, and holders of registered debt securities may present these securities for transfer, in the manner, at the places and subject to the restrictions stated in the debt securities and described in the applicable prospectus supplement. We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations or requirements provided in the applicable indenture or the supplemental indenture or issuer order under which that series of debt securities is issued. Holders may transfer debt securities in bearer form and/or the related coupons, if any, by delivery to the transferee. If any of the securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities.

Events of Default

Each indenture provides holders of debt securities with remedies if we fail to perform specific obligations, such as making payments on the debt securities, or if we become bankrupt. Holders should review these provisions and understand which actions trigger an event of default and which actions do not. Each indenture permits the issuance of debt securities in one or more series, and, in many cases, whether an event of default has occurred is determined on a series-by-series basis.

An event of default is defined under the indentures, with respect to any series of debt securities issued under that indenture, as any one or more of the following events, subject to modification in a supplemental indenture, each of which we refer to in this prospectus as an event of default, having occurred and be continuing:

•	default is made for more than 30 days in the payment of interest, premium or principal in respect of the securities;

•

we fail to perform or observe any of our other obligations under the securities and this failure has continued for the period of 60 days next following the service on us of notice requiring the same to be remedied;

•	our bankruptcy, insolvency or reorganization under any applicable bankruptcy, insolvency or insolvency related reorganization law;

•	an order is made or an effective resolution is passed for the winding up or liquidation of us; or

•	any other event of default provided in the supplemental indenture or issuer order, if any, under which that series of debt securities is issued.

Acceleration of Debt Securities Upon an Event of Default

Each indenture provides that, unless otherwise set forth in a supplemental indenture:

•

if an event of default occurs due to the default in payment of principal of, or any premium or interest on, any series of debt securities issued under the indenture, or due to the default in the performance or breach of any other covenant or warranty of us applicable to that series of debt securities but not applicable to all outstanding debt securities issued under that indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, voting as one class, by notice in writing to us may declare the principal of and accrued interest on the debt securities of such affected series (but not any other debt securities issued under that indenture) to be due and payable immediately;

•

if an event of default occurs due to specified events of bankruptcy, insolvency or reorganization of us, the principal of all debt securities and interest accrued on the debt securities to be due and payable immediately; and

•

if an event of default due to a default in the performance of any other of the covenants or agreements in the indenture applicable to all outstanding debt securities issued under the indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of all outstanding debt securities issued under the indenture for which any applicable supplemental indenture does not prevent acceleration under the relevant circumstances, voting as one class, by notice in writing to us may declare the principal of all debt securities and interest accrued on the debt securities to be due and payable immediately.

Annulment of Acceleration and Waiver of Defaults

In some circumstances, if any and all events of default under each indenture, other than the non-payment of the principal of the securities that has become due as a result of an acceleration, have been cured, waived or otherwise remedied, then the holders of a majority in aggregate principal amount of all series of outstanding debt securities affected, voting as one class, may annul past declarations of acceleration or waive past defaults of the debt securities.

Indemnification of Trustee for Actions Taken on Your Behalf

Each indenture provides that the trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the holders of debt securities issued under that indenture relating to the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred upon the trustee. In addition, each indenture contains a provision entitling the trustee, subject to the duty of the trustee to act with the required standard of care during a default, to be indemnified to its satisfaction by the holders of debt securities issued under the indenture before proceeding to exercise any right or power at the request of holders. Subject to these provisions and specified other limitations, the holders of a majority in aggregate principal amount of each series of outstanding debt securities of each affected series, voting as one class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

Limitation on Actions by You as an Individual Holder

Each indenture provides that no individual holder of debt securities may institute any action against us under that indenture, except actions for payment of overdue principal and interest, unless the following actions have occurred:

•	the holder must have previously given written notice to the trustee of the continuing default;

•	the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, treated as one class, must have:

•	requested the trustee to institute that action; and

•	offered the trustee indemnity satisfactory to it;

•	the trustee must have failed to institute that action within 60 days after receipt of the request referred to above; and

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the holders of a majority in principal amount of the outstanding debt securities of each affected series, voting as one class, must not have given directions to the trustee inconsistent with those of the holders referred to above.

Each indenture contains a covenant that we will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

Discharge, Defeasance and Covenant Defeasance

We have the ability to eliminate most or all of our obligations on any series of debt securities prior to maturity if we comply with the following provisions:

Discharge of Indenture. We may discharge all of our obligations, other than as to transfers and exchanges, under each indenture after we have:

•	paid or caused to be paid the principal of and interest on all of the outstanding debt securities in accordance with their terms;

•	delivered to the trustee for cancellation all of the outstanding debt securities; or

•

irrevocably deposited with the trustee cash or, in the case of a series of debt securities payable only in U.S. dollars, U.S. government obligations in trust for the benefit of the holders of any series of debt securities issued under the indenture that have either become due and payable, or are by their terms due and payable, or are scheduled for redemption, within one year, in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, those debt securities. However, the deposit of cash or U.S. government obligations for the benefit of holders of a series of debt securities that are due and payable, or are scheduled for redemption, within one year will discharge obligations under the applicable indenture relating only to that series of debt securities.

Defeasance of a Series of Securities at Any Time. We may also discharge all of our obligations, other than as to transfers and exchanges, under any series of debt securities at any time, which we refer to as defeasance in this prospectus. We may be released with respect to any outstanding series of debt securities from the obligations imposed by any covenants and elect not to comply with those covenants without creating an event of default. Discharge under those procedures is called covenant defeasance.

Defeasance or covenant defeasance may be effected only if, among other things:

•

we irrevocably deposit with the trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations, as trust funds in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, all outstanding debt securities of the series being defeased; and

•	we deliver to the trustee an opinion of counsel to the effect that:

•	the holders of the series of debt securities being defeased will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance;

•

the defeasance or covenant defeasance will not otherwise alter those holders’ United States federal income tax treatment of principal and interest payments on the series of debt securities being defeased; and

•

in the case of a defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of this prospectus, since that result would not occur under current tax law.

Modification of the Indenture

Modification without Consent of Holders. We and the trustee may enter into supplemental indentures without the consent of the holders of debt securities issued under each indenture to:

•	secure any debt securities;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of debt securities;

•	cure any ambiguity or correct any inconsistency;

•	establish the forms or terms of debt securities of any series; or

•	evidence the acceptance of appointment by a successor trustee.

Modification with Consent of Holders. We and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each affected series of outstanding debt securities, voting as one class, may add any provisions to, or change in any manner or eliminate any of the provisions of, the indenture or modify in any manner the rights of the holders of those debt securities. However, we and the trustee may not make any of the following changes to any outstanding debt security without the consent of each holder that would be affected by the change:

•	extend the final maturity of the security;

•	reduce the principal amount;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change the currency in which the principal, including any amount of original issue discount, premium, or interest on the security is payable;

•	modify or amend the provisions for conversion of any currency into another currency;

•	reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy;

•

alter the terms on which holders of the debt securities may convert or exchange debt securities for Ordinary Shares or other securities, other than in accordance with the antidilution provisions or other similar adjustment provisions included in the terms of the debt securities;

•	impair the right of any holder to institute suit for the enforcement of any payment on any debt security when due; or

•	reduce the percentage of debt securities the consent of whose holders is required for modification of the indenture.

Form of Debt Security

Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Both certificated securities in definitive form and global securities may be issued either:

•	in registered form, where our obligation runs to the holder of the security named on the face of the security; or

•	in bearer form, where our obligation runs to the bearer of the security.

Definitive securities name you or your nominee as the owner of the security, other than definitive bearer securities, which name the bearer as owner, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable.

Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities, other than global bearer securities, which name the bearer as owner. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities. We may issue the debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees. If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements:

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or selling agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some jurisdictions may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities. So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture.

Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Orbotech Ltd., the trustee or any other agent of us or agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests. We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. In addition, we may, at any time and in our sole discretion, decide not to have any of the securities represented by one or more registered global securities. If we make that decision, we will issue securities in definitive form in exchange for all of the registered global security or securities representing those securities. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

Bearer Global Securities. The securities may also be issued in the form of one or more bearer global securities that will be deposited with a common depositary for the Euroclear System and Clearstream Banking, societe anonyme or with a nominee for the depositary identified in the prospectus supplement relating to those securities. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any securities to be represented by a bearer global security will be described in the prospectus supplement relating to those securities.

Subordination of the Subordinated Debt Securities

Subordinated debt securities issued will, to the extent set forth in the applicable subordinated indenture, be subordinate in right of payment to the prior payment in full of all of our senior indebtedness, whether outstanding at the date of the subordinated indenture or incurred after that date. In the event of:

•

any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to us or to our creditors, as such, or to our assets; or

•	any voluntary or involuntary liquidation, dissolution or other winding up of us, whether or not involving insolvency or bankruptcy; or

•	any assignment for the benefit of creditors or any other marshalling of our assets and liabilities,

then the holders of our senior indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all of our senior indebtedness, or provision will be made for the payment in cash, before the holders of our subordinated debt securities are entitled to receive or retain any payment on account of principal of, or any premium or interest on, or any additional amounts with respect to, the subordinated debt securities. The holders of our senior indebtedness will be entitled to receive, for application to the payment of the senior indebtedness, any payment or distribution of any kind or character, whether in cash, property or securities, including any payment or distribution which may be payable or deliverable by reason of the payment of any other of our indebtedness being subordinated to the payment of our subordinated debt securities. This payment may be payable or deliverable in respect of our subordinated debt securities in any case, proceeding, dissolution, liquidation or other winding up event.

By reason of subordination, in the event of our liquidation or insolvency, holders of our senior indebtedness and holders of our other obligations that are not subordinated to our senior indebtedness may recover more ratably than the holders of our subordinated debt securities.

Subject to the payment in full of all of our senior indebtedness, the rights of the holders of our subordinated debt securities will be subrogated to the rights of the holders of our senior indebtedness to receive payments or distributions of cash, property or securities applicable to our senior indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, our subordinated debt securities have been paid in full.

No payment of principal, including redemption and sinking fund payments, of, or any premium or interest on, or any additional amounts with respect to our subordinated debt securities, or payments to acquire these securities, other than pursuant to their conversion, may be made:

•	if any of our senior indebtedness is not paid when due and any applicable grace period with respect to the default has ended and the default has not been cured or waived or ceased to exist, or

•	if the maturity of any of our senior indebtedness has been accelerated because of a default.

The subordinated indenture does not limit or prohibit us from incurring additional senior indebtedness, which may include indebtedness that is senior to our subordinated debt securities, but subordinate to our other obligations.

The subordinated indenture provides that these subordination provisions, insofar as they relate to any particular issue of subordinated debt securities by us, may be changed prior to the issuance. Any change would be described in the applicable prospectus supplement.

New York Law to Govern

The indentures and the debt securities will be governed by the laws of the State of New York.

Information Concerning the Trustee

The Bank of New York Mellon, as trustee under the indentures, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the debt securities. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

PLAN OF DISTRIBUTION

The securities being offered by this prospectus may be sold:

•	through agents;

•	to or through one or more underwriters on a firm commitment or agency basis;

•	through put or call option transactions relating to the securities;

•	through broker-dealers (acting as agent or principal);

•	directly to purchasers, through a specific bidding or auction process, on a negotiated basis or otherwise;

•	through any other method permitted pursuant to applicable law; or

•	through a combination of any such methods of sale.

At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Pursuant to a requirement by the Financial Industry Regulatory Authority, which we refer to as FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act.

The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on Nasdaq or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Any dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If any such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the securities and may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of the indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries.

Under the securities laws of some jurisdictions, the securities offered by this prospectus may be sold in those jurisdictions only through registered or licensed brokers or dealers.

Any person participating in the distribution of securities registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our securities by that person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our securities to engage in market-making activities with respect to our securities. These restrictions may affect the marketability of our securities and the ability of any person or entity to engage in market-making activities with respect to our securities.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids that stabilize, maintain or otherwise affect the price of the offered securities. These activities may maintain the price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•

A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•

A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

In addition, Ordinary Shares may be issued upon conversion of or in exchange for debt securities or other securities.

Each series of offered securities, other than the Ordinary Shares which are listed on Nasdaq, will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

Any securities that qualify for sale pursuant to Rule 144 or Regulation S under the Securities Act, may be sold under Rule 144 or Regulation S rather than pursuant to this prospectus.

To the extent that we make sales to or through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a distribution agreement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will issue and sell our Ordinary Shares to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell Ordinary Shares on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The distribution agreement will provide that any Ordinary Shares sold will be sold at prices related to the then prevailing market prices for our Ordinary Shares. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our Ordinary Shares or other securities. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus.

In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement relating to the transaction.

Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made, by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any re-sales of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of shares, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of shares. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or in connection with a simultaneous offering of other securities offered by this prospectus.

LEGAL MATTERS

Certain legal matters with respect to Israeli law and with respect to the validity of the offered securities will be passed upon for Orbotech by Tulchinsky Stern Marciano Cohen Levitski & Co. Law Offices. Certain other legal matters relating to United States law will be passed upon for Orbotech by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements of Orbotech Ltd. as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008, and Orbotech’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in this prospectus by reference to Orbotech’s Annual Report on Form 20-F for the year ended December 31, 2008 and the consolidated financial statements of Photon Dynamics, Inc. as of September 30, 2008, and for the year then ended incorporated in this prospectus by reference to our Form 6-K furnished to the SEC on December 28, 2009, have been so incorporated in reliance on the audit report of Kesselman & Kesselman, independent registered public accounting firm in Israel and a member of PricewaterhouseCoopers International Limited, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Photon Dynamics, Inc. as of September 30, 2007, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the two years in the period ended September 30, 2007, incorporated in this prospectus by reference to our Form 6-K furnished to the SEC on December 28, 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein. Such financial statements of Photon Dynamics, Inc. are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the offer and sale of securities pursuant to this prospectus. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto in accordance with the rules and regulations of the SEC and no reference is hereby made to such omitted information. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of all of the material terms of such contracts, agreements or documents, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the SEC may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the SEC at its principal office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference facility by calling 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically through the SEC’s Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system, including the Company, which can be accessed at http://www.sec.gov. For further information pertaining to the securities offered by this prospectus and Orbotech, reference is made to the registration statement.

Orbotech furnishes reports and other information with the SEC. You may read and copy any document we furnish at the SEC’s public reference facilities and the web site of the SEC referred to above. Orbotech’s file number with the SEC is 000-12790, and it began filing through EDGAR beginning on November 12, 2002.

The SEC allows us to ‘incorporate by reference’ into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and supersede the information in this prospectus. We hereby incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, including any reports on Form 20-F and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus), until our offering is completed.

(a)	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2008, filed with the SEC on March 27, 2009;

(b)	Our Current Reports on Form 6-K filed with the SEC on May 15, June 30, July 8, October 23 and December 28, 2009 (except to the extent such reports are furnished but not filed with the SEC); and

(c)	The description of our Ordinary Shares contained in our Registration Statement on Form F-1 under the Securities Act, filed with the SEC on July 5, 1984 (Registration No. 2-92065).

You may request a paper copy of these filings, at no cost, by writing to or telephoning us at the following address:

Michael Havin, Corporate Secretary

Tel: + 972-8-9423622

Fax: + 972-8-9438769

E-mail: mick-h@orbotech.com

Address: P. O. Box 215, Yavne 81101, Israel

These reports may also be obtained on our website at www.orbotech.com; however, the website address is included only as an inactive textual reference and none of the information on our website is a part of this prospectus.

ENFORCEMENT OF CIVIL LIABILITIES

Orbotech is organized under the laws of Israel and all of Orbotech’s directors and executive officers reside outside of the United States. As a result, service of process on them may be difficult to effect in the United States. Furthermore, because a substantial portion of Orbotech’s assets are located in Israel, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

Under Israeli law, subject to various time limitations, an Israeli court may declare a judgment rendered by a foreign court in a civil matter, including judgments awarding monetary or other damages in non civil matters, enforceable if it finds that:

1.	The judgment was rendered by a court which was, according to the foreign country’s laws, competent to render it;

2.	The judgment is no longer appealable;

3.	The obligation in the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy in Israel; and

4.	The judgment can be executed in the state in which it was given.

A foreign judgment will not be declared enforceable by Israeli courts if it was given in a state, the laws of which do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of Israel. An Israeli court also will not declare a foreign judgment enforceable if it is proven to the Israeli court that:

1.	The judgment was obtained by fraud;

2.	There was no due process;

3.	The judgment was given by a court not competent to render it according to the rules of private international law in Israel;

4.	The judgment conflicts with another judgment that was given in the same matter between the same parties and which is still valid; or

5.	At the time the action was brought to the foreign court a claim in the same matter and between the same parties was pending before a court or tribunal in Israel.

6,700,000 Shares

Orbotech Ltd.

Ordinary Shares

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

JPMorgan	Barclays Capital

Senior Co-Manager

RBC Capital Markets

Co-Managers

Needham & Company, LLC	Oppenheimer & Co.